QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 14, 2008

Registration No. 333-149505

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TYCO ELECTRONICS GROUP S.A. (Exact name of registrant as specified in its charter)	TYCO ELECTRONICS LTD. (Exact name of registrant as specified in its charter)
Luxembourg (State or other jurisdiction of incorporation or organization)	Bermuda (State or other jurisdiction of incorporation or organization)
3679 (Primary Standard Industrial Classification Code Number)	3679 (Primary Standard Industrial Classification Code Number)
98-0518566 (I.R.S. Employer Identification Number)	98-0518048 (I.R.S. Employer Identification Number)

17, Boulevard de la Grande Duchesse Charlotte
L-1331 Luxembourg
Telephone: (352) 464-340-1
(Address, including zip code, and telephone number,
including area code,
of registrant's principal executive offices)	96 Pitts Bay Road, Second Floor Pembroke HM 08, Bermuda Telephone: (441) 294-0607 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert A. Scott
Executive Vice President and General Counsel
Tyco Electronics
1050 Westlakes Drive
Berwyn, PA 19312
(610) 893-9560
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Steven R. Finley
Sean P. Griffiths
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Telephone: (212) 351-4000
Fax: (212) 351-4035

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the Exchange Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                        , 2008

$2,050,000,000

Tyco Electronics Group S.A.

OFFER TO EXCHANGE

New $800,000,000 6.000% Senior Notes due 2012
New $750,000,000 6.550% Senior Notes due 2017
New $500,000,000 7.125% Senior Notes due 2037

for

$800,000,000 6.000% Senior Notes due 2012
$750,000,000 6.550% Senior Notes due 2017
$500,000,000 7.125% Senior Notes due 2037

fully and unconditionally guaranteed, as described herein, by

Tyco Electronics Ltd.

          This exchange offer will expire at 5 p.m., New York City time, on                                    , 2008, unless extended.

          Terms of the exchange offer:

  •
  We are offering:

  •
  New $800,000,000 6.000% Senior Notes due 2012 in exchange for outstanding $800,000,000 6.000% Senior Notes due 2012;

  •
  New $750,000,000 6.550% Senior Notes due 2017 in exchange for outstanding $750,000,000 6.550% Senior Notes due 2017; and

  •
  New $500,000,000 7.125% Senior Notes due 2037 in exchange for outstanding $500,000,000 7.125% Senior Notes due 2037.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of outstanding notes for new notes will not be a taxable exchange for United States federal income tax purposes.

  •
  The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the new notes.

  •
  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for unregistered securities where the unregistered securities were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with resale. See "Plan of Distribution".

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes to be issued, and we do not intend to apply for their listing on any securities exchange.

          In this prospectus, we refer to the new $800,000,000 6.000% Senior Notes due 2012 as the new 2012 notes, to the new $750,000,000 6.550% Senior Notes due 2017 as the new 2017 notes and to the new $500,000,000 7.125% Senior Notes due 2037 as the new 2037 notes. We refer to these three series of new notes collectively as the new notes. Similarly, we refer to the outstanding notes, by series, as the outstanding 2012 notes, the outstanding 2017 notes and the outstanding 2037 notes, and collectively as the outstanding notes. See "Description of the New Notes and the Guarantee" for more information about the new notes.

          Investing in the new notes involves risks. See "Risk Factors" beginning on page 10 of this prospectus to read about factors you should consider before participating in the exchange offer.

          Neither the Securities and Exchange Commission, or SEC, nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                                    , 2008.

TABLE OF CONTENTS

MARKET AND INDUSTRY DATA	ii
WHERE YOU CAN FIND MORE INFORMATION	ii
FORWARD-LOOKING STATEMENTS	ii
SUMMARY	1
RISK FACTORS	10
RATIO OF EARNINGS TO FIXED CHARGES	25
USE OF PROCEEDS	26
SELECTED FINANCIAL DATA	27
CAPITALIZATION	29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	30
BUSINESS	67
THE EXCHANGE OFFER	87
DESCRIPTION OF THE NEW NOTES AND THE GUARANTEE	97
DESCRIPTION OF OTHER INDEBTEDNESS	120
RELATIONSHIP WITH TYCO INTERNATIONAL AND COVIDIEN	122
MANAGEMENT OF TYCO ELECTRONICS	128
MANAGEMENT OF TEGSA	136
COMPENSATION DISCUSSION AND ANALYSIS	138
EXECUTIVE OFFICER COMPENSATION	152
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	169
SECURITY OWNERSHIP OF TYCO ELECTRONICS	176
LUXEMBOURG, BERMUDA AND U.S. FEDERAL INCOME TAX CONSIDERATIONS	178
PLAN OF DISTRIBUTION	185
ENFORCEMENT OF CIVIL LIABILITIES	187
LEGAL MATTERS	188
EXPERTS	188
INDEX TO FINANCIAL STATEMENTS	F-1

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

i

        This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

MARKET AND INDUSTRY DATA

        We obtained the market and competitive position data used in this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Our filed reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

        The SEC also maintains a website that contains reports and other information regarding registrants like us that file electronically with the SEC. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        Our Internet website is www.tycoelectronics.com. We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. In addition, we have posted the charters for our Audit Committee, Management Development and Compensation Committee and Nominating, Governance and Compliance Committee, as well as our Board Governance Principles, under the heading "Board of Directors" in the Investors section of our website.

FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "should" or the negative of these terms or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.

        The risk factors discussed in "Risk Factors" beginning on page 10 could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

ii

SUMMARY

        This summary highlights information contained in this prospectus relating to Tyco Electronics and the notes we are offering. The term "TEGSA" refers to Tyco Electronics Group S.A., the issuer of the notes. You should read the entire prospectus, including the risk factors, our historical consolidated and combined financial statements and the notes to the historical consolidated and combined financial statements, before participating in the exchange offer.

        Except as otherwise indicated or unless the context otherwise requires, "Tyco Electronics," "we," "us" and "our" refer to Tyco Electronics Ltd. and its consolidated subsidiaries, including TEGSA, "Covidien" refers to Covidien Ltd. and its consolidated subsidiaries and "Tyco International" refers to Tyco International Ltd. and its consolidated subsidiaries. When we intend to refer only to Tyco Electronics Ltd., a Bermuda company, without including its consolidated subsidiaries, we use the term "Tyco Electronics Ltd."

        On September 25, 2007, we completed the private offering of the outstanding notes. In this prospectus, the term "outstanding notes" refers to the 6.000% Senior Notes due 2012, the 6.550% Senior Notes due 2017 and the 7.125% Senior Notes due 2037, all issued in the private offering. The term "new notes" refers to the 6.000% Senior Notes due 2012, the 6.550% Senior Notes due 2017 and the 7.125% Senior Notes due 2037, all as registered hereby under the Securities Act of 1933, as amended (the "Securities Act"). The term "notes" refers to both the outstanding notes and the new notes.

        Unless otherwise indicated, references in this prospectus to fiscal 2007, fiscal 2006 and fiscal 2005 are to Tyco Electronics' fiscal years ended September 28, 2007, September 29, 2006 and September 30, 2005. We separated from Tyco International and became an independent publicly-traded company on June 29, 2007 when Tyco International distributed all of our common shares to its shareholders. Our consolidated and combined financial statements reflect the consolidated operations of Tyco Electronics Ltd. and its subsidiaries as an independent, publicly-traded company as of and subsequent to June 29, 2007 and a combined reporting entity comprising the assets and liabilities used in managing and operating the electronics businesses of Tyco International, including Tyco Electronics Ltd., for periods prior to June 29, 2007.

Our Company

        We are a leading global provider of engineered electronic components, network solutions, wireless systems, and undersea telecommunication systems. We design, manufacture, and market products for customers in industries from automotive, appliance, and aerospace and defense to telecommunications, computers, and consumer electronics. Our products are produced in approximately 120 manufacturing sites in over 25 countries. With over 8,000 engineers and worldwide manufacturing, sales, and customer service capabilities, Tyco Electronics' commitment is our customers' advantage.

        We conduct our business through four reporting segments:

  •
  Our Electronic Components segment is one of the world's largest suppliers of passive electronic components, which includes connectors and interconnect systems, relays, switches, circuit protection devices, touchscreens, sensors, and wire and cable. The products sold by the Electronic Components segment are sold primarily to original equipment manufacturers, or OEMs, and their contract manufacturers in the automotive, computer, consumer electronics, communication equipment, appliance, aerospace and defense, industrial machinery and instrumentation markets.

  •
  Our Network Solutions segment is one of the world's largest suppliers of infrastructure components and systems for telecommunications and energy markets. These components include connectors, above and below-ground enclosures, heat shrink tubing, cable accessories, surge arrestors, fiber optic cabling, copper cabling and racks for copper and fiber networks. This segment also provides electronic systems for test access and intelligent cross-connect applications as well as integrated cabling solutions for cabling and building management.

  •
  Our Wireless Systems segment is an innovator of wireless technology for critical communications, radar and defense applications. The segment's products include radio frequency components and subassembly solutions such as silicon and gallium arsenide semiconductors, radar sensors, radio frequency identification components, microwave subsystems, diodes and land mobile radios systems and related products. These products are sold primarily to the aerospace and defense, public safety, communication equipment and automotive markets.

  •
  Our Undersea Telecommunications segment builds, designs, maintains, and tests undersea fiber optic networks for both the telecommunications and oil and gas markets.

Recent Developments

        In March 2008, our board of directors authorized the divestiture of our Radio Frequency Components and Subsystem business. During fiscal 2007, this business generated approximately $500 million of our Wireless Systems segment's $887 million in net sales. The Radio Frequency Components and Subsystem business employs approximately 2,000 people at 11 locations in the United States and Europe. We do not expect to divest the remaining portion of our Wireless Systems segment, which consists of our Public Safety/Land Mobile Radio Systems and Products business. Beginning with the second quarter of fiscal 2008, we will account for the business that we plan to divest as a discontinued operation.

        In September 2007, our board of directors established a share repurchase program of $750 million to purchase a portion of our outstanding common shares. By the end of February 2008, we had repurchased approximately $512 million, or approximately 68.3%, of this authorized amount. In March 2008, our board of directors authorized an increase in the share repurchase program to $1.25 billion. We expect repurchases will be made in the open market or in private transactions in accordance with applicable law.

Tyco Electronics Group S.A.

        Tyco Electronics Group S.A., or TEGSA, a Luxembourg company, is a wholly-owned subsidiary of Tyco Electronics Ltd. TEGSA's registered and principal offices are located at 17, Boulevard de la Grande Duchesse Charlotte, L-1331 Luxembourg. Its telephone number at that address is (352) 464-340-1. TEGSA is a holding company established in connection with the separation of the electronics business of Tyco International to directly and indirectly own all of the operating subsidiaries of Tyco Electronics, to issue the notes and to perform treasury operations for Tyco Electronics. Otherwise, it conducts no independent business.

Tyco Electronics Ltd.

        Tyco Electronics Ltd. is a Bermuda company. Its registered and principal office is located at Second Floor, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number at that address is (441) 294-0607. Its executive office in the United States is located at 1050 Westlakes Drive, Berwyn, Pennsylvania 19312, and its telephone number at that address is (610) 893-9560.

Separation from Tyco International Ltd.

        In connection with the distribution by Tyco International on June 29, 2007 of all of the common shares of Tyco Electronics Ltd. to shareholders of Tyco International, we entered into definitive agreements with Tyco International and Covidien that, among other things, set forth the terms and conditions of the separation of Tyco Electronics from Tyco International and provided a framework for our relationships with Tyco International and Covidien. See "Relationship with Tyco International and Covidien" for a summary of certain important features of the material agreements.

        On June 29, 2007, we entered into a Separation and Distribution Agreement that sets forth the agreements among Tyco Electronics, Tyco International and Covidien. This agreement governs the relationships among Tyco Electronics, Tyco International and Covidien and provides for the allocation to Tyco Electronics and Covidien of certain of Tyco International's assets, liabilities and obligations attributable to periods prior to our separation from Tyco International.

        On June 29, 2007, we entered into a Tax Sharing Agreement with Tyco International and Covidien that governs the parties' respective rights, responsibilities and obligations with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of any distribution of all of the common shares of Tyco Electronics or Covidien to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended, or the Code, or certain internal transactions undertaken in anticipation of the separation to qualify for tax-favored treatment under the Code.

Risk Factors

        We face risks in connection with the general conditions and trends of our industry and the end markets we serve, including the following:

  •
  We encounter competition in substantially all areas of the electronic components industry.

  •
  We are dependent on market acceptance of new product introductions and product innovations for continued revenue growth.

  •
  Like other suppliers to the electronics industry, we are subject to continuing pressure to lower our prices.

  •
  The life cycles of our products can be very short.

  •
  Divestitures of some of our businesses or product lines may materially adversely affect our financial condition, results of operations and cash flows.

  •
  We may be negatively affected as our customers and vendors continue to consolidate their supply base.

  •
  Our results are sensitive to raw material availability, quality, and cost.

  •
  Foreign currency exchange rates may adversely affect our results.

        We face risks in connection with our separation from Tyco International, including the following:

  •
  Our historical combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

  •
  We are responsible for a portion of Tyco International's contingent and other corporate liabilities, including those relating to shareholder litigation.

  •
  We share responsibility for certain of our, Tyco International's and Covidien's income tax liabilities for tax periods prior to and including June 29, 2007.

  •
  If the distribution or certain internal transactions undertaken in anticipation of the separation from Tyco International are determined to be taxable for U.S. federal income tax purposes, we could incur significant U.S. federal income tax liabilities.

  •
  We might not be able to engage in desirable strategic transactions and equity issuances because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

        In addition, we face certain risks in connection with our existence as a Bermuda company. These and other risks are discussed in the section entitled "Risk Factors" in this prospectus.

Summary Financial Data

        The consolidated and combined statement of operations data for the quarters ended December 28, 2007 and December 29, 2006 and the consolidated balance sheet data as of December 28, 2007 are derived from our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus. The combined balance sheet data as of December 29, 2006 is derived from our unaudited condensed combined financial statements not included elsewhere in this prospectus. The consolidated and combined statement of operations data for each of the fiscal years in the three-year period ended September 28, 2007 and the consolidated and combined balance sheet data as of September 28, 2007 and September 29, 2006 are derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The combined balance sheet data as of September 30, 2005 is derived from our audited combined financial statements not included elsewhere in this prospectus.

	As of or For the Quarters Ended
			As of or For Fiscal
	December 28, 2007	December 29, 2006
			2007	2006	2005
Statement of Operations Data
Net sales	$3,675	$3,094	$13,460	$12,300	$11,433
Gross income	917	815	3,448	3,301	3,099
Allocated class action settlement costs, net	—	—	887	—	—
Goodwill impairment	—	—	—	316	—
Gain on divestiture	—	—	—	—	(301)
Income from operations	478	394	753	1,448	2,007
Income (loss) from continuing operations	872	240	(144)	1,188	1,011
Income (loss) from discontinued operations, net of income taxes	77	41	(410)	13	122
Net income (loss)	949	281	(554)	1,193	1,144
Balance Sheet Data
Total current assets	$9,779	$6,502	$9,873	$6,550	$5,884
Total assets	24,968	19,238	23,688	19,091	18,473
Total current liabilities	6,169	3,187	6,185	3,149	3,165
Long-term debt and obligations under capital lease	3,260	3,097	3,373	3,371	3,816
Total equity	11,429	11,527	11,377	11,160	9,842

The Exchange Offer

        In connection with the private offering of the outstanding notes, we and TEGSA entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes. Under that agreement, we agreed to file a registration statement relating to the outstanding notes and to use commercially reasonable efforts to cause it to become effective by July 21, 2008. The registration statement of which this prospectus forms a part was filed to comply with our obligations under the exchange and registration rights agreement.

        You are entitled to exchange in the exchange offer your outstanding notes for new notes. The new notes are identical in all material respects to the outstanding notes, except that:

  •
  the new notes have been registered under the Securities Act and will be freely tradable, except by persons who are affiliated with us;

  •
  the new notes are not entitled to the registration rights that are applicable to the outstanding notes; and

  •
  our obligation to pay liquidated damages on the outstanding notes, as described in the exchange and registration rights agreement, does not apply to the new notes.

Issuer	TEGSA
Guarantor	Tyco Electronics
New notes offered	New $800,000,000 6.000% Senior Notes due 2012 New $750,000,000 6.550% Senior Notes due 2017 New $500,000,000 7.125% Senior Notes due 2037
Outstanding notes	$800,000,000 6.000% Senior Notes due 2012 $750,000,000 6.550% Senior Notes due 2017 $500,000,000 7.125% Senior Notes due 2037
The exchange offer
We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes of the same series. We are offering to issue these registered new notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described in the section entitled "The Exchange Offer" elsewhere in this prospectus.

Tenders; expiration date; withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on , 2008, which is 30 days after the exchange offer is commenced, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.
Conditions to the exchange offer
The exchange offer is subject to customary conditions, some of which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer" for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.
U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.
Use of proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange agent	Deutsche Bank Trust Company Americas
Consequences of failure to exchange your outstanding notes
Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."
Consequences of exchanging your outstanding notes
Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

	•	acquire the new notes issued in the exchange offer in the ordinary course of your business;
	•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
	•	are not an "affiliate" of Tyco Electronics as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.
Interest on outstanding notes exchanged in the offer
On the record date for the first interest payment date following the consummation of the exchange offer, holders of new notes will receive interest accruing from the issue date of the outstanding notes or, if interest has been paid, the most recent date to which interest has been paid.

Summary Terms of The New Notes

        A brief description of the material terms of the new notes follows. For a more complete description, see "Description of the New Notes and the Guarantee."

Issuer	Tyco Electronics Group S.A., or TEGSA.
Guarantor	The new notes will be fully and unconditionally guaranteed on an unsecured senior basis by Tyco Electronics Ltd., the parent of TEGSA.
New notes offered	U.S. $800,000,000 6.000% Senior Notes due 2012. U.S. $750,000,000 6.550% Senior Notes due 2017. U.S. $500,000,000 7.125% Senior Notes due 2037.
Interest	The 2012 notes will bear interest at the rate of 6.000%. The 2017 notes will bear interest at the rate of 6.550%. The 2037 notes will bear interest at the rate of 7.125%.
Interest payment dates	April 1 and October 1.
Maturity dates	The 2012 notes will mature on October 1, 2012. The 2017 notes will mature on October 1, 2017. The 2037 notes will mature on October 1, 2037.
Ranking
The new notes will be TEGSA's unsecured senior obligations and will rank equally in right of payment with all of our existing and future senior debt and senior to any subordinated indebtedness that TEGSA may incur.
Optional redemption
TEGSA may redeem some or all of the new notes at its option at any time at a redemption price equal to the greater of the principal amount of the notes and the make-whole price described in "Description of the New Notes and the Guarantee—Redemption at TEGSA's Option," plus accrued and unpaid interest.

TEGSA may also redeem all, but not less than all, of a series of notes in the event of certain tax changes affecting such notes, as described in "Description of the New Notes and the Guarantee—Redemption Upon Changes in Withholding Taxes."
Interest rate adjustment
The interest rate payable on each series of the notes will be subject to adjustments from time to time if Moody's, S&P or Fitch downgrades (or subsequently upgrades) the debt rating assigned to such series of notes as described under "Description of the New Notes and the Guarantee—Interest Rate Adjustment."
Covenants
The indenture limits TEGSA's ability to create liens to secure certain indebtedness without also securing the notes and to enter into sale and lease-back transactions. The indenture also limits TEGSA's and Tyco Electronics' ability to consolidate, merge or transfer assets. The covenants are subject to a number of qualifications and exceptions. See "Description of the New Notes and the Guarantee—Covenants."

Purchase of notes upon a change of control triggering event
If Tyco Electronics Ltd. experiences a change of control (defined herein) and as a result of that change of control the notes of a series are rated below investment grade (defined herein) by at least two of Standard & Poor's Ratings Services, Moody's Investors Service, Inc. and Fitch Ratings Limited (or the equivalent under any successor rating categories of Standard and Poor's, Moody's or Fitch's, respectively), TEGSA will be required to offer to repurchase all of the notes of that series at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the repurchase date. See "Description of the New Notes and the Guarantee—Change of Control Triggering Event."
Additional notes
TEGSA may from time to time, without consent of the holders of the notes, issue notes having the same terms and conditions as the notes of any series being offered hereby. Additional notes issued in this manner will form a single series with the outstanding series of notes.
Governing law	New York.

RISK FACTORS

        Investing in the notes involves various risks, including the risks described below. You should carefully consider the following risks and the other information contained in this prospectus before deciding to exchange any outstanding notes. In addition to the risks described below, our business is subject to risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations, financial condition and liquidity.

Risks Relating to the Notes

  You may be adversely affected if you fail to exchange outstanding notes.

        We will issue new notes to you only if your outstanding notes are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you are eligible to participate in the exchange offer and do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you will continue to hold outstanding notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the outstanding notes. In addition:

  •
  If you tender your outstanding notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes; and

  •
  If you are a broker-dealer that receives new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those new notes.

        After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes outstanding.

  There is no public market for the notes, and we do not know if an active trading market will ever develop or, if a market does develop, whether it will be sustained.

        Each series of new notes will constitute a new issue of securities of the same class as the applicable series of outstanding notes, and there is no existing trading market for any series of notes. We cannot assure you as to the development or liquidity of any trading market for the new notes.

        We do not intend to apply for listing or quotation of any series of new notes on any securities exchange or stock market. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those new notes. The liquidity of any market for each series of notes will depend on a number of factors, including:

  •
  the number of holders of such series of notes;

  •
  our ability to complete the exchange offer;

  •
  our operating performance, financial condition or prospects;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the applicable series of notes; and

  •
  prevailing interest rates.

        The market, if any, for the new notes may not be free from disruption, and any such disruption may adversely affect the prices at which you may sell your new notes. You may not be able to sell your new notes at a particular time, and the price that you receive when you sell may not be favorable.

Risks Relating to Our Business

        We face the following risks in connection with the general conditions and trends of our industry and the end markets we serve.

  We encounter competition in substantially all areas of the electronic components industry.

        We operate in highly competitive markets for electronic components. The competition we experience across product lines from other companies ranges in size from large, diversified manufacturers to small, highly specialized manufacturers. The electronic components industry has continued to become increasingly concentrated and globalized in recent years, and our major competitors have significant financial resources and technological capabilities. A number of these competitors compete with us primarily on price, and in some instances may enjoy lower production costs for certain products. We cannot assure you that additional competitors will not enter our markets, or that we will be able to compete successfully against existing or new competitors.

  We are dependent on market acceptance of new product introductions and product innovations for continued revenue growth.

        The markets in which we operate are subject to rapid technological change. Our long-term operating results depend substantially upon our ability to continually develop, introduce and market new and innovative products, to modify existing products, to respond to technological change and to customize certain products to meet customer requirements. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands.

  Like other suppliers to the electronics industry, we are subject to continuing pressure to lower our prices.

        Over the past several years we have experienced, and we expect to continue to experience, pressure each year to lower our prices. In recent years, we have experienced price erosion averaging from 2% to 4%. In order to maintain our margins, we must continue to reduce our costs by similar amounts. We cannot assure you that continuing pressures to reduce our prices will not have a material adverse effect on our financial condition, results of operations and cash flows.

  The life cycles of our products can be very short.

        The life cycles of certain of our products can be very short relative to the development cycles. As a result, the resources devoted to product sales and marketing may not result in material revenue, and, from time to time, we may need to write off excess or obsolete inventory or equipment. If we were to incur significant engineering expenses and investments in inventory and equipment that we were not able to recover and we were not able to compensate for those expenses, our financial condition, results of operations and cash flows would be materially and adversely affected.

  Divestitures of some of our businesses or product lines may materially adversely affect our financial condition, results of operations and cash flows.

        In addition to our announced divestiture of Power Systems, we continue to evaluate the performance of all of our businesses and may sell businesses or product lines. Any divestitures may result in significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our financial condition, results of operations and cash flows. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management's attention from other business concerns, the disruption of our business and the potential loss of key employees. There can be no assurance that we will be successful in addressing these or any other significant risks encountered.

  We may be negatively affected as our customers and vendors continue to consolidate their supply base.

        Many of the industries to which we sell our products, as well as many of the industries from which we buy materials, have become increasingly concentrated in recent years, including the automotive, telecommunications, computer and aerospace and defense industries. As our customers buy in larger volumes, their volume buying power has increased, and they have been able to negotiate more favorable pricing and find alternative sources from which to purchase. Our materials suppliers similarly have increased their ability to negotiate favorable pricing. These trends may adversely affect the profit margins on our products, particularly for commodity components.

  We are dependent on the automotive industry.

        Approximately 30% of our net sales for fiscal 2007 were to customers in the automotive industry. The automotive market is dominated by several large manufacturers that can exert significant price pressure on their suppliers.

        In addition, as a supplier of automotive electronics products, our sales of these products and our profitability could be negatively affected by changes in the operations, products, business models, part-sourcing requirements, financial condition and market share of automobile manufacturers. Demand for our automotive products also is linked to consumer demand for automobiles, which may be adversely affected by negative trends in consumer demand.

  We are dependent on the telecommunications, computer and consumer electronics industries.

        Approximately 19% of our net sales for fiscal 2007 came from sales to the telecommunications industry. Demand for these products is subject to rapid technological change. These markets are dominated by several large manufacturers who can exert significant price pressure on their suppliers. There can be no assurance that we will be able to continue to compete successfully in the telecommunications industry, and our failure to do so would materially impair our financial condition, results of operations and cash flows.

        Approximately 10% of our net sales for fiscal 2007 came from sales to the computer and consumer electronics industries. Demand for our computer and consumer electronics products depends primarily on underlying business and consumer demand for new computer and consumer electronics products. The amount of this demand and therefore our sales and profitability will be affected by a variety of factors, including the rate of technological change, degree of consumer acceptance of new products and general economic conditions. We cannot assure you that existing levels of business and consumer demand for new computer and consumer electronics products will not decrease.

  Cyclical industry and economic conditions may adversely affect our financial condition, results of operations and cash flows.

        We are heavily dependent on the end-market industry dynamics for our products, and our operating results can be adversely affected by the cyclical demand patterns of these markets. For example, the telecommunications industry, which accounted for approximately 19% of our net sales in fiscal 2007, has historically experienced periods of robust capital expenditure followed by periods of retrenchment and consolidation. The aerospace and defense industry, which accounted for 5% of our net sales in fiscal 2007, has similarly undergone significant fluctuations in demand, depending on worldwide economic and political conditions. These periodic downturns in our customers' industries can significantly reduce demand for certain of our products, which could have a material adverse effect on our financial condition, results of operations and cash flows.

  Our results are sensitive to raw material availability, quality and cost.

        We are a large buyer of resin, copper, gold, brass, steel, chemicals and additives and zinc. Many of these raw materials are produced in a limited number of regions around the world or are only available from a limited number of suppliers. In addition, the price of many of these raw materials, including copper and gold, has increased dramatically in recent years. Over the last three years, we have only been able partially to offset these increases through higher selling prices. Our financial condition, results of operations and cash flows may be materially and adversely affected if we have difficulty obtaining these raw materials, the quality of available raw materials deteriorates or there are continued significant price increases for these raw materials. Any of these events could have a substantial impact on the price we pay for raw materials and, to the extent we cannot compensate for cost increases through productivity improvements or price increases to our customers, our margins may decline, materially affecting our financial condition, results of operations and cash flows.

  Foreign currency exchange rates may adversely affect our results.

        We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. Approximately 67% of our net sales for fiscal 2007 were derived from sales in non-U.S. markets, and we expect revenue from non-U.S. markets to continue to represent a significant portion of our net revenue. Therefore, when the U.S. dollar strengthens in relation to the currencies of the countries where we sell our products, such as the euro, our U.S. dollar reported revenue and income will decrease. Changes in the relative values of currencies occur from time to time and, in some instances, may have a significant effect on our financial condition, results of operations, and cash flows. We manage this risk in part by entering into financial derivative contracts. In addition to the risk of non-performance by the counterparty to the contracts, our efforts to manage these risks might not be successful.

  We may use components and products manufactured by third parties.

        We may rely on third-party suppliers for the components used in our products, and we may rely on third-party manufacturers to manufacture certain of our assemblies and finished products. Our financial condition, results of operations, and cash flows could be adversely affected if such third parties lack sufficient quality control or if there are significant changes in their financial or business condition. We also have third-party arrangements for the manufacture of certain products, parts, and components. If these third parties fail to deliver quality products, parts, and components on time and at reasonable prices, we could have difficulties fulfilling our orders, sales and profits could decline, and our commercial reputation could be damaged.

  Our future success is substantially dependent on our ability to attract and retain highly qualified technical, managerial, marketing, finance and administrative personnel.

        Our success depends upon our continued ability to hire and retain key employees at our operations around the world. We depend on highly skilled technical personnel to design, manufacture, and support our wide range of electronic components. Additionally, we rely upon experienced managerial, marketing, and support personnel to manage our business effectively and to successfully promote our wide range of products. Any difficulties in obtaining or retaining the necessary global management, technical, human resource, and financial skills to achieve our objectives may have adverse affects on our financial condition, results of operations, and cash flows.

  If any of our operations are found not to comply with applicable antitrust or competition laws, our business may suffer.

        Our operations are subject to applicable antitrust and competition laws in the jurisdictions in which we conduct our business, in particular the United States and the European Union. These laws prohibit, among other things, anticompetitive agreements and practices. If any of our commercial, including distribution, agreements and practices with respect to the electrical components or other markets is found to violate or infringe such laws, we may be subject to civil and other penalties. We also may be subject to third party claims for damages. Further, agreements that infringe these antitrust and competition laws may be void and unenforceable, in whole or in part, or require modification in order to be lawful and enforceable. If we are unable to enforce any of our commercial agreements, whether at all or in material part, our financial condition, results of operations and cash flows could be adversely affected.

  We are subject to the risks of political, economic and military instability in countries outside the United States.

        Non-U.S. markets account for a substantial portion of our business. During fiscal 2007, non-U.S. markets constituted over 67% of our net sales. We employ more than 77% of our workforce outside the United States. Our customers are located throughout the world and we have many manufacturing, administrative and sales facilities outside the United States. Because of our extensive non-U.S. operations, we are exposed to risks that could negatively affect sales or profitability, including:

  •
  tariffs, trade barriers and trade disputes;

  •
  regulations related to customs and import/export matters;

  •
  longer payment cycles;

  •
  tax issues, such as tax law changes, examinations by taxing authorities, variations in tax laws from country to country as compared to the United States and difficulties in repatriating in a tax-efficient manner cash generated or held abroad;

  •
  challenges in collecting accounts receivable;

  •
  employment regulations and local labor conditions;

  •
  difficulties protecting intellectual property;

  •
  instability in economic or political conditions, including inflation, recession and actual or anticipated military or political conflicts; and

  •
  the impact of each of the foregoing on our outsourcing and procurement arrangements.

        Many of our products that are manufactured outside of the United States are manufactured in Asia. In particular, we have sizeable operations in China, including manufacturing operations, and in fiscal 2007 12% of our net sales were made to customers in China. The legal system in China is still developing and is subject to change. Accordingly, our operations and orders for products in China could be adversely affected by changes to or interpretation of Chinese law.

  We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

        The U.S. Foreign Corrupt Practices Act, or FCPA, and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

  Our operations expose us to the risk of material environmental liabilities, litigation and violations.

        We are subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws governing, among other things:

  •
  the generation, storage, use and transportation of hazardous materials;

  •
  emissions or discharges of substances into the environment;

  •
  investigation and remediation of hazardous substances or materials at various sites; and

  •
  the health and safety of our employees.

        We may not have been, or we may not at all times be, in compliance with environmental and health and safety laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators. Environmental laws outside of the United States are becoming more stringent, resulting in increased costs and compliance burdens.

        Certain environmental laws assess liability on current or previous owners or operators of real property for the costs of investigation, removal or remediation of hazardous substances or materials at their properties or at properties at which they have disposed of hazardous substances. Liability for investigative, removal and remedial costs under certain federal and state laws are retroactive, strict and joint and several. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances. We have received notification from the U.S. Environmental Protection Agency and similar state environmental agencies that conditions at a number of formerly owned sites where we and others have disposed of hazardous substances require investigation, cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the costs of investigation and remediation and for natural resource damage claims from such sites.

        While we plan for future capital and operating expenditures to maintain compliance with environmental laws, we cannot assure you that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our financial condition and results of operations or that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities.

  Our products are subject to various requirements related to chemical usage, hazardous material content and recycling.

        The EU, China and other jurisdictions in which our products are sold have enacted or are proposing to enact laws addressing environmental and other impacts from product disposal, use of hazardous materials in products, use of chemicals in manufacturing, recycling of products at the end of their useful life and other related matters. These laws include the EU Restriction on Hazardous Substances, End of Life Vehicle and Waste Electrical and Electronic Equipment Directives, the EU REACH (chemical registration) Directive, the China law on Management Methods for Controlling Pollution by Electronic Information Products and various other laws. These laws prohibit the use of certain substances in the manufacture of our products and directly and indirectly impose a variety of requirements for modification of manufacturing processes, registration, chemical testing, labeling and other matters. We cannot predict the extent to which these laws will proliferate in other jurisdictions or expand to address other materials or other aspects of our product manufacturing and sale. These laws could make manufacture or sale of our products more expensive or impossible and could limit our ability to sell our products in certain jurisdictions.

  We are a defendant to a variety of litigation in the course of our business that could cause a material adverse effect on our financial condition, results of operations, and cash flows.

        In the ordinary course of business, we are a defendant in litigation, including litigation alleging the infringement of intellectual property rights, anti-competitive behavior and product liability. In certain circumstances, patent infringement and anti-trust laws permit successful plaintiffs to recover treble damages. The defense of these lawsuits may divert our management's attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay damage awards or settlements, or become subject to injunctions or other equitable remedies, that could cause a material adverse effect on our financial condition, results of operations and cash flows.

  Covenants in our debt instruments may adversely affect us.

        Our bank credit agreements contain financial and other covenants, such as a limit on the ratio of debt to earnings before interest, taxes, depreciation and amortization, and limits on subsidiary debt and incurrence of liens. Our outstanding indentures contain customary covenants including limits on incurrence of liens, sale and lease-back transactions, and our ability to consolidate, merge, and sell assets.

        Although we believe none of these covenants are presently restrictive to our operations, our ability to meet the financial covenant can be affected by events beyond our control, and we cannot provide assurance that we will continue to comply with the covenant. A breach of any of these covenants could result in a default under our credit agreements or indentures. Upon the occurrence of certain defaults under our credit facilities and indentures, the lenders or trustee could elect to declare all amounts outstanding thereunder to be immediately due and payable and our lenders could terminate commitments to extend further credit under our bank credit facility. If the lenders or trustee accelerate the repayment of borrowings, we cannot provide assurance that we will have sufficient assets to repay our credit facilities and our other affected indebtedness. Acceleration of any debt obligation under any of our material debt instruments may permit the holders or trustee of our other material debt to accelerate payment of debt obligations to the creditors thereunder.

        The indentures governing the senior notes contain covenants that may require us to offer to buy back the notes for a price equal to 101% of the principal amount, plus accrued and unpaid interest, to the repurchase date, upon a change of control triggering event (as defined in the indentures). We cannot assure you that we will have sufficient funds available to repurchase the notes in that event, which could result in a default under the notes. Any future debt that we incur may contain covenants regarding repurchases in the event of a change of control triggering event.

  Downgrades of our debt ratings could adversely affect us.

        Certain downgrades by Moody's, Standard & Poor's, and Fitch may increase our cost of borrowing and make it more difficult for us to obtain new financing.

  Future acquisitions may not be successful.

        We will continue to investigate the acquisition of strategic businesses or product lines with the potential to strengthen our market position or enhance our existing product offering. We cannot assure you, however, that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our financial condition, results of operations and cash flows could be materially and adversely affected.

  Future acquisitions could require us to issue additional debt or equity.

        If we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements. This acquisition financing might decrease our ratio of earnings to fixed charges and adversely affect other leverage measures. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required. If we were to undertake an acquisition by issuing equity securities or equity-linked securities, the issued securities may have a dilutive effect on the interests of the holders of our common shares.

  Our ability to compete effectively depends, in part, on our ability to maintain the proprietary nature of our technology.

        The electronics industry is characterized by litigation regarding patent and other intellectual property rights. Within this industry, companies have become more aggressive in asserting and defending patent claims against competitors. There can be no assurance that we will not be subject to future litigation alleging intellectual property rights infringement or that we will not pursue litigation to protect our property rights. Depending on the size and importance of the patent or trademark in question, an unfavorable outcome regarding one of these matters may have a material adverse effect on our financial condition, results of operations and cash flows.

Risks Relating to Our Separation from Tyco International

  Our historical combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

        Our historical combined financial information for periods prior to our separation from Tyco International does not necessarily reflect the financial condition, results of operations, or cash flows that we would have achieved as an independent, publicly-traded company during the periods presented or those that we will achieve in the future, primarily as a result of the following factors:

  •
  Prior to our separation, our business was operated by Tyco International as part of its broader corporate organization, rather than as an independent, publicly-traded company. In addition, prior to our separation, Tyco International and its affiliates performed significant corporate functions for us, including tax and treasury administration and certain governance functions, including internal audit and external reporting. Our historical Combined Financial Statements reflect allocations of corporate expenses from Tyco International for these and similar functions.

  •
  Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically were satisfied as part of the company-wide cash management practices of Tyco International. As an independent company, we must obtain financing from banks, through public offerings or private placements of debt or equity securities, or other arrangements.

  •
  Other significant changes may occur in our cost structure, management, financing and business operations because we are operating as a company separate from Tyco International.

  We are responsible for a portion of Tyco International's contingent and other corporate liabilities, including those relating to shareholder litigation.

        Under the Separation and Distribution Agreement and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement, we, Covidien and Tyco International have agreed to assume and be responsible for 31%, 42% and 27%, respectively, of certain of Tyco International's contingent and other corporate liabilities. All costs and expenses associated with the management of these contingent and other corporate liabilities are shared equally among the parties. These contingent and other corporate liabilities primarily relate to consolidated securities litigation, any actions with respect to the separation plan or the distribution brought by any third party and tax liabilities for periods prior to and including the distribution date, June 29, 2007. For more information on the contingent tax liabilities, see "We share responsibility for certain of our, Tyco International's and Covidien's income tax liabilities for tax periods prior to and including the distribution date." Contingent and other corporate liabilities do not include liabilities that are specifically related to one of the three separated companies, which were allocated 100% to the relevant company.

        If any party responsible for such liabilities were to default in its payment, when due, of any of these assumed obligations, each non-defaulting party would be required to pay equally with any other non-defaulting party the amounts in default. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

        Many lawsuits are outstanding against Tyco International, some of which relate to actions taken by Tyco International's former senior corporate management. On May 14, 2007, Tyco International entered into a proposed settlement with respect to most of its outstanding securities class action litigation. We do not believe that it is feasible to predict the final outcome or resolution of the unresolved proceedings. Although we will share any costs and expenses arising out of this litigation and any settlement thereof with Tyco International and Covidien, a failure to consummate the proposed settlement on the agreed terms or an adverse outcome from the unresolved proceedings or liabilities or other proceedings for which we have assumed joint and several liability under the Separation and

Distribution Agreement could be material with respect to our financial condition, results of operations and cash flows in any given reporting period.

        Tyco International has the right to control the defense and settlement of the class action settlement and other outstanding litigation, subject to certain limitations. The timing, nature and amount of the class action settlement or any other settlement may not be in our best interests. Furthermore, in the event of any subsequent settlement, we may have limited notice before we would be required to pay our portion of the settlement amount. Moreover, Tyco International stipulated, pursuant to a court order, that we, Tyco International and Covidien each will be primarily liable for a portion of the obligations arising from the Tyco International shareholder litigation. The stipulation also provides that if any party defaults on its obligations, the other parties are jointly and severally liable for the defaulting party's obligations. In accordance with the stipulation, we, Covidien and Tyco International agreed to assume and be responsible for 31%, 42% and 27%, respectively, of the obligations arising from the Tyco International shareholder litigation.

  We share responsibility for certain of our, Tyco International's and Covidien's income tax liabilities for tax periods prior to and including the distribution date.

        Under the Tax Sharing Agreement, we share responsibility for certain of our, Tyco International's and Covidien's income tax liabilities based on a sharing formula for periods prior to and including June 29, 2007. More specifically, we, Tyco International and Covidien share 31%, 27% and 42%, respectively, of U.S. income tax liabilities that arise from adjustments made by tax authorities to our, Tyco International's and Covidien's U.S. income tax returns, certain income tax liabilities arising from adjustments made by tax authorities to intercompany transactions or similar adjustments, and certain taxes attributable to internal transactions undertaken in anticipation of the separation. All costs and expenses associated with the management of these shared tax liabilities will be shared equally among the parties. We are responsible for all of our own taxes that are not shared pursuant to the Tax Sharing Agreement's sharing formula. In addition, Tyco International and Covidien are responsible for their tax liabilities that are not subject to the Tax Sharing Agreement's sharing formula.

        All the tax liabilities that are associated with our businesses, including liabilities that arose prior to our separation from Tyco International, have become our tax liabilities. Although we have agreed to share certain of these tax liabilities with Tyco International and Covidien pursuant to the Tax Sharing Agreement, we remain primarily liable for all of these liabilities. If Tyco International and Covidien default on their obligations to us under the Tax Sharing Agreement, we would be liable for the entire amount of these liabilities.

        If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party's fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco International's and Covidien's tax liabilities.

        Our, Tyco International's and Covidien's income tax returns are examined periodically by various tax authorities. In connection with such examinations, tax authorities, including the U.S. Internal Revenue Service, or IRS, have raised issues and proposed tax adjustments. We are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies that we have assessed under the provisions of Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," have been reflected as a liability in the Consolidated and Combined Financial Statements. The calculation of our tax liabilities involves dealing with the uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional income taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of tax liabilities.

        Under the Tax Sharing Agreement, Tyco International has the right to administer, control and settle all U.S. income tax audits for periods prior to and including June 29, 2007. The timing, nature and amount of any settlement agreed to by Tyco International may not be in our best interests. Moreover, the other parties to the Tax Sharing Agreement will be able to remove Tyco International as the controlling party only under limited circumstances, including a change of control or bankruptcy of Tyco International, or by a majority vote of the parties on or after the second anniversary of the distribution. All other tax audits will be administered, controlled and settled by the party that would be responsible for paying the tax.

  The ownership by our executive officers and some of our directors of common shares, options or other equity awards of Tyco International or Covidien may create, or may create the appearance of, conflicts of interest.

        Because of their former positions with Tyco International, substantially all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, and one of our non-employee directors, own common shares of Tyco International, options to purchase common shares of Tyco International or other Tyco International equity awards, as well as common shares, options to purchase common shares and other equity awards of Covidien. The individual holdings of common shares, options to purchase common shares or other equity awards of Tyco International and Covidien may be significant for some of these persons compared to their total assets. These equity interests may create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could benefit or affect the equity holders of Tyco International or Covidien in ways that do not benefit or affect us in the same manner.

  If the distribution or certain internal transactions undertaken in anticipation of the separation are determined to be taxable for U.S. federal income tax purposes, we could incur significant U.S. federal income tax liabilities.

        Tyco International received private letter rulings from the IRS regarding the U.S. federal income tax consequences of the distribution of our common shares and Covidien common shares to the Tyco International shareholders substantially to the effect that the distribution, except for cash received in lieu of a fractional share of our common shares and the Covidien common shares, will qualify as tax-free under Sections 368(a)(1)(D) and 355 of the Code. The private letter rulings also provided that certain internal transactions undertaken in anticipation of the separation would qualify for favorable treatment under the Code. In addition to obtaining the private letter rulings, Tyco International obtained opinions from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the distribution and certain internal transactions. The private letter rulings and the opinions relied on certain facts and assumptions, and certain representations and undertakings, from us, Covidien and Tyco International regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter rulings and the opinions, the IRS could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distributions should be taxable for other reasons, including as a result of significant changes in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, Tyco International would recognize gain in an amount equal to the excess of the fair market value of our common shares and Covidien common shares distributed to Tyco International shareholders on the distribution date over Tyco International's tax basis in such common shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we would incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the separation should be treated as taxable transactions.

        In addition, under the terms of the Tax Sharing Agreement, in the event the distribution or the internal transactions were determined to be taxable and such determination was the result of actions taken after the distribution by us, Covidien or Tyco International, the party responsible for such failure would be responsible for all taxes imposed on us, Covidien or Tyco International as a result thereof. If such determination is not the result of actions taken after the distribution by us, Covidien or Tyco International, then we, Covidien and Tyco International would be responsible for 31%, 42% and 27%, respectively, of any taxes imposed on us, Covidien or Tyco International as a result of such determination. Such tax amounts could be significant. In the event that any party to the Tax Sharing Agreement defaults in its obligation to pay distribution taxes to another party that arise as a result of no party's fault, each non-defaulting party would be responsible for an equal amount of the defaulting party's obligation to make a payment to another party in respect of such other party's taxes.

  In some cases, we might have received better terms from unaffiliated third parties than the terms we received in our agreements with Tyco International and Covidien.

        The agreements related to our separation from Tyco International and Covidien, including the Separation and Distribution Agreement and the Tax Sharing Agreement, were negotiated in the context of our separation from Tyco International while we were still part of Tyco International and, accordingly, may not reflect terms that would have resulted from arm's-length negotiations among unaffiliated third parties. The separation agreements were approved in consideration of the best interests of Tyco International's shareholders and may conflict with your interests as a noteholder of Tyco Electronics.

  If we fail to comply with the requirements of Section 404 of Sarbanes-Oxley, our business prospects and the value of the notes could be adversely affected.

        Under the rules and regulations of the Securities and Exchange Commission, we are not required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until we file our Annual Report on Form 10-K for our fiscal year ending September 26, 2008, so long as we continue to meet the definition of a non-accelerated filer. In our Annual Report on Form 10-K for the fiscal year ending September 26, 2008, management and our independent registered public accounting firm will be required to report on the effectiveness of our internal control over financial reporting. If we are unable to comply with these obligations or experience delays in reports of our management and outside auditors on our internal control over financial reporting, we might be unable to file timely with the SEC our annual or periodic reports and might be subject to regulatory and enforcement actions by the SEC and the New York Stock Exchange, or NYSE, including delisting from the NYSE, securities litigation, events of default under our credit agreements, debt rating agency downgrades or rating withdrawals and a general loss of investor confidence, any one of which could adversely affect the value of the notes and could adversely affect our business prospects.

        Subsequent to the filing of our Combined Financial Statements for fiscal 2006, 2005 and 2004 in the initial filing of our registration statement on Form 10 with the SEC, we determined that our Combined Financial Statements contained certain errors. The errors primarily resulted from the process of carving out certain income tax accounts from Tyco International's consolidated financial statements and related information. We substantially relied upon the processes at Tyco International to prepare our carve-out accounts for income taxes. We have determined that certain of those tax processes utilized by Tyco International in determining certain carve-out amounts for income taxes did not operate at a sufficient level of precision relative to our materiality for us to ensure that the carve-out accounts were materially correct. Concurrently, we determined that we did not have sufficient control processes in place to ensure that the information provided by Tyco International was complete and accurate and have concluded that the absence of these control processes was a material weakness in our internal control over financial reporting relating to income taxes.

        As of December 28, 2007, we evaluated the effectiveness of our disclosure controls and procedures and concluded the material weakness in our internal controls over financial reporting relating to accounting for income taxes has not been fully remediated.

        We are continuing to build our tax accounting resources and capabilities to remediate this material weakness, and are implementing new control processes and procedures as part of our efforts to become compliant with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

  We might not be able to engage in desirable strategic transactions and equity issuances because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

        Our ability to engage in significant equity transactions could be limited or restricted in order to preserve for U.S. federal income tax purposes the tax-free nature of the distribution by Tyco International. Similar limitations and restrictions apply to Covidien and Tyco International. The distribution may result in corporate level taxable gain to Tyco International under Section 355(e) of the Code if 50% or more, by vote or value, of our common shares, Covidien's common shares or Tyco International's common shares are acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of Tyco International's common shares within two years before the distribution, and any acquisitions or issuances of our common shares, Covidien's common shares or Tyco International's common shares within two years after the distribution, generally are presumed to be part of such a plan, although we, Covidien or Tyco International may be able to rebut that presumption. We are not aware of any such acquisitions or issuances of Tyco International's common shares within the two years before the distribution. If an acquisition or issuance of our common shares, Covidien's common shares or Tyco International's common shares triggers the application of Section 355(e) of the Code, Tyco International would recognize taxable gain as described above, but such gain generally would not be subject to U.S. federal income tax. However, certain subsidiaries of Covidien or Tyco International or subsidiaries of ours would incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

        Under the Tax Sharing Agreement, there are restrictions on our ability to take actions that could cause the distribution or certain internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares, a redemption of equity securities, a sale or other disposition of a substantial portion of our assets, an acquisition of a business or assets with equity securities to the extent one or more persons would acquire 35% or more of our common shares, or engaging in certain internal transactions. These restrictions apply for the two-year period after the distribution, unless we obtain the consent of the other parties or we obtain a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution or the internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions, and such letter ruling or opinion, as the case may be, is acceptable to the parties. Covidien and Tyco International are subject to similar restrictions under the Tax Sharing Agreement. Moreover, the Tax Sharing Agreement generally provides that a party thereto is responsible for any taxes imposed on any other party thereto as a result of the failure of the distribution or certain internal transactions to qualify as a tax-favored transaction under the Code if such failure is attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders, regardless of whether the actions occur more than two years after the distribution, the other parties consent to such actions or such party obtains a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party's acquisition of us at a time and in a manner that would cause such failure. These restrictions may prevent us from entering into transactions which might be advantageous to our noteholders.

Risks Relating to Our Jurisdictions of Incorporation

  Legislation and negative publicity regarding Bermuda companies could increase our tax burden and adversely affect our financial condition, results of operations and cash flows.

  Tax Legislation

        We continue to assess the impact of various U.S. federal and state legislative proposals, and modifications to existing tax treaties between the United States and foreign countries, that could result in a material increase in our U.S. federal and state taxes. The U.S. Congress has in the past considered legislation affecting the tax treatment of U.S. companies that have undertaken certain types of expatriation transactions or companies' use of or relocation to offshore jurisdictions, including Bermuda. In October 2004, the U.S. Congress enacted such legislation, which did not, however, retroactively apply to us. We continue to assess the impact of the potential for U.S. federal legislative proposals relating to deductible payments from U.S. subsidiaries to foreign parents, as well as the impact of a recently released U.S. Treasury Department study. Concern about such deductible payments could result in tax proposals being introduced or modified in the U.S. Congress in the future and we cannot assure you that these proposals would not have adverse effects on us if enacted. Such adverse effects could include substantially reducing the tax benefits of our corporate structure, materially increasing our tax burden or otherwise adversely affecting our financial condition, results of operations, and cash flows.

  Negative Publicity

        There is continuing negative publicity regarding, and criticism of, U.S. companies' use of, or relocation to, offshore jurisdictions, including Bermuda. As a Bermuda company, this negative publicity could harm our reputation and impair our ability to generate new business if companies or governmental agencies decline to do business with us as a result of any perceived negative public image of Bermuda companies or the possibility of our customers receiving negative media attention from doing business with a Bermuda company.

  Legislation Relating to Governmental Contracts

        Various U.S. federal and state legislative proposals that would deny governmental contracts to U.S. companies that move their corporate location abroad may affect us.

        The U.S. federal government and various states and municipalities have proposed or may propose legislation that would deny governmental contracts to U.S. companies that move their corporate location abroad. We are unable to predict the likelihood that, or final form in which, any such proposed legislation might become law, the nature of regulations that may be promulgated under any future legislative enactments, or the effect such enactments and increased regulatory scrutiny may have on our business.

        We are unable to predict whether the final form of the proposed legislation discussed above also would affect our indirect sales to the U.S. federal or state governments or the willingness of our non-governmental customers to do business with us. As a result of these uncertainties, we are unable to assess the potential impact on us of any proposed legislation in this area and cannot assure you that the impact will not be materially adverse.

  Bermuda and Luxembourg laws differ from the laws in effect in the United States and may afford less protection to holders of our securities.

        It may not be possible to enforce court judgments obtained in the United States against us in Bermuda, or against TEGSA in Luxembourg, based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Bermuda or Luxembourg would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the United States currently does not have a treaty with either Bermuda or Luxembourg providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda or Luxembourg.

        As a Bermuda company, we are governed by the Companies Act 1981 of Bermuda, which differs in some material respects from laws generally applicable to United States corporations and shareholders, including differences relating to interested director and officer transactions, shareholder lawsuits, and indemnification. Likewise, the duties of directors and officers of a Bermuda company generally are owed to the company only. Shareholders of Bermuda companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Under Bermuda law, a company also may agree to indemnify directors and officers for any personal liability, not involving fraud or dishonesty, incurred in relation to the company.

        As a Luxembourg company, TEGSA is governed by the law of August 10, 1915, on commercial companies, as amended, and its articles of association. The 1915 Law differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including differences relating to interested director transactions, minority shareholder rights, shareholder lawsuits and shareholder indemnification. Under Luxembourg law, any director having an interest in a transaction submitted for approval to the board of directors conflicting with that of the company shall be obliged to advise the board thereof and to cause a record of his statement to be included in the minutes of the meeting. The director may not take part in these deliberations. At the next following general meeting of shareholders, before any other resolution is put to vote, a special report shall be made on any transactions in which any of the directors may have had an interest conflicting with that of the company.

        The duties of directors of a Luxembourg company are also generally owed to the company only. Except under certain limited circumstances, shareholders of a Luxembourg company do not generally have a personal right of action against the directors. Under Luxembourg law, a company may indemnify its directors for personal liability related to the exercise of their functions of director. Such indemnity typically does not apply in cases of fraud and criminal acts.

        Due to the nature of Luxembourg's insolvency laws, the ability of the holders of the notes to protect their interests may be more limited than would be the case under U.S. bankruptcy laws. In the event of a winding up of TEGSA, the notes will be paid after payment of all secured debts, the cost of liquidation and certain debts of TEGSA that are entitled to priority under Luxembourg law. Such preferential debts include the following:

  •
  money owed to Luxembourg tax authorities, for example, in respect of income tax deducted at the source;

  •
  value-added tax and certain other taxes and duties owed to Luxembourg Customs and Excise;

  •
  social security contributions; and

  •
  remuneration owed to employees.

        If the bankruptcy administrator can show that "preference" has been given to any person by defrauding rights of creditors generally regardless of when the transaction giving fraudulent preference to a party occurred or if certain "abnormal" transactions have been effected during a relevant suspect period of six months plus 10 days prior to the date of bankruptcy, a court has the power, among other things, to void the preferential or abnormal transaction. This provision of Luxembourg insolvency law may affect transactions entered into or payments made by TEGSA during the period before liquidation or administration.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, minority interest, and cumulative effect of accounting changes, fixed charges, and amortization of capitalized interest. Fixed charges consist of interest expense, amortization of debt premiums and discounts, capitalized expenses related to indebtedness, and one-third of rent expense, which represents an appropriate interest factor on operating leases.

	For The Quarters Ended
			Fiscal
	December 28, 2007	December 29, 2006
			2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	16.61	5.72	2.23	4.96	4.87	3.93	1.20

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated by this prospectus, we will receive in exchange outstanding notes in like principal amount, which will be cancelled and as such will not result in any change in our indebtedness.

SELECTED FINANCIAL DATA

        The following table presents selected consolidated and combined financial and other operating data for Tyco Electronics. The consolidated and combined statement of operations data for the quarters ended December 28, 2007 and December 29, 2006 and the consolidated balance sheet data as of December 28, 2007 are derived from our unaudited condensed consolidated and combined financial statements included elsewhere in this prospectus. The combined balance sheet data as of December 29, 2006 is derived from our unaudited condensed combined financial statements not included elsewhere in this prospectus. The consolidated and combined statement of operations data for fiscal 2007, 2006, and 2005 and the consolidated and combined balance sheet data as of September 28, 2007 and September 29, 2006 are derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The combined statement of operations data for fiscal 2004 and the combined balance sheet data as of September 30, 2005 are derived from our audited combined financial statements not included elsewhere in this prospectus. The combined statement of operations data for fiscal 2003 and the combined balance sheet data as of September 30, 2004 and 2003 are derived from our unaudited combined financial statements not included elsewhere in this prospectus. The unaudited combined financial statements have been prepared on the same basis of the audited consolidated and combined financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

        The data presented below should be read in conjunction with our Consolidated and Combined Financial Statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our consolidated and combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as an independent, publicly-traded company during the periods presented.

	As of or for the Quarters Ended
			As of or for Fiscal
	December 28, 2007(1)	December 29, 2006(2)
			2007(3)	2006(4)	2005(5)	2004(6)	2003(7)
	(in millions, except per share data)
Statement of Operations Data
Net sales	$3,675	$3,094	$13,460	$12,300	$11,433	$10,608	$9,217
Gross income	917	815	3,448	3,301	3,099	3,024	2,510
Allocated class action settlement costs, net	—	—	887	—	—	—	—
Separation costs	—	—	45	—	—	—	—
Restructuring and other charges (credits), net	21	10	99	13	(10)	(34)	599
Goodwill impairment	—	—	—	316	—	—	30
Gain on divestiture	—	—	—	—	(301)	—	—
Income from operations	478	394	753	1,448	2,007	1,619	547
Income (loss) from continuing operations	872	240	(144)	1,188	1,011	758	17
Income (loss) from discontinued operations, net of income taxes	77	41	(410)	13	122	4	(218)
Cumulative effect of accounting change, net of income taxes	—	—	—	(8)	11	—	(27)
Net income (loss)	$949	$281	$(554)	$1,193	$1,144	$762	$(228)

Per Share Data
Basic earnings (loss) per share:(8)
Income (loss) from continuing operations	$1.76	$0.48	$(0.29)	$2.39	$2.03	$1.53	$0.03
Net income (loss)	1.91	0.57	(1.11)	2.40	2.30	1.53	(0.46)
Diluted earnings (loss) per share:(8)
Income (loss) from continuing operations	$1.75	$0.48	$(0.29)	$2.39	$2.03	$1.53	$0.03
Net income (loss)	1.90	0.57	(1.11)	2.40	2.30	1.53	(0.46)
Cash dividends per share	$0.14	$—	$0.14	$—	$—	$—	$—
Balance Sheet Data
Total current assets	$9,779	$6,502	$9,873	$6,550	$5,884	$5,767	$5,338
Total assets	24,968	19,238	23,688	19,091	18,473	18,789	18,132
Total current liabilities	6,169	3,187	6,185	3,149	3,165	2,962	3,081
Long-term debt and obligations under capital lease	3,260	3,097	3,373	3,371	3,816	5,226	6,502
Total equity	11,429	11,527	11,377	11,160	9,842	8,242	6,294
Working capital(9)	3,610	3,315	3,688	3,401	2,719	2,805	2,257
Other Operating Data
Capital expenditures	$129	$452	$892	$555	$476	$405	$439

(1)
Income from continuing operations for the quarter ended December 28, 2007 includes $592 million of other income pursuant to the Tax Sharing Agreement with Tyco International and Covidien, of which $572 million relates to the adoption of Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." (See Note 14 to the Interim Condensed Consolidated and Combined Financial Statements.) Net income for the quarter ended December 28, 2007 includes $77 million of income, net of income taxes, from discontinued operations. (See Note 4 to the Interim Condensed Consolidated and Combined Financial Statements.)

(2)
Net income for the quarter ended December 29, 2006 includes $41 million of income, net of income taxes, from discontinued operations. (See Note 4 to the Interim Condensed Consolidated and Combined Financial Statements.)

(3)
Fiscal 2007 loss from continuing operations includes net allocated class action settlement costs of $887 million, separation costs of $45 million, net restructuring and other charges of $99 million, and allocated loss on retirement of debt of $232 million. (See Notes 16, 3, 4, and 12 to the Annual Consolidated and Combined Financial Statements.) Fiscal 2007 net loss includes $410 million of loss, net of income taxes, from discontinued operations. (See Note 5 to the Annual Consolidated and Combined Financial Statements.)

(4)
Fiscal 2006 income from continuing operations includes a goodwill impairment charge of $316 million in the Wireless Systems segment related to the Integrated Wireless Products reporting unit. (See Note 9 to the Annual Consolidated and Combined Financial Statements.) Fiscal 2006 net income includes $13 million of income, net of income taxes, from discontinued operations as well as an $8 million loss, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the adoption of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143." (See Notes 5 and 2 to the Annual Consolidated and Combined Financial Statements.)

(5)
Fiscal 2005 income from continuing operations includes a $301 million gain on the divestiture of the Tyco Global Network. (See Note 5 to the Annual Consolidated and Combined Financial Statements.) Also included in fiscal 2005 income from continuing operations is $365 million of loss on retirement of debt. (See Note 12 to the Annual Consolidated and Combined Financial Statements.) Fiscal 2005 net income includes $122 million of income, net of income taxes, from discontinued operations as well as an $11 million gain, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the change in measurement date for pension and postretirement benefit plans. (See Notes 5 and 2 to the Annual Consolidated and Combined Financial Statements.)

(6)
Fiscal 2004 income from continuing operations includes $102 million of loss on retirement of debt. Fiscal 2004 net income includes $4 million of income, net of income taxes, from discontinued operations.

(7)
Fiscal 2003 income from continuing operations includes net restructuring and other charges of $599 million and a goodwill impairment charge of $30 million. Fiscal 2003 net loss includes a $218 million loss, net of income taxes, from discontinued operations as well as a $27 million loss, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the adoption of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities."

(8)
For all periods prior to our separation from Tyco International, basic and diluted earnings (loss) per share were calculated utilizing the basic shares outstanding at June 29, 2007, the date of separation.

(9)
Working capital is defined as current assets minus current liabilities.

CAPITALIZATION

        The following table presents our capitalization as of December 28, 2007 on an unaudited historical basis. This table should be read in conjunction with "Selected Financial Data," "Description of Other Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated and combined financial statements for Tyco Electronics Ltd. and accompanying notes included in this prospectus.

As of December 28, 2007
(in millions)
Indebtedness:
Short term borrowings:
7.2% notes due 2008	$19
Other	5

Total short-term borrowings	24

Long-term debt:
Notes issued September 25, 2007	2,045
Unsecured senior bridge loan facility	550
Unsecured senior revolving credit facility	100
Commercial paper	505
Other	60

Total long-term debt	3,260

Total indebtedness	3,284
Shareholders' equity	11,429

Total capitalization	$14,713

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Consolidated and Combined Financial Statements and the accompanying notes included elsewhere in this prospectus. The following discussion may contain forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Forward-Looking Statements."

Separation From Tyco International Ltd.

        Effective June 29, 2007, Tyco Electronics Ltd., a company organized under the laws of Bermuda, became the parent company of the former electronics businesses of Tyco International. On June 29, 2007, Tyco International distributed all of its shares of Tyco Electronics, as well as its shares of Covidien, its former healthcare businesses, to its common shareholders in transactions referred to herein as the Separation.

        The Consolidated and Combined Financial Statements reflect the consolidated operations of Tyco Electronics Ltd. and its subsidiaries as an independent, publicly-traded company subsequent to the Separation and a combined reporting entity comprising the assets and liabilities used in managing and operating the electronics businesses of Tyco International, including Tyco Electronics Ltd., for periods prior to the Separation.

        Our Consolidated and Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America. The Consolidated and Combined Financial Statements for periods prior to the Separation may not be indicative of our future performance and do not necessarily reflect what our consolidated and combined results of operations, financial position, and cash flows would have been had we operated as an independent, publicly-traded company during the periods presented. Certain general corporate overhead, net class action settlement costs, and other expenses as well as debt and related net interest expense for periods prior to the Separation have been allocated to us by Tyco International. Management believes such allocations were reasonable; however, they may not be indicative of our actual results had we been operating as an independent, publicly-traded company for the periods presented. See Note 1 to the Interim Condensed Consolidated and Combined Financial Statements and Note 17 to the Annual Consolidated and Combined Financial Statements for further information regarding allocated expenses.

        As discussed elsewhere in this prospectus, prior to the Separation, we used the corporate services of Tyco International for a variety of functions including treasury, tax, legal, internal audit, human resources, and risk management. We no longer rely on Tyco International for these services.

Recent Developments

        In March 2008, our board of directors authorized the divestiture of our Radio Frequency Components and Subsystem business. During fiscal 2007, this business generated approximately $500 million of our Wireless Systems segment's $887 million in net sales. The Radio Frequency Components and Subsystem business employs approximately 2,000 people at 11 locations in the United States and Europe. We do not expect to divest the remaining portion of our Wireless Systems segment, which consists of our Public Safety/Land Mobile Radio Systems and Products business. Beginning with the second quarter of fiscal 2008, we will account for the business that we plan to divest as a discontinued operation.

        In September 2007, our board of directors established a share repurchase program of $750 million to purchase a portion of our outstanding common shares. By the end of February 2008, we had repurchased approximately $512 million, or approximately 68.3%, of this authorized amount. In March 2008, our board of directors authorized an increase in the share repurchase program to $1.25 billion. We expect repurchases will be made in the open market or in private transactions in accordance with applicable law.

Overview

        We are a leading global provider of engineered electronic components, network solutions, wireless systems, and undersea telecommunication systems. We operate through four reporting segments: Electronic Components, Network Solutions, Wireless Systems, and Undersea Telecommunications. We design, manufacture, and market approximately 500,000 different products for customers in industries ranging from automotive, appliance, and aerospace and defense to telecommunications, computer, and consumer electronics. We believe the end markets that we sell into are balanced with the total end market demand for electronic components.

        We service our customers primarily through our direct sales force that serves customers in over 150 countries. The sales force is supported by over 8,000 engineers, as well as globally deployed manufacturing sites. Through our sales force and engineering resources, we are able to collaborate with our customers anywhere in the world to provide highly engineered products and solutions to meet their needs.

        Our strategic objective is to increase our revenue and profitability across all of our segments in the markets we serve. This strategy is dependent upon the following strategic priorities:

  •
  continue to focus our existing portfolio;

  •
  leverage our market leadership position to increase our market share;

  •
  achieve market leadership in attractive and under-penetrated industries;

  •
  extend our leadership in key emerging markets;

  •
  supplement organic growth with strategic acquisitions;

  •
  improve operating margins; and

  •
  accelerate new product development through research and development excellence.

        Key business factors that influenced our results of operations for the periods discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations include:

  •
  Market conditions.    We have experienced sales growth that was driven by the continued increased use of electronics across the end markets that we serve. This sales growth was achieved despite industry pricing pressures. Over the periods shown, we have experienced price erosion in the range of 2% to 4%. We expect price erosion to continue in the future. The increase in our net sales for each of the periods shown reflects volume increases that more than offset the impact of pricing pressures.

  •
  Raw material price increases.    We purchase approximately 200 million pounds of copper and approximately 250,000 troy ounces of gold annually. During the periods shown, the price of gold, as well as the prices of certain other raw materials, have increased substantially. Copper prices remain high relative to historical levels but the rate of increase has slowed over the past year. The following table illustrates the increase in average prices related to the most significant raw materials, copper and gold, during the periods presented:

		Quarters Ended		Fiscal Year
	Measure	December 28, 2007	December 29, 2006	2007	2006	2005
Copper	Lb.	$3.35	$3.19	$3.20	$2.80	$1.53
Gold	Troy oz.	784	614	$653	$572	$432
  •
  Foreign exchange.    Approximately 50% of our net sales are invoiced in currencies other than the U.S. dollar. Our results of operations are influenced by changes in foreign currency exchange rates. Increases or decreases in the value of the U.S. dollar, compared to other currencies, will directly affect our reported results as we translate those currencies into U.S. dollars at the end of each fiscal period. The percentage of net sales in fiscal 2007 by major currencies invoiced was as follows:

US Dollar	50%
Euro	29
Japanese Yen	6
British Pound Sterling	3
Chinese Renminbi	3
Korean Won	2
All Others	7

Total	100%

  Discontinued Operations

        The divestiture of our Power Systems business was authorized during fiscal 2007. As a result, we assessed Power Systems' assets for impairment under Statement of Financial Accounting Standards, or SFAS, No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," using a probability-weighted set of expected cash flows from the eventual disposition. We recorded a $435 million after-tax, $585 million pre-tax, impairment charge in the third quarter of fiscal 2007 in loss from discontinued operations, net of income taxes on the Consolidated and Combined Statement of Operations. In the first quarter of fiscal 2008, we completed the sale of the Power Systems business for $102 million in net cash proceeds and recorded a $56 million pre-tax gain on the sale. The proceeds received are subject to a final working capital adjustment.

        During 2006, we entered into a definitive agreement to divest our Printed Circuit Group business. In the first quarter of fiscal 2007, we completed the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale.

        The Power Systems and Printed Circuit Group businesses have been included in discontinued operations for all periods presented in our Consolidated and Combined Financial Statements. Prior to reclassification as held for sale, these businesses were components of the Other segment, which was subsequently renamed the Undersea Telecommunications segment. See Note 4 to the Interim Condensed Consolidated and Combined Financial Statements and Note 5 to the Annual Consolidated and Combined Financial Statements for additional information regarding discontinued operations.

  Divestitures and Manufacturing Simplification

        As part of our strategy, we regularly review and consider the divestiture of underperforming or non-strategic businesses to improve our operating results and better utilize our capital. Some of these divestitures may have a material impact on our Consolidated Financial Statements. We currently believe that these divestitures, including the potential divestiture of our Radio Frequency Components and Subsystem business described above under "Recent Developments", the divestiture of the Power Systems business discussed above and other product exits, could reduce our consolidated net sales by approximately 15%. We have made strategic divestitures in the past and expect that we may make additional divestitures in the future.

        We plan to continue to simplify our global manufacturing footprint, by migrating facilities from high-cost to low-cost countries, consolidating within countries, and transferring product lines to low-cost countries. These initiatives are designed to help us maintain our competitiveness in the industry. In connection with our manufacturing rationalization plan, we expect to incur restructuring charges of approximately $130 million in fiscal 2008 and up to $250 million in fiscal 2009 and 2010.

        In November 2004, we agreed to sell the Tyco Global Network, our undersea fiber optic telecommunications network. This business had been part of our Other segment, which was subsequently renamed the Undersea Telecommunications segment. We closed this sale on June 30, 2005. As part of the sale, we received cash proceeds of $130 million, and the purchaser assumed certain liabilities. The divestiture resulted in a pre-tax gain on sale of $301 million. See Note 5 to the Annual Consolidated and Combined Financial Statements for additional information regarding divestitures.

  Class Action Settlement

        On December 19, 2007, the United States District Court for the District of New Hampshire entered a final order approving the settlement of 32 purported securities class action lawsuits. The settlement did not resolve all securities cases, and several remain outstanding. In addition, the proposed settlement did not resolve claims arising under the Employee Retirement Income Security Act, or ERISA, and the lawsuits arising thereunder. See "Business—Legal Proceedings" for additional information about these proceedings.

        Under the terms of the settlement, the plaintiffs agreed to release all claims against Tyco International, the other settling defendants, and ten other individuals in consideration for the payment of $2,975 million from Tyco International to the certified class.

        The deadline for deciding not to participate in the class settlement was September 28, 2007. As of such date, Tyco International received opt-out notices from individuals and entities totaling approximately 4% of the shares owned by class members. A number of these individuals and entities have filed claims separately against Tyco International. Any judgments resulting from such claims, or from claims that are filed in the future, would not reduce the settlement amount. Generally, the claims asserted by these plaintiffs include claims similar to those asserted by the settling plaintiffs; namely, violations of the disclosure provisions of federal securities laws. Tyco International has advised us that it intends to vigorously defend any litigation resulting from opt-out claims. It is not possible at this time to predict the final outcome or to estimate the amount of loss or range of possible loss, if any, that might result from an adverse resolution of the asserted or unasserted claims from individuals that have opted out.

        Under the terms of the Separation and Distribution Agreement entered into in connection with the Separation, each of Tyco International, Covidien, and Tyco Electronics are jointly and severally liable for the full amount of the class action settlement and any judgments resulting from opt-out claims. Additionally, under the Separation and Distribution Agreement, the companies share in the liability and related escrow account, with Tyco International assuming 27%, Covidien 42%, and Tyco Electronics 31% of the settlement amount.

        In the third quarter of fiscal 2007, we were allocated a charge from Tyco International of $922 million, for which no tax benefit was available. In addition, in fiscal 2007, we were allocated $35 million of income relating to Tyco International's expected recovery of certain costs from insurers, of which $31 million has been collected. The net charge of $887 million has been recorded on the Consolidated and Combined Statement of Operations as allocated class action settlement costs, net. The portions allocated to us are consistent with the sharing percentage included in the Separation and Distribution Agreement. Tyco International placed funds in escrow for the benefit of the class. The escrow account earns interest that is payable to the class. In addition, interest is accrued on the class action settlement liability. At December 28, 2007, we reflected $933 million on the Condensed Consolidated Balance Sheet for our portion of the escrow. We also reflected a $3,011 million liability and a $2,078 million receivable from Tyco International and Covidien for their portion of the liability at December 28, 2007.

        If the unresolved securities proceedings were to be determined adversely to Tyco International, our share of any additional potential losses, which are not presently estimable, may have a material adverse effect on our results of operations, financial position, or cash flows.

Non-GAAP Financial Measures

        Organic net sales growth, which is included in the discussion below, is a non-GAAP financial measure. The difference between reported net sales growth (the most comparable GAAP measure) and organic net sales growth (the non-GAAP measure) consists of the impact from foreign currency exchange rates, acquisitions, and divestitures. Organic net sales growth is a useful measure which we use to measure the underlying results and trends in our business. It excludes items that are not completely under management's control, such as the impact of changes in foreign currency exchange rates, and items that do not reflect the underlying growth of the company, such as acquisition and divestiture activity.

        We believe organic net sales growth provides useful information to investors because it reflects the underlying growth from the ongoing activities of our business. Furthermore, it provides investors with a view of our operations from management's perspective. We use organic net sales growth to monitor and evaluate performance, as it is an important measure of the underlying results of our operations. Management uses organic net sales growth together with GAAP measures such as net sales growth and operating income in its decision making processes related to the operations of our reporting segments and our overall company. We believe that investors benefit from having access to the same financial measures that management uses in evaluating operations. The discussion and analysis of organic net sales growth in Results of Operations below utilizes organic net sales growth as management does internally. Because organic net sales growth calculations may vary among other companies, organic net sales growth amounts presented below may not be comparable with similarly titled measures of other companies. Organic net sales growth is a non-GAAP financial measure that is not meant to be considered in isolation or as a substitute for GAAP measures. The primary limitation of this measure is that it excludes items that have an impact on our net sales. This limitation is best addressed by evaluating organic net sales growth in combination with our GAAP net sales. The tables presented in Results of Operations below provide reconciliations of organic net sales growth to net sales growth calculated under GAAP.

Results of Operations for the Quarters Ended December 28, 2007 and December 29, 2006

Consolidated and Combined Operations

        The following table sets forth certain items from our Condensed Consolidated and Combined Statements of Operations and the percentage of net sales that such items represent for the periods shown.

	For the Quarters Ended
	December 28, 2007		December 29, 2006
	($ in millions)
Net sales	$3,675	100.0%	$3,094	100.0%
Cost of sales	2,758	75.0	2,279	73.7
Gross income	917	25.0	815	26.3
Selling, general, and administrative expenses	418	11.4	411	13.3
Restructuring and other charges, net	21	0.6	10	0.3
Income from operations	478	13.0	394	12.7
Interest income	10	0.3	15	0.5
Interest expense	(50)	(1.4)	(60)	(1.9)
Other income	592	16.1	—	—
Income from continuing operations before income taxes and minority interest	1,030	28.0	349	11.3
Income taxes	(157)	(4.3)	(108)	(3.5)
Income from continuing operations	872	23.7	240	7.8
Income from discontinued operations, net of income taxes	77	2.1	41	1.3
Net income	$949	25.8%	$281	9.1%

        Net Sales.    Net sales increased $581 million, or 18.8%, to $3,675 million in the first quarter of fiscal 2008 from $3,094 million in the first quarter of fiscal 2007. On an organic basis, net sales increased 12.5% in the first quarter of fiscal 2008 primarily reflecting strong growth in our Undersea Telecommunications and Network Solutions segments. Price erosion adversely affected net sales by $58 million in the first quarter of fiscal 2008 and $66 million in the first quarter of fiscal 2007. Foreign currency exchange rates, primarily the euro, favorably impacted net sales by $184 million, or 5.9%, in the first quarter of fiscal 2008.

        The following table sets forth the percentage of our total net sales by geographic region:

	For the Quarters Ended
	December 28, 2007	December 29, 2006
Americas(1)	37%	35%
Europe/Middle East/Africa (EMEA)	35	36
Asia-Pacific	28	29

Total	100%	100%

  (1)
  The Americas includes our Undersea Telecommunications segment.

        The following table provides an analysis of the change in our net sales for the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 by geographic region:

	Change in Net Sales for the Quarter Ended December 28, 2007 versus Net Sales for the Quarter Ended December 29, 2006
	Organic(1)		Translation(2)	Total
	($ in millions)
Americas(3)	$252	23.1%	$26	$278	25.5%
Europe/Middle East/Africa	57	5.1	125	182	16.3
Asia-Pacific	88	9.9	33	121	13.6

Total	$397	12.5%	$184	$581	18.8%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

(3)
The Americas includes our Undersea Telecommunications segment.

        The following table sets forth the percentage of our total net sales by segment:

	For the Quarters Ended
	December 28, 2007	December 29, 2006
Electronic Components	72%	77%
Network Solutions	14	14
Wireless Systems	6	7
Undersea Telecommunications	8	2

Total	100%	100%

        The following table provides an analysis of the change in our net sales for the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 by segment:

	Change in Net Sales for the Quarter Ended December 28, 2007 versus Net Sales for the Quarter Ended December 29, 2006
	Organic(1)		Translation(2)	Total
	($ in millions)
Electronic Components	$107	4.5%	$143	$250	10.5%
Network Solutions	51	12.1	40	91	21.6
Wireless Systems	2	0.8	—	2	1.0
Undersea Telecommunications	237	311.4	1	238	313.2

Total	$397	12.5%	$184	$581	18.8%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

        Cost of Sales and Gross Income.    Gross income increased by $102 million in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007, driven by higher sales volume. Gross income as a percentage of net sales declined, however, by 130 basis points, due to higher organic growth in Undersea Telecommunications which has a lower gross margin than our other segments. We also were negatively impacted by low productivity in our U.S. automotive operations in our Electronic Components segment in the first quarter of fiscal 2008.

        Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses as a percentage of net sales decreased to 11.4% in the first quarter of fiscal 2008 as compared to 13.3% in the first quarter of fiscal 2007. Although selling expenses increased to support the higher level of sales in the first quarter of fiscal 2008, they increased at a slower rate than sales, resulting in a margin improvement. General and administrative expenses were lower as a percentage of sales in the current quarter due to sales volume leverage of our overhead structure. We also incurred costs of $2 million in the first quarter of fiscal 2007 related to building separate company functions. A portion of these costs were duplicative in fiscal 2007 as we were also allocated costs related to these functions from Tyco International until the Separation date.

        Restructuring and Other Charges, Net.    Restructuring and other charges, net were $21 million in the first quarter of fiscal 2008 compared to $10 million in the first quarter of fiscal 2007. Increases resulted from the continuation of actions initiated in fiscal 2007 and new actions initiated in fiscal 2008 related to the migration of product lines to low cost countries and the exit of manufacturing operations in the Electronic Components segment. See Note 3 to the Interim Condensed Consolidated and Combined Financial Statements for further information regarding restructuring and other charges, net.

        Income from Operations.    Income from operations was $478 million, or 13.0% of net sales, in the first quarter of fiscal 2008 compared to $394 million, or 12.7% of net sales, in the first quarter of fiscal 2007. Higher sales drove the 21% increase in income from operations. The increase as a percentage of net sales resulted from increased operating margin in both our Network Solutions and Undersea Telecommunications segments. Also, increased restructuring and other charges, net negatively impacted current quarter income from operations.

Results of Operations by Segment

  Electronic Components

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	($ in millions)
Net sales	$2,640	$2,390
Income from operations	$352	$327
Operating margin	13.3%	13.7%

        The following table sets forth Electronic Components' percentage of total net sales by primary industry end market(1):

	For the Quarters Ended
	December 28, 2007	December 29, 2006
Automotive	41%	39%
Computer	10	12
Communication Equipment	9	8
Industrial Machinery	6	5
Appliance	5	5
Aerospace and Defense	3	3
Consumer Electronics	2	2
Other	24	26

Total	100%	100%

  (1)
  Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

        The following table provides an analysis of the change in Electronic Components' net sales for the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 by primary industry end market(1):

	Change in Net Sales for the Quarter Ended December 28, 2007 versus Net Sales for the Quarter Ended December 29, 2006
	Organic(2)		Translation(3)	Total
	($ in millions)
Automotive	$74	8.1%	$81	$155	16.9%
Computer	(14)	(4.9)	9	(5)	(1.8)
Communication Equipment	41	22.1	13	54	28.7
Industrial Machinery	12	10.2	10	22	17.6
Appliance	(4)	(3.5)	7	3	2.4
Aerospace and Defense	7	8.9	4	11	14.1
Consumer Electronics	—	(3.6)	—	—	—
Other	(9)	(1.4)	19	10	1.6

Total	$107	4.5%	$143	$250	10.5%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

(2)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(3)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

        In the first quarter of fiscal 2008, Electronic Components' net sales increased $250 million, or 10.5%, to $2,640 million from $2,390 million in the first quarter of fiscal 2007. The strengthening of certain foreign currencies favorably impacted net sales by $143 million, or 6.0%, in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007. Organic net sales growth of 4.5% in the first quarter of fiscal 2008 over the first quarter of fiscal 2007 was attributable to increases in volume partially offset by price erosion.

        Electronic Components' organic net sales growth by industry end market was strongest in the communication equipment, industrial machinery, aerospace and defense, and automotive markets. Our organic growth of 22.1% in the communication equipment market in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 primarily resulted from 66.3% growth in our sales of interconnect components to mobile phone manufacturers. In the industrial machinery market, our organic net sales growth of 10.2% in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 was attributable to global demand for solar products and spending for oil and gas drilling equipment. Our organic net sales growth of 8.9% in the aerospace and defense market in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 resulted from continued strong demand in the U.S. commercial aerospace market. In the automotive market, our organic net sales growth of 8.1% in the first quarter of fiscal 2008 over the first quarter of fiscal 2007 was due to growth in the Asia-Pacific region of 13.7% and the EMEA region of 8.9% partially offset by a 7.5% decline in the North America region that was driven by reduced production by automotive manufacturers. Finally, in the computer market, our organic net sales declined 4.9% in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 due to a strategic decision to exit certain low-margin products which negatively impacted net sales by approximately $30 million.

        Electronic Components' operating income increased $25 million, or 7.6%, to $352 million in the first quarter of fiscal 2008 from $327 million in the first quarter of fiscal 2007. Benefits from higher sales and favorable foreign currency increases were partially reduced by lower productivity in our U.S. automotive operations. Restructuring costs in the first quarter of fiscal 2008 increased $7 million over the first quarter of fiscal 2007. Also, segment results included $2 million of costs in the first quarter of fiscal 2007 that related to our Separation from Tyco International.

  Network Solutions

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	($ in millions)
Net sales	$512	$421
Income from operations	$69	$54
Operating margin	13.5%	12.8%

        The following table sets forth Network Solutions' percentage of total net sales by primary industry end market(1):

	For the Quarters Ended
	December 28, 2007	December 29, 2006
Energy	44%	46%
Communication Service Provider	29	26
Building Networks	24	24
Other	3	4

Total	100%	100%

  (1)
  Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

        The following table provides an analysis of the change in Network Solutions' net sales for the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 by primary industry end market(1):

	Change in Net Sales for the Quarter Ended December 28, 2007 versus Net Sales for the Quarter Ended December 29, 2006
	Organic(2)		Translation(3)	Total
	($ in millions)
Energy	$16	8.1%	$19	$35	18.2%
Communication Service Provider	25	22.4	10	35	31.3
Building Networks	10	10.4	10	20	19.8
Other	—	(0.5)	1	1	6.3

Total	$51	12.1%	$40	$91	21.6%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

(2)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(3)
Represents the percentage change in net sales resulting from changes in foreign currency exchange rates.

        Network Solutions' net sales increased $91 million, or 21.6%, to $512 million in the first quarter of fiscal 2008 from $421 million in the first quarter of fiscal 2007. The strengthening of certain foreign currencies favorably affected net sales by $40 million, or 9.5%, in the first quarter of fiscal 2008 over the first quarter of fiscal 2007. Organic net sales growth was $51 million, or 12.1%, for the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007.

        On an organic basis, Network Solutions experienced strong growth in the communication service provider, building networks, and energy end markets in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007. Our organic net sales growth of 22.4% in the communication service provider market in the first quarter of fiscal 2008 over the first quarter of fiscal 2007 reflects increased spending levels at certain carriers. In the building networks market, our organic net sales growth of 10.4% in the first quarter of fiscal 2008 over the first quarter of fiscal 2007 was attributable to strong demand for faster and more secure networks, particularly in non-U.S. markets. Our organic net sales growth of 8.1% in the energy market in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 resulted from solid growth in both EMEA and Asia. In EMEA, growth was due to the upgrade/replacement of aging grids and the demand for alternative energy sources, while in Asia it was driven by the build-out of energy infrastructure in developing nations.

        Network Solutions' operating income increased $15 million, or 27.8%, to $69 million in the first quarter of fiscal 2008 from $54 million in the first quarter of fiscal 2007. The operating income increase resulted from increases in volume and favorable mix partially offset by increased restructuring costs of $5 million in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007.

  Wireless Systems

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	($ in millions)
Net sales	$209	$207
Income from operations	$14	$14
Operating margin	6.7%	6.8%

        Wireless Systems' net sales increased $2 million, or 1.0%, to $209 million in the first quarter of fiscal 2008 from $207 million in the first quarter of fiscal 2007. The sales growth was all organic. This net sales growth in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 resulted primarily from growth in the automotive and public safety markets offset by declines in the communication infrastructure market.

        Wireless Systems' operating income was flat at $14 million in the first quarter of fiscal 2008 and first quarter of fiscal 2007. Benefits from higher sales volumes and a decrease of $1 million in restructuring costs were offset by increased price erosion in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007.

  Undersea Telecommunications

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	($ in millions)
Net sales	$314	$76
Income (loss) from operations	$43	$(1)
Operating margin	13.7%	(1.3)%

        Undersea Telecommunications' net sales increased $238 million, or 313.2%, to $314 million in the first quarter of fiscal 2008 from $76 million in the first quarter of fiscal 2007. Undersea Telecommunications' organic net sales growth of $237 million, or 311.4%, in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007 resulted from our execution of the construction of a transoceanic system that connects the U.S. and China, as well as another large project within Asia. The impact of foreign currency exchange rates was minimal in the first quarter of fiscal 2008.

        Activity in this market remains robust, especially in Asia and emerging markets where broadband requirements continue to increase. As construction of the transoceanic system nears completion, we expect Undersea Telecommunications' revenue to decrease in the remaining quarters of fiscal 2008 as compared to the first quarter. Additionally, we do not expect year-over-year growth rates for the remainder of fiscal 2008 to be as strong as the first quarter, as sales levels in the second through fourth quarters of fiscal 2007 also benefited from accelerated activity in Asia.

        Undersea Telecommunications' operating income increased $44 million to $43 million in the first quarter of fiscal 2008 from a loss of $1 million in the first quarter of fiscal 2007 reflecting increased volumes and improved operating leverage.

Non-Operating Items

  Interest Expense, Net

        Interest expense, net was $40 million in the first quarter of fiscal 2008 as compared to $45 million in the first quarter of fiscal 2007. The decrease of $5 million, or 11.1%, in the first quarter of fiscal 2008 from the first quarter of fiscal 2007 was driven by lower average debt levels.

        A portion of Tyco International's net interest expense was allocated to us through June 1, 2007. During the first quarter of fiscal 2007, we were allocated net interest expense of $47 million which includes the impact of Tyco International's interest rate swaps. Management believes the net interest expense allocation basis was reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for these periods.

  Other Income

        In the first quarter of fiscal 2008, we recorded other income of $592 million, pursuant to the Tax Sharing Agreement with Tyco International and Covidien, of which $572 million related to certain incremental tax liabilities recorded upon the adoption of Financial Accounting Standards Board, or FASB, Interpretation No., or FIN, 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." See Note 2 to the Interim Condensed Consolidated and Combined Financial Statements for additional information regarding the adoption of FIN 48. For further information regarding the Tax Sharing Agreement, see Note 12 to the Interim Condensed Consolidated and Combined Financial Statements.

  Income Taxes

        Our effective income tax rate was 15.2% and 30.9% for the quarters ended December 28, 2007 and December 29, 2006, respectively. The effective tax rate for first quarter of fiscal 2008 includes the impact of $572 million of pre-tax income recognized in connection with our adoption of FIN 48, for which no tax was provided. Excluding the impact of the income recognized upon the adoption of FIN 48, the effective tax rate increased in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007 primarily due to additional accruals of interest related to uncertain tax positions. These increases were partially offset by a decrease in non-U.S. valuation allowances in the first quarter of fiscal 2008 and the impact of a change in tax laws in the Netherlands in the first quarter of fiscal 2007. These tax law changes imposed limitations on the carryforward period of net operating losses and also changed the applicable future tax rates.

  Income from Discontinued Operations, Net of Income Taxes

        Income from discontinued operations was $77 million and $41 million in the first quarter of fiscal 2008 and the first quarter of fiscal 2007, respectively. During the first quarter of 2008, we completed the sale of our Power Systems business for $102 million in net cash proceeds and recorded a $56 million pre-tax gain on the sale. The proceeds received are subject to a final working capital adjustment. In the first quarter of fiscal 2007, we completed the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale. See Note 4 to the Interim Condensed Consolidated and Combined Financial Statements for additional information regarding discontinued operations.

Results of Operations for Fiscal 2007, Fiscal 2006, and Fiscal 2005

Consolidated and Combined Operations

        The following table sets forth certain items from our Consolidated and Combined Statements of Operations and the percentage of net sales that such items represent for the periods shown.

	Fiscal
	2007		2006		2005
	($ in millions)
Net sales	$13,460	100.0%	$12,300	100.0%	$11,433	100.0%
Cost of sales	10,012	74.4	8,999	73.2	8,334	72.9
Gross income	3,448	25.6	3,301	26.8	3,099	27.1
Selling, general, and administrative expenses	1,664	12.4	1,524	12.4	1,403	12.3
Allocated class action settlement costs, net	887	6.6	—	—	—	—
Separation costs	45	0.3	—	—	—	—
Restructuring and other charges (credits), net	99	0.7	13	0.1	(10)	(0.1)
Goodwill impairment	—	—	316	2.6	—	—
Gain on divestiture	—	—	—	—	(301)	(2.6)
Income from operations	753	5.6	1,448	11.8	2,007	17.6
Interest income	53	0.4	48	0.4	44	0.4
Interest expense	(231)	(1.7)	(256)	(2.1)	(293)	(2.6)
Other expense, net	(219)	(1.6)	—	—	(365)	(3.2)
Income from continuing operations before income taxes and minority interest	356	2.6	1,240	10.1	1,393	12.2
Income taxes	(494)	(3.7)	(46)	(0.4)	(376)	(3.3)
(Loss) income from continuing operations	(144)	(1.1)	1,188	9.7	1,011	8.8
(Loss) income from discontinued operations, net of income taxes	(410)	(3.0)	13	0.1	122	1.1
Net (loss) income	$(554)	(4.1)%	$1,193	9.7%	$1,144	10.0%

        Net Sales.    Net sales increased $1,160 million, or 9.4%, to $13,460 million in fiscal 2007 from $12,300 million in fiscal 2006. In fiscal 2006, net sales increased $867 million, or 7.6%, to $12,300 million from $11,433 million in fiscal 2005. Foreign currency exchange rates, primarily the euro, favorably impacted net sales by $429 million, or 3.5%, in fiscal 2007, negatively impacted net sales by $172 million, or 1.5%, in fiscal 2006, and favorably impacted net sales by $278 million, or 2.6%, in fiscal 2005. On an organic basis, net sales increased 5.8% in fiscal 2007 primarily reflecting strong growth in our Undersea Telecommunications segment and sales in international markets. In fiscal 2006 and fiscal 2005, organic net sales growth was 9.2% and 5.1%, respectively, reflecting increases in volume partially offset by price erosion. Price erosion adversely affected net sales by $226 million in fiscal 2007, $313 million in fiscal 2006, and $426 million in fiscal 2005. See further discussion below under Results of Operations by Segment.

        The following table sets forth the percentage of our total net sales by geographic region:

	Fiscal
	2007	2006	2005
Americas	37%	38%	39%
Europe/Middle East/Africa (EMEA)	36	35	36
Asia-Pacific	27	27	25

Total	100%	100%	100%

        The following table provides an analysis of the change in our net sales compared to the prior fiscal year by geographic region:

	Fiscal
	2007						2006
							Change in Net Sales versus Prior Fiscal Year
	Change in Net Sales versus Prior Fiscal Year
										Acquisitions (Divestitures)
	Organic(1)		Translation(2)	Acquisitions	Total		Organic(1)		Translation(2)		Total
	($ in millions)
Americas(3)	$188	4.1%	$102	$—	$290	6.3%	$125	2.8%	$91	$(29)	$187	4.2%
Europe/Middle East/Africa	224	5.2	307	17	548	12.7	397	9.7	(192)	11	216	5.3
Asia-Pacific	302	9.0	20	—	322	9.6	535	18.5	(71)	—	464	16.0

Total	$714	5.8%	$429	$17	$1,160	9.4%	$1,057	9.2%	$(172)	$(18)	$867	7.6%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

(3)
The Americas includes our Undersea Telecommunications segment.

        The following table sets forth the percentage of our total net sales by segment:

	Fiscal
	2007	2006	2005
Electronic Components	75%	76%	77%
Network Solutions	14	14	13
Wireless Systems	7	7	8
Undersea Telecommunications	4	3	2

Total	100%	100%	100%

        The following table provides an analysis of the change in our net sales compared to the prior fiscal year by segment:

	Fiscal
	2007						2006
							Change in Net Sales versus Prior Fiscal Year
	Change in Net Sales versus Prior Fiscal Year
										Acquisitions (Divestitures)
	Organic(1)		Translation(2)	Acquisitions	Total		Organic(1)		Translation(2)		Total
	($ in millions)
Electronic Components	$375	4.0%	$333	$17	$725	7.7%	$769	8.8%	$(151)	$11	$629	7.2%
Network Solutions	61	3.5	96	—	157	9.0	238	15.6	(24)	—	214	14.0
Wireless Systems	12	1.4	1	—	13	1.5	1	0.1	2	—	3	0.3
Undersea Telecommunications	266	88.9	(1)	—	265	88.3	49	17.4	1	(29)	21	7.5

Total	$714	5.8%	$429	$17	$1,160	9.4%	$1,057	9.2%	$(172)	$(18)	$867	7.6%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

        Cost of Sales and Gross Income.    In fiscal 2007, gross income increased by $147 million over fiscal 2006; however, gross income as a percentage of net sales decreased by 120 basis points. Our margin percentage declined due to higher organic growth in lower margin markets such as Undersea Telecommunications. We also were negatively impacted by lower plant productivity in North America as a result of sales declines in that market by our Electronic Components segment in fiscal 2007.

        Gross income increased by $202 million in fiscal 2006 over fiscal 2005, but decreased as a percentage of net sales by 30 basis points. This decline as a percentage of net sales was attributable to increases in raw material costs, primarily metals, which unfavorably affected fiscal 2006 gross income by $293 million when compared to fiscal 2005.

        Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses as a percentage of net sales were 12.4% in both fiscal 2007 and fiscal 2006. Prior to Separation, selling, general, and administrative expenses included allocated overhead expenses from Tyco International, which decreased by $25 million to $152 million in fiscal 2007 as compared to $177 million in fiscal 2006. We incurred costs of $41 million in fiscal 2007 related to building separate company functions that did not exist in the prior fiscal year. A portion of these costs were duplicative in fiscal 2007 as we were also allocated costs related to these functions from Tyco International until the Separation date. Selling, general, and administrative expenses also included a $24 million gain on the sale of real estate in fiscal 2007 that related to our Wireless Systems segment.

        Selling, general, and administrative expenses as a percentage of net sales were 12.4% and 12.3% in fiscal 2006 and fiscal 2005, respectively. Selling, general, and administrative expenses include the effect of the adoption of SFAS No. 123R, "Share Based Payment," which resulted in incremental stock option charges of $40 million in fiscal 2006, as compared to fiscal 2005.

        Allocated Class Action Settlement Costs, Net.    As discussed above, in connection with the class action settlement, we were allocated a net charge from Tyco International of $887 million in fiscal 2007. See Note 16 to the Annual Consolidated and Combined Financial Statements for further information regarding the class action settlement and allocated net costs.

        Separation Costs.    In connection with the Separation, we incurred costs of $45 million in fiscal 2007, primarily related to employee costs, including $11 million of non-cash compensation expense related to the conversion of share option awards at Separation and $13 million related to the acceleration of restricted share award vesting as a result of Separation. See Note 23 to the Annual Consolidated and Combined Financial Statements for further information on the conversion of Tyco International share option awards into Tyco Electronics share option awards and the acceleration of restricted share award vesting.

        Restructuring and Other Charges (Credits), Net.    Net restructuring and other charges were $99 million in fiscal 2007 compared to $13 million in fiscal 2006. Total charges, including amounts reflected in cost of sales, increased $85 million to $104 million in fiscal 2007 from $19 million in fiscal 2006. Increases resulted from our strategic priority to simplify our manufacturing footprint.

        During fiscal 2007, we initiated restructuring actions to exit manufacturing operations and migrate product lines to low cost countries in the Electronic Components and Network Solutions segments and to rationalize certain product lines in the Wireless Systems segment. Restructuring charges recorded in fiscal 2007 primarily related to employee severance and benefits.

        Net restructuring and other credits of $10 million in fiscal 2005 primarily resulted from the sale of previously written down assets for amounts greater than originally estimated and the completion of exit activities related to previously acquired operations for amounts less than originally established as acquisition liabilities.

        See Note 4 to the Annual Consolidated and Combined Financial Statements for further information regarding restructuring and other charges (credits), net.

        Goodwill Impairment.    During fiscal 2006, we recorded a goodwill impairment of $316 million in our Wireless Systems segment related to the Integrated Wireless Products reporting unit. This impairment was incurred when the reporting unit experienced slower growth and profitability than management's previous experience and future expectations due to declines in certain end markets. See Note 9 to our Annual Consolidated and Combined Financial Statements for additional information regarding the fiscal 2006 goodwill impairment. There were no goodwill impairments during fiscal 2007 or 2005.

        Gain on Divestiture.    In fiscal 2005, income from continuing operations benefited from the pre-tax $301 million gain on the divestiture of the Tyco Global Network.

        Income from Operations.    Income from operations was $753 million, or 5.6% of net sales, in fiscal 2007 as compared to $1,448 million, or 11.8%, of net sales, in fiscal 2006. The decline resulted primarily from allocated net class action settlement costs of $887 million in fiscal 2007 and a higher level of restructuring and other charges of $85 million related to our strategic initiative to simplify our manufacturing operations.

        Income from operations was $1,448 million in fiscal 2006 compared to $2,007 million in fiscal 2005. The decrease was driven by a goodwill impairment of $316 million in fiscal 2006 as well as a gain on divestiture in fiscal 2005 of $301 million. The remaining change was driven by an increase in net sales negatively offset by increased raw material costs.

Results of Operations by Segment

  Electronic Components

	Fiscal
	2007	2006	2005
	($ in millions)
Net sales	$10,111	$9,386	$8,757
Income from operations	$1,339	$1,404	$1,398
Operating margin	13.2%	15.0%	16.0%

        The following table sets forth Electronic Components' percentage of total net sales by primary industry end market(1):

	Fiscal
	2007	2006	2005
Automotive	39%	38%	40%
Computer	11	12	11
Communication Equipment	8	8	7
Appliance	5	5	5
Industrial Machinery	5	5	4
Aerospace and Defense	4	3	3
Consumer Electronics	2	2	2
Other	26	27	28

Total	100%	100%	100%

    (1)
    Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

        The following table provides an analysis of the change in Electronic Components' net sales compared to the prior fiscal year by primary industry end market(1):

	Fiscal
	2007						2006
	Change in Net Sales versus Prior Fiscal Year						Change in Net Sales versus Prior Fiscal Year
	Organic(2)		Translation(3)	Acquisitions (Divestitures)	Total		Organic(2)		Translation(3)	Acquisitions (Divestitures)	Total
	($ in millions)
Automotive	$192	5.4%	$176	$17	$385	10.8%	$172	5.0%	$(70)	$11	$113	3.3%
Computer	(44)	(3.9)	17	—	(27)	(2.4)	115	11.5	(5)	—	110	11.0
Communication Equipment	45	6.1	22	—	67	9.1	101	15.8	(5)	—	96	15.0
Appliance	17	3.5	16	—	33	6.7	42	9.5	(3)	—	39	8.9
Industrial Machinery	53	11.5	17	—	70	15.2	85	22.0	(16)	—	69	17.9
Aerospace and Defense	32	10.5	9	—	41	13.4	9	3.1	(3)	—	6	2.0
Consumer Electronics	21	11.7	4	—	25	13.4	31	19.1	(1)	—	30	18.5
Other	59	2.3	72	—	131	5.1	214	9.2	(48)	—	166	7.1

Total	$375	4.0%	$333	$17	$725	7.7%	$769	8.8%	$(151)	$11	$629	7.2%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

(2)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(3)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

  Fiscal 2007 Compared to Fiscal 2006

        Electronic Components' net sales increased $725 million, or 7.7%, to $10,111 million in fiscal 2007 from $9,386 million in fiscal 2006. Approximately $333 million, or 3.5%, of the increase was due to the strengthening of certain foreign currencies in fiscal 2007 as compared to fiscal 2006. Organic net sales growth of 4.0% in fiscal 2007 over fiscal 2006 was attributable to increases in volume partially offset by price erosion.

        In fiscal 2007, Electronic Components' organic net sales growth by industry end market was strongest in the consumer electronics, industrial machinery, and aerospace and defense end markets. Our organic growth of 11.7% in the consumer electronics market in fiscal 2007 as compared to fiscal 2006 resulted from continued strong consumer demand as well as our continued focus on this market. In the industrial machinery market, our organic net sales growth of 11.5% in fiscal 2007 over fiscal 2006 resulted from strong demand globally as companies continued to invest in factory automation. In the aerospace and defense market, our organic net sales growth of 10.5% in fiscal 2007 over fiscal 2006 was driven primarily by strength in North America and Europe in the commercial aerospace market. Our organic net sales growth of 5.4% in the automotive market in fiscal 2007 over fiscal 2006 was attributable to growth in the Asia-Pacific region of 13.0% and the EMEA region of 5.4% partially offset by a decline in the North America region that was driven by reduced production by automotive manufacturers. Finally, in the computer market, our organic net sales declined 3.9% in fiscal 2007 as compared to fiscal 2006 due to a strategic decision to exit certain low-margin products which negatively impacted net sales by $83 million.

        Electronic Components' operating income decreased $65 million, or 4.6%, to $1,339 million fiscal 2007 from $1,404 million in fiscal 2006. Benefits from higher sales and favorable foreign currency increases were reduced by lower productivity resulting from sales declines in North America primarily in automotive, housing related, and communication equipment markets. Also, restructuring costs in fiscal 2007 increased $45 million as compared to fiscal 2006, and segment results included $33 million of costs in fiscal 2007 that related to our separation from Tyco International that did not exist in fiscal 2006.

  Fiscal 2006 Compared to Fiscal 2005

        In fiscal 2006, Electronic Components' net sales increased $629 million, or 7.2%, to $9,386 million from $8,757 million in fiscal 2005. The weakening of certain foreign currencies negatively affected net sales by $151 million, or 1.7%. Organic net sales growth of 8.8% in fiscal 2006 resulted from increases in volume partially offset by price erosion.

        Electronic Components' fiscal 2006 organic net sales growth by industry end market was strongest in the communication equipment, computer, industrial machinery, and consumer electronics markets. Our organic net sales growth of 15.8% in the communication equipment market in fiscal 2006 over fiscal 2005 was driven by strong demand across the entire market including infrastructure equipment and mobile phones. In the computer market, our organic net sales growth of 11.5% was driven by computer shipment growth that was strong throughout all of fiscal 2006. In the industrial machinery market, our organic net sales growth of 22.0% resulted from strong demand globally as companies continued to invest in factory automation. In the consumer electronics market, our organic net sales growth of 19.1% in fiscal 2006 over fiscal 2005 was attributable to continued strong consumer demand as well as our continued increased focus on this market. Our organic net sales growth of 5.0% in the automotive market resulted from strong growth in Asia-Pacific of 8.5% offset by flat sales in EMEA and the Americas. In the aerospace and defense market, our organic net sales growth slowed to 3.1% in fiscal 2006 due to a slowdown in defense electronics spending in the programs in which we participate, offset by increased sales related to commercial aircraft builds.

        Electronic Components' operating income increased $6 million to $1,404 million in fiscal 2006 from $1,398 million in fiscal 2005. Benefits from increased sales volume and cost improvement initiatives were offset by price erosion and increased raw material prices in fiscal 2006. Increased raw material costs negatively affected margins by $261 million in fiscal 2006 as compared to fiscal 2005. Also, the adoption of SFAS No. 123R negatively affected fiscal 2006 results by $33 million. Finally, the weakening of certain foreign currencies negatively impacted fiscal 2006 results by $19 million as compared to fiscal 2005.

  Network Solutions

	Fiscal
	2007	2006	2005
	($ in millions)
Net sales	$1,897	$1,740	$1,526
Income from operations	$231	$268	$225
Operating margin	12.2%	15.4%	14.7%

        The following table sets forth Network Solutions' percentage of total net sales by primary industry end market(1):

	Fiscal
	2007	2006	2005
Energy	45%	44%	45%
Communication Service Provider	28	31	30
Building Networks	24	22	21
Other	3	3	4

Total	100%	100%	100%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

        The following table provides an analysis of the change in Network Solutions' net sales compared to the prior fiscal year by primary industry end market(1):

	Fiscal
	2007					2006
	Change in Net Sales versus Prior Fiscal Year					Change in Net Sales versus Prior Fiscal Year
	Organic(2)		Translation(3)	Total		Organic(2)		Translation(3)	Total
	($ in millions)
Energy	$43	5.7%	$47	$90	11.9%	$69	10.1%	$6	$75	11.0%
Communication Service Provider	(41)	(7.4)	25	(16)	(2.9)	101	22.3	(4)	97	21.5
Building Networks	61	16.2	19	80	21.4	64	19.9	(10)	54	16.9
Other	(2)	(2.7)	5	3	5.0	4	5.6	(16)	(12)	(16.7)

Total	$61	3.5%	$96	$157	9.0%	$238	15.6%	$(24)	$214	14.0%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

(2)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(3)
Represents the percentage change in net sales resulting from changes in foreign currency exchange rates.

  Fiscal 2007 Compared to Fiscal 2006

        Network Solutions' net sales increased $157 million, or 9.0%, to $1,897 million in fiscal 2007 from $1,740 million in fiscal 2006. The strengthening of certain foreign currencies, primarily the euro, favorably affected net sales by $96 million, or 5.5%, in fiscal 2007 over fiscal 2006. Organic net sales growth was $61 million, or 3.5%, in fiscal 2007 over fiscal 2006.

        In fiscal 2007, Network Solutions' organic net sales growth was strong in the building networks and energy end markets; however, our organic net sales declined in the communication service provider market. In the building networks market, our organic net sales growth of 16.2% in fiscal 2007 over fiscal 2006 resulted from higher pricing on copper cabling products as well as increases in non-residential construction spending and network upgrades in existing buildings. Our organic net sales growth of 5.7% in the energy market in fiscal 2007 as compared to fiscal 2006 resulted from solid growth in EMEA due to continued strong demand for high voltage products used to replace/upgrade aging grids in developed countries. On an organic basis, net sales decreased 7.4% in the communication service provider market in fiscal 2007 as compared to fiscal 2006, reflecting a pause in spending on fiber network deployments by certain operators compared to strong sales in the same period last year due to hurricane-related spending in the Americas and the accelerated build-out of fiber networks by certain operators in Europe.

        Network Solutions' operating income decreased $37 million, or 13.8%, to $231 million in fiscal 2007 from $268 million in fiscal 2006. Price increases offset increased raw material costs. The operating income decrease resulted from a $26 million increase in restructuring cost and a lower margin sales mix due to the sales decline in the communication service provider market in fiscal 2007 as compared to fiscal 2006. Also, in fiscal 2007, we incurred $5 million of costs related to our separation from Tyco International that did not exist in fiscal 2006.

  Fiscal 2006 Compared to Fiscal 2005

        Network Solutions' net sales increased $214 million, or 14.0%, to $1,740 million in fiscal 2006 from $1,526 million in fiscal 2005. Organic net sales growth of $238 million, or 15.6%, in fiscal 2006 over fiscal 2005, resulted primarily from increases in volume. Organic net sales growth was partially offset by $24 million, or 1.6%, of unfavorable changes in foreign currency exchange rates. The impact of price erosion on fiscal 2006 net sales was minimal as a result of our pricing actions to recover material cost increases.

        In fiscal 2006, Network Solutions' organic net sales growth was strong across the energy, communication service provider, and building networks industry end markets. In the energy market, our organic net sales growth of 10.1% in fiscal 2006 over fiscal 2005 was due primarily to the continued increased spending on grid infrastructure improvements, as well as the build-out of the grid infrastructure in emerging markets. Our organic growth of 22.3% in the communication service provider market in fiscal 2006 over fiscal 2005 was driven by the continued build-out by certain operators in Europe and the United States of fiber networks and, to a lesser extent, sales that were driven by the rebuilding required in the United States resulting from hurricane activity. In the building networks market, our organic growth of 19.9% in fiscal 2006 over fiscal 2005 resulted from increased non-residential construction spending, increased spending to upgrade networks in existing buildings, and increased pricing to offset increased raw material costs.

        Network Solutions' operating income increased $43 million, or 19.1%, to $268 million in fiscal 2006 from $225 million in fiscal 2005. The improvement was driven by the net sales growth of 14.0% in fiscal 2006 over fiscal 2005. The benefits of pricing actions and cost improvement initiatives were partially offset by increased raw material costs, primarily metals, of $28 million in fiscal 2006 and the $4 million negative impact related to the adoption of SFAS No. 123R in fiscal 2006.

  Wireless Systems

	Fiscal
	2007	2006	2005
	($ in millions)
Net sales	$887	$874	$871
Income (loss) from operations	$77	$(239)	$92
Operating margin	8.7%	(27.3)%	10.6%

  Fiscal 2007 Compared to Fiscal 2006

        In fiscal 2007, Wireless Systems' net sales increased $13 million, or 1.5%, to $887 million over $874 million in fiscal 2006. Organic net sales growth of $12 million, or 1.4%, in fiscal 2007 as compared to fiscal 2006 resulted from increases in volume partially offset by price erosion. The impact of foreign currency exchange rates was minimal.

        Wireless Systems' organic net sales growth in fiscal 2007 as compared to fiscal 2006 was driven by growth in the automotive and public safety markets offset by declines in the communication infrastructure market.

        In fiscal 2007, Wireless Systems' operating income increased $316 million, or 132.2%, to $77 million from a loss of $239 million in fiscal 2006. As discussed above, during fiscal 2006, we recorded a goodwill impairment of $316 million in our Wireless Systems segment for the Integrated Wireless Products reporting unit which manufactures and sells our radio frequency components. In fiscal 2007, operating income included a $24 million gain on the sale of real estate. Increased engineering and selling investment in fiscal 2007 as compared to fiscal 2006 negatively impacted operating income. In addition, operating income was negatively impacted by increased restructuring costs of $5 million in fiscal 2007 as compared to fiscal 2006 and $2 million of costs related to our separation from Tyco International in fiscal 2007 that did not exist in fiscal 2006.

  Fiscal 2006 Compared to Fiscal 2005

        Wireless Systems' net sales increased $3 million to $874 million in fiscal 2006 from $871 million in fiscal 2005. Organic net sales were flat in fiscal 2006, as increases in volume were offset by price erosion. The impact of foreign currency translation was minimal. The flat organic net sales were driven by both our radio frequency components business and our land mobile radio business. The radio frequency components sales performance was affected by sales declines in the aerospace and defense and automotive markets as a result of programs coming to an end offset by increased sales to the communication infrastructure market. In land mobile radio, the sales level was influenced by a slowdown in United States federal programs in fiscal 2006 as compared to fiscal 2005.

        Wireless Systems' operating income decreased $331 million to an operating loss of $239 million in fiscal 2006 from operating income of $92 million in fiscal 2005. During fiscal 2006, we recorded a goodwill impairment of $316 million in our Wireless Systems segment for the Integrated Wireless Products reporting unit. Wireless Systems' fiscal 2006 operating income was also negatively impacted by $2 million related to the adoption of SFAS No. 123R in fiscal 2006.

  Undersea Telecommunications

	Fiscal
	2007	2006	2005
	($ in millions)
Net sales	$565	$300	$279
Income from operations	$38	$15	$292
Operating margin	6.7%	5.0%	104.7%

  Fiscal 2007 Compared to Fiscal 2006

        Net sales in the Undersea Telecommunications segment increased $265 million, or 88.3%, to $565 million in fiscal 2007 from $300 million in fiscal 2006. On an organic basis, net sales increased by 88.9% in fiscal 2007 as compared to fiscal 2006 from our execution of the construction of a transoceanic system that connects the U.S. and China as well as a project in the oil and gas market.

        Undersea Telecommunications had operating income of $38 million in fiscal 2007 compared to $15 million in fiscal 2006 primarily as a result of increases in sales. Restructuring costs in fiscal 2007 increased $9 million as compared to fiscal 2006, and segment results included $1 million of costs in fiscal 2007 that related to our separation from Tyco International that did not exist in fiscal 2006.

  Fiscal 2006 Compared to Fiscal 2005

        Net sales in the Undersea Telecommunications segment increased $21 million, or 7.5%, to $300 million in fiscal 2006 from $279 million in fiscal 2005. Organic net sales growth of 17.4% was driven by the continued increase in the number of regional system builds and upgrades of existing systems. Foreign currencies had a minimal impact on net sales. Fiscal 2006 net sales were negatively affected by the fiscal 2005 divestiture of the Tyco Global Network, which reported fiscal 2005 net sales of approximately $29 million.

        The Undersea Telecommunications segment had operating income of $15 million in fiscal 2006 compared to $292 million in fiscal 2005. In fiscal 2005, operating income benefited from the $301 million gain on the sale of the Tyco Global Network. The adoption of SFAS No. 123R negatively affected fiscal 2006 operating income by $1 million.

Non-Operating Items

  Interest Expense, Net

        Interest expense, net was $178 million in fiscal 2007, as compared to $208 million in fiscal 2006 and $249 million in fiscal 2005. The decrease of $30 million, or 14.4%, in fiscal 2007 from fiscal 2006 was driven by lower average debt levels. Decreases in net interest expense allocated by Tyco International were partially offset by interest incurred on our unsecured senior bridge loan and unsecured senior revolving credit facilities. The decrease of $41 million, or 16.5%, in fiscal 2006 from fiscal 2005 was driven by a reduction in net interest expense allocated by Tyco International reflecting lower average debt levels offset by higher borrowing rates.

        A portion of Tyco International's net interest expense was allocated to us through June 1, 2007. During fiscal 2007, 2006, and 2005, we were allocated net interest expense of $130 million, $201 million, and $239 million, respectively, which includes the effects of Tyco International's interest rate swaps. Management believes the interest expense allocation basis was reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for these periods.

  Other Expense, Net

        Other expense, net of $219 million in fiscal 2007 includes an allocation from Tyco International of $232 million for loss on retirement of debt. Additionally, in fiscal 2007, we recorded other income of $13 million associated with Tyco International's and Covidien's share of certain contingent tax liabilities for unresolved tax matters of legacy Tyco International.

        Other expense, net of $365 million in fiscal 2005 consisted primarily of an expense allocation from Tyco International related to our portion of Tyco International's loss on retirement of debt.

  Income Taxes

        Our effective tax rate for fiscal 2007 includes the effects of the pre-tax charges recorded in connection with the allocated class action settlement and the allocated loss on the retirement of debt for which no tax benefits were recorded. These impacts on the effective tax rate in fiscal 2007 were $312 million and $81 million, respectively. In addition, the fiscal 2007 effective tax rate reflects tax detriments related to increased borrowings in order to fund the class action settlement escrow and our separation from Tyco International.

        Our effective income tax rate was 3.7% and 27.0% for fiscal 2006 and 2005, respectively. The effective tax rate in fiscal 2006 includes a net release of $268 million of deferred tax asset valuation allowances in connection with improved profitability in certain jurisdictions, principally the U.S. Our U.S. results of operations in fiscal 2006 combined with other available evidence, including projections of future taxable income, indicated that it is more likely than not we will realize additional deferred tax assets in the future and accordingly the related valuation allowance was reduced. In addition to the valuation allowance release, effective tax rate was impacted by a $39 million state tax benefit recognized in fiscal 2006, primarily related to the Tyco Global Network divestiture, as well as $87 million of tax benefits associated with the receipt of a favorable non-U.S. tax ruling permitting the deduction of historical debt retirement costs. These decreases to the fiscal 2006 effective tax rate were partially offset by a $71 million detriment related to the impact of the goodwill impairment in the Wireless Systems segment for which a tax benefit was not fully realized. The effective tax rate in fiscal 2005 reflects the release of $129 million of deferred tax asset valuation allowances and $105 million of benefits recognized related to the Tyco Global Network divestiture, principally in the U.S.

        The valuation allowance for deferred tax assets of $703 million and $611 million at fiscal year end 2007 and 2006, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. We believe that we will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on our Consolidated and Combined Balance Sheets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires a valuation allowance to be established or maintained when it is "more likely than not" that all or a portion of deferred tax assets will not be realized.

        The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities and related interest for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes and related interest will be due. These tax liabilities and related interest are reflected net of the impact of related tax loss carryforwards, as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon eventual settlement with the tax authorities. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities and related interest. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. Substantially all of these potential tax liabilities and related interest are recorded in income taxes on the Consolidated and Combined Balance Sheets as payment is not expected within one year.

        Except for earnings that are currently distributed, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, as such earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or we have concluded that no additional tax liability will arise as a result of distribution of such earnings. A liability could arise if our intentions to permanently reinvest such earnings were to change and amounts were distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

  (Loss) Income from Discontinued Operations, Net of Income Taxes

        Loss from discontinued operations was $410 million in fiscal 2007. During the third quarter of fiscal 2007, a plan was approved to divest our Power Systems business and, in connection with the approval, we recorded a $435 million after-tax, $585 million pre-tax, impairment charge. As discussed above, subsequent to year end, we entered into a definitive agreement to sell the Power Systems business. In the first quarter of fiscal 2007, we consummated the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale.

        Income from discontinued operations was $13 million in fiscal 2006 and $122 million in fiscal 2005, reflecting the operating results of the Power Systems business as well as the Printed Circuit Board business that was approved for sale in fiscal 2006. As discussed above, this transaction was completed subsequent to fiscal year end 2006.

        See Note 5 to our Annual Consolidated and Combined Financial Statements for further information regarding discontinued operations.

  Cumulative Effect of Accounting Change

        During fiscal 2006, we adopted FIN 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB No. 143." Accordingly, we have recognized asset retirement obligations of $16 million and property, plant, and equipment, net of $4 million in our Combined Financial Statements at fiscal year end 2006. In addition, we recorded a cumulative effect of accounting change which resulted in an $8 million after-tax, $12 million pre-tax, loss. See Note 2 to our Annual Consolidated and Combined Financial Statements for more information on FIN 47.

        During fiscal 2005, we changed the measurement date for our pension and postretirement benefit plans from September 30th to August 31st, effective October 1, 2004. We believe that the one-month change of measurement date was a preferable change as it allows management adequate time to evaluate and report the actuarial information in our Consolidated and Combined Financial Statements under the accelerated reporting deadlines. As a result of this change, we recorded an $11 million after-tax, $13 million pre-tax, gain cumulative effect of accounting change in fiscal 2005. See Note 15 to our Annual Consolidated and Combined Financial Statements for more information on retirement plans.

  Change in Fiscal Year and Reporting Calendar Alignment

        Effective October 1, 2004, we changed our fiscal year end from a calendar fiscal year ending September 30th to a "52-53 week" year ending on the last Friday of September, so that each quarterly period would be 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will be 14 weeks, with the first such occurrence taking place in fiscal 2011. The impact of this change was not material to the Combined Financial Statements. Net income for the transition period related to this change was $21 million after-tax, $29 million pre-tax, and was reported within equity.

Liquidity and Capital Resources

        The following table summarizes the sources of our cash flow from operating activities and the use of a portion of that cash in our operations for the quarters ended December 28, 2007 and December 29, 2006 and fiscal 2007, 2006, and 2005:

	For the Quarters Ended
			Fiscal
	December 28, 2007	December 29, 2006
			2007	2006	2005
			(in millions)
Income from operations	$478	$394	$753	$1,448	$2,007
Allocated class action settlement costs, net	—	—	887	—	—
Non-cash restructuring and other charges (credits), net	7	—	26	6	(16)
Gain on divestiture	—	—	—	—	(301)
Depreciation and amortization	140	128	535	484	490
Goodwill impairment	—	—	—	316	—
Deferred income taxes	42	21	162	(51)	(54)
Provisions for losses on accounts receivable and inventory	10	32	84	70	75
Other, net	49	(1)	(24)	3	4
Income tax advance payment	—	—	(163)	—	—
Changes in assets and liabilities, net	(137)	(208)	(50)	(357)	(34)
Interest income	10	15	53	48	44
Interest expense	(50)	(60)	(231)	(256)	(293)
Income tax expense	(157)	(108)	(494)	(46)	(376)

Net cash provided by continuing operating activities	$392	$213	$1,538	$1,665	$1,546

Other cash flow items:
Capital expenditures	$(129)	$(452)	$(892)	$(555)	$(476)
Divestiture of businesses	102	227	227	—	130

  Quarters Ended December 28, 2007 and December 29, 2006

        Net cash from continuing operating activities increased to $392 million in the first quarter of fiscal 2008 from $213 million in the first quarter of fiscal 2007. The improvement was primarily due to improved working capital performance and higher income levels in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007. The net change in assets and liabilities was a cash decrease of $137 million. The components of this change are set forth in the Condensed Consolidated and Combined Statements of Cash Flows and include increases in inventory and decreases in accrued and other current liabilities partially offset by increases in deferred revenue.

        We continue to fund capital expenditures to support new programs and to invest in machinery and our manufacturing facilities to further enhance productivity and manufacturing capabilities. Capital spending decreased $323 million in the first quarter of fiscal 2008 to $129 million as compared to $452 million in the first quarter of fiscal 2007. During the first quarter of fiscal 2007, we exercised our option to buy five cable-laying sea vessels that were previously leased to us and used by the Undersea Telecommunications segment at a cost of $280 million, which was reflected as a capital expenditure.

        In the first quarter of fiscal 2008, we received $102 million in net cash proceeds related to the sale of the Power Systems business. In the first quarter of fiscal 2007, we received $227 million in net cash proceeds related to the sale of the Printed Circuit Group business.

        The amount of income taxes paid, net of refunds, during the first quarter of fiscal 2008 and 2007 was $81 million and $76 million, respectively.

  Fiscal 2007, Fiscal 2006, and Fiscal 2005

        Net cash provided by continuing operating activities in fiscal 2007 was $1,538 million compared to $1,665 million in fiscal 2006. Cash provided by operating activities was negatively impacted by a $163 million advance payment to the IRS related to shared tax liabilities. The net change in assets and liabilities was a cash decrease of $50 million. The components of this change are set forth in the Consolidated and Combined Statements of Cash Flows and include increases in inventory of $124 million offset by increases in accrued and other current liabilities of $105 million. Although overall inventory levels increased in fiscal 2007, we continued to make progress in reducing days of inventory on hand. Inventory days were 72 at September 28, 2007 compared to 75 at September 29, 2006. Increases in accrued and other current liabilities at fiscal year end 2007 resulted from our dividend payable and increased restructuring activity in fiscal 2007.

        We continue to fund capital expenditures to support new programs and to invest in machinery and our manufacturing facilities to further enhance productivity and manufacturing capabilities. Capital spending increased $337 million in fiscal 2007 to $892 million as compared to $555 million in fiscal 2006. During fiscal 2007, we exercised our option to buy five cable-laying sea vessels that were previously leased to us and used by the Undersea Telecommunications segment at a cost of $280 million, which was reflected as a capital expenditure. Capital spending in fiscal 2007 also increased to support our increased sales activities. We expect long-term capital investment levels of approximately 4% to 5% of net sales each year.

        In fiscal 2007, we received $227 million in net cash proceeds related to the sale of the Printed Circuit Group business. Also, during fiscal 2007, we funded our portion of the class action settlement escrow for $928 million. Related net class action settlement costs of $887 were recognized in fiscal 2007.

        The amount of pension and postretirement benefit contributions reflected in fiscal 2007, 2006, and 2005 were $71 million, $69 million, and $81 million, respectively. These amounts include voluntary pension contributions of $24 million in fiscal 2005. We anticipate pension contributions to be $70 million to $80 million per year on an ongoing basis before consideration of voluntary contributions.

        The amount of income taxes paid, net of refunds, during fiscal 2007 was $454 million, including the $163 million related to the advance payment to the IRS for legacy tax liabilities.

  Capitalization

        Total debt at December 28, 2007 and September 28, 2007 was $3,284 million and $3,378 million, respectively. At fiscal year end 2006, total debt was $3,662 million of which $3,510 million was due to Tyco International. The amount due to Tyco International represents the portion of Tyco International's consolidated debt that was proportionately allocated to us based on our historical funding requirements. We believe the debt allocation basis was reasonable based on our historical financing needs. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company nor do these amounts represent actual indebtedness owed to Tyco International.

        During September 2007, Tyco Electronics Group S.A., or TEGSA, a wholly-owned subsidiary of the Company, issued $800 million principal amount of its 6.00% senior notes due 2012, $750 million principal amount of its 6.55% senior notes due 2017, and $500 million principal amount of its 7.125% senior notes due 2037, all of which are fully and unconditionally guaranteed by us. TEGSA offered the senior notes in the U.S. to qualified institutional buyers pursuant to Rule 144A of the Securities Act. In addition, the initial purchasers, through their respective selling agents, sold less than one-half of one percent of the senior notes outside the U.S. pursuant to Regulation S under the Securities Act. In connection with the issuance of the senior notes, we and TEGSA entered into an exchange and registration rights agreement with the initial purchasers under which we and TEGSA agreed, for the benefit of the holders of the senior notes, to file with the SEC an exchange offer registration statement within 210 days after the date of the original issue of the notes. If certain registration requirements are not met by the required time or registration is withdrawn or is subject to an effective stop order, there may be a registration default, requiring payment by us of liquidated damages in the form of special interest at a rate of 0.25% per annum for the first 90 days of such registration default, and at a rate of 0.50% thereafter, until such registration default is cured. As of December 28, 2007 and September 28, 2007, we have determined that the likelihood of a registration default is remote and have not accrued any special interest.

        In April 2007, TEGSA entered into a $2,800 million unsecured senior bridge loan facility. We are the guarantor of the bridge facility which had an original maturity date of April 23, 2008. On August 31, 2007, we and TEGSA amended the unsecured bridge loan facility to permit, at TEGSA's option, an extension of the maturity from April 23, 2008 to April 22, 2009. Borrowings under the bridge facility bear interest, at TEGSA's option, at a base rate or the London interbank offered rate plus a margin dependent on TEGSA's credit ratings and the amount drawn under the facility. TEGSA is required to pay an annual facility fee ranging from 4.5 to 12.5 basis points depending on its credit ratings. The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if we or TEGSA issue debt or equity. In May 2007, tranche B was added to the bridge facility, increasing the amount of the facility by $775 million. All balances under tranche B of the facility were paid off and all commitments under tranche B were cancelled in August 2007. Borrowings under the bridge facility were used to fund a portion of Tyco International's debt tender offers, to repay a portion of Tyco International's existing bank credit facilities, and to fund our portion of Tyco International's class action settlement escrow. See Note 12 to the Interim Condensed Consolidated and Combined Financial Statements and Note 16 to our Annual Consolidated and Combined Financial Statements for further information regarding the class action settlement. Net proceeds from the sales of the senior notes were used to repay a portion of borrowings under the unsecured senior bridge loan facility.

        Additionally, in April 2007, TEGSA entered into a five-year unsecured senior revolving credit facility. We are the guarantor of the revolving credit facility. The commitments under the revolving credit facility are $1,500 million. Interest and fees under the revolving credit facility are substantially the same as under the bridge loan facility. The revolving credit facility will be used for working capital, capital expenditures, and other corporate purposes.

        As of December 28, 2007 and September 28, 2007, TEGSA had $100 million and $700 million, respectively, outstanding under the five-year unsecured senior revolving credit facility, which bore interest at the rate of 5.44% and 5.38%, respectively. Also, as of December 28, 2007 and September 28, 2007, TEGSA had $550 million of indebtedness outstanding under the unsecured senior bridge loan facility, which bore interest at the rate of 5.49% and 5.47%, respectively.

        In November 2007, TEGSA commenced issuing commercial paper to U.S. institutional accredited investors and qualified institutional buyers in accordance with available exemptions from the registration requirements of the Securities Act, as part of our ongoing effort to enhance financial flexibility and to potentially decrease the cost of borrowings. As of December 28, 2007, TEGSA had $505 million of commercial paper outstanding which bore interest at an average rate of 5.36%. Borrowings under the commercial paper program are backed by the five-year unsecured senior revolving credit facility.

        During the third quarter of fiscal 2007, we conducted a tender offer to purchase for cash our subsidiary's 7.2% notes due 2008 amounting to $86 million. Approximately $67 million, or 78%, of the notes were tendered and extinguished.

        Our debt agreements contain financial and other customary covenants. None of these covenants are presently considered restrictive to our operations. As of December 28, 2007 and September 28, 2007, we were in compliance with all of our debt covenants.

        In December 2007, our board of directors declared a regular quarterly cash dividend of $0.14 per common share. The dividend was paid on February 4, 2008. Future dividends to holders of our common shares, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, statutory requirements of Bermuda law, contractual restrictions, and other factors that the board of directors may deem relevant.

        In September 2007, our board of directors authorized a share repurchase program of $750 million to purchase a portion of our outstanding common shares. In the first quarter of fiscal 2008, we repurchased approximately 7 million common shares for $259 million under this program, of which $232 million was paid as of December 28, 2007.

        Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations, the overall capacity and terms of our financing arrangements as discussed above, and access to the capital and money markets as well as other sources of funding. Given the volatility in the financial markets, we continue to monitor the markets closely and take steps to maintain financial flexibility and an appropriate capital structure.

        On September 19, 2005, we were awarded a contract to build and operate the statewide private radio system for the State of New York. Under the contractual terms, this is a 20-year contract that requires us to build the network and lease it to the State. As we build the network over the next three years, we will need to invest approximately $500 to $550 million. As of December 28, 2007 and September 28, 2007, we have invested $35 million and $28 million, respectively, primarily consisting of inventory. We expect that in fiscal 2008 we will invest approximately $50 to $75 million which will be funded by cash generated from operations.

Backlog

        At December 28, 2007, we had a backlog of unfilled orders of $3.6 billion, compared to a backlog of $3.0 billion and $2.6 billion at September 28, 2007 and September 29, 2006, respectively. Backlog by reportable segment is as follows:

	December 28, 2007	September 28, 2007	September 29, 2006
	(in millions)
Electronic Components	$1,731	$1,663	$1,513
Network Solutions	296	277	249
Wireless Systems	541	474	512
Undersea Telecommunications	1,017	560	327

Total	$3,585	$2,974	$2,601

Commitments and Contingencies

        The following table provides a summary of our contractual obligations and commitments for debt, minimum lease payments obligations under non-cancelable leases, and other obligations at fiscal year end 2007.

		Payments due by fiscal year
	Total	2008	2009	2010	2011	2012	There- after
	(in millions)
Debt(1)	$3,378	$555	$20	$1	$1	$1,500	$1,301
Operating leases	612	129	101	81	61	46	194
Purchase obligations(2)	93	93	—	—	—	—	—

Total contractual cash obligations(3)	$4,083	$777	$121	$82	$62	$1,546	$1,495

(1)
Excludes interest.

(2)
Purchase obligations consist of commitments for purchases of goods and services.

(3)
Total contractual cash obligations in the table above exclude pension and postretirement benefit obligations, income taxes, and other long-term liabilities.

We have pension and postretirement benefit obligations to certain employees and former employees. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate charges, investment performance, and amounts of benefit payments. We expect to contribute $73 million to pension and postretirement benefit plans in fiscal 2008 and $70 million to $80 million per year on an ongoing basis, before consideration of voluntary contributions. These plans and our estimates of future contributions and benefit payments are more fully described in Note 10 to the Interim Condensed Consolidated and Combined Financial Statements and Note 15 to the Annual Consolidated and Combined Financial Statements.

Income taxes and other long-term liabilities are excluded from the table above as we are unable to estimate the timing of payment for these items.

        At September 28, 2007, we had outstanding letters of credit and letters of guarantee in the amount of $277 million.

        At December 28, 2007 and September 28, 2007, we had a contingent purchase price commitment of $80 million related to the fiscal 2001 acquisition of Com-Net by the Wireless Systems segment. This represents the maximum amount payable to the former shareholders of Com-Net only after the construction and installation of a communications system for the State of Florida is finished and the State has approved the system based on the guidelines set forth in the contract. A liability for this contingency has not been recorded in our Consolidated and Combined Financial Statements as the outcome of this contingency currently is not estimable.

  Income Tax Matters

        Our income tax returns are periodically examined by various tax authorities. In connection with these examinations, tax authorities, including the IRS, have raised issues and proposed tax adjustments. We and Tyco International are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies and related interest which relate specifically to the Tyco Electronics business have been recorded in our Consolidated and Combined Financial Statements. In addition, we may be required to pay additional taxes for contingencies not related to the electronics businesses as a result of the tax liability sharing arrangements with Tyco International and Covidien entered into upon Separation.

        In fiscal 2004, in connection with the IRS audit of the fiscal 1997 through 2000 years, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through fiscal 2002. On the basis of previously accepted amendments, we have determined that acceptance of these adjustments is probable and, accordingly, have recorded them, as well as the impacts of the adjustments accepted by the IRS, in the Consolidated and Combined Financial Statements. These adjustments resulted in a $205 million net decrease in deferred income tax assets and a $205 million decrease in income taxes in fiscal 2006. Such adjustments did not have a material impact on our results of operations or cash flows.

        During the fourth quarter of fiscal 2007, Tyco International completed proposed amendments to a portion of its U.S. federal income tax returns for the 2001 through 2005 fiscal periods, which primarily reflected the roll forward of the previous amendments for the 1997 to 2002 fiscal periods. These adjustments resulted in a $9 million increase to the tax provision on our Consolidated and Combined Financial Statements in fiscal 2007. Tyco International continues to complete proposed adjustments to the remainder of its U.S. federal income tax returns for periods subsequent to fiscal 2002. When our tax return positions are updated, additional adjustments may be identified and recorded in the Consolidated Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, we believe that any resulting adjustments will not have a material impact on our results of operations, financial condition, or cash flows. Additionally, adjustments may be recorded to shareholders' equity in the future for the impact of filing final or amended income tax returns in certain jurisdictions where those returns include a combination of Tyco International, Covidien, and/or our legal entities for the periods prior to the Separation.

        During the third quarter of fiscal 2007, the IRS concluded its field examination of certain of Tyco International's U.S. federal income tax returns for the years 1997 though 2000 and issued anticipated Revenue Agents' Reports which reflect the IRS' determination of proposed tax adjustments for the periods under audit. The Revenue Agents' Reports propose tax audit adjustments to certain of Tyco International's previously filed tax return positions, all of which Tyco International expected and previously assessed at each balance sheet date. Accordingly, we have made no additional provision during fiscal 2007 with respect to our share of the proposed audit adjustments in the Revenue Agents' Reports.

        Tyco International has agreed with the IRS on adjustments totaling $498 million, with an estimated cash impact to Tyco International of $458 million, and during the third quarter of fiscal 2007, Tyco International paid $458 million. Our portion of this payment reduced income taxes on the Consolidated Balance Sheet by $163 million. It is our understanding that Tyco International has appealed other proposed tax audit adjustments totaling approximately $1 billion and intends to vigorously defend its prior filed tax return positions. We continue to believe that the amounts recorded in our Consolidated and Combined Financial Statements relating to these tax adjustments are sufficient. However, the ultimate resolution of these matters is uncertain and, should Tyco International lose its appeal, it could result in a material impact to our results of operations, financial position, or cash flows. In addition, ultimate resolution of these matters could result in Tyco International filing amended U.S. federal income tax returns for years subsequent to the current fiscal 1997 to 2000 audit period and could have a material impact on our effective tax rate in future reporting periods.

        Additionally, the IRS proposed civil fraud penalties against Tyco International arising from alleged actions of former executives in connection with certain intercompany transfers of stock in 1998 and 1999. Any penalty imposed would be subject to sharing with Tyco International and Covidien under the Tax Sharing Agreement. It is our understanding that Tyco International intends to vigorously oppose the assertion of any such penalties.

        In connection with the Separation, we entered into a Tax Sharing Agreement that generally governs Covidien's, Tyco Electronics', and Tyco International's respective rights, responsibilities, and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Covidien or

Tyco Electronics to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code or certain internal transactions undertaken in anticipation of the spin-offs to qualify for tax-favored treatment under the Code.

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, we entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify us for 69% of certain liabilities settled by Tyco Electronics with respect to unresolved legacy tax matters. Pursuant to that indemnification, we have made similar indemnifications to Tyco International and Covidien with respect to 31% of certain liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, we would be responsible for a portion of the defaulting party or parties' obligation.

        Upon Separation, and prior to the adoption of FIN 48 in fiscal 2008, $930 million of Tyco International's contingent tax liabilities related to unresolved tax matters were transferred to us in accordance with the Tax Sharing Agreement. In addition, we recorded a receivable from Tyco International and Covidien of $675 million on the Consolidated Balance Sheet at June 29, 2007 relating to indemnifications made by Tyco International and Covidien under the Tax Sharing Agreement. During the fourth quarter of fiscal 2007, an analysis of the tax reserves held by us, Tyco International, and Covidien indicated that we are the primary obligor for an additional $161 million of tax and related interest for which reserves had been recorded on the books of Tyco International and Covidien. Accordingly, the amounts recorded by us upon Separation for contingent tax liabilities and the corresponding assets for indemnifications made by Tyco International and Covidien were increased to reflect these additional amounts. The initial liability at Separation and the adjustment made in the fourth quarter of fiscal 2007 were reflected as adjustments to contributed surplus on the Consolidated Balance Sheet.

        Effective September 29, 2007, the beginning of fiscal 2008, we adopted FIN 48. As a result of adopting FIN 48, we recorded a net increase in contingent tax liabilities of $1,282 million, an increase in deferred tax assets of $647 million, and a corresponding decrease in the opening balance of accumulated earnings of $635 million. Pursuant to the Tax Sharing Agreement, certain contingent tax liabilities related to unresolved tax matters are subject to sharing between Tyco International, Covidien, and us. Tyco International and Covidien would be contractually obligated for $558 million of our net increase in contingent tax liabilities recorded in connection with our adoption of FIN 48.

        At September 28, 2007, the probability-weighted cash flows and risk premium of certain unresolved legacy tax matters for which we have made indemnifications to Tyco International and Covidien resulted in a fair value of the FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees for Indebtedness of Others," liability of $296 million. During the first quarter of fiscal 2008, we, while assessing our income tax positions under FIN 48, decreased this liability by $14 million to $282 million and recorded the adjustment to other income on the Condensed Consolidated and Combined Statement of Operations. This liability under FIN 45 consists of two components. The first component is a SFAS No. 5, "Accounting for Contingencies," liability that represents the asserted liabilities that either Tyco International or Covidien have determined to be probable and estimable totaling $184 million. The remaining $98 million represents the fair value of the 31% indemnification made to Tyco International and Covidien under the Tax Sharing Agreement. See further discussion in Note 9 to the Interim Condensed Consolidated and Combined Financial Statements and Note 13 to the Annual Consolidated and Combined Financial Statements. The actual amounts that we may be required to ultimately accrue or pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years. See Note 17 to the Annual Consolidated and Combined Financial Statements for additional information regarding our responsibility for contingent tax liabilities.

  Legal Matters

        In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements, and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information and applicable law, we do not expect that these proceedings will have a material adverse effect on our financial position. However, one or more of the proceedings could have a material adverse effect on our results of operations for a future period. See "Business—Legal Proceedings" and Note 12 to the Interim Condensed Consolidated and Combined Financial Statements for further information regarding legal proceedings.

        Prior to the announcement of the planned separation in January 2006, Tyco International and certain former directors and officers were named as defendants in several lawsuits relating to securities class action, shareholder lawsuits, and ERISA related litigation. As a part of the Separation and Distribution Agreement, any existing or potential liabilities related to this outstanding litigation have been allocated among Tyco International, Covidien, and us. We are responsible for 31% of potential liabilities that may arise upon the settlement of the pending litigation. If Tyco International or Covidien were to default on their obligation to pay their allocated share of these liabilities, however, we would be required to pay additional amounts. Subject to the terms and conditions of the Separation and Distribution Agreement, Tyco International will manage and control all the legal matters related to assumed contingent liabilities, including the defense or settlement thereof, subject to certain limitations. The liability sharing provisions regarding these class actions are set forth in the Separation and Distribution Agreement among Tyco International, Covidien, and us.

Off-Balance Sheet Arrangements

        Certain of our segments have guaranteed the performance of third-parties and provided financial guarantees for uncompleted work and financial commitments. The terms of these guarantees vary with end dates ranging from fiscal 2008 through the completion of such transactions. The guarantees would be triggered in the event of nonperformance and the potential exposure for nonperformance under the guarantees would not have a material effect on our results of operations, financial position, or cash flows.

        In disposing of assets or businesses, we often provide representations, warranties, and/or indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability for investigation and remediation of environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, we have no reason to believe that these uncertainties would have a material adverse effect on our results of operations, financial position, or cash flows.

        We have recorded liabilities for known indemnifications included as part of environmental liabilities. See Note 12 to the Interim Condensed Consolidated and Combined Financial Statements and Note 16 to the Annual Consolidated and Combined Financial Statements for a discussion of these liabilities.

        At September 29, 2006, we had an off-balance sheet leasing arrangement for five cable laying sea vessels. Upon expiration of this lease in October 2006, we exercised our option to buy these vessels for $280 million and, accordingly, the residual guarantee of $54 million was settled.

        In the normal course of business, we are liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect our results of operations, financial position, or cash flows.

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, we entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify us for 69% of certain liabilities settled by us with respect to unresolved legacy tax matters. Pursuant to that indemnification, we have made similar indemnifications to Tyco International and Covidien with respect to 31% of certain liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, we would be responsible for a portion of the defaulting party or parties' obligation. These arrangements have been valued upon our separation from Tyco International with the assistance of a third-party valuation firm in accordance with FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and, accordingly, liabilities amounting to $98 million were recorded on the Consolidated Balance Sheet at December 28, 2007. See Notes 9 and 12 to the Interim Condensed Consolidated and Combined Financial Statements and Notes 13 and 17 to the Annual Consolidated and Combined Financial Statements for additional information.

        We record estimated product warranty costs at the time of sale. See Note 9 to the Interim Condensed Consolidated and Combined Financial Statements and Note 13 to the Annual Consolidated and Combined Financial Statements for further information regarding estimated product warranty.

Critical Accounting Policies and Estimates

        The preparation of the Consolidated and Combined Financial Statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Our significant accounting policies are summarized in Note 2 to our Annual Consolidated and Combined Financial Statements. The following noted accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management's estimates are based on the relevant information available at the end of each period.

  Revenue Recognition

        Our revenue recognition policies are in accordance with Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements," and SAB No. 104, "Revenue Recognition," as issued by the SEC and other applicable guidance.

        Our revenues are generated principally from the sale of our products. Revenue from the sales of products is recognized at the time title and the risks and rewards of ownership pass. This time is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable, and collection is reasonably assured. For those items where title has not yet transferred, we have deferred the recognition of revenue. A reserve for estimated returns is established at the time of sale based on historical return experience and is recorded as a reduction of sales. Other allowances include customer quantity and price discrepancies. A reserve for other allowances is established at the time of sale based on historical experience and is recorded as a reduction of sales.

        Contract sales for construction related projects are recorded primarily on the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related cost to completion. Cost to completion is measured based on the ratio of actual cost incurred to total estimated cost. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Provisions for anticipated losses are made in the period in which they first become determinable. Contract sales for construction related projects are generated primarily within our Wireless Systems and Undersea Telecommunications segments.

  Inventories

        Inventories are stated at the lower of cost or market value. Provisions for slow moving and obsolete inventory are made based upon product demand and historical experience. Should future product demand change, existing inventory could become slow moving or obsolete and provisions would be increased accordingly.

  Goodwill and Other Intangible Assets

        Intangible assets acquired include both those that have a determinable life and residual goodwill. Intangible assets with a determinable life include primarily intellectual property consisting of patents, trademarks, and unpatented technology with estimates of recoverability ranging from 3 to 50 years that are amortized on a straight-line basis. An evaluation of the remaining useful life of intangible assets with a determinable life is performed on a periodic basis when events and circumstances warrant an evaluation. We assess intangible assets with a determinable life for impairment consistent with our policy for assessing other long-lived assets. Goodwill is assessed for impairment separately from other intangible assets with a determinable life by comparing the carrying value of each reporting unit to its fair value on the first day of the fourth quarter of each year or whenever we believe a triggering event requiring a more frequent assessment has occurred. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and market place data. There are inherent uncertainties related to these factors, and management's judgment in applying them to the analysis of goodwill impairment. Since management's judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated or understated.

        When testing for goodwill impairment, we follow the guidance prescribed in SFAS No. 142, "Goodwill and Other Intangible Assets." First, we perform a step I goodwill impairment test to identify a potential impairment. In doing so, we compare the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a step II goodwill impairment test is performed to measure the amount of any impairment loss. In the step II goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

        Estimates about fair value used in the step I goodwill impairment tests have been calculated using an income approach based on the present value of future cash flows of each reporting unit. The income approach has been supported by additional transaction and guideline analysis. These approaches incorporate many assumptions including future growth rates, discount factors, and income tax rates in assessing fair value. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

  Income Taxes

        In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

        In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years, and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future state, federal, and international pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

        We currently have recorded significant valuation allowances that we intend to maintain until it is more likely than not the deferred tax assets will be realized. Our income tax expense recorded in the future will be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including any future restructuring activities may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on our future earnings. If a change in a valuation allowance occurs, which was established in connection with an acquisition, the adjustment of such allowance may affect goodwill rather than the income tax provision.

        Changes in tax laws and rates also could affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on our results of operations, cash flows, or financial position.

        In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize and measure uncertain tax positions taken or expected to be taken in our tax returns under the provisions of FIN 48. FIN 48 requires that an enterprise must determine whether it is more-likely-than-not that a tax position will be sustained upon examination by taxing authorities, including resolution of any appeals or litigation processes, based upon the technical merits of the position. A tax position that meets the more-likely-than-not threshold is then measured to determine the amount of tax benefit to recognize in the financial statements. To the extent there is a difference between a tax position reflected on a tax return and the amount we recognize in the financial statements, we record a tax liability for the uncertain tax position, and any related interest, and we adjust deferred taxes, if appropriate. These tax liabilities and related interest are reflected net of the impact of related tax loss carryforwards, as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon the eventual settlement with the tax authorities. We adjust these tax and interest liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. If our estimate of tax liabilities for uncertain tax positions proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. Substantially all of these potential tax liabilities are recorded in income taxes on the Consolidated and Combined Balance Sheet as payment is not expected within one year.

  Pension and Postretirement Benefit

        Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality, and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations to be paid under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations. A 25 basis point decrease in the discount rate would increase our present value of pension obligations by $106.3 million, while a 25 basis point increase in the discount rate would decrease our present value of pension obligations by $101.6 million. We consider the current and expected asset allocations of our pension plans, as well as historical and expected long-term rates of return on those types of plan assets, in determining the expected long-term rate of return on plan assets. A 50 basis point decrease in the expected long-term return on plan assets would increase our pension expense by $9.8 million, while a 50 basis point increase in the expected long-term return on plan assets would decrease our pension expense by $9.8 million.

  Share-Based Compensation

        We adopted SFAS No. 123R, "Share-Based Payment," on October 1, 2005 using the modified prospective transition method. Under SFAS No. 123R, we determine the fair value of share awards on the date of grant using the Black-Scholes valuation model. The Black-Scholes model requires certain assumptions that involve judgment. Such assumptions are the expected stock price volatility, expected annual dividend yield, expected life of options, and risk-free interest rate. (See Note 18 to the Interim Condensed Consolidated and Combined Financial Statements and Note 23 to the Annual Consolidated and Combined Financial Statements for additional information related to share-based compensation.) An increase in the volatility of the Company's stock will increase the amount of compensation expense on new awards. An increase in the holding period of options will also cause an increase in compensation expense. Dividend yields and risk-free interest rates are less difficult to estimate, but an increase in the dividend yield will cause a decrease in expense and an increase in the risk-free interest rate will increase compensation expense.

Accounting Pronouncements

  Recently Adopted Accounting Pronouncements

        Effective September 29, 2007, the beginning of fiscal 2008, we adopted FIN 48. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 requires that an enterprise must determine whether it is more-likely-than-not that a tax position will be sustained upon examination by taxing authorities, including resolution of any appeals or litigation processes, based upon the technical merits of the position. A tax position that meets the more-likely-than-not threshold is then measured to determine the amount of tax benefit to recognize in the financial statements. As a result of adopting FIN 48, we recorded a net increase in contingent tax liabilities of $1,282 million, an increase in deferred tax assets of $647 million, and a corresponding decrease in the opening balance of accumulated earnings of $635 million. See Note 13 to the Interim Condensed Consolidated and Combined Financial Statements for additional information regarding income taxes and the adoption of FIN 48.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. We currently use a measurement date of August 31st. SFAS No. 158 also requires additional disclosure in the notes to the financial statements. The measurement date provisions will become effective for us in fiscal 2009. We are currently assessing the impact of the measurement date change provision on our results of operations, financial position, or cash flows. We adopted the funded status recognition provisions at September 28, 2007. The incremental effects of adopting the standard on the Consolidated Balance Sheet are increases of $386 million in long-term pension and postretirement benefit liabilities, $16 million in accrued and other current liabilities, and $55 million in other assets. The impact of adoption also resulted in additional net deferred tax assets of $122 million. The impact of adoption to accumulated other comprehensive income, a component of equity, was a reduction of $225 million. There was no impact on pension or other postretirement benefit expense, cash flows, or benefits plans in fiscal 2007. On-going compliance with the standard will not impact pension or other postretirement benefit expense, cash flows, or benefit plans. See Note 15 to the Annual Consolidated and Combined Financial Statements for further discussion of the implementation of the recognition provisions of SFAS No. 158.

        In September 2006, the SEC issued SAB No. 108, "Considering the Effect of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 provides guidance on evaluating the materiality of prior periods' misstatements, quantifying the effects of correcting misstatements in the current period and criteria for restatement of prior periods. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We adopted this guidance effective for fiscal 2007. This adoption did not have a material impact on our results of operations, financial position, or cash flows.

  Recently Issued Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 141R, "Business Combinations." SFAS No. 141R replaces SFAS No. 141 and addresses the recognition and accounting for identifiable assets acquired, liabilities assumed, and noncontrolling interests in business combinations. SFAS No. 141R is effective for us in the first quarter of fiscal 2010. We are currently assessing the impact that SFAS No. 141R will have on our results of operations, financial position, or cash flows.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements." SFAS No. 160 addresses the accounting and reporting framework for minority interests by a parent company. SFAS No. 160 is effective for us in the first quarter of fiscal 2010. We are currently assessing the impact that SFAS No. 160 will have on our results of operations, financial position, or cash flows.

        In June 2007, the FASB Emerging Issues Task Force issued EITF Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 requires that a realized income tax benefit from dividends or dividend equivalent units paid on unvested restricted shares and restricted share units be reflected as an increase in contributed surplus and reflected as an addition to our excess tax benefit pool, as defined under SFAS No. 123R. EITF 06-11 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact that EITF 06-11 will have on our results of operations, financial position, or cash flows.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact that SFAS No. 159 will have on our results of operations, financial position, or cash flows.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. SFAS No. 157 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact, if any, that SFAS No. 157 will have on our results of operations or financial position.

Quantitative and Qualitative Disclosures About Market Risk

        In the normal course of business, our financial position is routinely subject to a variety of risks, including market risks associated with interest rate and currency movements on outstanding debt and non-U.S. dollar denominated assets and liabilities. We utilize established risk management policies and procedures in executing derivative financial instrument transactions to manage a portion of these risks.

        We do not execute transactions or hold derivative financial instruments for trading or speculative purposes. Counterparties to derivative financial instruments are limited to major financial institutions with at least an A/A2 long-term debt rating. There is no significant concentration of exposures with any one counterparty.

Foreign Currency Exposures

        As part of managing the exposure to changes in foreign currency exchange rates, we use foreign exchange forwards and swaps. The objective is to manage our foreign currency exposures on intercompany transactions, accounts receivable, accounts payable, and forecasted transactions denominated in certain foreign currencies. A 10% appreciation of the U.S. dollar from the December 28, 2007 market rates would increase the unrealized value of our forward contracts by $195 million, while a 10% depreciation of the U.S. dollar would decrease the unrealized value of our forward contracts by $238 million. A 10% appreciation of the U.S. dollar from the September 28, 2007 market rates would increase the unrealized value of our forward contracts by $59 million, while a 10% depreciation of the U.S. dollar would decrease the unrealized value of our forward contracts by $72 million. However, such gains or losses on these contracts would be generally offset by the gains or losses on the revaluation or settlement of the underlying transactions.

Interest Rate Exposures

        We issue debt, from time to time, in capital markets to fund our operations. Such borrowings can result in interest rate and/or currency exposure. To manage these exposures and to minimize overall interest cost, we have used and may use in the future interest rate swaps to convert a portion of the fixed-rate debt into variable rate debt (fair value hedges) and/or convert a portion of the variable rate debt into fixed-rate debt (cash flow hedges). At September 28, 2007, we had no outstanding interest rate swaps. Based on our floating rate debt balance of $1,250 million at September 28, 2007, an increase in the levels of the U.S. dollar interest rates by 0.5%, with all other variables held constant, would result in an increase of annual interest expense of approximately $6 million.

        See Note 11 to the Interim Condensed Consolidated and Combined Financial Statements and Note 14 to the Annual Consolidated and Combined Financial Statements for additional information on financial instruments.

BUSINESS

Overview

        Tyco Electronics is a leading global provider of engineered electronic components, network solutions, wireless systems, and undersea telecommunication systems. We design, manufacture, and market products for customers in industries from automotive, appliance, and aerospace and defense to telecommunications, computers, and consumer electronics. Our products are produced in approximately 120 manufacturing sites in over 25 countries. With over 8,000 engineers and worldwide manufacturing, sales, and customer service capabilities, Tyco Electronics' commitment is our customers' advantage.

        Tyco Electronics Ltd. was incorporated in Bermuda in fiscal 2000 as a wholly-owned subsidiary of Tyco International. For the period following its incorporation, Tyco Electronics Ltd. did not engage in any significant business activities and held minimal assets. In connection with our separation from Tyco International, the equity interests in the entities that hold all of the assets and liabilities of Tyco International's electronics businesses were transferred to Tyco Electronics. Tyco Electronics Ltd. is the sole shareholder of TEGSA, and it will unconditionally guarantee the notes to be issued by TEGSA.

        TEGSA, a Luxembourg company, is a wholly-owned subsidiary of Tyco Electronics Ltd. TEGSA is a holding company established in December 2006 in connection with the separation of the electronics business of Tyco International to own directly and indirectly all of the operating subsidiaries of Tyco Electronics, to issue the notes and to perform treasury operations for Tyco Electronics. Otherwise, it conducts no independent business.

        TEGSA was formed in Luxembourg as part of the separation in order to replicate the legal and operating structure of Tyco International Group S.A., which performed similar functions for Tyco International Ltd. TEGSA owns directly or indirectly all of Tyco Electronics' operating subsidiaries and will act as our principal external borrower. We believe that TEGSA's concentrated ownership of the operating subsidiaries is an efficient means of providing additional financial support for the notes. TEGSA will issue the notes in its role as our principal external borrower.

        Our business was formed principally through a series of acquisitions, from fiscal 1999 through fiscal 2002, of established electronics companies and divisions, including the acquisition of AMP Incorporated and Raychem Corporation in fiscal 1999 and the Electromechanical Components Division of Siemens and OEM Division of Thomas & Betts in fiscal 2000. These companies each have more than 50 years of history in engineering and innovation excellence. We operated as a segment of Tyco International prior to our separation.

        Effective June 29, 2007, Tyco International distributed all of its shares of Tyco Electronics to its common shareholders. Tyco Electronics Ltd. became an independent, publicly traded company owning the former electronics businesses of Tyco International Ltd.

        Our reporting segments manufacture and distribute our products and solutions to a number of end markets. The table below provides a summary of our reporting segments, the fiscal 2007 net sales contribution of each segment, and the key products and markets that we serve:

Segment
	Electronic Components		Network Solutions		Wireless Systems		Undersea Telecommunications
% of Fiscal 2007 Net Sales
	75%		14%		7%		4%
Key Products	• • • • • • • •	Connector systems Relays Heat shrink tubing Fiber optics Circuit protection devices Wire and cable Touch screens Application tooling	• • • • • • •	Connector systems Heat shrink tubing Fiber optics Wire and cable Racks and panels Intelligent building controls Network interface devices	• • •	Land mobile radios and systems Radio frequency components and subsystems Radar systems	•	Undersea telecommunication systems
Key Markets	• • • • • • •	Automotive Computer Communication equipment Appliance Industrial machinery Aerospace and defense Consumer electronics	• • •	Energy Communication service providers Building networks	• • • •	Public safety Communication equipment Aerospace and defense Automotive	• •	Communication service providers Oil and gas

See Note 19 to the Interim Condensed Consolidated and Combined Financial Statements and Note 24 to the Annual Consolidated and Combined Financial Statements for certain segment and geographic financial information relating to our business.

Our Competitive Strengths

        We believe that we have the following competitive strengths:

  •
  Global leader in passive components.  With net sales of approximately $13.5 billion in fiscal 2007, we are significantly larger than many of our competitors. In the $40 billion fragmented connector industry, our net sales were approximately $8 billion in fiscal 2007. We have established a global leadership position in the connector industry with leading market positions in the following markets:

  •
  Automotive—#1

  •
  Computers and peripherals—#1

  •
  Industrial—#1

  •
  Telecom/data communications—#2

    Our scale provides us the opportunity to accelerate our sales growth by making larger investments in existing and new technologies in our core markets and to expand our presence in emerging markets. Our leadership position also provides the opportunity to lower our purchasing costs by developing lower cost sources of supply and to maintain a flexible manufacturing footprint worldwide that is close to our customers' locations.

  •
  Strong customer relationships.  As an industry leader, we have established close working relationships with our customers. These relationships allow us to anticipate and be responsive to customer needs when designing new products and new technical solutions. By working with our customers in developing new products and technologies, we believe we are able to identify and act on trends and leverage knowledge about next-generation technology across our products. In addition, we operate a broad Global Account Management program through which we maintain close working relationships with the key customers in the end markets that we serve.

  •
  Process and product technology leadership.  We employ over 8,000 engineers dedicated to product research, development, and engineering. Our investment of $600 million per year in product and process engineering and development together with our capital spending of nearly $900 million in fiscal 2007, enable us to consistently provide innovative, high-quality products with efficient manufacturing methods.

  •
  Diverse product mix and customer base.  We manufacture and sell a broad portfolio of products to customers in various industries. Our customers include many of the leaders in their respective industries and our relationships with them typically date back many years. We believe that this diversified customer base reduces our exposure to a particular end market and therefore the variability of our financial performance, and provides us an opportunity to leverage our skills and experience across markets. Additionally, we believe that the diversity of our customer base reduces the level of cyclicality in our results and distinguishes us from our competitors.

  •
  Balanced geographic sales mix.  We have an established manufacturing presence in over 25 countries and our sales are global. Our global coverage positions us near our customers' locations and allows us to assist them in consolidating their supply base and lowering their production costs. We believe our balanced sales distribution lowers our exposure to any particular geography and improves our financial profile. In addition, our strategy is to continue to increase the percentage of production from low-cost countries.

  •
  Strong and experienced management team.  We believe we have a management team that has the experience necessary to effectively execute our strategy and advance our product and technology leadership. Our Chief Executive Officer, President, and segment leaders average more than 20 years of experience in the electronics industry. They are supported by an experienced and talented management team that is dedicated to maintaining and expanding our position as a global leader in the industry.

Our Strategy

        Our goal is to be the world leader in providing custom-engineered electronic components and solutions for an increasingly connected world. We believe that in achieving this goal we will increase net sales and profitability across our segments in the markets that we serve. Our business strategy is based upon the following priorities:

  •
  Continue to focus our existing portfolio.  As part of our strategy, we regularly review and will consider the divestiture of underperforming or non-strategic businesses to improve our operating results and better utilize our capital. Some of these divestitures may have a material impact on our Consolidated Financial Statements, and we currently believe these divestitures, including the Power Systems business and other product exits, could reduce our consolidated net sales by approximately 15%. We have made strategic divestitures in the past and expect that we may make additional divestitures in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Divestitures and Manufacturing Simplification."

  •
  Leverage our market leadership position to increase our market share.  We are the global leader in many of the markets that we serve. For example, within our Electronic Components segment, we are the leading global supplier of connectors and connector systems to the automotive, computers and storage, and industrial markets. We believe that these and other markets are critical to our success and that we must continue to strengthen our leadership position in these markets. We plan to capitalize on the expected growth in these markets by leveraging our significant scale in the industry, the breadth of our product portfolio, our established relationships and leading specification positions with our customers, and our extensive worldwide distribution channels.

  •
  Achieve market leadership in attractive and under-penetrated industries.  We plan to accelerate growth in end-user markets in which we do not have the number one market share but which we believe have attractive growth and profitability characteristics. These markets include: aerospace and defense, consumer electronics, mobile phone, and medical markets with respect to our Electronic Components segment; the land mobile radio market with respect to our Wireless Systems segment; and the energy and communication service provider market with respect to our Network Solutions segment. We believe that we can further leverage our customer service and our new product and technology capabilities in order to achieve a leading position in these markets.

  •
  Extend our leadership in key emerging markets.  We seek to improve our market leadership position in emerging geographic regions, including China, Eastern Europe, and India, which we expect will experience higher growth rates compared to that of more developed regions in the world. In fiscal 2007, we generated $1.6 billion of net sales from China, $937 million of net sales in Eastern Europe, and $168 million of net sales in India. We have been increasing our sales and marketing, engineering, and manufacturing resources in these emerging regions in order to more fully capitalize on our skills and technologies. We believe that expansion in these regions will enable us to grow faster than the overall global market.

  •
  Supplement organic growth with strategic acquisitions.  We will evaluate and selectively pursue strategic acquisitions that strengthen our market position, enhance our existing product offering, enable us to enter attractive markets, expand our technological capabilities, and provide synergy opportunities.

  •
  Improve operating margins.  We intend to continue to increase our productivity and reduce our manufacturing costs. We plan to achieve this through best in class in manufacturing, enhancing our purchasing strategy by strengthening our procurement organization and simplifying our vendor base, and further implementing strategic programs such as our Six Sigma initiative. We also plan to continue to simplify our global manufacturing footprint, both by migrating facilities from high cost to low cost countries and by consolidating within countries. With respect to our manufacturing rationalization plan, we expect to incur restructuring charges of approximately $130 million in fiscal 2008 and up to $250 million from fiscal 2009 through 2010. These initiatives are designed to help us to maintain our competitiveness in the industry.

  •
  Accelerate new product development through research and development excellence.  We seek to continue to increase the percentage of our annual net sales from products launched within the previous year. In fiscal 2007, we derived 15% of our net sales from new products launched within the previous fiscal year. In order to accomplish this goal, we intend to focus our research, development, and engineering investment on next generation technologies and highly engineered products and platforms, and leverage innovation across our segments.

Our Products

        Our net sales by reporting segment as a percentage of our total net sales was as follows:

	Fiscal
	2007	2006	2005
Electronic Components	75%	76%	77%
Network Solutions	14	14	13
Wireless Systems	7	7	8
Undersea Telecommunications	4	3	2

Total	100%	100%	100%

  Electronic Components

        Our Electronic Components segment is one of the world's largest suppliers of passive electronic components, which includes connectors and interconnect systems, relays, switches, circuit protection devices, touchscreens, sensors, and wire and cable. The products sold by the Electronic Components segment are sold primarily to original equipment manufacturers and their contract manufacturers in the automotive, computer, consumer electronics, communication equipment, appliance, aerospace and defense, industrial machinery, and instrumentation markets. The following are the primary product families sold by the segment:

  •
  Connector Systems and Components.  We offer an extensive range of electrical and electronic interconnection products. These connectors include a wide variety of pin and socket, USB, coaxial, I/O, fiber optic, and power connectors, as well as sophisticated interconnection products used in complex telecommunications and computer equipment.

  •
  Relays.  Our relay products can be used in a wide range of applications in the automotive, telecommunications, industrial, and aerospace industries, including electric sunroofs, anti-lock braking systems, and fuel injection coils for the automotive industry, signal and power relay technologies for the telecommunications industry, and high-performance products for the aerospace industry.

  •
  Heat Shrink Tubing.  We offer hundreds of reliable, cost-effective products to seal, connect, insulate, protect, hold, and bundle high-performance electrical harnesses. We also provide customized harnessing design, prototype, and build services.

  •
  Fiber Optics.  We manufacture fiber optic connectors, cable assemblies, adapters, and accessories. We provide highly engineered products that connect, configure, and control light.

  •
  Circuit Protection Devices.  We offer a range of circuit protection devices, which limit the flow of high current during fault conditions and automatically reset when the fault is cleared and power to the circuit is removed. We also offer surface-mount fuses, surge protectors, gas discharge tubes for overvoltage protection, and electrostatic discharge protection devices.

  •
  Wire and Cable.  We provide highly engineered cable and wire products to the data transmission, aerospace, automotive, telecommunications, industrial, and medical markets. We offer a broad range of cable, including UTP and PVC ribbon cables, SCSI and IEEE 1394 computer cables, NASA-spec cable, and other cables suitable for use in the aerospace industry.

  •
  Touch Screens.  We develop, manufacture, and market a complete line of touch products for transactional kiosks, point-of-sale terminals, machine and process control, and automated teller machines. We offer component touch systems for original equipment manufacturers and a broad line of standard and custom LCD and CRT touch monitors. We believe that we are an industry leader in advancing surface wave, resistive, infrared, and capacitive technologies.

  •
  Application Tooling.  We offer a broad portfolio of hand tools, semi-automatic bench machines, and fully-automatic machine systems for processing terminal products.

        In addition to the above product families which represent in excess of 90% of the Electronic Components segment net sales, we also offer battery assemblies, identification products, antennas, magnetics, sensors, switches, and resistors.

  Network Solutions

        Our Network Solutions segment is one of the world's largest suppliers of infrastructure components and systems for telecommunications and energy markets. These components include connectors, above and below-ground enclosures, heat shrink tubing, cable accessories, surge arrestors, fiber optic cabling, copper cabling, and racks for copper and fiber networks. This segment also provides electronic systems for test access and intelligent cross-connect applications as well as integrated cabling solutions for cabling and building management. The products are grouped into the following product families:

  •
  Connector Systems and Components.  We offer an extensive range of low, medium, and high-voltage connectors and splices, cable assemblies, sealing systems, terminals, fittings, lugs and clamps, transmission line fittings, splice closures, grounding hardware, and wall and floor outlets for voice and data connection to local area networks.

  •
  Heat Shrink Tubing.  We offer heat shrink tubing, heat-shrinkable splice closures, wrap-around sleeves, and molded parts designed to better protect both high and low-voltage circuits against harsh aerial, buried, and above-ground environments.

  •
  Fiber Optics.  We provide fiber optic connectors, splices, fiber optic splice closures, fiber management systems, high density cable assemblies, couplers and splitters, and complete cabling systems. These products find use in both local-area and wide-area networks, and emerging "Last-Mile" Fiber-to-the-Home installations.

  •
  Wire and Cable.  We provide wire and cable for indoor and outdoor use in office, factory floor, school, and residential voice, data, and video networks, including copper and fiber optic distribution cables, shielded and unshielded twisted-pair cables, armored cable, and patch cords.

  •
  Racks and Panels.  We provide racks and panels that are used to integrate, organize, and manage fiber and copper cables and splices, thereby simplifying installation, maintenance, and upgrades for both exchange/head end and customer premise environments.

        In addition to the above product families which represent in excess of 90% of the total Network Solutions segment net sales, the segment also sells insulators, surge arrestors, power measurement products, CATV accessories, network interface devices, raceway systems, and duct accessories.

  Wireless Systems

        Our Wireless Systems segment is an innovator of wireless technology for critical communications, radar, and defense applications. The segment's products include radio frequency components and subassembly solutions such as silicon and gallium arsenide semiconductors, radar sensors, radio frequency identification components, microwave subsystems, and diodes and land mobile radio systems and related products. These products are sold primarily to the aerospace and defense, public safety, communication equipment, and automotive markets and are grouped into the following product families:

  •
  Land Mobile Radio Systems and Products.  We provide state-of-the-art two-way mobile radio technology products and systems. These systems and products are used primarily by public safety and government organizations.

  •
  Radio Frequency Components and Subassembly Solutions.  We produce amplifiers, antennas, attenuators, diodes, signal generation, limiters, transistors, modulators, mixers and microwave, and millimeter wave integrated circuits.

  Undersea Telecommunications

        Our Undersea Telecommunications segment builds, designs, maintains, and tests undersea fiber optic networks for both the telecommunications and oil and gas markets.

Markets

        We sell our products to manufacturers and distributors in a number of major markets. The approximate percentage of our total net sales by market in fiscal 2007 was as follows:

Markets	Percentage
Automotive	30%
Telecommunications	19
Computer	8
Energy	7
Aerospace and Defense	5
Appliance	4
Industrial Machinery	4
Consumer Electronics	2
Other	21

Total	100%

        Automotive.    The automotive industry uses our products in motor management systems, body electronic applications, safety systems, chassis systems, security systems, driver information, passenger entertainment, and comfort and convenience applications. Electronic components regulate critical vehicle functions, from fuel intake to braking, as well as information, entertainment, and climate control systems.

        Telecommunications.    Our products are used in telecommunications products, such as data networking equipment, switches, routers, wire line infrastructure equipment, wireless infrastructure equipment, wireless base stations, mobile phones, and undersea fiber optic telecommunication systems.

        Computer.    Our products are used in computer products, such as servers and storage equipment, workstations, notebook computers, desktop computers, and business and retail equipment.

        Energy.    The energy industry uses our products in power generation equipment and power transmission equipment. The industry has been investing heavily to improve, upgrade, and restore existing equipment and systems. In addition, this industry addresses the needs of emerging countries that are building out their energy infrastructure.

        Aerospace and Defense.    Our products are used in military and commercial aircraft, missile systems, satellites, space programs, and radar systems.

        Appliance.    Our products are used in many household appliances, including refrigerators, washers, dryers, dishwashers, and microwaves.

        Industrial Machinery.    Our products are used in factory automation and process control systems, photovoltaic systems, industrial motors and generators, and general industrial machinery and equipment.

        Consumer Electronics.    The consumer electronics industry uses our products to produce digital cameras, plasma and LCD televisions, electronic games, and DVD recorders and players.

        Other.    Our products are used in numerous products, including instrumentation and measurement equipment, medical equipment, commercial and building equipment, building network and cabling systems, and railway equipment. Other also includes products sold through third-party distributors.

Customers

        Our customers include automobile, telecommunication, computer, industrial, aerospace, and consumer products manufacturers that operate both globally and locally. Our customers also include contract manufacturers and third-party distributors. We serve over 200,000 customer locations in over 150 countries, and we maintain a strong local presence in each of the geographic areas in which we operate.

        Our net sales by geographic area as a percentage of our total net sales were as follows:

	Fiscal
	2007	2006	2005
Americas	37%	38%	39%
Europe/Middle East/Africa	36	35	36
Asia-Pacific	27	27	25

Total	100%	100%	100%

        We collaborate closely with our customers so that their product needs are met. There is no single customer that accounted for more than 10% of our net sales in fiscal 2007, 2006, or 2005. Our approach to our customers is driven by our dedication to further developing our product families and ensuring that we are globally positioned to best provide our customers with sales and engineering support. We believe that as electronic component technologies continue to proliferate, our broad product portfolio and engineering capability give us a potential competitive advantage when addressing the needs of our global customers.

Raw Materials

        We use a wide variety of raw materials in the manufacture of our products. The principal raw materials that we use include plastic resins for molding, precious metals such as gold and silver for plating, and other metals such as copper, aluminum, brass, steel for manufacturing cable, contacts, and other parts that are used for cable and component bodies and inserts. These raw materials are generally available on world markets, and we purchase them from a limited number of suppliers in order to obtain the most competitive pricing. The prices of these materials are driven by global supply and demand dynamics. For many of these raw materials, the prices have continued to increase, as rapidly increasing demand has continued to outpace increases in supply.

Manufacturing

        We manufacture our products in more than 25 countries worldwide. These manufacturing sites focus on various aspects of the manufacturing processes, including our primary processes of stamping, plating, molding, extrusion, beaming, and assembly. We expect to continue to migrate our manufacturing activities to low-cost countries as our customers' requirements shift. In addition, we will continue to look for efficiencies to reduce our manufacturing costs and believe that we can achieve cost reductions through improved manufacturing efficiency and through the migration of manufacturing to low-cost countries.

        Our centers of manufacturing output at September 28, 2007 included sites in the following countries:

	Number of Manufacturing Facilities
	Electronic Components	Network Solutions	Wireless Systems	Undersea Telecommunications	Total
Americas:
United States	28	4	7	1	40
Mexico	5	1	—	—	6
Brazil	2	—	—	—	2
Canada	—	1	—	—	1
Europe/Middle East/Africa:
United Kingdom	3	5	1	—	9
Germany	4	3	—	—	7
India	5	1	—	—	6
France	3	1	—	—	4
Spain	3	1	—	—	4
Switzerland	3	1	—	—	4
Belgium	1	1	—	—	2
Czech Republic	2	—	—	—	2
Ireland	—	1	1	—	2
Italy	2	—	—	—	2
Austria	1	—	—	—	1
Hungary	1	—	—	—	1
Poland	1	—	—	—	1
Portugal	1	—	—	—	1
Asia-Pacific:
China	13	2	—	—	15
Japan	3	—	—	—	3
Australia	2	—	—	—	2
Indonesia	—	1	—	—	1
Korea	1	—	—	—	1
Malaysia	—	1	—	—	1
New Zealand	1	—	—	—	1
Singapore	1	—	—	—	1
Thailand	—	1	—	—	1

Total	86	25	9	1	121

        We estimate that our manufacturing production by region in fiscal 2007 was approximately: Americas—35%, Europe/Middle East/Africa—35%, and Asia- Pacific—30%.

        We expect that manufacturing production will continue to increase in the Asia-Pacific region as a percentage of total manufacturing as this region continues to experience strong growth and our customers' manufacturing continues to migrate to the region.

Working Capital

        We consistently maintain an adequate level of working capital to support our business needs. There are no unusual industry practices or requirements relating to working capital items.

Research and Development

        We are engaged in both internal and external research and development in an effort to introduce new products, to enhance the effectiveness, ease of use, safety, and reliability of our existing products, and to expand the applications for which the uses of our products are appropriate. We continually evaluate developing technologies in areas where we may have technological or marketing expertise for possible investment or acquisition.

        Our research and development expense for fiscal 2007, 2006, and 2005 was as follows:

	Fiscal
	2007	2006	2005
	(in millions)
Electronic Components	$341	$302	$286
Network Solutions	56	50	34
Wireless Systems	99	92	82
Undersea Telecommunications	24	23	22

Total	$520	$467	$424

        Our research, development, and engineering efforts are supported by approximately 8,000 engineers. These engineers work closely with our customers to develop application specific, highly engineered products and systems to satisfy the customers' needs. Our new products, including product extensions introduced during the past year, comprised approximately 15% of our net sales for fiscal 2007.

Sales, Marketing, and Distribution

        We sell our products into more than 150 countries, and we sell primarily through direct selling efforts. We also sell some of our products indirectly via third-party distributors. In fiscal 2007, our direct sales represented 84% of net sales, with the remainder of net sales provided by sales to third-party distributors and independent manufacturer representatives.

        We maintain distribution centers around the world. Products are generally delivered to these distribution centers by our manufacturing facilities and then subsequently delivered to the customer. In some instances, product is delivered directly from our manufacturing facility to the customer. We contract with a wide range of transport providers to deliver our products via road, rail, sea, and air.

Seasonality and Backlog

        Customer orders typically fluctuate from quarter to quarter based upon business conditions and because unfilled orders may be canceled prior to shipment of goods. We experience a slight seasonal pattern to our business. The third fiscal quarter is typically the strongest quarter of our fiscal year, while the first fiscal quarter is negatively affected by winter holidays and the fourth fiscal quarter is negatively affected by European holidays. The second fiscal quarter is also affected by adverse winter weather conditions in certain of our end markets.

        Backlog by reportable segment at fiscal year end 2007 and 2006 was as follows:

	Fiscal
	2007	2006
	(in millions)
Electronics Components	$1,663	$1,513
Network Solutions	277	249
Wireless Systems	474	512
Undersea Telecommunications	560	327

Total	$2,974	$2,601

        We expect that the majority of our backlog at September 28, 2007 will be filled during fiscal 2008.

Competition

        The industries in which we operate are highly competitive, and we compete with thousands of companies that range from large multinational corporations to local manufacturers. Competition is generally on the basis of breadth of product offering, product innovation, price, quality, and service. Our markets have generally been growing but with downward pressure on prices.

  •
  Electronic Components.    This segment competes against numerous companies, including Molex, Amphenol, FCI, JST, and Omron.

  •
  Network Solutions.    This segment's major competitors include Corning, Commscope, and 3M.

  •
  Wireless Systems.    This segment's land mobile radio business competes primarily against Motorola. Our radio frequency component and subassembly products face a wide variety of competitors, including Herley, RF Micro Devices, Skyworks, and TriQuint.

  •
  Undersea Telecommunications.    This segment primarily competes with Alcatel-Lucent.

Intellectual Property

        Patents and other proprietary rights are important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations, and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including patents and patent applications, as available, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities, and monitor the intellectual property claims of others.

        We own a large portfolio of patents that principally relate to electrical and electronic products. We also own a portfolio of trademarks and are a licensee of various patents and trademarks. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the trademarks.

        While we consider our patents and trademarks to be valued assets, we do not believe that our competitive position is dependent on patent or trademark protection or that our operations are dependent upon any single patent or group of related patents.

Employees

        As of September 28, 2007, we employed approximately 94,000 people worldwide, of whom 29,000 were in the Americas region, 27,000 were in the Europe/Middle East/Africa region, and 38,000 were in the Asia-Pacific region. Of our total employees, approximately 58,000 were employed in manufacturing and 22,000 were represented by collective bargaining agreements. Approximately 55% of our employees were based in low cost countries, primarily China. We believe that our relations with our employees are satisfactory.

Properties

        Our principal offices in the United States are located in Berwyn, Pennsylvania in a facility that we rent. We operate over 150 manufacturing, warehousing, and office locations in approximately 30 states in the United States. We also operate nearly 250 manufacturing, warehousing, and office locations in approximately 50 countries and territories outside the United States.

        We own approximately 20 million square feet of space and lease approximately 11 million square feet of space. Our facilities are reasonably maintained and suitable for the operations conducted in them.

Government Regulation and Supervision

        The import and export of products are subject to regulation by the United States and other countries. A small portion of our products, including defense-related products, may require governmental import and export licenses, whose issuance may be influenced by geopolitical and other events. We have a trade compliance organization and other systems in place to apply for licenses and otherwise comply with such regulations. Any failure to maintain compliance with domestic and foreign trade regulation could limit our ability to import and export raw materials and finished goods into or from the relevant jurisdiction.

Environmental

        We are committed to complying with all applicable environmental, health, and safety laws and to the protection of our employees and the environment. We maintain a global environmental, health, and safety program that includes appropriate policies and standards, staff dedicated to environmental, health, and safety issues, periodic compliance auditing, training, and other measures. We have a program for compliance with the European Union RoHS and WEEE Directives, the China RoHS law, and similar laws.

        We have projects underway at a number of current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations. Based upon our experience, current information and applicable laws, we believe that it is probable that we will incur remedial costs in the range of approximately $12 million to $23 million. As of September 28, 2007, we believe that the best estimate within this range is approximately $16 million.

Legal Proceedings

  Tyco Electronics Legal Proceedings

        In the ordinary course of business, we are subject to various legal proceedings and claims, including antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements, and other commercial disputes. In addition, we operate in an industry susceptible to significant patent legal claims. At any given time in the ordinary course of business, we are involved as either a plaintiff or defendant in a number of patent infringement actions. If infringement of a third party's patent were to be determined against us, we might be required to make significant royalty or other payments or might be subject to an injunction or other limitation on our ability to manufacture or sell one or more products. If a patent owned by or licensed to us were determined to be invalid or unenforceable, we might be required to reduce the value of the patent on our Consolidated and Combined Balance Sheet and to record a corresponding charge, which could be significant in amount.

        Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information and applicable law, we do not expect that these proceedings will have a material adverse effect on our financial position. However, one or more of the proceedings could have a material adverse effect on our results of operations for a future period.

  Tyco International Legal Proceedings

  Tyco International Securities Class Actions

        As previously reported in our periodic filings, prior to the announcement by Tyco International of the planned separation of Tyco Electronics and Covidien in January 2006, Tyco International and certain of its former directors and officers were named as defendants in over 40 purported securities class action lawsuits. As a part of the Separation and Distribution Agreement, any existing or potential liabilities related to this outstanding litigation were allocated among Tyco International, Covidien, and us. We are responsible for 31% of potential liabilities that may arise upon the settlement of the pending litigation. If Tyco International or Covidien were to default on their obligation to pay their allocated share of these liabilities, however, we would be required to pay additional amounts. Subject to the terms and conditions of the Separation and Distribution Agreement, Tyco International will manage and control all the legal matters related to assumed contingent liabilities, including the defense or settlement thereof, subject to certain limitations. The liability sharing provisions regarding these class actions are set forth in the Separation and Distribution Agreement among Tyco International, Tyco Electronics, and Covidien. Tyco International stipulated, pursuant to a court order, that each party to the Separation and Distribution Agreement will be primarily liable for a portion of the obligations arising from such litigation. The stipulation also provides that if any party defaults on its obligations, the other parties will be jointly and severally liable for those obligations.

        Most of the securities class actions have now been transferred to the United States District Court for the District of New Hampshire by the Judicial Panel on Multidistrict Litigation for coordinated or consolidated pretrial proceedings. On January 28, 2003, a consolidated securities class action complaint was filed in these proceedings. On January 7, 2005, Tyco International answered the plaintiffs' consolidated complaint. On June 12, 2006, the court entered an order certifying a class "consisting of all persons and entities who purchased or otherwise acquired Tyco securities between December 13, 1999 and June 7, 2002, and who were damaged thereby, excluding defendants, all of the officers, directors and partners thereof, members of their immediate families and their legal representatives, heirs, successors or assigns, and any entity in which any of the foregoing have or had a controlling interest."

  Class Action Settlement

        On December 19, 2007, the United States District Court for the District of New Hampshire entered a final order approving the settlement of 32 purported securities class action lawsuits. The settlement did not resolve the following securities cases, which remain outstanding and are discussed below under "Securities Proceedings Not Covered by the Settlement": New Jersey v. Tyco International Ltd., et al., Hess v. Tyco International Ltd., et al., Stumpf v. Tyco International Ltd., et al., Ballard v. Tyco International Ltd., et al., Sciallo v. Tyco International Ltd., et al., Jasin v. Tyco International Ltd., et al., Hall v. Kozlowski, et al., and Davis v. Kozlowski, et al. The settlement also does not resolve claims arising under ERISA which are not common to all class members, including any claims asserted in Overby, et al. v. Tyco International Ltd. In addition, individuals and entities totaling approximately 4% of the shares owned by the class members have opted out of the settlement.

        Under the terms of the settlement, the plaintiffs agreed to release all claims against Tyco International, the other settling defendants, and ten other individuals in consideration for the payment of $2,975 million from Tyco International to the certified class and assignment to the class of any net recovery of any claims possessed by Tyco International and the other settling defendants against Tyco International's former auditor, PricewaterhouseCoopers. Defendant PricewaterhouseCoopers was not a settling defendant and is not a party to the memorandum. However, PricewaterhouseCoopers subsequently agreed to participate in the settlement as a settling defendant, and in consideration of a release of all claims against it by the parties to the settlement, agreed to make a payment of $225 million. Tyco International and the other settling defendants have denied and continue to deny any wrongdoing and legal liability arising from any of the facts or conduct alleged in the actions.

        Pursuant to the terms of the settlement, L. Dennis Kozlowski, Mark H. Swartz, and Frank E. Walsh, Jr. also are excluded from the settling defendants, and the class will assign to Tyco International all of their claims against defendants Kozlowski, Swartz, and Walsh. In exchange, Tyco International agreed to pay to the certified class 50% of any net recovery against these defendants.

        The deadline for deciding not to participate in the class settlement was September 28, 2007. As of such date, Tyco International received opt-out notices from individuals and entities totaling approximately 4% of the shares owned by class members. A number of these individuals and entities have filed claims separately against Tyco International and/or Tyco International, Covidien, and us. Any judgments resulting from such claims, or from claims that are filed in the future, would not reduce the settlement amount. Generally, the claims asserted by these plaintiffs include claims similar to those asserted by the settling plaintiffs; namely, violations of the disclosure provisions of federal securities laws. Tyco International has advised us that it intends to vigorously defend any litigation resulting from opt-out claims. It is not possible at this time to predict the final outcome or to estimate the amount of loss or range of possible loss, if any, that might result from an adverse resolution of the asserted or unasserted claims from individuals that have opted out.

        Under the terms of the Separation and Distribution Agreement entered into on June 29, 2007, each of Tyco International, Covidien, and Tyco Electronics are jointly and severally liable for the full amount of the class action settlement and any judgments resulting from opt-out claims. Additionally, under the Separation and Distribution Agreement, the companies share in the liability with Tyco International assuming 27%, Covidien 42%, and Tyco Electronics 31% of the settlement amount.

        On January 29, 2008, one such opt-out lawsuit was filed by certain BlackRock funds against Tyco International, Covidien, and us. One of our directors, Robert M. Hernandez, is a trustee/director of certain of the BlackRock funds named as plaintiffs in the lawsuit. However, Mr. Hernandez was not informed and had no knowledge of the lawsuit because he had been recused from all discussions and decisions relating to the lawsuit. Mr. Hernandez will continue to recuse himself from any and all matters relating to the lawsuit in both his capacity as a director of Tyco Electronics and as a trustee/director of certain BlackRock funds.

        In connection with the class action settlement, in the third quarter of fiscal 2007, we were allocated a charge from Tyco International of $922 million, for which no tax benefit was available. The portion allocated to us is consistent with the sharing percentage included in the Separation and Distribution Agreement which was entered into upon separation. Tyco International placed funds in escrow for the benefit of the class. The escrow account earns interest that is payable to the class. In addition, interest is accrued on the class action settlement liability. Under the Separation and Distribution Agreement, at December 28, 2007, we reflected $933 million for our portion of the escrow, a $3,011 million liability, and a $2,078 million receivable from Tyco International and Covidien for their portion of the liability on our Condensed Consolidated Balance Sheet. Tyco International and Covidien also have funded their portion of the settlement liability.

        If the unresolved securities proceedings were to be determined adversely to Tyco International, our share of any additional potential losses, which are not presently estimable, may have a material adverse effect on our results of operations, financial position, or cash flows.

  Securities Proceedings Not Covered by the Settlement

        As previously reported in our periodic filings, on November 27, 2002, the State of New Jersey, on behalf of several state pension funds, filed a complaint, New Jersey v. Tyco International Ltd., et al., in the United States District Court for the District of New Jersey against Tyco International, Tyco International's former auditors, and certain of Tyco International's former officers and directors, which was subsequently amended. Plaintiffs assert that the defendants violated state and federal securities laws, committed common law fraud, breached fiduciary duties, violated certain RICO statutes, and otherwise engaged in fraudulent acts by making materially false and misleading statements and omissions concerning, among other things, the following: unauthorized and improper compensation of certain of Tyco International's former executives, their improper use of Tyco International's funds for personal benefit, and their improper self-dealing in real estate. The plaintiffs seek unspecified monetary damages and other relief. On June 10, 2005, Tyco International moved to dismiss in part the amended complaint. On June 11, 2007, the court granted in part and denied in part Tyco International's motion to dismiss. Many of the above plaintiffs' claims remain pending. On July 24, 2007, the plaintiffs moved for leave to amend their complaint again. Tyco International responded in opposition to the motion on August 10, 2007, and on December 19, 2007, the court denied the plaintiffs' motion. Discovery in this action is ongoing.

        As previously reported in our periodic filings, an action entitled Hess v. Tyco International Ltd., et al., was filed on June 3, 2004 in the Superior Court of the State of California for the County of Los Angeles against certain of Tyco International's former directors and officers, Tyco International's former auditors, and Tyco International, which was subsequently amended. The amended complaint asserts claims of fraud, negligent representation, aiding and abetting breach of fiduciary duty, and breach of fiduciary duty in connection with, and subsequent to, an underlying settlement of litigation brought by shareholders in Progressive Angioplasty Systems, Inc. where the plaintiffs received Tyco International's stock as consideration. The amended complaint alleges collective losses of not less than $20 million and seeks compensatory and punitive damages. Discovery in this action is ongoing.

        As previously reported in our periodic filings, on October 30, 2003, Stumpf v. Tyco International Ltd., et al. was transferred to the United States District Court for the District of New Hampshire by the Judicial Panel on Multidistrict Litigation. The complaint asserts claims against Tyco International based on Section 11 of the Securities Act, Section 15 of the Securities Act, Section 10(b) of the Exchange Act, and Section 20(a) of the Exchange Act. Discovery in this action is ongoing.

        As previously reported in our periodic filings, on January 20, 2004, a complaint was filed in the United States District Court for the Southern District of New York, Ballard v. Tyco International Ltd., et al. Plaintiffs are trustees of various trusts that were allegedly major shareholders of AMP, Inc., a company acquired by Tyco International in April 1999. Plaintiffs named as defendants Tyco International, five of its former officers and directors, and PricewaterhouseCoopers LLP. As against all defendants, the complaint asserts causes of action under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and Section 11 of the Securities Act. As against the Tyco International defendants, the complaint asserts causes of action under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, Section 12(a)(2) of the Securities Act, and for common law fraud and negligent misrepresentation. As against the individual defendants, the complaint asserts causes of action under Section 20(a) of the Exchange Act and Section 15 of the Securities Act. The complaint alleges that defendants engaged in a scheme to artificially inflate Tyco International's earnings and to mislead investors as to Tyco International's positive earnings, growth, and acquisition synergies prior to and in connection with its acquisition of AMP, Inc. The Judicial Panel on

Multidistrict Litigation transferred the action to the United States District Court for the District of New Hampshire and discovery in this action is ongoing.

        As previously reported in our periodic filings, a complaint, Sciallo v. Tyco International Ltd., et al., was filed on September 30, 2003 in the United States District Court for the Southern District of New York. The plaintiffs purport to be former executives of U.S. Surgical who traded their U.S. Surgical stock options for Tyco International stock options when Tyco International acquired U.S. Surgical on October 1, 1998. Plaintiffs named as defendants Tyco International and certain former Tyco International directors and executives. The complaint asserts causes of action under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, for common law fraud and negligence, and violation of New York General Business Law Section 349, which prohibits deceptive acts and practices in the conduct of any business. The complaint alleges that defendants made materially false and misleading statements and omissions concerning, among other things, Tyco International's financial condition and accounting practices. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire and discovery in this action is ongoing.

        As previously reported in our periodic filings, a complaint was filed on September 2, 2004 in the Court of Common Pleas for Dauphin County, Pennsylvania, Jasin v. Tyco International Ltd., et al. This pro se plaintiff named as additional defendants Tyco International (US) Inc. and certain of Tyco International's former executives. Plaintiff's complaint asserts causes of action under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, as well as Section 11 of the Securities Act. Claims against the former executives also are asserted under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and Section 20A of the Exchange Act, as well as Sections 11, 12(a)(2) and 15 of the Securities Act. Plaintiff also asserts common law fraud, negligent misrepresentation, unfair trade practice, breach of contract, breach of the duty of good faith and fair dealing, and violation of Section 1-402 of the Pennsylvania Securities Act of 1972. Tyco International removed the complaint to the United States District Court for the Middle District of Pennsylvania and the Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. Discovery in this action is ongoing.

        As previously reported in our periodic filings, the Judicial Panel on Multidistrict Litigation has transferred Hall v. Kozlowski, et al., an action relating to plaintiff's employment, 401(k) and pension plans, and ownership of Tyco International stock, to the United States District Court for the District of New Hampshire. Discovery in this action is ongoing.

        As previously reported in our periodic filings, the plaintiff moved to remand Davis v. Kozlowski, et al., an action originally filed on December 9, 2003, from the United States District Court for the District of New Hampshire back to the Circuit Court of Cook County, Illinois. On March 17, 2005, the United States District Court for the District of New Hampshire granted plaintiff's motion to remand and denied defendants' motion to dismiss. On March 31, 2005, Tyco International moved for reconsideration of the court's remand order. On July 17, 2006, the court entered an order granting Tyco International's motion to dismiss on the grounds that all of plaintiff's claims were preempted by federal law. The motion to dismiss was granted without prejudice to plaintiff's right to file another action in state court asserting claims that are not preempted by federal law. On January 8, 2007, plaintiff filed an action in the Circuit Court of Cook County, Illinois. The complaint seeks unspecified monetary damages and other relief. On January 12, 2007, Tyco International removed the re-filed action to federal court in the United States District Court for the Northern District of Illinois, Eastern Division. On June 15, 2007, the Judicial Panel on Multidistrict Litigation transferred the case to the United States District Court for the District of New Hampshire. On October 16, 2007, Tyco International filed a cross-motion to dismiss the action and on December 12, 2007, the plaintiff filed a motion for leave to respond to Tyco International's renewed motion to dismiss.

  Shareholder Derivative Litigation

        As previously reported in our periodic filings, an action was filed on June 7, 2002 in the Supreme Court of the State of New York, Levin v. Kozlowski, et al., alleging that the individually named defendants breached their fiduciary duties, committed waste and mismanagement, and engaged in self-dealing in connection with certain Tyco International accounting practices, individual board members' use of Tyco International funds, and the financial disclosures of certain mergers and acquisitions. Plaintiffs further alleged that certain of the individual defendants converted corporate assets for their own use. On November 14, 2006, the Supreme Court of the State of New York dismissed the complaint with prejudice. On December 11, 2006, plaintiffs filed a notice of appeal, which was denied by the Appellate division of the Supreme Court of the State of New York on November 15, 2007. The plaintiffs' time to appeal has since expired with no notice of appeal being filed.

  ERISA Litigation

        As previously reported in our periodic filings, Tyco International and certain of its current and former employees, officers, and directors have been named as defendants in eight class actions brought under ERISA. Two of the actions were filed in the United States District Court for the District of New Hampshire and the six remaining actions were transferred to that court by the Judicial Panel on Multidistrict Litigation. All eight actions have been consolidated in the District Court in New Hampshire. The consolidated complaint purports to bring claims on behalf of the Tyco International Retirement Savings and Investment Plans and the participants therein and alleges that the defendants breached their fiduciary duties under ERISA by negligently misrepresenting and negligently failing to disclose material information concerning, among other things, the following: related-party transactions and executive compensation; Tyco International's mergers and acquisitions and the accounting therefor, as well as allegedly undisclosed acquisitions; and misstatements of Tyco International's financial results. The complaint also asserts that the defendants breached their fiduciary duties by allowing the Plans to invest in Tyco International's shares when it was not a prudent investment. The complaints seek recovery of alleged plan losses arising from alleged breaches of fiduciary duties. On August 15, 2006, the court entered an order certifying a class "consisting of all Participants in the Plans for whose individual accounts the Plans purchased and/or held shares of Tyco Stock Fund at any time from August 12, 1998 to July 25, 2002." On January 11, 2007, plaintiffs filed a motion, assented to by Tyco International that proposed an agreed upon form of notice. On January 18, 2007, the court granted that motion. On December 5, 2006, plaintiffs filed a motion seeking leave to file an amended complaint. Subsequently, on January 10, 2007, plaintiffs filed a motion to withdraw their motion to amend the complaint without prejudice. Discovery in this action is ongoing.

  Tyco International Litigation Against Former Senior Management

        Tyco International Ltd. v. L. Dennis Kozlowski.    As previously reported in our periodic filings, Tyco International filed a civil complaint against Tyco International's former Chairman and Chief Executive Officer, Dennis Kozlowski, for breach of fiduciary duty and other wrongful conduct, which was subsequently amended. The amended complaint alleges that the defendant misappropriated millions of dollars from Tyco International's Key Employee Loan Program and relocation program; awarded millions of dollars in unauthorized bonuses to himself and certain other Tyco International employees; engaged in improper self-dealing real estate transactions involving Tyco International's assets; and conspired with certain other former Tyco International employees in committing these acts. The amended complaint alleges causes of action for breach of fiduciary duty, fraud, unjust enrichment, breach of contract, conversion, constructive trust, and other wrongful conduct. The amended complaint seeks recovery for all of the losses suffered by Tyco International as a result of the former Chairman and Chief Executive Officer's conduct, and of all remuneration, including restricted and unrestricted shares and options, obtained by Mr. Kozlowski during the course of this conduct. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. Discovery in this and the other affirmative cases is proceeding.

        Mr. Kozlowski was tried on criminal charges in New York County. The first criminal trial resulted in a mistrial declared on April 2, 2004. The retrial of Mr. Kozlowski began on January 18, 2005 and concluded on June 17, 2005, when the jury returned verdicts. Of the thirty-one counts submitted to it, which were similar to certain of the claims alleged in Tyco International's affirmative action described above, twenty-two were against Mr. Kozlowski. The jury found Mr. Kozlowski guilty on all charges of grand larceny, conspiracy, and securities fraud, and all but one count of falsification of business records. On September 19, 2005, Mr. Kozlowski was sentenced to a term of imprisonment of eight and one-third years to twenty-five years, and ordered to pay an individual fine of $70 million and restitution, jointly and severally with Mr. Swartz, to Tyco International of $134 million within one year. On September 19, 2005, Mr. Kozlowski filed a notice of appeal from his conviction. On January 2, 2007, by order of the Supreme Court of the State of New York, the New York County District Attorney's office released to Tyco International, on behalf of Mr. Kozlowski, $98 million in restitution. The payment by Mr. Kozlowski was made pending the outcome of his appeal, which was denied on November 15, 2007.

        Tyco International Ltd. v. Mark H. Swartz.    As previously reported in our periodic filings, Tyco International filed an arbitration claim against Mark Swartz, its former Chief Financial Officer and director, on October 7, 2002. As a consequence of Mr. Swartz's refusal to submit to the jurisdiction of the American Arbitration Association, Tyco International filed a civil complaint against him on April 1, 2003, for breach of fiduciary duty and other wrongful conduct. The action alleges that the defendant misappropriated millions of dollars from Tyco International's Key Employee Loan Program and relocation program; approved and implemented awards of millions of dollars of unauthorized bonuses to himself and certain other Tyco International employees; awarded millions of dollars in unauthorized payments to himself; engaged in improper self-dealing real estate transactions involving Tyco International's assets; and conspired with certain other former Tyco International employees in committing these acts. The complaint alleges causes of action for breach of fiduciary duty, fraud, unjust enrichment, conversion, constructive trust, and other wrongful conduct. The action seeks recovery for all of the losses suffered by Tyco International as a result of the former Chief Financial Officer and director's conduct, and all remuneration, including restricted and unrestricted shares and options, obtained by Mr. Swartz during the course of this conduct. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. Discovery in this and the other affirmative cases is proceeding.

        Mr. Swartz was tried on criminal charges in New York County. The first criminal trial resulted in a mistrial declared on April 2, 2004. The retrial of Mr. Swartz began on January 18, 2005 and concluded on June 17, 2005, when the jury returned verdicts. Of the thirty-one counts submitted to it, which were similar to certain of the claims alleged in Tyco International's affirmative action described above, twenty-three were against Mr. Swartz. The jury found Mr. Swartz guilty on all charges of grand larceny, conspiracy, and securities fraud, and all but one count of falsification of business records. On September 19, 2005, Mr. Swartz was sentenced to a term of imprisonment of eight and one-third years to twenty-five years, and ordered to pay an individual fine of $35 million and restitution, jointly and severally with Mr. Kozlowski, to Tyco International of $134 million within one year, and Mr. Swartz was ordered individually to pay damages to Tyco International in the amount of $1 million. On September 19, 2005, Mr. Swartz filed a notice of appeal from his conviction. On October 27, 2006, Mr. Swartz paid restitution to Tyco International in the amount of $38 million. The payment by Mr. Swartz was made pending the outcome of his appeal, which was denied on November 15, 2007.

        Tyco International Ltd. v. L. Dennis Kozlowski and Mark H. Swartz.    As previously reported in our periodic filings, Tyco International filed a civil complaint against its former Chairman and Chief

Executive Officer and former Chief Financial Officer and director pursuant to Section 16(b) of the Exchange Act for disgorgement of short-swing profits from prohibited transactions in Tyco International's common shares believed to exceed $40 million. The action seeks disgorgement of profits, interest, attorneys' fees, and costs. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. Discovery in this and the other affirmative cases is proceeding.

        Tyco International Ltd. v. Frank E. Walsh, Jr.    As previously reported in our periodic filings, Tyco International filed a civil complaint against Frank E. Walsh, Jr., a former director, for breach of fiduciary duty and related wrongful conduct involving receipt by Walsh of a $20 million payment in connection with Tyco International's 2001 acquisition of the CIT Group, Inc. The action alleges causes of action for restitution, breach of fiduciary duty and inducing breach of fiduciary duty, conversion, unjust enrichment, and constructive trust, and seeks recovery for all of the losses suffered by Tyco International as a result of the defendant director's conduct. On December 17, 2002, Mr. Walsh paid $20 million in restitution to Tyco International, which was deposited by Tyco International in January 2003, as a result of a plea bargain agreement with the New York County District Attorney. Tyco International's claims against Mr. Walsh are still pending. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. Discovery in this and the other affirmative cases is proceeding.

  Subpoenas and Document Requests From Governmental Entities

        Tyco International and others have received various subpoenas and requests from the SEC's Division of Enforcement, the U.S. Department of Labor, the General Service Administration and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting, and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International has advised us that it cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties and pursuant to the liability sharing provisions of the Separation and Distribution Agreement, a portion of such payments may be allocated to us. It is not possible to estimate the amount of loss, or range of possible loss, if any, that might result from an adverse resolution of these matters. As a result, our share of such potential losses also is not estimable and may have a material adverse effect on our results of operations, financial position, or cash flows.

  Compliance Matters

        Tyco International has received and responded to various allegations that certain improper payments were made by Tyco International subsidiaries, including Tyco Electronics subsidiaries, in recent years. During 2005, 2006, and 2007, Tyco International reported to the U.S. Department of Justice, or DOJ, and the SEC the investigative steps and remedial measures that it had taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it retained outside counsel to perform a company-wide baseline review of its policies, controls, and practices with respect to compliance with the FCPA that it would continue to make periodic progress reports to these agencies, and that it would present its factual findings upon conclusion of the baseline review. Tyco International and Tyco Electronics have had communications with the DOJ and SEC to provide updates on the baseline review being conducted by outside counsel, including, as appropriate, briefings concerning additional instances of potential improper payments identified by Tyco International and us in the course of our ongoing compliance activities. To date, our baseline review has revealed that some business practices may not comply with FCPA requirements. At this time, we cannot predict the outcome of these matters and other allegations reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, that may result from an adverse resolution of any or all of these matters. However, it is possible that we may be required to pay judgments, suffer penalties, or incur settlements in amounts that may have a material adverse effect on our results of operations, financial position, or cash flows. Any judgment, settlement, or other cost incurred by Tyco International in connection with these matters would be subject to the liability sharing provisions of the Separation and Distribution Agreement, which provides that any liabilities not primarily related to any of the businesses of Tyco International, Covidien, or Tyco Electronics will be shared equally among the companies.

  Legal Matters under Separation and Distribution Agreement

        As a party to the Separation and Distribution Agreement among us, Tyco International, and Covidien which governs the relationships among us, Tyco International, and Covidien and provides for the allocation among us, Tyco International, and Covidien of Tyco International's assets, liabilities, and obligations attributable to periods prior to the respective separations from Tyco International, we have assumed the liability for, and control of, all pending and threatened legal matters related to our own business or assumed or retained liabilities, and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters.

        Each party to a claim will agree to cooperate in defending any claims against two or more parties for events that took place prior to, on or after June 29, 2007, the date of the separation. Tyco International initially will act as managing party and manage and assume control of all legal matters related to any assumed Tyco International contingent liability or Tyco International contingent asset, including settlement of such legal matters. In the event of the bankruptcy or insolvency of Tyco International, Covidien will become the managing party. In addition, in the event of a change in control of the managing party, a change in the chief executive officer of the managing party, or a change in the majority of the board of directors of the managing party, the managing party may be changed by the vote of two of the three parties to the Separation and Distribution Agreement. Moreover, on an annual basis the parties to the Separation and Distribution Agreement will determine whether or not to change the managing party and the vote of two of the three parties will be sufficient to effect such change. Each of us, Covidien, and Tyco International will cooperate fully with the applicable managing party in connection with the management of such assets and liabilities. All costs and expenses related thereto shall be shared equally by these three parties. If any party defaults in payment of its portion of any assumed Tyco International contingent liability or the cost of managing any Tyco International contingent asset, each non-defaulting party will be responsible for an equal portion of the amount in default together with any other non-defaulting party, although any such payments will not release the obligation of the defaulting party.

THE EXCHANGE OFFER

General

        When we sold the outstanding notes on September 25, 2007, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed:

  •
  to prepare and file the registration statement of which this prospectus forms a part, regarding the exchange of the new notes which are registered under the Securities Act for the outstanding notes no later than 210 days after the closing date for the outstanding notes;

  •
  to use our reasonable efforts to have the registration statement be declared effective not later than 300 days after the closing date for the outstanding notes, and to keep it effective until the closing of the exchange offer;

  •
  to use our reasonable efforts to have the exchange offer consummated not later than 45 days after the registration statement has been declared effective; and

  •
  to hold the exchange offer open for at least 30 calendar days.

        For each outstanding note validly tendered pursuant to the exchange offer and not withdrawn by the holder thereof, the holder will receive in exchange a new note having a principal amount equal to that of the tendered outstanding note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the tendered outstanding note in exchange therefor or, if no interest has been paid on such outstanding note, from the date of the original issue of the outstanding note.

Shelf Registration

        We also agreed to file a shelf registration statement for resale of the outstanding notes and to have such shelf registration statement declared effective by the SEC in the event that:

  •
  because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer as contemplated by the exchange and registration rights agreement;

  •
  the exchange offer is not consummated within 345 days of the closing date for the outstanding notes; or

  •
  the exchange offer is not available to any holder of outstanding notes.

        We are required to file this shelf registration statement within 60 days after the occurrence of any such event to cover resales of the outstanding notes and to use our commercially reasonable efforts to cause the shelf registration statement to be declared effective within 120 days after the occurrence of any such event and to keep effective such shelf registration statement until the earlier of two years after the issue date or such time as all of the applicable outstanding notes have been sold thereunder or cease to be outstanding or cease otherwise to be covered by the exchange and registration rights agreement. We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. Holders of notes will be required to suspend their use of the prospectus included in the shelf registration statement upon notice to that effect from us. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations).

Additional Interest on Outstanding Notes

        If: (i) we fail to file any of the registration statements required by the exchange and registration rights agreement on or before the date specified for such filing; (ii) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; (iii) we fail to consummate the exchange offer within 45 days after the initial effective date of the exchange offer registration statement; (iv) any of the registration statements required by the exchange and registration rights agreement is declared effective but thereafter is withdrawn or ceases to be effective due to a stop order issued pursuant to the Securities Act suspending the effectiveness of such registration statement without being succeeded by an additional registration statement filed and declared effective; or (v) we require holders to refrain from disposing of their registrable securities under the limited circumstances described in the exchange and registration rights agreement and that suspension period exceeds 45 days in any one instance or 90 days in the aggregate during any consecutive 12-month period (each such event referred to in clauses (i) through (iv) above, a registration default), the interest rate borne by the notes will be increased ("additional interest") immediately upon the occurrence of a registration default. Additional interest will accrue on the principal amount of the notes at an annual rate of 0.25% for the first 90-day period during which one or more registration defaults is continuing, and thereafter at an annual rate of 0.50% for the duration one or more registration defaults are continuing. Additional interest will be payable if the shelf registration statement is not declared effective as described above; provided, further, however, that such additional interest will only be payable in case the shelf registration statement is not declared effective as aforesaid with respect to notes that have the right to be included, and whose inclusion has been requested, in the shelf registration statement. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest will revert to the original rate.

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

        The exchange and registration rights agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use our reasonable efforts to keep the registration statement effective for at least 30 calendar days from the date notice of the exchange offer is mailed. The expiration date for this exchange offer is 5 p.m., New York City time, on                        , 2008, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

  •
  will have been registered under the Securities Act;

  •
  will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  will not contain the registration rights and additional interest provisions contained in the outstanding notes.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any outstanding notes;

  •
  to terminate the exchange offer and not accept any outstanding notes for exchange if any of the conditions set forth below under "Conditions to the Exchange Offer" have not been satisfied; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Offer Procedures

        When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Deutsche Bank Trust Company Americas, the exchange agent, at the address set forth below under the heading "The Exchange Agent"; or

  •
  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "The Exchange Agent".

        In addition, either:

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at The Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a "book-entry confirmation", which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

  •
  by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the letter of transmittal must be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  •
  reject any and all tenders of any outstanding note improperly tendered;

  •
  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

  •
  waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender outstanding notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any such persons incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the letter of transmittal must be accompanied by appropriate powers of attorney signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an "affiliate", as defined in Rule 405 under the Securities Act, of ours, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

  •
  may not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

        New notes will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of notice that the outstanding notes have been accepted for exchange.

        Registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer, as discussed above.

        In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

  •
  a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

        The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes denominated in dollars by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of outstanding notes tendered in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address set forth below under "The Exchange Agent" on or prior to the expiration date; or

  •
  comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the holder tenders the outstanding notes through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, a book-entry confirmation, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives a book-entry confirmation, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw tenders of your outstanding notes at any time prior to 5 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under The Exchange Agent". Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the outstanding notes to be withdrawn; and

  •
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes.

        If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "Exchange Offer Procedures" at any time on or prior to 5 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

  •
  the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

  •
  there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

        Deutsche Bank Trust Company Americas has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:

Deutsche Bank Trust Company Americas
By Mail:
DB Services Tennessee, Inc.
Reorganization Unit
P.O. Box 305050
Nashville, TN 37230
Fax: (615) 835-3701
 By Overnight Mail or Courier:
DB Services Tennessee, Inc.
Trust and Securities Services
Reorganization Unit
648 Grassmere Park Road
Nashville, TN 37211
Email: SPU-Reorg.Operations@db.com
Information (800) 735-7777

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

  •
  the SEC registration fee;

  •
  fees and expenses of the exchange agent and the trustee;

  •
  accounting and legal fees;

  •
  printing fees; and

  •
  other related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

        Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated September 25, 2007 relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

        Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the new notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the new notes issued in the exchange offer are acquired in the ordinary course of the holder's business; and

  •
  the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  •
  it is not an affiliate of ours;

  •
  it is not engaged in, and does not intend to engage in, a distribution of the new notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of new notes issued in the exchange offer;

  •
  it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

  •
  it is not acting on behalf of a person who could not make the three preceding representations.

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

  •
  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  •
  it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

        Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

  •
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

  •
  must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted notes, we will use our reasonable efforts to register or qualify the transfer restricted notes for offer or sale under the securities laws of those states as any holder of the new notes reasonably requests at the time the registration statement of which this prospectus forms a part is declared effective. We are not required to qualify generally to do business in any jurisdiction where we are not so qualified or to take any action which would subject us to general service of process or to taxation where we are not now so subject. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES AND THE GUARANTEE

        The new notes will be issued under the indenture, dated as of September 25, 2007, as supplemented by the first through third supplemental indentures, each dated as of September 25, 2007, among Tyco Electronics Group S.A., Tyco Electronics Ltd. and Deutsche Bank Trust Company Americas, as trustee. References to the indenture in this description refer to the indenture as supplemented. In this description of the new notes and the guarantee, we refer to Tyco Electronics Group S.A., the issuer of the notes, as TEGSA, and to Tyco Electronics Ltd., the guarantor of the notes, as TEL. References to TEL in this description refer to Tyco Electronics Ltd., not including its consolidated subsidiaries.

        The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. TEGSA may issue additional debt securities in the future without the consent of the holders of outstanding notes. If TEGSA issues additional notes of any series offered hereby, those notes will contain the same terms as and be deemed part of the same series as such series of notes offered hereby. The terms and provisions of other series of debt securities that may be issued under the indenture may differ. TEGSA may issue other debt securities separately, upon conversion of or in exchange for other securities or as part of a unit with other securities.

        The terms of the new notes are identical in all material respects to the terms of the outstanding notes, except the new notes will not contain transfer restrictions and holders of new notes will no longer have any registration rights and we will not be obligated to pay additional interest as described in the exchange and registration rights agreement.

        The exchange offer is being made to satisfy our obligations under the exchange and registration rights agreement. The trustee will authenticate and deliver new notes for original issue only in exchange for a like principal amount of outstanding notes. Any outstanding notes that remain outstanding after the consummation of the exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the outstanding notes and the new notes outstanding.

        The following description is subject to the detailed provisions of the indenture, copies of which can be obtained upon request from Tyco Electronics. See "Where You Can Find More Information." The statements made in this section relating to the indenture, the notes and the guarantee are summaries, are not complete and are subject to all provisions of the indenture, the notes and the guarantee. For a full description of the new notes and the guarantee, you should refer to the indenture.

General

        TEGSA will issue the new notes in an initial aggregate principal amount of $800,000,000 of new 2012 notes, $750,000,000 of new 2017 notes and $500,000,000 of new 2037 notes in exchange for outstanding notes of the same series. The new 2012 notes will mature on October 1, 2012, the new 2017 notes will mature on October 1, 2017, and the new 2037 notes will mature on October 1, 2037. The notes will be in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be TEGSA's direct, unconditional, unsecured and unsubordinated general obligations. The notes will rank equally among themselves, without any preference of one over another. The notes will be unsubordinated and unsecured obligations ranking equally with all of TEGSA's existing and future unsubordinated and unsecured obligations. Claims of holders of the notes will be effectively subordinated to the claims of holders of TEGSA's secured debt, if any, with respect to the collateral securing such claims.

        TEGSA is a holding company and it conducts substantially all of its operations through its subsidiaries. TEGSA's rights and the rights of its creditors, including holders of the notes, to participate in any distribution of assets of any subsidiary upon a liquidation or reorganization or otherwise of such subsidiary will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that TEGSA or any of its creditors may itself be a creditor of that subsidiary.

        Interest on the new notes will be payable on April 1 and October 1 of each year, commencing April 1, 2008, to the holders of record at the close of business on the March 16 and September 15 prior to each interest payment date. Interest on the new notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

  •
  The new 2012 notes will bear interest at the rate of 6.000% per year from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for.

  •
  The new 2017 notes will bear interest at the rate of 6.550% per year from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for.

  •
  The new 2037 notes will bear interest at the rate of 7.125% per year from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for.

        In certain circumstances, TEGSA may be required to pay additional interest. See "The Exchange Offer—Additional Interest on Outstanding Notes."

        If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due. No interest will accrue on the amounts so payable for the period from and after such date to the date of such payment on the next succeeding business day.

        The new notes will not be subject to any sinking fund.

Guarantee

        TEL will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the notes, when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise. TEL's guarantee is the unsecured, unsubordinated obligation of TEL and ranks equally with all other unsecured and unsubordinated obligations of TEL. The guarantee provides that in the event of a default in payment on a note, the holder of the note may institute legal proceedings directly against TEL to enforce the guarantee without first proceeding against TEGSA.

Interest Rate Adjustment

        The interest rate payable on each series of the notes will be subject to adjustments from time to time if Moody's, S&P or Fitch downgrades (or subsequently upgrades) the debt rating assigned to such series of notes, as set forth below.

        If the rating from Moody's, S&P or Fitch of such series of notes is decreased to a rating set forth in the immediately following table, the interest rate on such series of notes will increase from the interest rate otherwise payable on such series of notes by the percentage set forth opposite that rating applicable to the lowest two rating levels assigned to such series of notes by any of Moody's, S&P and Fitch:

Rating Agency
Moody's	S&P	Fitch	Percentage
Ba1	BB+	BB+	0.25%
Ba2	BB	BB	0.50%
Ba3	BB-	BB-	0.75%
B1 or below	B or below	B or below	1.00%

        If at any time the interest rate on such series of notes has been adjusted upward and Moody's, S&P or Fitch, as the case may be, subsequently increases its rating of such series of notes to any of the threshold ratings set forth above, the interest rate on such series of notes will be decreased such that the interest rate for such series of notes equals the interest rate otherwise payable on such series of notes plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase applicable to the two lowest ratings levels assigned to such series of notes by any of Moody's, S&P or Fitch. If Moody's subsequently increases its rating of such series of notes to Baa3 or higher, S&P increases its rating to BBB- or higher and Fitch increases its rating to BBB- or higher, the interest rate on such series of notes will be decreased to the interest rate that would have been payable on such series of notes without any adjustments.

        Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody's, S&P or Fitch, shall be made independent of any and all other adjustments; provided that in determining an adjustment, the percentage applicable to the lowest two ratings levels assigned to such series of notes by any of Moody's, S&P and Fitch shall be used. In no event shall (1) the interest rate for the notes be reduced to below the interest rate that would have been payable on such series of notes without any adjustments or (2) the total increase in the interest rate on such series of notes exceed 2.00% above the interest rate that would have been payable on such series of notes without any adjustments.

        If any two of Moody's, S&P or Fitch cease to provide a rating of a series of notes, any subsequent increase or decrease in the interest rate of such series of notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of a series of notes shall be made solely as a result of Moody's, S&P or Fitch ceasing to provide a rating. If Moody's, S&P and Fitch all cease to provide a rating of a series of notes, the interest rate on such series of notes will increase to, or remain at, as the case may be, 2.00% above the interest rate that would have been payable on such series of notes without any adjustments. References to Moody's, S&P and Fitch in this section entitled "Description of the New Notes and the Guarantee—Interest Rate Adjustment" are deemed to include any successors to Moody's, S&P and Fitch.

        Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.

        The interest rate on a series of notes will permanently cease to be subject to any adjustments described above (notwithstanding any subsequent decrease in the ratings by any or all of the rating agencies or any or all of the rating agencies ceasing to provide ratings) and shall be set at the interest rate that would have been payable on such series of notes without any such adjustments if such series of notes become rated A3, A- or A- or higher by any two of Moody's, S&P and Fitch, respectively (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by both such rating agencies.

Redemption at TEGSA's Option

        The notes will be redeemable as a whole or in part, solely at TEGSA's option, at any time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed, and

  •
  as determined by the Quotation Agent and delivered to the trustee, the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the redemption date (based on the original interest rate and excluding the portion of interest that will be accrued and unpaid to and including the redemption date) discounted from their scheduled date of payment to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 25 basis points in the case of the 2012 notes, 30 basis points in the case of the 2017 notes and 35 basis points in the case of the 2037 notes,

  •
  plus, in each of the above cases, accrued and unpaid interest, if any, to the redemption date.

        For purposes of this section "Redemption at TEGSA's Option," the following terms have the following meanings:

        "Adjusted Redemption Treasury Rate" with respect to any redemption date means the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such redemption date.

        "Comparable Redemption Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that will be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Redemption Treasury Price" with respect to any redemption date means:

  •
  the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and /or lowest quotation shall be excluded), or

  •
  if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

        "Quotation Agent" means a Redemption Reference Treasury Dealer appointed as such agent by TEGSA.

        "Redemption Reference Treasury Dealer" means four primary U.S. Government securities dealers in the United States selected by TEGSA.

        "Redemption Reference Treasury Dealer Quotations" with respect to each Redemption Reference Treasury Dealer and any redemption date means the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m. New York City time for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer on the third business day preceding such redemption date.

Redemption Upon Changes in Withholding Taxes

        TEGSA may redeem all, but not less than all, of any series of notes under the following conditions:

  •
  If there is an amendment to, or change in, the laws or regulations of Luxembourg or Bermuda, or other jurisdiction in which TEGSA, TEL or any successor thereof may be organized, or the United States, as applicable, or any political subdivision thereof or therein having the power to tax (a "Taxing Jurisdiction"), or any change in the application or official interpretation of such laws, including any action taken by a taxing authority or a holding by a court of competent jurisdiction, regardless of whether such action or such holding is with respect to TEGSA or TEL.

  •
  As a result of such amendment or change, TEGSA or TEL becomes, or there is a material probability that TEGSA or TEL will become, obligated to pay Additional Amounts, as defined below in "Payment of Additional Amounts," on the next payment date with respect to such series of the notes.

  •
  The obligation to pay Additional Amounts cannot be avoided through TEGSA's or TEL's commercially reasonable measures.

  •
  TEGSA delivers to the trustee:

  (1)
  a certificate of TEGSA or TEL, as the case may be, stating that the obligation to pay Additional Amounts cannot be avoided by TEGSA or TEL, as the case may be, taking commercially reasonable measures available to it; and

  (2)
  a written opinion of independent legal counsel to TEGSA or TEL, as the case may be, of recognized standing to the effect that TEGSA or TEL, as the case may be, has or there is a material probability that it will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that TEGSA or TEL, as the case may be, cannot avoid the payment of such Additional Amounts by taking commercially reasonable measures available to it.

  •
  Following the delivery of the certificate and opinion described in the previous bullet point, TEGSA provides notice of redemption not less than 30 days, but not more than 90 days, prior to the date of redemption. The notice of redemption cannot be given more than 90 days before the earliest date on which TEGSA or TEL would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.

        Upon the occurrence of each of the bullet points above, TEGSA may redeem such series of the notes at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date.

Notice of Redemption

        Notice of any redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of notes to be redeemed. If TEGSA elects to redeem a portion but not all of a series of the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

        Unless TEGSA defaults in payment of the redemption price and accrued and unpaid interest on the notes to be redeemed, on and after the redemption date, interest will cease to accrue on such notes or portions thereof called for redemption.

        If any redemption date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Payment of Additional Amounts

        Unless otherwise required by law, neither TEGSA nor TEL will deduct or withhold from payments made with respect to the notes and the guarantee on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction ("Taxes"). In the event that TEGSA or TEL is required to withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to any notes or the guarantee, as the case may be, TEGSA or TEL, as the case may be, will pay such additional amounts so that the net amount received by each holder of notes, including the additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. However, additional amounts will not be paid with respect to a payment to a holder of notes where such holder is subject to taxation on such payment by a relevant Taxing Jurisdiction for any reason other than the holder's mere ownership of a note, nor will we pay additional amounts for or on the account of:

  •
  any Taxes that are imposed or withheld solely because the beneficial owner of such notes, or a fiduciary, settler, beneficiary, or member of the beneficial owner if the beneficial owner is an estate, trust, partnership, limited liability company or other fiscally transparent entity, or a person holding a power over an estate or trust administered by a fiduciary holder:

  •
  is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the Taxing Jurisdiction or has or had a permanent establishment in the Taxing Jurisdiction;

  •
  has or had any present or former connection (other than the mere fact of ownership of a note) with the Taxing Jurisdiction imposing such Taxes, including being or having been a citizen or resident thereof or being treated as being or having been a resident thereof;

  •
  with respect to any withholding Taxes imposed by the United States, is or was with respect to the United States a personal holding company, a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a corporation that has accumulated earnings to avoid United States federal income tax; or

  •
  owns or owned 10% or more of the total combined voting power of all classes of stock of TEGSA or TEL;

  •
  any estate, inheritance, gift, sales, transfer, excise or personal property Taxes imposed with respect to the notes, except as otherwise provided in the indenture;

  •
  any Taxes imposed solely as a result of the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to the payment of additional amounts had the notes been presented for payment on any date during such 30-day period;

  •
  any Taxes imposed solely as a result of the failure of the beneficial owner or any other person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder or beneficial owner of a note, if such compliance is required by statute or regulation of the relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes;

  •
  with respect to withholding Taxes imposed by the United States, any such Taxes imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of sections 871(h) or 881(c) of the Code;

  •
  any Taxes that are payable by any method other than withholding or deduction by TEGSA or TEL or any paying agent from payments in respect of such note;

  •
  any Taxes that are required to be withheld by any paying agent from any payment in respect of any note if such payment can be made without such withholding by at least one other paying agent;

  •
  any Taxes required to be deducted or withheld pursuant to the European Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income in the form of interest payments, or any law implementing or complying with, or introduced in order to conform to, that Directive;

  •
  any withholding or deduction for Taxes which would not have been imposed if the relevant note had been presented to another paying agent in a Member State of the European Union;

  •
  or any combination of the above conditions.

        Additional Amounts also will not be payable to a holder of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

        We refer to the amounts that TEGSA or TEL are required to pay to preserve the net amount receivable by the holders of notes as "Additional Amounts." Whenever in the indenture, the notes, the guarantee or in this "Description of the New Notes and the Guarantee" there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to any note, such mention includes the payment of Additional Amounts to the extent payable in the particular context. The foregoing provisions will survive any termination or the discharge of the indenture and will apply to any jurisdiction in which any successor to TEGSA or TEL, as the case may be, is organized or is engaged in business for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

        Each of TEGSA and TEL, as applicable, also:

  •
  will withhold or deduct the Taxes as required;

  •
  will remit the full amount of Taxes deducted or withheld to the relevant taxing authority in accordance with all applicable laws;

  •
  will use its reasonable efforts to obtain from each Taxing Jurisdiction imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

  •
  upon request, will make available to the holders of the notes, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by TEGSA or TEL or if, notwithstanding TEGSA's or TEL's efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

        At least 30 days prior to each date on which any payment under or with respect to the notes or the guarantee is due and payable, if TEGSA or TEL will be obligated to pay Additional Amounts with respect to such payment, TEGSA or TEL will deliver to the trustee an officer's certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of the notes on the payment date.

        In addition, TEGSA will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in Luxembourg or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the notes.

Change of Control Triggering Event

        Upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, unless TEGSA has exercised its right to redeem such notes as described under "—Redemption at TEGSA's Option" or "—Redemption Upon Changes in Withholding Taxes," each holder of such notes will have the right to require that TEGSA purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at TEGSA's option, prior to any Change of Control, but after the public announcement of the Change of Control, TEGSA must send, by first class mail, a notice to each holder of the applicable series of notes, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, or transfer their notes by book-entry transfer, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        TEGSA will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by TEGSA and such third party purchases all notes properly tendered and not withdrawn under its offer.

        Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and TEGSA or the acquiring party may not have sufficient financial resources to effect such redemption or repurchase. Provisions in the indenture relating to a Change of Control Triggering Event may, in certain circumstances, make it more difficult or discourage any leveraged buyout of TEL or any of its subsidiaries. The indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        TEGSA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, TEGSA shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under the "Change of Control" provisions of the indenture by virtue thereof.

        "Below Investment Grade Rating Event" means the applicable series of notes are rated below an Investment Grade Rating by at least two of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such notes is under publicly-announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall be deemed not to have occurred in respect of a particular Change of Control (and thus shall be deemed not to be a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Change of Control" means the occurrence of any of the following events:

  •
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of TEL and its subsidiaries taken as a whole to any person or group of persons for purposes of Section 13(d) of the Exchange Act other than TEL or one of its subsidiaries or a person controlled by TEL or one of its subsidiaries;

  •
  consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than TEL's or its subsidiaries' employee benefit plans, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of TEL, measured by voting power rather than number of shares; or

  •
  the replacement of a majority of the board of directors of TEL over a two-year period from the directors who constituted the board of directors of TEL at the beginning of such period, and such replacement shall not have been approved by at least a majority of the board of directors of TEL then still in office (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination) who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

Notwithstanding the foregoing, a transaction effected to create a holding company for TEL will not be deemed to involve a Change of Control if: (1) pursuant to such transaction TEL becomes a direct or indirect wholly-owned subsidiary of such holding company and (2) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of TEL's voting stock immediately prior to that transaction. Following any such transaction, references in this definition to TEL shall be deemed to refer to such holding company. For purposes of this definition, "voting stock" of any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        "Fitch" means Fitch Ratings Ltd.

        "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Moody's" means Moody's Investor Services Inc.

        "Rating Agencies" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the applicable series of notes or fails to make a rating of such notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by TEGSA (as certified by a resolution of TEGSA's Board of Directors) as a replacement agency for Fitch, Moody's or S&P, or all of them, as the case may be.

        "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

Covenants

  Affirmative Covenants

        Under the indenture, TEGSA will:

  •
  pay the principal, interest and any premium on the notes when due at the rate specified in the notes;

  •
  maintain a place of payment;

  •
  along with TEL, furnish to the trustee on or before March 31 of each year a certificate executed by the principal executive, financial or accounting officer as to such officer's knowledge of TEGSA's or TEL's, as the case may be, compliance with all covenants and agreements under the indenture; and

  •
  make available to the trustee all reports and information filed with the SEC.

  Negative Covenants

          Limitation on the Ability to Incur Liens

        The indenture provides that so long as any of the notes remain outstanding (but subject to defeasance, as provided in the indenture), TEGSA will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a mortgage, pledge, security interest, lien or encumbrance (each a "lien") upon any property that at the time of such issuance, assumption or guarantee constitutes a Principal Property, and TEGSA will not, and will not permit any U.S. subsidiary that at the time of such issuance, assumption or guarantee is a Qualifying Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a lien upon such Qualifying Subsidiary's Accounts Receivable, or any shares of stock of or Indebtedness issued by any such Restricted Subsidiary or such Qualifying Subsidiary, whether now owned or hereafter acquired, in each case without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the notes (together with, if TEGSA determines, any other Indebtedness of TEGSA ranking equally with the notes, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at TEGSA's option prior to) such secured Indebtedness. The foregoing covenant shall not apply to:

  •
  liens existing on the date the notes were first issued;

  •
  liens on the stock, assets or Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary unless created in contemplation of such person becoming a Restricted Subsidiary;

  •
  liens on any assets or Indebtedness of a person existing at the time such person is merged with or into or consolidated with or acquired by TEGSA or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by TEGSA or any Restricted Subsidiary;

  •
  liens on any Principal Property existing at the time of acquisition thereof by TEGSA or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by TEGSA or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by TEGSA or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any Principal Property theretofore owned by TEGSA or a Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved (and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing);

  •
  liens securing Indebtedness owing by any subsidiary to TEGSA, TEL or a subsidiary thereof or by TEGSA to TEL;

  •
  liens in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property or assets subject to such liens (including liens incurred in connection with pollution control, industrial revenue or similar financings);

  •
  pledges, liens or deposits under workers' compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which TEGSA or any subsidiary is a party, or to secure the public or statutory obligations of TEGSA or any subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which TEGSA or any subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this bullet point, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;

  •
  liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against TEGSA or any subsidiary with respect to which TEGSA or such subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by TEGSA or any subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which TEGSA or such subsidiary is a party;

  •
  liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens or charges incidental to the conduct of the business of TEGSA or any subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the board of directors of TEGSA, do not materially impair the use of such assets in the operation of the business of TEGSA or such subsidiary or the value of such Principal Property or assets for the purposes of such business;

  •
  liens to secure TEGSA's or any subsidiary's obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business;

  •
  liens on (including securitization programs with respect to) accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as defined in the Uniform Commercial Code of the State of New York) (i) existing at the time of acquisition thereof by TEGSA or any U.S. subsidiary or (ii) of a person existing at the time such person is merged with or into or consolidated with or acquired by TEGSA or any U.S. subsidiary; provided that such liens were in existence, or granted or required to be granted or otherwise attach pursuant to any agreement in existence, prior to, and were not granted or such agreement was not entered into (as applicable) in contemplation of, such acquisition, merger or consolidation and such liens do not extend to any assets other than accounts receivable (including any accounts receivable constituting or evidenced by chattel paper, instruments or intangibles (as so defined) and rights (contractual and other) and collateral related thereto and proceeds of the foregoing and any related deposit accounts containing such proceeds;

  •
  liens not permitted by the foregoing bullet points, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount (without duplication) of all outstanding Indebtedness of TEGSA and its Restricted Subsidiaries secured by all such liens on such Principal Properties and all outstanding Indebtedness of TEGSA and its Qualifying Subsidiaries secured by all such liens on Accounts Receivable not so permitted by the foregoing bullet points, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by the first bullet point under "Limitation on Sale and Lease-Back Transactions" below do not exceed the greater of $1,500,000,000 and 10% of Consolidated Net Worth; and

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing bullet points if the principal amount of Indebtedness secured thereby unless otherwise excepted under the above bullet points does not exceed the principal amount of Indebtedness (plus the amount of any unused revolving credit or similar commitments) so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the assets (or any replacement assets) that secured the lien so extended, renewed or replaced (plus improvements and construction on real property).

        Although this covenant limits TEGSA's and any Restricted Subsidiary's or Qualifying Subsidiary's ability to incur indebtedness that is secured by liens on the shares of stock of or indebtedness issued by any Restricted Subsidiary or Qualifying Subsidiary, it would not prevent other of our subsidiaries from incurring Indebtedness secured by liens on shares of stock of or Indebtedness issued by Restricted Subsidiaries or Qualifying Subsidiary.

  Limitation on Sale and Lease-Back Transactions

        The indenture provides that so long as any of the notes remain outstanding (but subject to defeasance, as provided in the indenture), TEGSA will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

  •
  TEGSA or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the notes pursuant to "Limitation on Ability to Incur Liens" above; or

  •
  the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property (as determined by TEGSA's board of directors) and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction)

    of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of debt securities, or of Funded Indebtedness of TEGSA or a consolidated subsidiary ranking on a parity with or senior to the debt securities; provided that there shall be credited to the amount of net worth proceeds required to be applied pursuant to this bullet point an amount equal to the sum of (i) the principal amount of debt securities delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by TEGSA within such 180-day period, excluding retirements of debt securities and other Funded Indebtedness as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions.

        For purposes of this section "Negative Covenants," the following terms have the following meanings:

        "Accounts Receivable" of any person means the accounts receivable of such person generated by the sale of inventory to third-party customers in the ordinary course of business.

        "Attributable Debt" in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of TEGSA or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended. The term "net rental payments" under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

        "Consolidated Net Worth" at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of TEL and its subsidiaries as of the end of a fiscal quarter of TEL, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

        "Consolidated Tangible Assets" at any date means total assets less all intangible assets appearing on the most recently prepared consolidated balance sheet of TEL and its subsidiaries as of the end of a fiscal quarter of TEL, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet. "Intangible assets" means the amount (if any) stated under the heading "Goodwill and Other Intangible Assets, Net" or under any other heading of intangible assets separately listed, in each case on the face of such consolidated balance sheet.

        "Funded Indebtedness" means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

        "Indebtedness" means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of TEL and its subsidiaries as of the end of a fiscal quarter of TEL prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers' acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except (A) trade and similar accounts payable and accrued expenses, (B) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (C) obligations in respect of customer advances received and (D) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business, (v) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles, and (vi) all Indebtedness of others consolidated in such balance sheet that is guaranteed by TEGSA or any of its subsidiaries or for which TEGSA or any of its subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

        "Principal Property" means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility of TEL or any of its subsidiaries that is used by any U.S. subsidiary of TEGSA and (A) is owned by TEL or any subsidiary of TEL on the date hereof, (B) the initial construction of which has been completed after the date hereof, or (C) is acquired after the date hereof, in each case, other than any such plants, facilities, warehouses or portions thereof, that in the opinion of the Board of Directors of TEGSA, are not collectively of material importance to the total business conducted by TEL and its subsidiaries as an entirety, or that has a net book value (excluding any capitalized interest expense), on the date hereof in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than the greater of $50,000,000 and 0.50% of Consolidated Tangible Assets on the consolidated balance sheet of TEL and its subsidiaries as of the applicable date.

        "Qualifying Subsidiary" means a U.S. subsidiary, the total Accounts Receivable of which exceeds the greater of $2.5 million and 0.20% of the amount stated under the heading "Accounts receivable, net of allowance for doubtful accounts," or equivalent, appearing on the most recently prepared consolidated balance sheet of TEL and its subsidiaries as of the end of a fiscal quarter of TEL, prepared in accordance with United States generally accepted accounting principles.

        "Restricted Subsidiary" means any subsidiary of TEGSA that owns or leases a Principal Property.

        "Sale and Lease-Back Transaction" means an arrangement with any person providing for the leasing by TEGSA or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by TEGSA or a Restricted Subsidiary to such person other than TEL, TEGSA or any of their respective subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

Limitation on TEL's and TEGSA's Ability to Consolidate, Merge and Sell Assets

        The indenture provides that neither TEGSA nor TEL will merge or consolidate with any other person and will not sell or convey all or substantially all of its assets to any person, unless:

  (1)
  either TEL or TEGSA, as the case may be, shall be the continuing entity, or the successor entity or the person which acquires by sale or conveyance substantially all the assets of TEL or TEGSA, as the case may be (if other than TEL or TEGSA, as the case may be) (A) shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the notes or the obligations under the guarantee, as the case may be, according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements of the indenture to be performed or observed by TEL or TEGSA, as the case may be, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such person, and (B) is an entity treated as a "corporation" for U.S. tax purposes or TEL or TEGSA, as the case may be, obtains either (x) an opinion, in form and substance reasonably acceptable to the trustee, of tax counsel of recognized standing reasonably acceptable to the trustee, or (y) a ruling from the U.S. Internal Revenue Service, in either case to the effect that such merger or consolidation, or such sale or conveyance, will not result in an exchange of the notes for new debt instruments for U.S. federal income tax purposes; and

  (2)
  no event of default and no event that, after notice or lapse of time or both, would become an event of default shall be continuing immediately after such merger or consolidation, or such sale or conveyance.

Events of Default

        The following are events of default under the indenture with respect to each series of the notes:

  •
  default in the payment of any installment of interest upon any of such notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

  •
  default in the payment of all or any part of the principal of or premium, if any, on any of such notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise; or

  •
  default in the performance, or breach, of any covenant or agreement of TEL or TEGSA in respect of such notes and the guarantee (other than the failure to comply with any covenant or agreement to file with the trustee the information filed or required to be filed with the SEC or a default or breach specifically dealt with elsewhere), and continuance of such default or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to TEL and TEGSA by the trustee or to TEL, TEGSA and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture; or

  •
  the guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by TEL or TEGSA not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and such guarantee; or

  •
  a court having jurisdiction in the premises shall enter a decree or order for relief in respect of TEGSA or TEL in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of TEGSA or TEL or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

  •
  TEGSA or TEL shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of TEGSA or TEL or for any substantial part of its property, or make any general assignment for the benefit of creditors; or

  •
  an event of default shall happen and be continuing with respect to TEGSA's or TEL's Indebtedness for borrowed money (other than Non-Recourse Indebtedness) under any indenture or other instrument evidencing or under which TEGSA or TEL shall have a principal amount outstanding (such amount with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities based on the accreted amount determined in accordance with United States generally accepted accounting principles and as of the date of the most recently prepared consolidated balance sheet of TEGSA or TEL, as the case may be) in excess of $100,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten business days after notice thereof shall have been given to TEGSA and TEL by the trustee, or to TEGSA, TEL and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of such series; provided that, if such event of default under such indenture or instrument shall be remedied or cured by TEGSA or TEL or waived by the requisite holders of such Indebtedness, then the event of default under the indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of debt securities under the indenture.

        For purposes of this section "Events of Default," the following terms have the following meanings:

        "Indebtedness" has the definition given to it in the section "Negative Covenants."

        "Non-Recourse Indebtedness" means Indebtedness upon the enforcement of which recourse may be had by the holder(s) thereof only to identified assets of TEL or TEGSA or any subsidiary of TEL or TEGSA and not to TEL or TEGSA or any subsidiary of TEL or TEGSA personally (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

        Any failure to perform, or breach of, any covenant or agreement of TEL or TEGSA in respect of the notes and the guarantee with respect to the filing with the trustee of the information filed or required to be filed with the SEC shall not be a default or an Event of Default. Remedies against TEL and TEGSA for any such failure or breach will be limited to liquidated damages. If there is such a failure or breach and continuance of such failure or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to TEL and TEGSA by the trustee or to TEL, TEGSA and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of such series, a written notice specifying such failure or breach and requiring it to be remedied and stating that such notice is a "Notice of Reporting Noncompliance" under the indenture, TEGSA will pay liquidated damages to all holders of notes, at a rate per year equal to 0.25% of the principal amount of such notes from the 90th day following such notice to and including the 150th day following such notice and at a rate per year equal to 0.5% of the principal amount of such Securities from and including the 151st day following such notice, until such failure or breach is cured.

        In any event of default with respect to a series of notes, unless the principal of all such notes has already become due and payable, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of such series, by notice in writing to TEGSA and TEL, and to the trustee if notice is given by such holders, may declare the unpaid principal of all such notes to be due and payable immediately.

        The holders of a majority in principal amount of the outstanding notes of a series may waive any default in the performance of any of the covenants contained in the indenture with respect to the notes of such series and its consequences, except a default regarding payment of principal, premium, if any, or interest. Any such waiver shall cure such default.

        Subject to the terms of the indenture, if an event of default under the indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes if the trustee determines in good faith that the proceeding could result in personal liability. The holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, with respect to the notes of such series, provided that:

  •
  it is not in conflict with any law or the indenture; and

  •
  it is not unduly prejudicial to the rights of the holders of the debt securities of another series issued under the indenture.

        A holder of the notes of a series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the trustee of a continuing event of default with respect to the notes of such series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made a written request, and such holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

  •
  the trustee does not institute such action, suit or proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of such series other conflicting directions within 60 days after such notice, request and offer.

        The right of any holder to receive payment of principal, premium, if any, or interest or to institute a suit for such payment shall not be impaired without the consent of such holder.

Modification of the Indenture

        TEGSA, TEL and the trustee may enter into a supplemental indenture or indentures without the consent of any holders of the notes with respect to certain matters, including:

  •
  to cure any ambiguity, defect or inconsistency in the indenture or any series of debt securities, including making any such changes as are required for the indenture to comply with the Trust Indenture Act, or to make such other provisions in regard to matters or questions arising under the indenture as the board of directors of TEGSA may deem necessary or desirable, and which shall not in either case adversely affect the interest of the holders of outstanding debt securities in any material respect;

  •
  to evidence the succession of another person to TEL or TEGSA, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of TEL or TEGSA, as the case may be, pursuant to provisions in the indenture concerning consolidation, merger, the sale of assets or successor entities;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to add covenants for the benefit of the holders of all or any outstanding series of debt securities or to surrender any of TEGSA's or TEL's rights or powers;

  •
  to add any additional events of default for the benefit of the holders of all or any outstanding series of debt securities;

  •
  to change or eliminate any provisions of the indenture if the provision that is changed or eliminated does not apply to any outstanding debt securities;

  •
  to secure the debt securities of any series;

  •
  to make any other change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect;

  •
  to provide for the issuance of and establish the form and terms and conditions of any series of debt securities as provided in the indenture, to provide which, if any, of the covenants of TEGSA shall apply to such series, to provide which of the events of default shall apply to such series, to provide for the terms and conditions upon which the guarantee by TEL of such series may be released or terminated or to define the rights of the holders of such series of debt securities;

  •
  to issue additional debt securities of any series if such additional debt securities have the same terms and will be part of the same series as the applicable series of debt securities to the extent required under the indenture; and

  •
  to provide for a successor trustee with respect to the debt securities of one or more series and add or change any provision of the indenture to provide for or to facilitate the administration of the trust by more than one trustee.

        In addition, under the indenture, the rights of holders may be changed by TEGSA, TEL and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series at the time outstanding that are affected. However, the following changes may only be made with the consent of each holder of outstanding debt securities affected:

  •
  extend a fixed maturity of or any installment of principal of any debt securities of any series or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;

  •
  reduce the rate of or extend the time for payment of interest on any debt security of any series;

  •
  reduce the premium payable upon the redemption of any debt security;

  •
  make any debt security payable in currency other than that stated in the debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof or, in the case of redemption, on or after the redemption date; or

  •
  reduce the percentage of debt securities, the holders of which are required to consent to any such supplemental indenture or indentures.

        An amendment of a provision included solely for the benefit of one or more series of debt securities does not affect the interests of the holders of any other series of debt securities.

        It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if the consent approves the substance of it.

Information Concerning the Trustee

        Deutsche Bank Trust Company Americas, an affiliate of one of the initial purchasers that participated in the private offering of the outstanding notes, serves as trustee under the indenture. Pursuant to the Trust Indenture Act, if a default occurs with respect to any series of the notes, Deutsche Bank Trust Company Americas would be required to resign as trustee within 90 days of default unless such default were cured, duly waived or otherwise eliminated.

        The trustee, upon an event of default under the indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if there is reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of the indenture or adequate indemnity against such risk is not reasonably assured it.

        The trustee may resign with respect to one or more series of debt securities by giving a written notice to TEGSA and to the holders of that series of debt securities. The holders of a majority in principal amount of the outstanding debt securities of a particular series may remove the trustee by notifying TEGSA and the trustee. TEGSA may remove the trustee if:

  •
  the trustee acquires a "conflicting interest," as such term is defined in the Trust Indenture Act, and fails to comply with Trust Indenture Act;

  •
  the trustee fails to comply with the eligibility requirements provided in the indenture; or

  •
  the trustee:

  (1)
  is incapable of acting,

  (2)
  is adjudged to be bankrupt or insolvent,

  (3)
  commences a voluntary bankruptcy proceeding, or

  (4)
  a receiver is appointed for the trustee, its property or its affairs for the purpose of rehabilitation, conservation or liquidation.

        If the trustee resigns or is removed or if the office of the trustee is otherwise vacant, TEGSA will appoint a successor trustee in accordance with the provisions of the indenture.

        A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee's acceptance of the appointment as provided in the indenture.

Payment and Paying Agents

        The interest on the notes on any interest payment date will be paid to the person in whose name such notes (or one or more predecessor notes) are registered at the close of business on the regular record date for such interest.

        TEGSA may appoint one or more paying agents, other than the trustee, for all or any series of the debt securities. The debt securities of a particular series will be surrendered for payment at the office of the paying agents designated by TEGSA. If TEGSA does not designate such an office, the corporate trust office of the trustee will serve as the office of the paying agent for such series.

        All funds paid by TEL or TEGSA to a paying agent or the trustee for the payment of the principal of, premium, if any, or interest on the notes which remains unclaimed at the end of one year after such principal, premium, if any, or interest has become due and payable will be repaid to TEL or TEGSA, as the case may be, and the holder of the notes thereafter may look only to TEL and TEGSA for payment thereof.

Governing Law

        The indenture and the notes are deemed to be a contract made under the internal laws of the State of New York, and for all purposes will be construed in accordance with the laws of New York without regard to conflicts of laws principles that would require the application of any other law except to the extent that the Trust Indenture Act is applicable.

Satisfaction and Discharge

        TEGSA's obligations with respect to a series of the notes will be discharged upon TEL or TEGSA's irrevocable deposit with the trustee, in trust, of funds or governmental obligations sufficient to pay at maturity within one year or upon redemption within one year all of such notes which have not already been delivered to the trustee for cancellation, including:

  •
  principal;

  •
  premium, if any;

  •
  unpaid interest; and

  •
  all other payments due under the terms of the indenture with respect to such notes.

        Notwithstanding the above, TEGSA may not be discharged from the following obligations which will survive until such notes mature:

  •
  to make any interest or principal payments that may be required;

  •
  to register the transfer or exchange of such notes;

  •
  to replace stolen, lost or mutilated notes;

  •
  to maintain a paying agent; and

  •
  to appoint a new trustee as required.

        TEGSA also may not be discharged from the following obligations which will survive the satisfaction and discharge of such notes:

  •
  to compensate and reimburse the trustee in accordance with the terms of the indenture; and

  •
  to receive unclaimed payments held by the trustee for at least one year and remit such payments to the holders if required.

Defeasance of Covenants Under Certain Circumstances

        Upon compliance with specified conditions, TEGSA will not be required to comply with some covenants contained in the indenture and the supplemental indenture, and any omission to comply with the obligations will not constitute a default or event of default relating to such notes, or, if applicable, TEGSA's obligations with respect to such notes will be discharged. These conditions include:

  •
  the irrevocable deposit, in trust with the trustee for the benefit of the holders of such notes, of funds, or governmental obligations, in each case, sufficient to pay all the principal of, premium, if any, and interest on such notes to maturity or redemption, as the case may be, and all other amounts payable by TEGSA under the indenture;

  •
  the delivery to such trustee of a certificate signed by authorized persons and an opinion of counsel, each stating that all conditions precedent specified in the indenture relating to covenant defeasance have been complied with;

  •
  an event of default under the indenture described in the first, second, fourth, fifth or sixth bullet points in the first paragraph under the caption "Events of Default" has not occurred and is not continuing, and an event which with notice or lapse of time or both would become such an event of default with respect to such notes has not occurred and is not continuing, on the date of such deposit;

  •
  the delivery to such trustee of an opinion of counsel or a ruling received by the Internal Revenue Service to the effect that the holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such covenant defeasance and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case absent such exercise;

  •
  the trustee will not have a conflicting interest for the purposes of the Trust Indenture Act with respect to any debt securities due to the defeasance; and

  •
  such covenant defeasance will not result in the trust arising from such deposit constituting, unless it is qualified, a regulated investment company under the Investment Company Act of 1940.

Compliance Certificates and Opinions of Counsel

        The indenture requires TEL or TEGSA to furnish the following to the trustee under certain circumstances:

  •
  in the case of any redemption of debt securities prior to the expiration of any restriction on redemption contained in the debt securities or the indenture, a certificate evidencing compliance with the restriction;

  •
  as may be required by the SEC, information, documents and reports as to compliance with or defaults under the indenture;

  •
  prior to the closing of any consolidation, merger into, sale, transfer, lease or conveyance of TEL's or TEGSA's assets substantially as an entirety, a certificate and an opinion of counsel as to compliance with the indenture and the conditions set forth under the heading "Limitation on TEL's and TEGSA's Ability to Consolidate, Merge and Sell Assets";

  •
  prior to a defeasance, a certificate and an opinion of counsel, each stating that all conditions precedent specified in the indenture relating to satisfaction and discharge have been complied with; and

  •
  unless a certificate or opinion of counsel is not already required, in connection with any action that TEGSA may ask the trustee to take under the indenture, a certificate and/or an opinion of counsel as to compliance with conditions precedent in the indenture relating to the proposed action.

Trustee

        Deutsche Bank Trust Company Americas will serve as the trustee for the notes. The address of the corporate trust office of the trustee is 60 Wall Street, 27th Floor, New York, New York 10005.

Agent for Service of Process

        Our agent for service of process in the State of New York for any action relating to the indenture or the notes is CT Corporation System, which currently maintains a New York City office at 111 Eighth Ave., 13th Floor, New York, New York 10011.

Book-Entry, Delivery and Form

        Each series of notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The notes for each series initially will be represented by notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC's nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be held through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC).

        Beneficial interests in the Global Notes may not be exchanged for notes in certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes."

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

  Exchange of Global Notes for Certificated Notes

        For each series of notes, a Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof if:

  (1)
  DTC (a) notifies TEGSA that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, TEGSA fails to appoint a successor depositary within 90 days;

  (2)
  TEGSA, at its option, notifies the applicable trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a default or event of default with respect to the notes.

        In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

  Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. TEGSA takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised TEGSA that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised TEGSA that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described above, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, TEGSA and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither TEGSA, the trustees nor any of TEGSA's or the trustees' agents have or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised TEGSA that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustees or TEGSA. Neither TEGSA nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and TEGSA and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DESCRIPTION OF OTHER INDEBTEDNESS

Five-Year Senior Revolving Credit Facility

        TEGSA is the borrower under a five-year unsecured senior revolving credit facility, the payment obligations of which are fully and unconditionally guaranteed by Tyco Electronics. The commitments under the credit facility are $1.5 billion. The unsecured senior revolving credit facility is used for working capital, capital expenditures and other corporate purposes. The unsecured senior revolving credit facility terminates on April 25, 2012. As of December 28, 2007, there was $100 million outstanding under the unsecured senior revolving credit facility, which bore interest at the rate of 5.44%.

        Borrowings under the credit facility bear interest, at our option, at a base rate or LIBOR, plus a margin for LIBOR loans depending on our credit ratings and on whether the credit facility is 50% or more drawn. We may select LIBOR interest periods of 1, 2, 3 or 6 months or other periods of time as agreed to by the lenders. Interest is payable at the end of the selected interest period or quarterly, whichever is shorter. We are required to pay an annual facility fee at a rate that depends on our credit ratings and ranges from 4.5 to 12.5 basis points.

        We may prepay amounts outstanding under the unsecured senior revolving credit facility without penalty, subject to payment of any breakage costs. We also may irrevocably cancel the undrawn portion of the commitment under the credit facility.

        The credit facility contains affirmative and negative covenants, including covenants related to the delivery of financial statements, the filing of documents with the SEC, and the delivery of financial information and notices to the lenders. The affirmative covenants also include standard covenants relating to the operation of our business. The negative covenants limit some of our actions, including our ability to create liens, merge, consolidate or transfer all or substantially all of our assets, pay dividends, transact business with affiliates and issue subsidiary debt. The credit facility will prohibit our leverage ratio from exceeding 3.5 times earnings before interest, taxes, depreciation and amortization. The unsecured senior revolving credit facility specifies customary events of default, including failure to pay principal, interest, fees or other amounts under the credit facility, material inaccuracies in our representations or warranties, failure to pay, or acceleration of, certain other indebtedness in excess of $50,000,000, bankruptcy and insolvency, failure to pay monetary judgments in excess of $30,000,000, customary ERISA defaults, and change of control.

Bridge Loan Facility

        TEGSA is the borrower under an unsecured bridge loan facility, the payment obligations of which are fully and unconditionally guaranteed by Tyco Electronics. As of December 28, 2007, we had $550 million of indebtedness outstanding under tranche A of the bridge facility, which bore interest at the rate of 5.49%. The bridge facility will mature on the earliest to occur of (i) April 23, 2008, or, at our option, 364 days beyond April 23, 2008, (ii) the date of any voluntary termination or reduction of commitments under TEGSA's revolving credit agreements, or (iii) the date of any voluntary prepayment of any non-revolving debt of the guarantor or any subsidiary in an aggregate outstanding principal amount exceeding $100 million, other than repayment of the debt to be refinanced with the proceeds of the bridge loan facility and intercompany transactions. As of August 6, 2007, we have repaid in full tranche B of the bridge facility, which had a maturity date of December 31, 2007.

        The interest and fee provisions under the bridge facility, including interest margins and fee rates, are substantially the same as the related provisions in the unsecured senior revolving credit facility. The bridge facility contains optional prepayment and commitment reduction provisions that are substantially similar to such provisions in the unsecured senior revolving credit facility. The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if we issue equity or incur indebtedness. The amount of the required prepayments and reductions correspond to the amount of the net proceeds of such issuances or incurrences. The bridge facility contains covenants substantially similar to the covenants in the unsecured senior revolving credit facility. The bridge facility contains events of default substantially similar to the events of default in the unsecured senior revolving credit facility.

Commercial Paper

        In November 2007, TEGSA commenced issuing commercial paper to U.S. institutional accredited investors and qualified institutional buyers in accordance with available exemptions from the registration requirements of the Securities Act, the payment obligations of which are fully and unconditionally guaranteed by Tyco Electronics. As of December 28, 2007, TEGSA had $505 million of outstanding commercial paper, which bore interest at an average rate of 5.36%. Borrowings under the commercial paper program are backed by the five-year unsecured senior revolving credit facility.

RELATIONSHIP WITH TYCO INTERNATIONAL AND COVIDIEN

        This section of the prospectus summarizes material agreements among us, Tyco International and Covidien that govern the ongoing relationships among the three companies. We may negotiate additional or modified agreements at arm's length.

Agreements with Tyco International and Covidien

        On June 29, 2007, we entered into a Separation and Distribution Agreement with Tyco International and Covidien to provide a framework for our relationship with Tyco International. These agreements govern the relationships among us, Tyco International and Covidien and provide for the allocation among us, Tyco International and Covidien of Tyco International's assets, liabilities and obligations attributable to periods prior to the respective separations from Tyco International. In addition to the Separation and Distribution Agreement, the parties also entered into a Tax Sharing Agreement on June 29, 2007.

        The description of the Separation and Distribution Agreement set forth below is qualified in its entirety by reference to the complete terms and conditions of the Separation and Distribution Agreement. The description of the Tax Sharing Agreement set forth below is qualified in its entirety by reference to the complete terms and conditions of the Tax Sharing Agreement.

Separation and Distribution Agreement

        The Separation and Distribution Agreement sets forth our agreements with Tyco International and Covidien regarding the principal transactions necessary to separate us from Tyco International. It also sets forth other agreements that govern certain aspects of our relationship with Tyco International and Covidien after the separation.

Transfer of Assets and Assumption of Liabilities

        The Separation and Distribution Agreement identifies assets transferred, liabilities assumed and contracts assigned to each of us, Covidien and Tyco International as part of the separation of Tyco International into three companies, and describes when and how these transfers, assumptions and assignments would occur, many of which transfers, assumptions and assignments occurred prior to the parties' entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

  •
  All of the assets and liabilities primarily related to our business—the business and operations of Tyco International's electronics segment—were retained by or transferred to us.

  •
  All of the assets and liabilities primarily related to Covidien's business—the business and operations of Tyco International's healthcare segment—were retained by or transferred to Covidien.

  •
  All of the assets and liabilities primarily related to the business and operations of Tyco International's fire, security and engineered products and services segments were retained by or transferred to Tyco International.

  •
  Liabilities related to, arising out of or resulting from each previously terminated or divested business of Tyco International that were not sufficiently associated with the current business of any of the parties were allocated to specific parties. Liabilities related to, arising out of or resulting from the Plastics, Adhesives and Ludlow Coated Products business, as well as the A&E business, which were previously divested by Tyco International, were allocated to Covidien.

  •
  Each party assumed or retained any liabilities relating to its employees in respect of the period prior to, on or following June 29, 2007, the effective time of the Separation and Distribution Agreement.

  •
  Each party or one of its subsidiaries assumed or retained any liabilities relating to any of its or its subsidiaries' or controlled affiliates' indebtedness, regardless of the issuer of such indebtedness, exclusively relating to its business or secured exclusively by its assets.

  •
  We assumed 31%, Covidien assumed 42% and Tyco International assumed 27% of certain contingent and other corporate liabilities of Tyco International, which include securities litigation, certain legacy tax contingencies and any actions with respect to the separation plan or the distributions made or brought by any third party. Any amounts relating to these contingent and other corporate liabilities paid to Tyco International after the spin-offs that are subject to the allocation provisions of the Separation and Distribution Agreement are shared among us, Covidien and Tyco International pursuant to the same allocation ratio. Under the Separation and Distribution Agreement, we, Tyco International and Covidien are jointly and severally liable for amounts relating to the class action settlement of certain purported securities class action lawsuits.

  •
  Subject to certain limitations, Tyco International is responsible for finalizing the class action settlement agreement entered into on May 14, 2007 and applying to the court for approval of the settlement agreement and has the right to control the defense and settlement of any other litigation related to the shared contingent and other corporate liabilities referred to above. All costs and expenses that Tyco International incurs in connection with the defense of such litigation, other than the amount of any judgment or settlement, which will be allocated in the manner described above, will be borne equally by Tyco International, Covidien and us.

  •
  Tyco International retained control of and bears all costs of currently pending litigation between it and members of its former senior management. In order to align the management of contingent liabilities and contingent assets relating to members of its former senior management, any amounts paid to Tyco International after the separation as a result of this litigation, and any liability arising from pending counterclaims brought by its former senior management, was retained by Tyco International and was not allocated to either us or Covidien. The proceeds of such litigation, net of attorneys' fees, will be shared with the certified class in accordance with the 50% sharing provision of the class action settlement.

  •
  We are entitled to 31% and Covidien is entitled to 42% of certain contingent corporate assets of Tyco International, which are not primarily related to any of our business, the business of Covidien or Tyco International's fire, security and engineered products and services businesses and which were not specifically assigned to us, Tyco International or Covidien, although we expect any such contingent assets to consist only of currently unknown assets and not to be material.

  •
  Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, other than the costs and expenses relating to the issuance of debt or debt-related securities by any party or its subsidiaries (the costs and expenses of which are the responsibility of such party), the corporate costs and expenses incurred after the distribution date relating to the separation are borne by the party incurring such expenses.

        The majority of Tyco International's assets and liabilities directly related to individual businesses and were assigned or allocated accordingly. Certain litigation and tax contingencies were considered to be obligations of all of Tyco International's businesses, best managed centrally, and appropriately shared among us, Tyco International and Covidien through pre-determined, fixed percentages. The primary consideration for determining those fixed percentages was each entity's ability to pay, in order to reduce the probability that any settlement of contingencies would disproportionately impact an individual company's financial condition.

        Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets have been transferred on an "as is," "where is" basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with.

        Certain of the liabilities and obligations assumed by one party or for which one party has an indemnification obligation under the Separation and Distribution Agreement and the other agreements relating to the separation are the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

  Further Assurances

        To the extent that any transfers contemplated by the Separation and Distribution Agreement have not been consummated, the parties have agreed to cooperate to effect such transfers as promptly as practicable. In addition, each of the parties have agreed to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and any ancillary agreements.

  The Distributions

        The Separation and Distribution Agreement also governs the rights and obligations of the parties regarding the distributions. On June 29, 2007, Tyco International caused its agent to distribute to Tyco International shareholders that held Tyco International common shares as of June 18, 2007 all the common shares of the company being separated from Tyco International.

  Releases and Indemnification

        Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party has released and forever discharged each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement or to ordinary course trade payables and receivables.

        In addition, the Separation and Distribution Agreement provides for cross indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Tyco International's business and Covidien's business with Tyco International and Covidien, respectively. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their respective affiliates and subsidiaries and each of their respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

  •
  the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement; and

  •
  any breach by such party of the Separation and Distribution Agreement.

  Legal Matters

        Each party to the Separation and Distribution Agreement assumed the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters.

        Each party to a claim will agree to cooperate in defending any claims against two or more parties for events that took place prior to, on or after June 29, 2007, the date of the separation.

        Tyco International initially will act as managing party and manage and assume control of all legal matters related to any assumed Tyco International contingent liability or Tyco International contingent asset, including settlement of such legal matters. In the event of the bankruptcy or insolvency of Tyco International, Covidien will become the managing party. In addition, in the event of a change in control of the managing party, a change in the chief executive officer of the managing party or a change in the majority of the board of directors of the managing party, the managing party may be changed by the vote of two of the three parties to the Separation and Distribution Agreement. Moreover, on an annual basis the parties to the Separation and Distribution Agreement will determine whether or not to change the managing party and the vote of two of the three parties will be sufficient to effect such change. Each of us, Covidien and Tyco International will cooperate fully with the applicable managing party in connection with the management of such assets and liabilities. All costs and expenses related thereto shall be shared equally by these three parties. If any party defaults in payment of its portion of any assumed Tyco International contingent liability or the cost of managing any Tyco International contingent asset, each non-defaulting party will be responsible for an equal portion of the amount in default together with any other non-defaulting party, although any such payments will not release the obligation of the defaulting party.

  Employee Matters

        The Separation and Distribution Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation of Tyco International, including the treatment of certain outstanding and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations. The Separation and Distribution Agreement also provided that outstanding Tyco International share options and restricted share unit awards would be adjusted equitably in connection with each distribution.

  Insurance

        The Separation and Distribution Agreement provides for the rights of the parties to report claims under existing insurance policies written by non-affiliates of Tyco International for occurrences prior to each separation and sets forth procedures for the administration of insured claims. In addition, the Separation and Distribution Agreement allocates among the parties the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies. The Separation and Distribution Agreement provides that Tyco International would continue to own and operate White Mountain and Mountainbran, its captive insurance companies, and we and Covidien would continue our rights as policyholders with respect to existing policies written by those companies for our benefit. The Separation and Distribution Agreement also provides that Tyco International would obtain, subject to the terms of the agreement, certain executive risk insurance policies, namely directors and officers policies and fiduciary and employment practices policies, to apply against certain pre-separation claims, if any. Tyco International maintains a variety of global commercial insurance programs with non-affiliates of Tyco International. All of these programs are subject to the policies, terms and conditions, policy limits and deductibles of the policies. The facts and circumstances of each pre-separation claim will govern the determination of whether the occurrence is covered by existing insurance policies written by non-affiliates of Tyco International or Tyco International's affiliated captive insurance companies or, alternatively, is not covered by any insurance policy existing as of the date of the separation.

  Dispute Resolution

        In the event of any dispute arising out of the Separation and Distribution Agreement, the general counsels of the parties and such other representatives as the parties designate will negotiate to resolve any disputes among the parties. If the parties are unable to resolve the dispute in this manner within 45 days then, unless agreed otherwise by the parties, the parties will submit the dispute to mediation for an additional period of 30 days. If the parties are unable to resolve the dispute in this manner until certain litigation related to shared contingent liabilities is finally resolved, the dispute will be resolved through binding arbitration and in all matters involving only claims for monetary damages the parties will be required to each submit a proposal and the arbitrators shall be limited to awarding only one of the proposals submitted. Following resolution of such shared contingent liabilities, the parties will not be bound to arbitrate and may elect to resolve any disputes by litigation.

  Other Matters Governed by the Separation and Distribution Agreement

        Other matters governed by the Separation and Distribution Agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

  Tax Sharing Agreement

        On June 29, 2007, we entered into a Tax Sharing Agreement with Tyco International and Covidien that generally governs Tyco International's, Covidien's and our respective rights, responsibilities, and obligations with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Covidien or Tyco Electronics to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code or certain internal transactions undertaken in anticipation of the separation to qualify for tax-favored treatment under the Code.

        Under the Tax Sharing Agreement, with certain exceptions, we generally are responsible for the payment of:

  •
  all taxes attributable to us or our subsidiaries that are reported on tax returns for tax periods ending on or before June 29, 2007, the date of the distribution, all taxes attributable to us or our subsidiaries reported on any income tax returns filed by Tyco International, Covidien or us for tax periods that straddle the date of the distribution, and all taxes attributable to us or our subsidiaries reported on tax returns for periods beginning after the date of the distribution;

  •
  any non-U.S. income taxes and other non-income taxes resulting from a tax audit to the extent such taxes are attributable to us and our subsidiaries;

  •
  for periods or portions thereof ending on or before June 29, 2007, 31% of any additional:

  •
  U.S. income taxes that are required to be paid to a U.S. tax authority as a result of a U.S. tax audit of Tyco International's, Covidien's or our subsidiaries' income tax returns; and

  •
  non-U.S. income taxes that are required to be paid to a tax authority as a result of a tax audit of Tyco International's, Covidien's or our subsidiaries' income tax returns but only to the extent that such taxes are attributable to adjustments to intercompany transactions or similar adjustments; and

  •
  31% of any taxes arising from a failure of the distribution of all of the stock of Covidien or us, or any internal transaction undertaken in anticipation of the separation, to qualify for tax-free or tax-favored treatment under the Code, as the case may be, unless such taxes result from either an action or failure to act on our part, in which case we will be responsible for all of such taxes or an action or failure to act on the part of Tyco International or Covidien, in which case Tyco International or Covidien, as applicable, will be responsible for all such taxes.

        The Tax Sharing Agreement also contains restrictions on our, Tyco International's and Covidien's ability to take actions that could cause the distribution or certain internal transactions undertaken in anticipation of the separation to fail to qualify as tax-free or tax-favored transactions, as the case may be, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares, a redemption of equity securities, a sale or other disposition of a substantial portion of our assets, an acquisition of a business or assets with equity securities to the extent one or more persons would acquire 35% or more of our common shares or engaging in certain internal transactions. These restrictions apply for the two year period after the distributions, unless the responsible party obtains the consent of the other parties or obtains a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution or the internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions and such letter ruling or opinion, as the case may be, is acceptable to the parties. Moreover, the Tax Sharing Agreement generally provides that a party thereto is responsible for any taxes imposed on any other party thereto as a result of the failure of the distribution or the internal transactions to qualify as tax-favored transactions under the Code if such failure is attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders, regardless of whether the actions occur more than two years after the distribution, the other parties consent to such actions or the responsible party obtains a favorable letter ruling or tax opinion. In addition, it sets forth the respective rights, responsibilities, and obligations among us, Covidien and Tyco International with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation, and other tax matters. Specifically, in regards to a U.S. income tax audit, Tyco International will administer the tax audit and control its settlement in its sole discretion. The other parties to the Tax Sharing Agreement will only be able to remove Tyco International as the controlling party under limited circumstances, including a change of control or bankruptcy of Tyco International, or by a majority vote of the parties on or after the second anniversary of the distribution. In regards to any other tax audit, the party or its subsidiary that is subject to the tax audit will administer the tax audit and control its settlement in its sole discretion.

General Corporate Overhead

        In addition to the services discussed above for which costs were directly allocated to us by Tyco International, prior to separation certain corporate services were charged to us through Tyco International's general corporate overhead allocation, which was calculated on the percentage of our sales relative to Tyco International's consolidated net revenues. These services included treasury, tax, legal, internal audit, human resources and risk management. Our share of the general corporate overhead was $152 million in the first nine months of fiscal 2007, $177 million in fiscal 2006, and $198 million in fiscal 2005.

Members' Agreement

        Under the Members' Agreement among us, Tyco International and Tyco International Services GmbH, or TIS, and the charter documents of TIS, TIS, which is the sole owner of all trade names, trademarks and service marks including the word "Tyco," has licensed some or all of them, as appropriate, to us and Tyco International to carry out our respective business activities. We and Tyco International each own 50% of the share capital of TIS, subject to the small interest of a trust company, which holds such interest in connection with dispute resolution procedures. We and Tyco International have entered into separate license agreements with TIS. Pursuant to each such license agreement, we and Tyco International will pay TIS an annual license fee. Each such license agreement has an initial term of 15 years and will thereafter automatically be renewed for 5-year renewal terms unless TIS or either we or Tyco International, as applicable, terminates such agreement. Covidien also received a license to use the "Tyco" trade names, trademarks and service marks for a transition period following the separation.

MANAGEMENT OF TYCO ELECTRONICS

Executive Officers and Directors

        The following table presents information with respect to our executive officers and directors as of February 15, 2008.

Name	Age	Position(s)
Thomas J. Lynch	53	Chief Executive Officer and Director
Mario Calastri	50	Senior Vice President and Treasurer
Alan C. Clarke	54	President, Network Solutions
Terrence R. Curtin	39	Executive Vice President and Chief Financial Officer
Joseph B. Donahue	49	Senior Vice President, Automotive Division
Charles P. Dougherty	45	President, Wireless Systems
Jane A. Leipold	47	Senior Vice President of Global Human Resources
Minoru Okamoto	58	Senior Vice President, Communications, Computer and Consumer Electronics
Robert J. Ott	47	Senior Vice President and Corporate Controller
Eric J. Resch	50	Senior Vice President and Tax Officer
Robert A. Scott	57	Executive Vice President and General Counsel
Joan E. Wainwright	47	Senior Vice President of Communications and Public Affairs
Pierre R. Brondeau	50	Director
Ram Charan	68	Director
Juergen W. Gromer	63	Director
Robert M. Hernandez	63	Director
Daniel J. Phelan	58	Director
Frederic M. Poses	65	Director
Lawrence S. Smith	60	Director
Paula A. Sneed	60	Director
David P. Steiner	47	Director
Sandra S. Wijnberg	51	Director

        Thomas J. Lynch serves on our Board of Directors and has been Chief Executive Officer of Tyco Electronics since January 2006 and was previously President of Tyco Engineered Products and Services since joining Tyco International in September 2004. Prior to joining Tyco, Mr. Lynch was at Motorola where he was Executive Vice President and President and Chief Executive Officer, Personal Communications Sector from August 2002 to September 2004; Executive Vice President and President, Integrated Electronic Systems Sector from January 2001 to August 2002; Senior Vice President and General Manager, Satellite & Broadcast Network Systems, Broadband Communications Sector from February 2000 to January 2001; and Senior Vice President and General Manager, Satellite & Broadcast

Network Systems, General Instrument Corporation from May 1998 to February 2000. Mr. Lynch holds a bachelor's degree in commerce from Rider University.

        Mario Calastri has been Senior Vice President and Treasurer of Tyco Electronics since our separation from Tyco International in June 2007 and he served on the Tyco Electronics Board prior to the separation. He was Vice President and Assistant Treasurer of Tyco International between 2005 and June 2007. Prior to joining Tyco International, Mr. Calastri was Vice President, Finance and Planning for IBM Global Financing EMEA in 2004 and Assistant Treasurer of IBM Corporation from 1999 to 2003.

        Alan C. Clarke has been President of Network Solutions of Tyco Electronics since September 2006 and served as a Vice President of Tyco Electronics since 1999. Prior to that, Mr. Clarke worked for Raychem Corporation, which was acquired by Tyco International in 1999, for 17 years in various senior management positions.

        Terrence R. Curtin has been Executive Vice President and Chief Financial Officer of Tyco Electronics since October 2006 and he served on the Tyco Electronics Board prior to the separation. Mr. Curtin previously served as Vice President and Corporate Controller since 2001. Prior to joining Tyco Electronics, Mr. Curtin was employed by Arthur Andersen & Co.

        Joseph B. Donahue has been Senior Vice President, Automotive Division, for Tyco Electronics since August 2007. He previously served at AMP Incorporated in an expatriate assignment in Asia from 1990 to 1994 and in a variety of senior roles at AMP Incorporated and Tyco Electronics in operations, engineering and general management from 1994 to 2006, leading the North America automotive business from 2001 to 2006. Prior to his current role, Mr. Donahue served from 2006 to August 2007 as Group Vice President, Woodcoatings Division for Valspar Corporation, a manufacturer of commercial and industrial coating.

        Charles P. Dougherty has been President of Wireless Systems of Tyco Electronics since October 2006. Prior to joining Tyco Electronics, Mr. Dougherty was at Motorola where he served as Corporate Vice President and General Manager, Voice and Data Solutions from July 2004, Vice President and General Manager IP Solutions from June 2001 to July 2004, and Vice President and General Manager North American VolP Solutions from July 2000 to June 2001.

        Jane A. Leipold has been Senior Vice President, Global Human Resources for Tyco Electronics since 2006. She has a total of 26 years of Tyco Electronics and AMP Incorporated experience and has held various human resources, purchasing and engineering positions.

        Minoru Okamoto has been Senior Vice President, Communications, Computer and Consumer Electronics Business since March 2001. He has a total of 32 years of Tyco Electronics and AMP Incorporated experience and has held a variety of positions covering sales, marketing, operations and general management.

        Robert J. Ott has been Senior Vice President and Corporate Controller of Tyco Electronics since our separation from Tyco International in June 2007. Prior to that, he was Vice President, Corporate Audit of Tyco International since March 2003 and Vice President of Finance-Corporate Governance of Tyco International from August 2002 until March 2003. Prior to joining Tyco International, Mr. Ott was Chief Financial Officer of Multiplex, Inc. from 2001 to 2002 and Chief Financial Officer of SourceAlliance, Inc. from 2000 to 2001.

        Eric J. Resch has been Senior Vice President and Tax Officer of Tyco Electronics since our separation from Tyco International in June 2007 and he served on the Tyco Electronics Board prior to the separation. He was Vice President, Tax Reporting of Tyco International from 2003 until June 2007. Prior to joining Tyco International, Mr. Resch was Director, Tax Reporting for United Technologies Corporation from 2001 to 2003.

        Robert A. Scott has been Executive Vice President and General Counsel of Tyco Electronics since 2006 and prior to that was Senior Vice President, Corporate Planning for Tyco International from January 2006 and Vice President of Strategy and Business Planning for Engineered Products and Services from May 2004 to January 2006. He also served on the Tyco Electronics Board prior to our separation from Tyco International in June 2007. Prior to joining Tyco International, Mr. Scott was Senior Vice President and Chief of Staff of Motorola's Integrated Electronics sector during 2002 and 2003 and Motorola's Senior Vice President of Business Integration in 2001. Prior to joining Motorola, Mr. Scott was Senior Vice President, General Counsel and Corporate Secretary of General Instrument Corporation.

        Joan E. Wainwright has been Senior Vice President, Communications and Public Affairs at Tyco Electronics since June 2006. Previously, she served as Vice President, Public Affairs and Vice President, Corporate Communications for Merck & Co., Inc. from June 2000 to June 2006. Ms. Wainwright also served as Deputy Commissioner of Communications for the U.S. Social Security Administration and in the communications and public relations departments of the University Health System of New Jersey, the Children's Hospital of Philadelphia, the University of Delaware and Villanova University.

        Pierre R. Brondeau joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Mr. Brondeau was named an Executive Vice President of electronics materials and specialty materials of Rohm & Haas Company, a U.S. based manufacturer of specialty materials, in 2006. He also has served as Vice-President, Business Group Executive, Electronic Materials, President and Chief Executive Officer, Rohm and Haas Electronic Materials LLC, and Regional Director, Europe, from 2003, and previously as Vice-President, Business Group Director, Electronic Materials, President and Chief Executive Officer, Shipley Company, LLC, from 1999 to 2003. Mr. Brondeau received a masters degree from Universite de Montpellier and a Doctorate from Institut National des Sciences appliquees de Toulouse.

        Ram Charan joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Since 1978, Dr. Charan has served as an advisor to executives and corporate boards and provides expertise in corporate governance, global strategy and succession. Dr. Charan received a bachelor's degree from Banaras Hindu University and an MBA and a DBA from Harvard Business School.

        Juergen W. Gromer joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Dr. Gromer was President of Tyco Electronics from April 1999 until he retired from that position on December 31, 2007. From September 2006 until our separation from Tyco International, he also held the position of President of the Electronic Components Business segment of Tyco International. Dr. Gromer was Senior Vice President, Worldwide Sales and Service, of AMP Incorporated (acquired by Tyco International in April 1999) from 1998 to April 1999; President, Global Automotive Division, and Corporate Vice President of AMP from 1996 to 1998; and Vice President and General Manager of various divisions of AMP from 1990 to 1996. Dr. Gromer received his undergraduate degree and doctorate in physics from the University of Stuttgart. Dr. Gromer is a Director of WABCO Holdings Inc. and Marvell Technology Group Ltd.

        Robert M. Hernandez joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Mr. Hernandez has served as Chairman of the Board of RTI International Metals, Inc., a producer of fabricated metal components, from 1990 to the present. From 1994 to 2001, he served as Vice Chairman and Chief Financial Officer of USX Corporation and prior to that served in a variety of positions during his career at USX, beginning in 1968. Mr. Hernandez received a bachelor's degree from the University of Pittsburgh and an MBA from the Wharton Graduate School of the University of Pennsylvania. Mr. Hernandez is Lead Director of ACE Ltd., a Director of Eastman Chemical Company and a trustee/director of certain BlackRock funds.

        Daniel J. Phelan joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Mr. Phelan has served as Senior Vice President, Human Resources of GlaxoSmithKline, a manufacturer of pharmaceuticals and consumer health-related products, from 1994 to the present. Mr. Phelan received bachelor's and law degrees from Rutgers University and a master's degree from Ohio State University.

        Frederic M. Poses joined our Board of Directors in June 2007, immediately following our separation from Tyco International, and serves as our Chairman. Mr. Poses has served as Chairman and Chief Executive Officer of Trane Inc. (formerly American Standard Companies Inc.), a manufacturer and provider of air conditioning systems and services and vehicle control systems from 1999 to the present. From 1998 to 1999, Mr. Poses was President and Chief Operating Officer of AlliedSignal, Inc., where he served in various capacities over his career, beginning in 1969. Mr. Poses holds a bachelor's degree in business administration from New York University. Mr. Poses is a Director of Centex Corporation and Raytheon Company.

        Lawrence S. Smith joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Mr. Smith was named Executive Vice President in 1995 and Co-Chief Financial Officer in 2002 of Comcast Corporation, a broadband cable provider until he retired in March 2007. He presently consults for Comcast Corporation. He served in finance and administration positions at Comcast from 1988 to 1995. Prior to joining Comcast, Mr. Smith was the Chief Financial Officer of Advanta Corporation. He also worked for Arthur Andersen LLP for 18 years, where he was a tax partner. Mr. Smith has a bachelor's degree from Ithaca College. Mr. Smith is a Director of Air Products and Chemicals, Inc., MGM Holdings, Inc. and GSI Commerce Inc.

        Paula A. Sneed joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Ms. Sneed was Executive Vice President of Global Marketing Resources and Initiatives for Kraft Foods, Inc., a worldwide producer of branded food and beverage products until her retirement in December 2006. She served as Group Vice President and President of Electronic-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004, and Senior Vice President, Global Marketing Resources and Initiatives from December 2004 to July 2005. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and has held a variety of management positions. Ms. Sneed received a bachelor's degree from Simmons College and an MBA from Harvard Graduate School of Business. Ms. Sneed is a Director of Airgas Inc. and Charles Schwab Corporation.

        David P. Steiner joined our Board of Directors in June 2007, immediately following our separation from Tyco International. Since March 2004, Mr. Steiner has served as Chief Executive Officer and a director of Waste Management, Inc., a provider of integrated waste management services. His previous positions at Waste Management included Executive Vice President and Chief Financial Officer from 2003 to 2004, Senior Vice President, General Counsel and Corporate Secretary from 2001 to 2003 and Vice President and Deputy General Counsel from 2000 to 2001. Mr. Steiner received a bachelor's degree from Louisiana State University and a law degree from the University of California, Los Angeles.

        Sandra S. Wijnberg joined our Board of Directors in June 2007. Ms. Wijnberg has served as Chief Administrative Officer of Aquiline Holdings LLC, a New York based investment firm specializing in financial services, since March 2007. Until April 2006, Ms. Wijnberg was the Senior Vice President and Chief Financial Officer at Marsh & McLennan Companies, Inc., a professional services firm with insurance and reinsurance brokerage, consulting and investment management businesses. Before joining Marsh & McLennan Companies, Inc. in January 2000, Ms. Wijnberg served as Senior Vice President and Treasurer of Tricon Global Restaurants, Inc. and held various positions at PepsiCo, Inc., Morgan Stanley Group, Inc. and American Express Company. Ms. Wijnberg is a graduate of the University of California, Los Angeles and received an MBA from the University of Southern California. Ms. Wijnberg is a Director of Tyco International Ltd.

Structure of the Board of Directors

        The Board of Directors consists of eleven directors. Our bye-laws vest in the board the authority to fix the number of directors as long as there are not fewer than two. Directors are elected by the affirmative vote of the holders of a majority of the total number of votes of the issued shares present in person or represented by proxy and entitled to vote on the matter, voting as a single class. All directors hold office until the next annual general meeting of shareholders and until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Shareholders have the right to remove directors from office only for cause. A vacancy on the board may be filled only by the board, except that shareholders may fill a vacancy arising from the removal of a director for cause at a special general meeting of shareholders. Frederic Poses serves as non-executive Chairman of the Board. The Board of Directors has determined that the following nine directors satisfy the New York Stock Exchange's ("NYSE") definition of independent director and Tyco Electronics' director independence guidelines: Pierre R. Brondeau, Ram Charan, Robert M. Hernandez, Daniel J. Phelan, Frederic M. Poses, Lawrence S. Smith, Paula A. Sneed, David P. Steiner and Sandra S. Wijnberg. For a director to be considered independent, the Board must make an affirmative determination that a director meets the stringent guidelines for independence set by the Board. These guidelines either meet or exceed the NYSE listing standards' independence requirements and are set forth in the Board's governance principles. The guidelines include a determination that the director has no current or prior material relationships with Tyco Electronics (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company), aside from their directorship, that could affect their judgment.

        Our Board of Directors has adopted governance principles that, along with the charters of our Board committees and our code of business conduct for employees and Board of Directors, provide the framework for the governance of Tyco Electronics. The Board's governance principles and the guide to ethical conduct are posted on our website at www.tycoelectronics.com, and we will provide a copy to noteholders upon request.

Board Committees

        The Board has three standing committees: the Audit Committee, the Management Development and Compensation Committee, and the Nominating, Governance and Compliance Committee. Each of the Committees operates under a charter approved by the Board of Directors. The charters are posted on our website at www.tycoelectronics.com, and we will provide a copy to noteholders upon request. Each committee reports to the Board on their activities at each regular Board meeting. The Board has determined that all members of the Audit, Management Development and Compensation, and Nominating, Governance and Compliance Committees are independent and satisfy the relevant SEC, NYSE, and Tyco Electronics additional independence requirements for the members of such committees.

        Audit Committee.    The members of the Audit Committee are directors Sandra Wijnberg, who chairs the committee, Pierre Brondeau and Lawrence Smith. The Board has determined that Ms. Wijnberg and Mr. Smith are each an "audit committee financial expert," as defined under SEC rules. The Audit Committee primarily is concerned with the quality and integrity of the company's annual and quarterly financial statements, including its financial and accounting principles, policies and practices, and its internal control over financial reporting; the qualifications, independence and performance of the company's independent auditor and lead audit partner; review and oversight of the company's internal audit function; compliance with legal and regulatory requirements; review of financial and accounting risk exposure; and procedures for handling complaints regarding accounting or auditing matters. The committee also oversees the company Ombudsman and the company's guide to ethical conduct.

        Management Development and Compensation Committee.    The members of the Management Development and Compensation Committee are directors Frederic Poses, who chairs the committee, Robert Hernandez and Daniel Phelan. This committee is responsible to ensure succession of senior leadership; review plans for the development of the organization; review and approve compensation, benefits and human resources policies and objectives and whether the company's officers, directors and employees are compensated in accordance with these policies and objectives; review and approve compensation of the company's executive officers other than the Chief Executive Officer and recommend the Chief Executive Officer's compensation for approval by the independent members of the Board; and review and approve management incentive compensation policies and programs and equity compensation programs for employees.

        Nominating, Governance and Compliance Committee.    The members of the Nominating, Governance and Compliance Committee are directors David Steiner, who chairs the committee, Ram Charan and Paula Sneed. This committee's responsibilities include the selection of director nominees for the Board and the development and review of our Board's governance principles. The committee annually reviews director compensation and benefits in conjunction with the Management Development and Compensation Committee; oversees the annual self-evaluations of the Board and its committees, as well as director performance; and makes recommendations to the Board concerning the structure and membership of the Board committees. The committee also oversees our environmental, health and safety management system and compliance programs.

Non-Management Directors' Compensation in Fiscal 2007

        Non-management directors' compensation is established collaboratively by the Nominating, Governance and Compliance and the Management Development and Compensation Committees. Compensation of non-management directors in fiscal 2007 is described below.

        Compensation of each director who is not a salaried employee of Tyco Electronics is set at $200,000 per annum, payable $80,000 in cash and $120,000 in Tyco Electronics deferred stock units, or DSUs. The chair of the Audit Committee receives an additional $25,000 cash retainer and the chairs of the Management Development and Compensation Committee and Nominating, Governance and Compliance Committee receive an additional $15,000 cash retainer. The chairman of the Board receives an additional $100,000 cash retainer. Directors who are employees of Tyco Electronics or its subsidiaries do not receive any compensation for their services as directors.

        Each DSU will vest immediately upon grant, and will be paid in common shares within 30 days following a non-employee director's termination (subject to the option of deferring the payout as described below). Dividend equivalents or additional DSUs are credited to a non-employee director's DSU account when dividends are paid on our common shares.

        On July 2, 2007, each non-employee director received a Founders' Grant award of 4,800 DSUs, equal to approximately $192,000. The Founders' Grant award was set at the same level (1.6 times the normal annual DSU value of $120,000) as the average Founders' Grant value for the executive officer group. Mr. Poses received an additional Founders' Grant award of 1,250 DSUs in light of his services as chairman of the Board.

        Upon his retirement from the company on December 31, 2007, Dr. Gromer became a non-employee director. As a result, on January 15, 2008, the Board awarded to Dr. Gromer a Founders' Grant of 4,800 DSUs. Additionally, as described in "Compensation Discussion and Analysis—Elements of Compensation—Retention Agreement and Consulting Agreement with Dr. Gromer," on January 15, 2008, the company and Dr. Gromer entered into a consulting agreement whereby the company will pay Dr. Gromer a monthly consulting fee equal to 11,340 EUR (USD $16,667).

        Under the Tyco Electronics Director Deferred Compensation Plan, each non-employee director may make an election to defer some or all of his or her cash remuneration for that year. Non-employee directors also may elect to defer payout of their DSUs to a date later than termination. Each non-employee director may elect to receive a distribution of the amounts credited to his or her deferred compensation account either in a lump sum cash payment or in installments not to exceed ten years with payment made (or commencing) at termination of service or at a fixed date selected by the non-employee director. No non-employee director elected to defer his or her compensation for the fourth quarter of fiscal 2007.

        Tyco Electronics reimburses its board members for expenses incurred in attending board and committee meetings or performing other services for the company in their capacities as directors. Such expenses include food, lodging and transportation.

        The following table discloses the cash and equity awards paid to each of the company's non-management directors during the fiscal year ended September 28, 2007.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(3) ($) (d)	Total ($) (h)
Pierre R. Brondeau	$20,000	$191,856		$211,856
Ram Charan	$20,000	$191,856		$211,856
Robert M. Hernandez	$20,000	$191,856		$211,856
Daniel J. Phelan	$20,000	$191,856		$211,856
Frederic M. Poses	$48,750	$235,031		$283,781
Lawrence S. Smith	$20,000	$191,856		$211,856
Paula A. Sneed	$20,000	$191,856		$211,856
David P. Steiner	$23,750	$191,856		$215,606
Sandra S. Wijnberg	$26,250	$191,856	$0	$218,106

(1)
The amounts shown in column (b) represent the amount of cash compensation earned in fiscal 2007 for board and committee services. As a result of the separation occurring at the end of the third quarter, cash payments above represent the fourth quarter fees paid to each named Tyco Electronics board member. Mr. Poses receives additional fees for his work as the board chair and as the chair of the Management Development and Compensation Committee. Mr. Steiner and Ms. Wijnberg each receive additional fees for their roles as chair of the Nominating, Governance and Compliance Committee and the Audit Committee, respectively.

(2)
On July 2, 2007, each director received a grant of 4,800 DSUs. The grant date fair value of these DSUs is $39.97 per share, calculated by using the closing price of the common shares on the date of grant. Mr. Poses received an additional grant of 1,250 DSUs on September 26, 2007 in light of his services as chairman of the Board. The grant date fair value of these DSUs is $34.54 per share, calculated by using the closing price of the common shares on the date of grant. The DSUs vested immediately and the non-employee directors receive dividend equivalents in connection with these awards. The amounts shown in column (c) represent the compensation costs of DSUs for financial reporting purposes for the 2007 fiscal year under SFAS No. 123R, "Share-Based Payment", rather than an amount paid to or realized by the non-employee director. See Note 23 (Share Plans) to the Annual Consolidated and Combined Financial Statements for the assumptions made in determining SFAS No. 123R values. The fair value of DSUs has been determined based on the market value on the grant date. There can be no assurance that the SFAS No. 123R amounts will ever be realized. Since the awards listed in the table above were granted, the aggregate number of stock awards outstanding at September 28, 2007 for the directors listed above is the same as shown in the table.

(3)
Ms. Wijnberg, who also is a director on the Tyco International board, had been granted Tyco International stock options as a Tyco International director. As a result of the separation, Ms. Wijnberg, like every other Tyco International director, received Tyco Electronics stock options in the separation equity conversion process. Ms. Wijnberg was granted 4,974 options on March 6, 2003 (on an as-converted basis). All the options are exercisable and have been fully expensed.

Charitable Contributions

        Our board governance principles require that the Board approve all charitable donations by Tyco Electronics to organizations associated with a director. The amount of any such donation is limited to an amount that is less than one percent of that organization's annual charitable receipts and is less than one percent of Tyco Electronics' annual charitable contributions. Any matching donation by Tyco Electronics to organizations associated with a director is limited to an amount that is no greater than the amount contributed by the director and is required to be made in a manner consistent with Tyco Electronics' employee matching gift program.

Non-Management Directors' Stock Ownership

        To help align Board and shareholder interests, directors are encouraged to own, at a minimum, Tyco Electronics' stock or stock units equal to three times their annual cash retainer (a total of $240,000, based on the current $80,000 annual cash retainer) within three years of joining the Board. Once a director satisfies the minimum stock ownership recommendation, the director will remain qualified, regardless of market fluctuations, under the guidelines as long as the director does not sell any stock. A majority of the directors' annual compensation is provided as equity, and because such equity is in the form of deferred stock units which cannot be transferred until the director leaves the Board, directors will normally attain the minimum guideline after two years.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Management Development and Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

MANAGEMENT OF TEGSA

        Set forth below is information as of February 15, 2008 with respect to the directors of TEGSA.

        H. Gregory Barksdale—Mr. Barksdale, 43, serves on TEGSA's board of directors, and has been Chief Corporate Counsel and Corporate Secretary of Tyco Electronics since our separation from Tyco International in June 2007. Previously, he served two years as corporate securities counsel for Tyco International, and he held corporate and securities positions with three other Fortune 500 companies, as well as serving as a special counsel for the U.S. Securities and Exchange Commission.

        Mario Calastri—Mr. Calastri, 50, serves on TEGSA's Board of Directors, and has been Senior Vice President and Treasurer of Tyco Electronics since our separation from Tyco International in June 2007. Mr. Calastri was Vice President and Assistant Treasurer at Tyco International since 2005. Prior to joining Tyco International, Mr. Calastri was Vice President, Finance and Planning at IBM Global Financing EMEA in 2004 and Assistant Treasurer of IBM Corporation from 1999 to 2003.

        Juerg Frischknecht—Mr. Frischknecht, 48, serves on TEGSA's Board of Directors, and has been Vice President and Controller, Financial Shared Services Europe and Tyco Electronics Logistics AG. He joined Tyco Electronics (formerly AMP) in 1992 and has also served for several years as Controller, Global Automotive Division and as Country Controller in Switzerland. From 1984 through 1992, Mr. Frischknecht held various audit positions with Arthur Andersen and Company in Switzerland and was General Manager at Styltex Textilien AG in Switzerland. Mr. Frischknecht holds a Bachelor of Science degree in Business Administration from the FHS St. Gallen, University of Applied Sciences/Switzerland.

        Steve Greenwood—Mr. Greenwood, 58, serves on TEGSA's Board of Directors, and has been Regional Treasurer EMEA for Tyco Electronics since November 2007. Prior to that, Mr. Greenwood has served in a number of financial positions at Tyco Electronics and Raychem since February 1988. He also previously worked for Phillips, Rank Xerox and British Leyland.

        David Hasson—Mr. Hasson, 52, serves on TEGSA's Board of Directors, and has been Vice President, International Tax Planning & Controversy, of Tyco Electronics since November 2006. From 2004 to October 2006, he was Vice President of Tax at Bausch & Lomb, and served as Senior Vice President, Tax at Limited Brands from 2000 to 2004. Beginning in 1991, Mr. Hasson was Global Tax & Treasury Manager at GE Medical Systems (now GE Healthcare) and prior to that, spent eleven years in public accounting, mostly with Touche Ross and Price Waterhouse. He holds an MBA from the Kellogg School of Management, and is a Certified Public Accountant and a Canadian Chartered Accountant.

        Gourang Shah—Mr. Shah, 39, serves on TEGSA's Board of Directors, and has been Vice President and Assistant Treasurer, Banking and International Funding, for Tyco Electronics since our separation from Tyco International in June 2007. Previously, he served at Tyco International as Director of Asia Pacific Treasury based in Singapore since September 2003. Prior to that, Mr. Shah worked at Avaya and Lucent in the United States in financial positions of increasing responsibility in treasury, financial planning and analysis, and mergers and acquisitions. Mr. Shah has an MBA and a Masters of Science in Aerospace Engineering from the University of Michigan at Ann Arbor and a Bachelor of Technology degree in Aeronautical Engineering from the Indian Institute of Technology Bombay.

        Bryan Tidd—Mr. Tidd, 58, serves on TEGSA's Board of Directors, and has been Administrative Manager and Financial Controller for TEGSA since January 2007. Previously, Mr. Tidd served at Tyco International as Finance Manager for Tyco International Group S.A. since 2003 and he was Finance Project Manager with Tyco International Group S.a.r.l. in 2002. He joined in 1990 and served in several functions for Tyco Electronics Luxembourg S.A. (formerly Thomas & Betts Luxembourg S.A.). Previously Mr. Tidd had positions at Computerland Europe S.A., Unilife Assurance S.A. and Colonial Mutual Life Assurance Society. He holds a degree from the University of Exeter in Business Administration.

        Christoph Zeyen—Mr. Zeyen, 49, serves on TEGSA's Board of Directors, and has been General Counsel EMEA for Tyco Electronics since 2006. He began his service with Tyco Electronics in 1999, holding various positions in the Law Department of EMEA. From 1997 through 1999, he served as legal counsel with Raychem Industries NV in Belgium. Mr. Zeyen was a senior associate attorney with Akin Gump Strauss Hauer and Feld from 1994 to 1997 and previously was an associate attorney with Forrester Norall and Sutton from 1989.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        On January 13, 2006, the Board of Directors of Tyco International announced its intent to separate Tyco International's four primary business segments—Fire & Security, Engineered Products and Services, Electronics and Healthcare—into three publicly traded companies. The separation became effective on June 29, 2007, and Tyco Electronics and Covidien became public companies on that date. Tyco Electronics is the parent company that owns and operates Tyco International's former Electronics business segment.

        Starting with the announcement of the separation in January 2006, the Tyco International Board and its Compensation and Human Resources Committee ("Tyco International CHRC") began the process of staffing the executive management functions for Tyco Electronics and Covidien. For Tyco Electronics, that process began with the appointment in January 2006 of Thomas J. Lynch as Chief Executive Officer. In the subsequent period leading up to the separation, the Tyco International Board and Tyco International CHRC, with input from Mr. Lynch, completed the process of staffing the executive management team of Tyco Electronics, appointing both internal and external candidates to fill key executive management roles.

        In addition to staffing the executive management team for Tyco Electronics, the Tyco International CHRC established the compensation levels (including base salary, annual bonus targets and long-term incentive awards) and other compensation programs applicable to each of the Tyco Electronics executive officers for periods prior to separation. It is our understanding that the Tyco International CHRC established the compensation levels for each of the newly-appointed Tyco Electronics executive officers, including the named executive officers, with the goal of providing a competitive pay package appropriate for Tyco Electronics, and with consideration to other key factors deemed pertinent to the Tyco International CHRC. It also is our understanding that the compensation levels for the newly-appointed Tyco Electronics executive officers were established by the Tyco International CHRC with the assistance of its compensation consultant and with reference to peer group data deemed appropriate by the Tyco International CHRC.

        The members of the Management Development and Compensation Committee of Tyco Electronics ("MDCC" or "Committee") were designated in late 2006 as nominees to join the Tyco Electronics Board and MDCC upon the separation (the members joined the Board and MDCC on June 29, 2007). The MDCC met with Tyco Electronics management periodically in 2007 before the separation to obtain an understanding of the competitive environment for executive talent, to obtain an understanding of the compensation levels and programs then in place for Tyco Electronics executive officers and to begin the process of designing the compensation programs and policies that would be adopted for Tyco Electronics for future periods after the separation. Tyco Electronics retained the services of an independent compensation consultant, Towers Perrin, to provide assistance to the MDCC nominees in the process of designing compensation programs and strategies that suited the needs of the post-separation company.

        Shortly after the separation on June 29, 2007, the MDCC adopted an executive compensation philosophy to serve as the Committee's guiding principles in the development of executive compensation levels and programs. In addition, the MDCC and Tyco Electronics Board adopted executive compensation plans and policies (such as the Executive Severance Plan, Change in Control Severance Plan and the Share Ownership and Retention Requirement Plan, described below) applicable to Tyco Electronics executive officers. A number of the plans and policies are based on the plans and policies maintained by Tyco International before the separation, but were modified to fit the compensation philosophy and business strategy of Tyco Electronics. Other plans and policies are either new or designed entirely separate and apart from former Tyco International plans and policies, and were adopted to support the compensation philosophy of Tyco Electronics.

        The base salaries, annual incentive bonuses and long-term equity incentive awards (except for the Founders' Grant awards, described below) paid to the named executive officers of Tyco Electronics for fiscal 2007, and reflected in the tables that follow this Compensation Discussion and Analysis, were paid primarily under compensation programs established by Tyco International. The Tyco Electronics executive compensation philosophy and executive compensation programs and policies, adopted by the MDCC and/or the Tyco Electronics Board after the separation, were in effect for only a short period in fiscal 2007. Thus, the MDCC has had only a limited opportunity to review the elements of the total compensation paid to Tyco Electronics executive officers, including the named executive officers, and apply the Tyco Electronics compensation philosophy to current pay levels. The goal and intent of the newly adopted executive compensation philosophy and the Tyco Electronics compensation programs and policies will be recognized in the future as management and the MDCC have the opportunity to apply the guiding principles of the philosophy to compensation actions going forward in fiscal 2008 and beyond.

Compensation Philosophy

        Tyco Electronics' executive compensation philosophy is designed to deliver competitive total compensation, upon the achievement of individual and corporate performance objectives, which will attract, motivate and retain leaders who will drive the creation of shareholder value. The executive compensation philosophy also has been designed to align with Tyco Electronics' organization-wide total rewards strategy. The MDCC reviews and administers Tyco Electronics' compensation and benefit programs for executive officers, including the named executive officers. In determining total compensation, the MDCC will consider the following key objectives and attributes:

        Shareholder alignment—Executive compensation programs will be designed to create shareholder value. Long-term incentive awards, which will make up a significant percentage of our executives' total compensation, will closely align the interests of executives with the long-term interest of our shareholders.

        Performance based—Most of the components of our executive compensation package will be linked to performance. Annual cash incentive awards will be tied to overall corporate, segment or business unit measures that allow for differentiation among our highest and lowest performers. Long-term incentive awards, granted in the form of stock options, restricted stock units and other forms of equity and/or cash-based incentives, will be designed to reward our executive officers for the creation of long-term shareholder value.

        Competitive with external talent markets—Our executive compensation programs will be designed to be competitive within the various talent markets in which Tyco Electronics competes for executive talent. Compensation programs will be designed with reference to both a general peer group of companies that compete with us for executive talent and an electronics industry peer group.

        Focus on executive stock ownership—Tyco Electronics has adopted the Tyco Electronics Share Ownership and Retention Requirement Plan which, together with long-term equity awards, drives executive stock ownership.

        Simple and transparent—Our executive compensation programs will be designed to be easily understood by our executives and transparent to our investors.

Role of the Management Development & Compensation Committee

        The MDCC administers Tyco Electronics' compensation policies and programs for executive officers, including the named executive officers. (For purposes of this Compensation Discussion and Analysis, the term "executive officer" means Tyco Electronics' officers subject to Section 16 of the Exchange Act, or Section 16 officers, and those executives whose base salary is in excess of $350,000.)

The Committee reviews, analyzes and approves the design of Tyco Electronics' executive compensation policies and programs, administers Tyco Electronics' stock incentive plans (including reviewing and approving equity incentive awards for executive officers) and reviews and approves all compensation decisions relating to the named executive officers and other executive officers of Tyco Electronics. The MDCC charter, adopted by the Tyco Electronics Board, can be found at the Tyco Electronics website: www.tycoelectronics.com.

        The Committee is comprised exclusively of members who meet the independence requirements of the NYSE. Each MDCC member is also a "non-employee director" for purposes of Rule 16b-3 of the Exchange Act and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code.

Role of Management

        The MDCC has established a process with management to support the development and review of executive officer compensation, as described below.

  Chief Executive Officer Compensation

        The MDCC will make recommendations to the independent members of the Board regarding Chief Executive Officer compensation actions. The recommendations will be based on factors deemed appropriate by the Committee, including Chief Executive Officer performance and competitive market data provided by Towers Perrin. The MDCC will discuss and evaluate Chief Executive Officer compensation recommendations in an executive session attended only by the Committee members and Towers Perrin. The Chief Executive Officer will not attend the executive session when Chief Executive Officer compensation actions are discussed. The Senior Vice President, Global Human Resources will not typically participate in these sessions, except as requested by the Committee to provide contextual information. The MDCC does not anticipate that management will have any role in the development of Chief Executive Officer compensation except for providing to the MDCC or Towers Perrin relevant data relating to the Chief Executive Officer's performance and compensation history.

  Other Named Executive Officer Compensation

        The Chief Executive Officer will make recommendations to the MDCC relating to compensation actions for the other named executive officers. The recommendations will be made based primarily on each named executive officer's performance, as assessed by the Chief Executive Officer, and competitive market data provided by Towers Perrin. The Senior Vice President, Global Human Resources also will be present for the discussion of compensation actions for the other named executive officers.

Role of Compensation Consultant

        Under its charter, the MDCC has the sole authority to retain consultants, counsel, accountants and others to assist it in the performance of its duties, including the evaluation of executive compensation levels and programs. The MDCC has engaged Towers Perrin to serve as the Committee's compensation consultant. Towers Perrin reports directly to the MDCC and provides assistance to the Committee in developing Tyco Electronics' executive compensation programs and executive pay levels and generally provides advice to the Committee on executive compensation issues. The MDCC independently retained Towers Perrin and has the ability to terminate Towers Perrin's services at the Committee's discretion. Outside of the services performed for the MDCC, Towers Perrin provides no services to Tyco Electronics except with prior notification to the MDCC chair. The specific Towers Perrin consultants to the Committee are precluded from any involvement in any work for management not expressly authorized by the MDCC.

        Towers Perrin has performed the following services for the MDCC since its retention:

  •
  Provided advice to the MDCC in the design of the Tyco Electronics Executive Severance Plan, Change in Control Severance Plan, Share Ownership and Retention Requirement Plan and Executive Perquisite Plan

  •
  Provided assistance in the development of Tyco Electronics' executive compensation philosophy

  •
  Evaluated the competitive position of Tyco Electronics' executive officer base salary and annual and long-term incentive compensation relative to its peer groups for purposes of assisting the MDCC in determining compensation actions for fiscal 2008 and beyond

  •
  Provided ongoing advice as needed on the design of Tyco Electronics' annual and long-term cash and equity incentive programs, including the 2007 Founders' Grant

  •
  Briefed the MDCC on executive compensation trends among Tyco Electronics' peer groups

  •
  Provided advice to the MDCC and Nominating, Governance and Compliance Committee on director compensation levels

  •
  Evaluated the competitive position of Tyco Electronics' executive perquisite programs.

Executive Compensation Benchmarks

        For purposes of benchmarking market practices on compensation levels for senior executives, Tyco Electronics has adopted a peer group framework that includes the use of a primary talent market peer group and a secondary reference group.

        The primary talent market peer group is comprised of companies across a range of industries in which Tyco Electronics competes for executive talent—as opposed to being limited to companies only in the electronics industry. Since Tyco Electronics typically competes for executive talent with companies in industries other than the electronics industry, Tyco Electronics and Committee believe that it is appropriate to establish a benchmark peer group that sufficiently covers companies in those industries. The industries included in the primary talent market peer group generally include aerospace and defense, electronics and scientific equipment and industrial manufacturing. The primary talent market peer group consists of approximately 100 companies, listed below, with revenues ranging from

$500 million to $90 billion. Data obtained from this group is adjusted to reflect the relative size of Tyco Electronics within the group.

Aerospace and Defense
AAI	General Dynamics Corp.	Northrop Grumman Corp.
Aerojet	Goodrich Corp.	Raytheon Co.
Alliant Techsystems, Inc.	Hexcel Corp.	Rockwell Collins Inc.
Armor Electric, Inc.	Honeywell International Inc.	Rolls-Royce North America
BAE Systems—CNI Division	ITT—Defense Corp.	SAIC, Inc.
Boeing	L-3 Communications	Spirit AeroSystems
Fairchild Controls	Lockheed Martin Corp.	United Technologies Corp.
Electronic and Scientific Equipment
Advanced Medical Optics Inc.	FANUC Robotics America	Plexus Corp.
Advanced Micro Devices Inc.	Fluke	Regal-Beloit
Agilent Technologies Inc.	Harman International Industries	Schneider Electric
AMETEK Inc.	Methode Electronics Inc.	Sensata Technologies, Inc.
Applied Materials Inc.	Millipore Corp.	Siemens
Avnet Inc.	Molex Inc.	Sony Electronics
Beckman Coulter Inc.	Panasonic of North America	Spansion Inc.
Celestica Inc.	PerkinElmer Inc.	Texas Instruments Inc.
Cubic Corp.	Philips Electronics North	Wesco International Inc.
Emerson Electric Co.	America
Industrial Manufacturing

3M Co.
Actuant Corp.
Ameron International Corp.
Ball
Barnes Group Inc.
Bemis Co. Inc.
Brady Corp.
C&D Technologies Inc.
Cameron International Corp.
Caterpillar Inc.
Connell
CONSTAR International Inc.
Donaldson Co. Inc.
Dresser Inc.
Eaton Corp.
Fortune Brands Inc.
Gates
Goodyear Tire & Rubber Co.
Harsco Corp.
Herman Miller
HNI Corp.
IDEX Corp.
Ingersoll-Rand
International Paper Co.
Itochu International
ITT—Corporate
ITT—Motion and Flow Control
ITT Fluid Technology
JLG Industries Inc.
John Crane
Kaman Industrial Technologies
Kohler
Lafarge North America Inc.
Lawson Products Inc.
Lord
Louisiana-Pacific Corp.
Magellan Midstream Partners LP
Makino
Manitowoc Co. Inc.
MarkWest Energy
MeadWestvaco Corp.
Milacron Inc.
Mine Safety Appliances Co.
MSC Industrial Direct Co. Inc.
Omnova Solutions Inc.
Osram Sylvania
Owens-Illinois Healthcare
    Packaging, Inc.
Parker Hannifin Corp.
Rayonier
Rockwell Automation Inc.
Schlumberger
Schweitzer-Mauduit
SENCORP
Smurfit-Stone Container, Inc.
Sonoco Products Co.
Steelcase Inc.
Sybron Dental Specialties Inc.
Terex Corp.
Textron Inc.
Thomas & Betts Corp.
Toro Co.
Trinity Industries Inc.
USG Corp.
Weyerhaeuser Co.

        The secondary reference group is comprised of companies within the electronics industry. We will use the secondary reference group as a benchmark to identify any differences in compensation practices between our industry peers and the broader primary talent market peer companies. As shown below, there are currently 16 companies in the secondary industry reference group with revenues ranging from $2.5 billion to $42.9 billion.

3M Company Agilent Technologies, Inc. Amphenol Corporation Cooper Industries, Ltd. Corning Incorporated Danaher Corporation EMC Corporation Emerson Electric Co.	General Dynamics Corporation Harris Corporation Honeywell International Inc. ITT Corporation Johnson Controls, Inc. Molex Incorporated Motorola, Inc. QUALCOMM Incorporated

        The benchmark data will be compiled by the Committee's consultant and will be used by the MDCC to ensure that our compensation levels and programs are competitive with the compensation paid by the companies that compete with Tyco Electronics for executive talent. As explained below, the benchmark data is just one of the factors that will be used in setting executive compensation levels.

Compensation Overview

        Tyco Electronics' total compensation package for executive officers, including named executive officers, is currently comprised of the following elements:

  •
  Base salary

  •
  Annual cash incentives

  •
  Long-term equity incentives

  •
  Executive benefits and perquisites

  •
  Broad-based retirement and health and welfare benefits

        As described above, the independent members of the Board review and approve base salary actions and cash and equity incentive pay awards for the Chief Executive Officer, based on recommendations made by the MDCC. The Chief Executive Officer makes recommendations to the MDCC on executive officers' base salary and cash and equity incentive awards, including named executive officers.

        In determining the appropriate compensation for each executive in fiscal 2008 and in future years, including our named executive officers, the MDCC will consider a number of factors:

  •
  Competitive market practice

  •
  Individual performance

  •
  Relative importance of role

  •
  Level of experience

  •
  Internal pay equity

  •
  Local market practice

  •
  Compensation history, including pay levels with Tyco International before the separation, where applicable

        As a general matter, the MDCC has set the 50th percentile as the target level for an executive's base pay. Annual and long-term incentives also are targeted at the 50th percentile, but will be structured with the potential to deliver significantly higher payouts as an incentive to drive the short and long-term strategies of Tyco Electronics and increase shareholder value. Similarly, the awards will be structured to deliver substantially lower payouts for performance that falls below expectations. As stated above, the actual pay positioning for each executive will be determined by a number of factors, so that positioning above and below the target levels for different elements of compensation should be expected. In addition, in order to attract and retain highly qualified external candidates to fill critical management roles, the MDCC may approve total compensation packages and/or individual compensation components that are above the target levels.

        The MDCC, with the assistance of Towers Perrin, conducted an initial competitive compensation analysis covering the executive officers. The purpose of the analysis was to provide the Committee with an indication of how each executive officer's pay compared to the competitive market, based on data from Tyco Electronics' primary and secondary market reference groups. The results of the analysis will guide the Committee in determining pay adjustments, if any, deemed appropriate by the Committee in fiscal 2008.

        The MDCC intends to complete a comprehensive review of total compensation annually, starting in fiscal 2008, typically at its July meeting. Tally sheets will be assembled for each of the executive officers, including the named executive officers. The tally sheets will summarize current actual and target compensation, equity awards, retirement and deferred compensation values and potential payouts upon termination of employment. The MDCC will use the tally sheets to assure that total compensation and each of the elements of an executive officer's compensation are appropriate in light of Tyco Electronics' total compensation philosophy.

Tax Deductibility of Executive Compensation

        In evaluating compensation programs covering our executive officers, the Committee considers the potential impact on Tyco Electronics of Internal Revenue Code Section 162(m). The Committee generally intends to maximize deductibility of compensation under Section 162(m) to the extent consistent with our overall compensation program objectives, while also maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to executive officers. However, the Committee reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on Tyco Electronics. Section 162(m) limits the tax deduction available to public companies for annual compensation that is paid to certain of Tyco Electronics' executive officers in excess of $1 million, unless the compensation qualifies as performance-based or is otherwise exempt from Section 162(m). Annual incentive bonuses, stock options and other performance based awards made under Tyco Electronics' 2007 Stock and Incentive Plan are intended to qualify for the deduction.

Elements of Compensation

  Base salary

        Base salary provides a fixed compensation for the performance of the executive's core duties and responsibilities. The base salary levels for Tyco Electronics' executive officers, including the named executive officers, for fiscal 2007 were established by Tyco International. The MDCC will review executive officer base salary levels annually and will make appropriate adjustments based on a number of factors, including the competitive market data, the executive's experience, the relative importance of the executive's role, individual performance and any other factors deemed relevant by the Committee. The Committee conducted a base salary review in September 2007. Due to the fact that many of the executive officers had received salary adjustments before the separation as a result of accepting new or greater roles in Tyco Electronics, the Committee decided that no salary adjustments were appropriate at that time.

  Annual Incentive Awards

        Annual incentive awards provide executive officers with a bonus opportunity if certain financial performance goals are achieved. The annual incentive program is intended to reward executive officers upon the achievement of financial performance goals (at the corporate, segment and/or business unit level), with limited discretion applied for individual performance. The MDCC intends Tyco Electronics' annual incentive award program to provide market competitive awards targeted at the 50th percentile relative to peer companies for performance achieved at the predetermined target levels. Award opportunities above the 50th percentile will be available to the extent that performance exceeds the predetermined target levels. Payments at levels below the 50th percentile will be awarded to the extent that performance is below the performance target levels. No annual incentive payments will be made if threshold performance levels are not achieved, absent the occurrence of extenuating circumstances that, in the discretion of the Committee, merit an exception to the threshold performance requirement.

        The annual incentive awards will typically be structured as cash payments. Within 90 days of the start of each fiscal year, the Committee will establish the applicable performance criteria, which will include minimum performance thresholds required to earn an award, target performance goals required to earn a payment of 100%, and a maximum performance level required to earn the maximum bonus permitted. If Tyco Electronics attains the established financial goals, executive officers will receive an award based on a target bonus percentage which will be set at the beginning of each fiscal year and expressed as a percentage of the executive's base salary. Incentive target bonus percentages for executive officers generally range from 50% to 100% of base salary.

        For the pre-separation period of fiscal 2007, Tyco International established the financial measures for the annual incentive awards as operating income and free cash flow, both as defined by Tyco International and as described below. The MDCC also adopted these financial measures for the post-separation period of fiscal 2007. Performance measures for executive officers who provide services to the entire company ("corporate level") were determined on total Tyco Electronics performance and were weighted 50% for operating income and 50% for free cash flow. Performance measures for executive officers who provide services directly to one of Tyco Electronics' segments or units were determined by consideration of both total Tyco Electronics performance and the performance of the business segment/unit to which the executive officer provides services. Tyco Electronics segment/unit performance measures were generally weighted 10% for operating income of Tyco Electronics, 50% for free cash flow of Tyco Electronics and 40% for the segment's/unit's operating income. The minimum threshold performance required to earn an award for each established performance measure was set at 85% (90% for business segments/units), with maximum payout for each performance measure set at attainment of 115% (110% for business segments/units) of such measure. Actual awards could have ranged from 0% (for performance below the threshold level) to 200% (for performance at or over the maximum performance level) of an incentive bonus target. In addition, certain performance measures were linked to ensure that if the minimum threshold on one performance measure was not attained, the other performance measure was limited to 100% of such goal. For example, if operating income was below the threshold level, then the maximum performance level that could have been attained on free cash flow was 100%.

        For fiscal 2007, the operating income target at the corporate level was set at $2.022 billion and the free cash flow target was set at $1.386 billion. For annual incentive award purposes, free cash flow and operating income were adjusted to exclude the effects of events deemed not reflective of the performance of the named executive officers. For fiscal year 2007, the categories of adjustments at the corporate level included elimination of the effects of (i) business disposals, (ii) charges for the early extinguishment of debt, (iii) charges and income related to former management or shareholder litigation, (iv) goodwill or other intangible asset impairments, (v) restructuring and asset impairment charges and (vi) separation-related expenses. Actual fiscal 2007 operating income for Tyco Electronics, as calculated for annual incentive award purposes, was $1.847 billion, resulting in attainment of 91.4% of the operating income target. Based on the annual incentive payout scale, the 91.4% attained performance resulted in a payout percentage for the operating income measure of 65.6%. Actual fiscal 2007 free cash flow for Tyco Electronics, as calculated for annual incentive award purposes, was $1.404 billion, resulting in attainment of 101.3% of the cash flow target. Based on the annual incentive payout scale, this level of performance resulted in a payout percentage for the free cash flow measure of 110.4%. Since both measures were weighted at 50%, the award percentage for corporate level executives was 88.0%.

        Business segment/unit award percentages were calculated based on the same methodology, taking into account the applicable business segment/unit performance measures and limited discretionary adjustments (both positive and negative) made by the Committee based on subjective evaluations of the business segment's/unit's performance.

        With respect to the named executive officers, for fiscal 2007, the annual incentive awards paid to Messrs. Lynch and Curtin and Dr. Gromer were based on the corporate level award percentage described above, applied to the executives' base salaries and annual incentive targets. Mr. Curtin's award was increased by 15% in recognition of his significant contributions made in the separation process. The annual incentive award paid to Mr. Scott was based partly on the corporate level award percentage described above (for the period January 1–September 28, 2007) and partly on Tyco International performance measures (for the period October 1–December 31, 2006), as Mr. Scott was employed by and performed his services primarily for Tyco International prior to January 1, 2007. The annual incentive award paid to Mr. Okamoto was based partly on the corporate level performance achievement described above and on the achievement of applicable performance measures for the Communications, Computer and Consumer Electronics ("CC&CE") business unit. Under the applicable performance metrics, the CC&CE business unit earned an annual performance payout of 47.6%. Based on the unit's strong performance on working capital metrics and its results in implementing Tyco Electronics' new strategic direction in pricing and product pruning, the Committee awarded the CC&CE business unit an additional bonus pool of $1 million, resulting in a business unit payout of 60.7% of target. In light of Mr. Okamoto's outstanding leadership of the CC&CE business unit and its exemplary performance in one of Tyco Electronics' key strategic initiatives, the Committee increased Mr. Okamoto's annual incentive payment to 66.7% of target.

  Long-Term Incentive Awards

        The MDCC intends to use long-term equity incentive awards in the form of stock options, restricted stock units and other forms of equity and/or cash to deliver competitive compensation that recognizes employees for their contributions to Tyco Electronics and aligns executive officers with shareholders in focusing on long-term growth and stock performance. As part of Tyco Electronics' compensation philosophy, the MDCC concluded that annual grants of long-term equity incentive awards to executive officers typically should be targeted at the 50th percentile relative to peer companies, but should have the ability to deliver compensation at the high end of the market for superior performance and at the low end of the market for weak performance.

        For fiscal 2007, Tyco Electronics' long-term incentive compensation program consisted of an annual grant of non-qualified stock options and restricted stock units awarded by Tyco International in November 2006. Non-qualified stock options generally permit an executive officer to purchase a share of Tyco Electronics common stock at an exercise price equal to the fair market value of Tyco Electronics common stock on the date of grant. For purposes of the November 2006 annual grant, fair market value was the average of the high and low prices of Tyco International common stock as reported on the NYSE on the grant date. (For equity awards made under the Tyco Electronics 2007

Stock and Incentive Plan, fair market value is the closing price of Tyco Electronics stock on the date of grant of the equity award.)

        Historically, Tyco International issued a mix of non-qualified stock options and restricted stock or restricted stock units depending on an executive officer's career band. For fiscal 2007, Tyco Electronics' executive officers generally received long-term incentive awards consisting of a mix of 50% stock options and 50% restricted stock units. Stock options issued by Tyco International to executive officers during fiscal 2007 have a ten-year term and vest ratably over a four-year period, with 25% becoming vested and exercisable on each anniversary of the grant date. Tyco International issued restricted stock units to executive officers during fiscal 2007 that vest in equal installments on the second, third and fourth anniversary of the grant date. Tyco International generally issued equity grants during the first quarter of each fiscal year, including the fiscal 2007 annual grant.

        In addition to the fiscal 2007 annual long-term incentive grant awarded by Tyco International, Tyco Electronics issued a Founders' Grant on July 2, 2007 to a broad base of executive and management level employees. Tyco Electronics believed it prudent to make the Founders' Grant awards at the separation as a means of establishing a meaningful ownership stake in the new company, creating a strong management alignment with our shareholders' interests, and rewarding the significant efforts of our executives and management employees in connection with the separation. In order to accomplish the intended objectives of the Founders' Grant awards, the values of the awards were greater than that of typical annual long-term incentive grants awarded by Tyco International. In establishing the dollar value for the Founders' Grant for each executive officer, the MDCC reviewed peer group data and targeted an initial equity grant value between the 50th and 75th percentile for similar positions in peer companies. The Committee then adjusted the value generally to one-and-one-half to two times the initial equity grant value. In addition to supporting the intended objectives of the Founders' Grant awards, the values were set higher to take into account the fact that the Committee did not intend to issue another broad-based long-term equity grant until Tyco Electronics' 2009 fiscal year.

        The Founders' Grant for Section 16 officers consisted of a 75%-25% mix of non-qualified stock options and restricted stock units. The heavier weighting on stock options in the Founders' Grant is intended to more closely align the long-term incentive award with the interests of our shareholders. The stock options vest and become exercisable ratably over a four-year period, with 25% becoming vested and exercisable on each anniversary of the grant date, have a term of ten years and an exercise price equal to the closing price of Tyco Electronics common stock on July 2, 2007, the first full day of trading for Tyco Electronics stock. Restricted stock units awarded to our Section 16 officers vest 50%/50% on the third and fourth anniversary of the grant date.

  Retirement and Deferred Compensation Benefits

        Tyco Electronics maintains various retirement plans, initially adopted by Tyco International, to assist our executive officers with retirement income planning and increase the attractiveness of employment with Tyco Electronics.

        Tyco Electronics provides a defined contribution plan, the Tyco Electronics Retirement Savings and Investment Plan ("RSIP"), that is available to all eligible United States employees and a nonqualified supplemental retirement plan, the Tyco Electronics Supplemental Savings and Retirement Plan ("SSRP"), in which executive officers may participate.

        Under the RSIP, the company match level is based on years of service, as follows:

Years of Service	Employee Contribution	Company Contribution
0–9	1%	5%
10–19	2%	6%
20–24	3%	7%
25–29	4%	8%
30 or more	5%	9%

        Company contributions for the named executive officers are shown in the "All Other Compensation" column of the Summary Compensation Table and the related table of All Other Compensation that follow this Compensation Discussion and Analysis. Executive officers are fully vested in company matching contributions upon completion of three years of vesting service under the RSIP and SSRP.

        Under the SSRP, executive officers may defer up to 50% of their base salary and 100% of their annual incentive awards. Tyco Electronics provides matching contributions to the SSRP based on the executive officer's deferred base salary and annual incentive awards at the same rate such officer is eligible to receive matching contributions under the RSIP and on any cash compensation (i.e., base and bonus) the executive officer earns that year in excess of Internal Revenue Service limits. This plan was filed as an exhibit to Tyco Electronics' Current Report on Form 8-K filed with the SEC on November 9, 2007.

        All of Tyco Electronics' U.S. retirement, deferred compensation, incentive and other executive and broad-based plans are intended to comply with Section 409A of the Internal Revenue Code.

        Mr. Okamoto is eligible to receive retirement benefits under the Directors' Retirement Allowance Regulation, a defined benefit pension plan maintained by Tyco Electronics in Japan. Mr. Okamoto is entitled to receive either a single lump sum payment or a monthly life annuity commencing at normal retirement age 60, or upon earlier retirement after age 50 with 15 years of service. Annuities for retirement after age 60 are payable for Mr. Okamoto's lifetime, with ten years guaranteed. Annuities for earlier retirement are payable for ten years only. The lump sum is based upon the product of specified plan factors that vary by service, multiplied by the average annual pensionable salary during the ten-year period prior to termination. This amount is offset by the employee retirement lump sum previously received and increased at a specified interest rate. Death benefits will be paid to the survivor for a ten-year period upon the death of the individual who attained age 50 and 15 years of service. Projected pension benefits for Mr. Okamoto are disclosed in the Pension Benefits table that follows this Compensation Discussion and Analysis.

        Dr. Gromer participates in a defined benefit pension plan established by Tyco Electronics for the benefit of its German employees. Under the plan, Dr. Gromer is entitled to receive upon retirement at age 65 a defined pension benefit that is determined primarily based on his annual base salary as of three years prior to the date of his retirement, and his years of service with Tyco Electronics, including service prior to the separation, at the time of his retirement. Upon Dr. Gromer's announced retirement on December 31, 2007, he is eligible to request early commencement of his pension benefits. Should he elect early commencement of his pension benefits, his benefits would be reduced by 0.4% for each month that the date of such commencement of his pension benefits precedes his 65th birthday. Projected pension benefits for Dr. Gromer are disclosed in the Pension Benefits table that follows this Compensation Discussion and Analysis.

  Welfare Benefits

        We continued to provide welfare benefits to executive officers after separation that were modeled on Tyco International's welfare benefit plans. These arrangements include medical, dental, life insurance and disability coverage and are offered to all our eligible U.S.-based employees. The various benefit plans are part of our overall total compensation offering and are intended to be competitive with peer companies.

        Outside of the United States, Tyco Electronics provides welfare benefits based on local country practices.

  Perquisites

        Tyco Electronics' perquisite program provides for the payment to U.S. executive officers of a cash allowance equal to an additional ten percent (10%) of base salary, in lieu of perquisites typically provided by other companies. For fiscal 2007, the perquisite allowance was capped at $70,000. The Committee revised the perquisite program to remove the cap, while at the same time eliminating Tyco Electronics' subsidy to supplemental welfare programs previously made available to the Chief Executive Officer. The executive is permitted to apply the allowance as he or she deems appropriate. Other than the allowance, there are no perquisites provided to U.S. executive officers.

        Outside of the United States, perquisite benefits are paid to executive officers based on local country practice. (See the Summary Compensation Table that follows this Compensation Discussion and Analysis for more information on the perquisite benefits paid to our non-U.S. named executive officers.)

  Change in Control and Termination Payments

        Tyco International maintained an executive severance plan and a change in control severance plan before the separation which provided compensation to eligible U.S. executives based on career band. The plans covered the Tyco Electronics U.S. executive officers, including the U.S. named executive officers, before the separation. The MDCC conducted a review of the Tyco International severance plan and change in control severance plan with the assistance of its compensation consultant to determine whether the plans should be adopted by Tyco Electronics and whether the features of the plans were appropriate for Tyco Electronics. The MDCC considered competitive practices and the business needs of Tyco Electronics. The Committee determined that the retention of severance and change in control benefits is appropriate in order to attract and retain executive talent (given the fact that such benefits are standard benefits provided by peer companies), to avoid costly and potentially protracted separation negotiations, to ensure continuity of management in the event of an actual or threatened change in control and to protect our executive officers' investment in the company. However, the MDCC recommended certain reductions in the benefit levels provided under the Tyco International plans, and with those modifications, the Tyco Electronics Severance Plan for U.S. Officers and Executives ("Severance Plan") and the Tyco Electronics Change in Control Severance Plan for Certain U.S. Officers and Executives ("CIC Plan") were adopted shortly after separation. These plans were filed as exhibits to Tyco Electronics' Current Report on Form 8-K filed with the SEC on November 9, 2007.

        Under Tyco Electronics' Severance Plan, benefits are payable to an executive officer only upon an involuntary termination of employment for any reason other than cause, permanent disability or death, and are conditioned upon the executive officer executing a release (including confidentiality, one year non-competition, two year non-solicitation and non-disparagement covenants) in favor of Tyco Electronics. Under the Severance Plan, an eligible executive will be paid cash severance upon termination of employment equal to: two times base salary plus two times target bonus for the Chief Executive Officer, one and one-half times base salary plus one and one-half times target bonus for Section 16 officers who are direct reports to the Chief Executive Officer, and one times base salary plus one times target bonus for other Section 16 officers and executives classified as Band 1 or Band 2 employees. Cash severance payments are made in monthly installments. In addition, the terminated executive will be eligible to receive a pro rata annual incentive payment for the year in which the termination occurs and continued health and welfare benefits for the length of the severance period. The Severance Plan does not provide any special treatment for outstanding equity awards. The severance benefits provided under the Severance Plan were set by the Committee at levels deemed consistent with market practice. "Cause" is defined as substantial failure or refusal to perform duties and responsibilities of the executive's job, violation of fiduciary duty, conviction of a felony or misdemeanor, dishonesty, theft, violation of our rules or policies, or other egregious conduct that has or could have a serious and detrimental impact on Tyco Electronics and its employees.

        Severance benefits for non-U.S. executives will generally be based on local statutory requirements.

        Tyco Electronics' CIC Plan incorporates a "double trigger" concept before benefits become payable. In other words, benefits are payable to an executive officer under the CIC Plan only upon an involuntary termination of employment by Tyco Electronics or "good reason resignation" that occurs during a period shortly before and continuing after a change in control (a "qualifying termination") and are conditioned upon the executive officer executing a release (including confidentiality, non-competition, non-solicitation and non-disparagement covenants) in favor of Tyco Electronics. For purposes of the CIC Plan, "good reason resignation" generally means assignment of duties materially inconsistent with the executive's position, a material adverse change in the executive's position, company actions that would cause the executive to violate his or her ethical or professional obligations, relocation to a place of employment greater than 60 miles from the executive's current place of employment, a reduction in the executive's base salary or annual bonus, a reduction in the aggregate of the executive's benefits or failure by Tyco Electronics to have its obligations under the CIC Plan assumed by a successor.

        No benefits are payable under the CIC Plan if the executive officer is terminated for "cause." "Cause" is defined as a violation of fiduciary duty, conviction of a felony or misdemeanor, dishonesty, theft or other egregious conduct likely to have a materially detrimental impact on Tyco Electronics and its employees.

        Under the CIC Plan, an eligible executive will be paid cash severance in the event of a qualifying termination equal to: three times base salary plus three times target bonus for the Chief Executive Officer, two times base salary plus two times target bonus for Section 16 officers who are direct reports to the Chief Executive Officer, and one and one-half times base salary plus one and one-half times target bonus for other Section 16 officers and Band 1 employees. Cash severance payments will be made in the form of a lump sum payment. In addition, the terminated executive will be eligible to receive a pro rata annual incentive payment for the year in which the termination occurs and continued health and welfare benefits for the length of the severance period (i.e., 36, 24 or 18 months). Outstanding equity awards will become fully vested in the event of a qualifying termination. Cash severance and other benefits payable as a result of a qualifying termination will be limited to the greater after-tax amount resulting from (i) payment of the full benefits provided under the CIC Plan and imposition of all taxes, including any applicable excise taxes under Internal Revenue Code Section 280G, or (ii) payment of the benefits capped at the Section 280G limit with no excise tax imposed. Benefits payable under the CIC Plan will not be grossed up for the imposition of Section 280G or any other taxes.

  Retention Agreement and Consulting Agreement with Dr. Gromer

        On March 22, 2006, Dr. Gromer and Tyco International entered into a retention agreement providing Dr. Gromer with a monetary benefit equal to two times his annual base salary and target bonus in exchange for Dr. Gromer's continued service under his current services agreement with Tyco Electronics Logistics AG for a period of no less than two years following the separation. If Dr. Gromer's employment is terminated before the end of the two-year period for reasons other than cause or as a result of death or disability, he would still be eligible to receive the retention payment. However, the actual retention award Dr. Gromer receives was to be reduced by any severance, notice pay, termination indemnity or other similar amount paid by Tyco International or Tyco Electronics as a result of any termination.

        On April 11, 2007, Tyco International announced that Dr. Gromer would retire from Tyco Electronics on December 31, 2007. In accordance with the terms of a release and separation agreement among Tyco Electronics Logistics AG, Tyco Electronics AMP GmbH, Tyco International and Dr. Gromer dated as of April 10, 2007, Dr. Gromer will be entitled to receive a lump sum payment of 3,359,232 EUR (USD $4,940,483 using a December 12, 2007 conversion ratio of 0.67994 EUR to 1 USD), representing 24 months' base salary and target bonus, in satisfaction of the obligations to Dr. Gromer under the March 22, 2006 retention agreement. The agreement restricts Dr. Gromer from soliciting Tyco Electronics' customers and employees and from competing with Tyco Electronics during the remaining term of his employment and for a period of 24 months thereafter.

        On January 15, 2008, Tyco Electronics entered into a consulting agreement with Dr. Gromer. The term of the consulting agreement begins on January 15, 2008 and ends on December 31, 2008. During the term of the consulting agreement, Dr. Gromer will make himself available to the Chief Executive Officer on a reasonable basis to provide assistance at client meetings, industry trade shows and other such customer relationship activities as the Chief Executive Officer deems necessary and appropriate. As remuneration for his services, Tyco Electronics will pay Dr. Gromer a monthly consulting fee equal to 11,340 EUR (USD $16,667).

  Executive Stock Ownership Requirements

        The MDCC approved a Share Ownership and Retention Requirement Plan applicable to Tyco Electronics' executive officers, including the named executive officers. Under the plan, the Chief Executive Officer is required to own Tyco Electronics common shares in an amount equal to five times base salary, while the direct reports to the Chief Executive Officer are required to own shares in an amount equal to two times base salary. All covered executive officers are required to meet the share ownership requirements within five years of the effective date of the plan, or within five years of the officer's date of employment, if later. The following shares count towards the ownership requirements: wholly owned shares, shares in stock units or deferred compensation plans, shares in 401(k) plans and employee stock ownership plans, unvested restricted stock and shares held by immediate family members that are considered beneficially owned by the executive officer. As of the date of this Compensation Discussion and Analysis, all of Tyco Electronics' named executive officers met their stock ownership requirements.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

        The following table summarizes the compensation of the named executive officers for the fiscal year ended September 28, 2007. The named executive officers are the company's principal executive officer, principal financial officer and the three other most highly compensated executives.

Name and Principal Position (a)	Year (b)	Salary(3) ($) (c)	Bonus(4) ($) (d)	Stock Awards(5) ($) (e)	Option Awards(6) ($) (f)	Non-Equity Incentive Plan Compen- sation(7) ($) (g)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (h)		All Other Compen- sation(9) ($) (i)	Total ($) (j)
Thomas J. Lynch, Chief Executive Officer (PEO)	2007	$891,375	—	$3,262,895	$4,051,446	$836,000	—		$258,437	$9,300,153
Terrence R. Curtin, EVP & Chief Financial Officer (PFO)	2007	$437,500	$325,000	$358,236	$451,556	$360,525	—		$103,697	$2,036,514
Juergen W. Gromer, President(1)	2007	$1,116,458	—	$2,741,436	$5,078,816	$982,483	$548,060	(8)	$54,024	$9,973,217
Robert A. Scott, EVP & General Counsel(2)	2007	$468,750	$281,250	$553,181	$577,688	$448,521	—		$100,235	$2,429,625
Minoru Okamoto, SVP CC&CE(1)	2007	$442,432	—	$440,006	$690,958	$221,478	$308,607	(8)	$153,961	$1,948,835

(1)
Salary and bonus for Messrs. Lynch, Curtin and Scott are paid in U.S. dollars (USD). Dr. Gromer's salary and bonus are paid in euros (EUR), with one-third attributable to his employment status with Tyco Electronics in Germany, and two-thirds attributable to his employment status with Tyco Electronics Logistics AG in Switzerland. Mr. Okamoto's salary and bonus are paid in Japanese yen (JPY). To convert compensation values to USD, the monthly conversion rates, as determined by the average monthly income statement foreign currency translation rates used by Tyco Electronics finance, were averaged. The following are the conversion rates for the above table.

1 EUR = 1.3294 USD
1 JPY = 0.0084 USD

As discussed in the Compensation Discussion and Analysis ("CD&A"), Dr. Gromer retired on December 31, 2007 and will be due a lump sum payment of 3,359,232 EUR (USD $4,940,483 using a December 12, 2007 conversion ratio of 0.67994 EUR to 1 USD), representing 24 months' base salary and target bonus, in satisfaction of the obligations to Dr. Gromer under the March 22, 2006 retention agreement (see "CD&A—Elements of Compensation—Retention Agreement and Consulting Agreement with Dr. Gromer").

(2)
Reflects full year compensation for Mr. Scott, including the portion attributable to his employment with Tyco International. Mr. Scott joined Tyco Electronics on January 1, 2007.

(3)
Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary into the SSRP. Mr. Scott's salary reflects full year compensation. The portion attributable to his employment with Tyco International is $93,750.

(4)
Represents dollar amounts paid to Messrs. Curtin and Scott outside of Tyco Electronics' Annual Incentive Plan ("AIP"). Mr. Curtin's bonus represents a retention payment paid pursuant to the terms of an agreement with Tyco International entered into in order to retain Mr. Curtin's services during the transition period and prior to the time at which he was appointed Chief Financial Officer to recognize the critical role he played in the successful operation of the Tyco Electronics business during separation from Tyco International. Mr. Scott's bonus reflected the work he did on behalf of Tyco International on the separation. Both bonuses were paid shortly after July 2, 2007, after the completion of the separation. Amounts paid under the company's AIP are reported in column (g) as "Non-Equity Incentive Plan Compensation."

(5)
Represents the compensation costs of restricted stock units, or RSUs, for financial reporting purposes for the 2007 fiscal year under SFAS No. 123R, rather than an amount paid to or realized by the named executive officer. See Note 23 to the

  Annual Consolidated and Combined Financial Statements for the assumptions made in determining SFAS No. 123R values. For grants that vest through the passage of time, the fair market value of the award at the time of the grant is allocated as an expense over the period of vesting. The fair value of restricted share awards has been determined based on the market value on the grant date. There can be no assurance that the SFAS No. 123R amounts will ever be realized.

(6)
Represents the compensation costs of stock options for financial reporting purposes for the 2007 fiscal year under SFAS No. 123R, rather than an amount paid to or realized by the named executive officer. See Note 23 to the Annual Consolidated and Combined Financial Statements for the assumptions made in determining SFAS No. 123R values. There can be no assurance that the SFAS No. 123R amounts will ever be realized.

(7)
Represents amounts earned for fiscal 2007 under the AIP. Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of awards into the SSRP. Mr. Scott's bonus reflects full year compensation. The portion attributable to his employment with Tyco International is $211,644.

(8)
Represents the aggregate change in actuarial present value of the accumulated benefits for Dr. Gromer and Mr. Okamoto under their pension plans as described in "CD&A—Elements of Compensation—Retirement and Deferred Compensation Benefits." Within the change in pension value for Dr. Gromer, a minimal amount, $1,105, is related to an annuity contract set up with an insurance company. Messrs. Lynch, Curtin and Scott do not participate in a pension plan.

(9)
See the All Other Compensation table below for amounts which include perquisites and company match on employee contributions to the employee stock purchase plan, the company's 401(k) plan and nonqualified defined contribution plan, and other amounts. The amounts reflected in the table for perquisites are the company's incremental cost. The company also provides group life, health, hospitalization and medical reimbursement plans which do not discriminate in scope, terms or operation in favor of officers and are available to all full-time employees.

All Other Compensation

Name	Perquisites ($)		Gross-Up Payments ($)		409A Penalty ($)		Insurance Premiums(g) ($)	ESPP Company Match(h) ($)	Company Contributions to DC Plans(i) ($)	Total All Other Compensation ($)
Thomas J. Lynch	$70,000	(b)	$36,835	(e)	—		$57,809	—	$93,793	$258,437
Terrence R. Curtin	$43,750	(b)	$6,488	(f)	$14,708	(f)	—	—	$38,751	$103,697
Juergen W. Gromer	$54,024	(c)	—		—		—	—	—	$54,024
Robert A. Scott(a)	$46,875	(b)	—		—		—	$1,177	$52,183	$100,235
Minoru Okamoto	$147,541	(d)	—		—		$6,420	—	—	$153,961

(a)
The table above reflects full year compensation for Mr. Scott, including the portion attributable to his employment with Tyco International. Mr. Scott joined Tyco Electronics on January 1, 2007.

(b)
Amounts reflect a cash perquisite allowance under the executive flexible perquisites allowance program which provides executives a cash allowance of 10% and is capped at $70,000 per year for fiscal 2007. Mr. Scott's perquisites reflect full year compensation. The portion attributable to his employment with Tyco International is $9,375.

(c)
Outside of the United States, Tyco Electronics provides a company car to certain senior executives. Dr. Gromer's perquisites include $32,533, which reflects the incremental cost to the company of the lease value of the company car along with any associated taxes or maintenance costs. Dr. Gromer is occasionally provided with a driver, and the cost of the driver, $4,336, is included in the amount shown. The fuel costs attributable to Dr. Gromer's personal use of the company car are estimated to be $3,904. Dr. Gromer also received $13,251 in tax planning assistance.

(d)
Mr. Okamoto's perquisites include $32,719, which reflects the incremental cost to the company of the lease value of a company car along with any associated taxes or maintenance costs. The amounts also include a housing allowance of $112,072, the cost of an annual executive physical exam, $530, and club memberships totaling $2,220, all consistent with Japanese practice.

(e)
Represents the gross-up payment provided by the company on universal life insurance and supplemental disability premium payments.

(f)
Represents payment, including a gross-up payment, provided by the company to cover all Internal Revenue Code Section 409A ("409A") taxes imposed upon the 2006 exercises of stock options determined to have been granted at a discount. In 2007, the company paid the 409A taxes directly to the Internal Revenue Service ("IRS") as part of a compliance program provided for in Announcement 2007-18. Pursuant to IRS guidance, the employer's payment of these taxes and the related gross-up were included in the affected employees' 2007 wages.

(g)
The amount for Mr. Lynch includes the taxable payments on his behalf of a universal life insurance premium of $24,918 and long-term disability insurance and excess disability insurance premiums of $32,891 which includes payments on behalf of him and his spouse of extended care insurance premiums of $20,974. These programs were part of Tyco International and have been discontinued by Tyco Electronics. The amount for Mr. Okamoto reflects the combination of premiums paid for ordinary accident and income indemnity insurance.

(h)
Represents the company matching contribution made under the Tyco International Employee Stock Purchase Plan prior to the separation. Mr. Scott's ESPP match reflects full year compensation. The portion attributable to his employment with Tyco International is $900.

(i)
Reflects contributions made on behalf of the named executive officers under Tyco Electronics' qualified defined contribution plan and accruals on behalf of the named executive officers under the SSRP (also a defined contribution plan), as follows:

Name	Company Matching Contribution (Qualified Plan)	Company Contribution (Non-Qualified Plan)
Mr. Lynch	$10,000	$83,793
Mr. Curtin	$6,000	$32,751
Mr. Scott	$10,264	$41,919

  Mr. Scott's non-qualified plan company contribution reflects full year compensation. The portion attributable to his employment with Tyco International is $36,342.

Grants of Plan-Based Awards in Fiscal 2007

        The following table discloses the actual numbers of stock options and restricted stock awards granted during fiscal 2007 and the grant date fair value of these awards. It also captures potential future payouts under the company's non-equity and equity incentive plans.

					All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#) (j)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards(4) ($/Sh) (k)		Grant Date Fair Value of Stock and Option Awards(5) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Thomas J. Lynch	10/01/06 11/21/06 07/02/07	475,000	950,000	1,900,000	69,840 56,290	216,269 527,750	$ $	35.03 39.97	4,870,784 9,000,045
Terrence R. Curtin	10/01/06 11/21/06 07/02/07	178,125	356,250	712,500	15,364 11,260	47,579 105,550	$ $	35.03 39.97	1,071,542 1,800,089
Juergen W. Gromer(6)	10/01/06 11/21/06	558,229	1,116,458	2,232,916	48,886	151,388		$35.03	3,409,476
Robert A. Scott	10/01/06 11/21/06 07/02/07	187,500	375,000	750,000	13,967 11,260	43,253 105,550	$ $	35.03 39.97	974,113 1,800,089
Minoru Okamoto(6)	10/01/06 11/21/06 07/02/07	165,912	331,824	663,648	9,601 9,380	29,758 87,950	$ $	35.03 39.97	669,898 1,499,834

(1)
These columns consist of awards under the AIP for fiscal 2007 only. The "Threshold" column represents the minimum amount payable when threshold performance is met. The "Target" column represents the amount payable if the specified performance targets are reached. The "Maximum" column represents the maximum amount payable under the plan. See the Summary Compensation Table for actual amounts earned under the fiscal 2007 AIP.

(2)
This column shows the number of RSUs granted in fiscal 2007 to the named executive officers. The grants made on November 21, 2006 were issued by Tyco International and vest in equal installments on the second, third and fourth anniversary of the grant date. Any dividend equivalents issued as a result of this grant have been included in the number of units reflected above. The grants made on July 2, 2007 were Founders' Grants issued by the company. The RSUs vest 50%/50% on the third and fourth anniversary of the grant date.

(3)
This column shows the number of stock options granted in fiscal 2007 to the named executive officers. Stock options issued by Tyco International on November 21, 2006 and stock options issued by the company on July 2, 2007 have a ten-year term and vest ratably over a four-year period, with 25% becoming vested and exercisable on each anniversary of the grant date.

(4)
This column shows the exercise price for the stock options granted, which was the average of the high and low prices of Tyco International common shares on November 21, 2006, and the closing price of Tyco Electronics common shares on July 2, 2007, the dates the options were granted.

(5)
This column shows the full grant date fair value of RSUs and stock options under SFAS No. 123R granted to the named executive officers in fiscal 2007. Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award's vesting schedule. For additional information on the valuation assumptions, see Note 23 to the Annual Consolidated and Combined Financial Statements. These amounts reflect the company's accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(6)
In calculating estimated future payouts under non-equity incentive plan award numbers, the foreign currency translation rates were used as described in footnote (1) to the Summary Compensation Table.

Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table shows the number of Tyco Electronics shares covered by exercisable and unexercisable options and unvested RSUs held by the company's named executive officers on September 28, 2007. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following the table, based on the option or stock award grant date. In addition, a summary of the Tyco International equity award conversion methodology and the outstanding Covidien and Tyco International equity awards held by the company's named executive officers are shown in footnote 4.

Tyco Electronics

	Option Awards							Stock Awards
			Number of Securities Underlying Unexercised Options						Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($) (h)
Option Exercise Price ($) (e)
Option Expiration Date (f)
Name (a)	Grant Date		Exercisable (#) (b)	Unexercisable(1) (#) (c)				Grant Date
Thomas J. Lynch	09/27/04 03/10/05 11/22/05 11/21/06 07/02/07		359,007 115,344 40,371 0 0	0 57,671 80,740 216,269 527,750	$ $ $ $ $	34.48 41.38 33.52 35.03 39.97	09/26/14 03/09/15 11/21/15 11/20/16 07/01/17	03/10/05 11/22/05 11/21/06 07/02/07	8,750 41,430 69,840 56,290	$ $ $ $	310,013 1,467,865 2,474,431 1,994,355
Terrence R. Curtin	03/26/01 07/12/01 10/01/01 03/26/04 03/10/05 11/22/05 11/21/06 07/02/07		17,301 17,301 17,301 14,360 14,418 5,767 0 0	0 0 0 0 7,208 11,534 47,579 105,550	$ $ $ $ $ $ $ $	51.75 58.38 51.67 32.13 41.38 33.52 35.03 39.97	03/25/11 07/11/11 09/30/11 03/25/14 03/09/15 11/21/15 11/20/16 07/01/17	03/10/05 11/22/05 11/21/06 07/02/07	1,145 5,917 15,364 11,260	$ $ $ $	40,567 209,639 544,347 398,942
Juergen W. Gromer	04/05/99 10/18/99 01/10/00 04/18/00 10/03/00 10/03/00 10/24/00 10/24/00	(3) (3)	519,047 21,090 43,253 346,031 115,343 230,688 14,329 6,658	0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $	41.80 47.62 42.08 50.43 58.57 58.57 61.32 61.32	04/04/09 10/17/09 01/09/10 04/17/10 10/02/10 11/02/10 10/23/10 11/23/10
	10/01/01 10/01/01 03/10/05 03/10/05 11/22/05 11/22/05 11/21/06 11/21/06	(3) (3) (3) (3)	115,343 230,688 48,060 96,120 15,476 30,951 0 0	0 0 24,029 48,060 30,950 61,900 50,462 100,926	$ $ $ $ $ $ $ $	51.67 51.67 41.38 41.38 33.52 33.52 35.03 35.03	09/30/11 10/30/11 03/09/15 04/09/15 11/21/15 05/21/16 11/20/16 05/20/17	03/10/05 11/22/05 11/21/06	11,250 48,118 48,886	$ $ $	398,588 1,704,821 1,732,031
Robert A. Scott	05/03/04 03/10/05 11/22/05 11/21/06 07/02/07		22,387 4,974 1,932 0 0	0 2,488 3,863 43,253 105,550	$ $ $ $ $	32.25 41.38 33.52 35.03 39.97	05/02/14 03/09/15 11/21/15 11/20/16 07/01/17	03/10/05 11/22/05 01/30/06 11/21/06 07/02/07	1,375 3,101 1,000 13,967 11,260	$ $ $ $	48,716 109,868 35,430 494,851 398,942

Minoru Okamoto	04/05/99 10/18/99 01/10/00 10/03/00 07/12/01 10/01/01 02/05/02 03/26/04 03/10/05 11/22/05 11/21/06 07/02/07	25,952 25,952 6,488 31,142 31,142 34,603 34,603 35,814 23,876 6,056 0 0	0 0 0 0 0 0 0 0 11,938 12,110 29,758 87,950	$ $ $ $ $ $ $ $ $ $ $ $	41.80 47.62 42.08 58.57 58.38 51.67 27.55 32.13 41.38 33.52 35.03 39.97	04/04/09 10/17/09 01/09/10 10/02/10 07/11/11 09/30/11 02/04/12 03/25/14 03/09/15 11/21/15 11/20/16 07/01/17	03/10/05 11/22/05 11/21/06 07/02/07	1,895 6,278 9,601 9,380	$ $ $ $	67,140 222,430 340,163 332,333

(1)
Option and stock vesting schedule:

Grant Date	Option Vesting Schedule	Restricted Stock Awards Vesting Schedule
03/10/05	1/3 vesting each year starting on 1st anniversary	100% after three years from grant date
11/22/05	1/3 vesting each year starting on 1st anniversary	100% after three years from grant date
01/30/06	n/a	100% after three years from grant date
11/21/06	1/4 vesting each year starting on 1st anniversary	1/3 vesting each year starting on 2nd anniversary
07/02/07	1/4 vesting each year starting on 1st anniversary	1/2 vesting each year starting on 3rd anniversary
(2)
Value represents the market value of Tyco Electronics common shares (based on the closing price of $35.43 per share on September 28, 2007); the market value of Tyco International common shares (based on the closing price of $44.34 per share on September 28, 2007); and the market value of Covidien common shares (based on the closing price of $41.50 per share on September 28, 2007).

(3)
Represents the portion (two-thirds) of Dr. Gromer's total option grants that are made with respect to his Swiss employment services. The expiration dates of these options vary to comply with Swiss tax law.

(4)
The following table shows the methodology adopted by Tyco International for converting pre-separation Tyco International equity awards into post-separation equity awards payable in shares of Tyco Electronics, Covidien and/or Tyco International. Following the summary are tables that show each named executive officer's outstanding Covidien and Tyco International equity awards at 2007 fiscal year-end.

Summary of Tyco International Equity Award Conversion Methodology:

Type of Equity Award	Pre-Separation Tyco International Corporate Employees transferred to Tyco Electronics		Tyco Electronics Employees Other than Pre-Separation Tyco International Corporate Employees
Stock options granted prior to September 29, 2006	For every one Tyco International pre- separation option, option holders received:		For every one Tyco International pre-separation option, option holders received approximately 0.87 new Tyco Electronics
	•	Approximately 0.25 new Tyco International options;	options. Exercise prices were increased by a factor of approximately 1.16 to maintain
	•	Approximately 0.25 Covidien options; and	the intrinsic value of the pre- separation options. The original vesting schedules did not

	•	Approximately 0.25 Tyco Electronics options	change.

Exercise prices were adjusted to
maintain the aggregate intrinsic value
(meaning the spread between the
market value of the Tyco Electronics
shares and the option exercise price)
of the pre-separation options. The
original vesting schedules for the Tyco
International options did not change.
Stock options granted after September 29, 2006

For every one Tyco International pre-
separation option, option holders
received approximately 0.87 new Tyco
Electronics options. Exercise prices
were increased by a factor of
approximately 1.16 to maintain the
intrinsic value (meaning the spread
between the market value of the Tyco
Electronics shares and the option
exercise price) of the pre-separation
options. The original vesting
	schedules did not change.		Same treatment as for Tyco International corporate employees who transferred to Tyco Electronics.
Restricted stock and RSUs granted prior to September 29, 2006	Converted into the same type of awards in post-separation Tyco International, Covidien and Tyco Electronics. For every one restricted share or RSU, award holders received:		Same treatment as for Tyco International corporate employees who transferred to Tyco Electronics.
	•	0.25 shares or units in Tyco International;
	•	0.25 shares or units in Covidien; and
	•	0.25 shares or units in Tyco Electronics.
One-half of the Covidien and Tyco International shares or RSUs vested on July 2, 2007, and the second half will vest on the earlier of the original vesting date or January 2, 2008.

The original vesting schedules of the Tyco Electronics shares or RSUs did not change.
RSUs granted after September 29, 2006	For every one pre-separation RSU award, unit holders received approximately 0.87 new Tyco Electronics RSUs. The original vesting schedules did not change.	Same treatment as for Tyco International corporate employees who transferred to Tyco Electronics.
Performance shares granted prior to September 29, 2006	Converted into time-based RSUs in post-separation Tyco International, Covidien and Tyco Electronics. For every one pre-separation performance share, award holders received:	Converted into time-based RSUs in post-separation Tyco Electronics. For every one pre- separation performance share, award holders received approximately 0.87 new
	• Approximately 0.25 new Tyco International RSUs;	Tyco Electronics RSUs. The original vesting date of September 30, 2008, did not
	• Approximately 0.25 Covidien RSUs; and	change.
• Approximately 0.25 Tyco Electronics RSUs.
All awards vest on September 30, 2008, which is the original vesting date of the original award.

Covidien

	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options						Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($) (h)
Option Exercise Price ($) (e)
Option Expiration Date (f)
Name (a)	Grant Date	Exercisable (#) (b)	Unexercisable(1) (#) (c)				Grant Date
Thomas J. Lynch							3/10/05 11/22/05	4,375 4,625	$ $	181,563 191,938
Terrence R. Curtin							3/10/05 11/22/05	572 675	$ $	23,738 28,013
Juergen W. Gromer							03/10/05 11/22/05	5,625 5,374	$ $	233,438 223,021
Robert A. Scott	05/03/04 03/10/05 11/22/05	22,387 4,974 1,932	0 2,488 3,863	$ $ $	35.59 45.66 36.99	05/02/14 03/09/15 11/21/15	03/10/05 11/22/05 01/30/06	687 2,326 500	$ $ $	28,511 96,529 20,750
Minoru Okamoto							03/10/05 11/22/05	947 700	$ $	39,301 29,050

See footnotes (1) and (2) above.

Tyco International

	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options						Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($) (h)
Option Exercise Price ($) (e)
Option Expiration Date (f)
Name (a)	Grant Date	Exercisable (#) (b)	Unexercisable(1) (#) (c)				Grant Date
Thomas J. Lynch							03/10/05 11/22/05	4,375 4,625	$ $	193,988 205,073
Terrence R. Curtin							03/10/05 11/22/05	572 675	$ $	25,362 29,930
Juergen W. Gromer							03/10/05 11/22/05	5,625 5,374	$ $	249,413 238,283
Robert A. Scott	05/03/04 03/10/05 11/22/05	22,387 4,974 1,932	0 2,488 3,863	$ $ $	44.32 56.87 46.07	05/02/14 03/09/15 11/21/15	03/10/05 11/22/05 01/30/06	687 2,326 500	$ $ $	30,462 103,135 22,170
Minoru Okamoto							03/10/05 11/22/05	947 700	$ $	41,990 31,038

See footnotes (1) and (2) above.

Option Exercises and Stock Vested in Fiscal 2007

        The following table sets forth certain information regarding Tyco Electronics options and stock awards exercised and vested, respectively, during fiscal 2007 for the named executive officers. Footnote 4 sets forth information regarding Covidien and Tyco International options and stock awards exercised and vested, respectively, during fiscal 2007 for the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise(1) (#) (b)	Value Realized on Exercise(2) ($) (c)	Number of Shares Acquired on Vesting(1) (#) (d)	Value Realized on Vesting(3) ($) (e)
Thomas J. Lynch	—	—	30,000	$1,054,350
Terrence R. Curtin	—	—	—	—
Juergen W. Gromer	—	—	—	—
Robert A. Scott	—	—	—	—
Minoru Okamoto	—	—	—	—

(1)
With respect to the stock options that were exercised or stock awards that vested prior to the June 29, 2007 separation, the number of shares acquired on exercise/vesting listed above have been adjusted to reflect the conversion of Tyco International equity as a result of the separation.

(2)
We computed the aggregate dollar amount realized upon exercise by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(3)
We computed the aggregate dollar amount realized upon vesting by multiplying the number of units vested by the market value of the underlying shares on the vesting date.

(4)
The following tables set forth certain information regarding Covidien and Tyco International options and stock awards exercised and vested, respectively, during fiscal 2007 for the named executive officers.

Covidien Stock Vested in Fiscal 2007

	Covidien Stock Awards
Name (a)	Number of Shares Acquired on Vesting(1) (#) (d)	Value Realized on Vesting(3) ($) (e)
Thomas J. Lynch	39,000	$1,647,720
Terrence R. Curtin	1,248	$53,670
Juergen W. Gromer	11,000	$473,055
Robert A. Scott	1,963	$84,419
Minoru Okamoto	1,648	$70,872

See footnotes (1) and (3) above.

Tyco International Options Exercised and Stock Vested in Fiscal 2007

	Tyco International Option Awards		Tyco International Stock Awards
Name (a)	Number of Shares Acquired on Exercise(1) (#) (b)	Value Realized on Exercise(2) ($) (c)	Number of Shares Acquired on Vesting(1) (#) (d)	Value Realized on Vesting(3) ($) (e)
Thomas J. Lynch	—	—	39,000	$1,932,555
Terrence R. Curtin	20,983	$366,104	2,855	$265,701
Juergen W. Gromer	298,996	$2,886,233	26,000	$2,492,170
Robert A. Scott	—	—	7,963	$892,380
Minoru Okamoto	45,365	$628,328	6,296	$526,558

See footnotes (1), (2) and (3) above.

Pension Benefits for Fiscal 2007

        The following table provides details regarding the present value of accumulated benefits under the plans described in "CD&A—Elements of Compensation—Retirement and Deferred Compensation Benefits" for the named executive officers in fiscal 2007.

Name(1) (a)	Plan Name (b)	Number of Years Credited Service(2) (#) (c)	Present Value of Accumulated Benefit(3) ($) (d)		Payments During Last Fiscal Year ($) (e)
Juergen W. Gromer	Tyco Electronics—AMP Germany (Pension Plan)	30.0	$14,485,625	(4)	—
Minoru Okamoto	AMP Japan Plan for Directors	18.75	$1,657,614		—

(1)
Messrs. Lynch, Curtin and Scott do not participate in any pension plan sponsored by Tyco Electronics.

(2)
Credited service for Dr. Gromer takes into account all years of service with Tyco Electronics and its predecessors and an additional five years of service credited with a prior employer, as agreed when he joined Tyco Electronics in 1983. In calculating Mr. Okamoto's pension benefit, all years of service were taken into account since his latest date of re-employment in 1988. However, Mr. Okamoto has been paid a lump sum settlement of the pension accrued prior to becoming a director of the Japanese subsidiary on August 31, 2007. The value of that lump sum settlement is offset against the pension accrued during his service as a director, and the amount shown in the table reflects the pension benefit with the offset.

(3)
The present value of accumulated benefit amounts have been measured as of September 28, 2007, and are based on a number of assumptions, including:

  •
  A discount rate of 5.50% was used for Dr. Gromer and 2.25% was used for Mr. Okamoto;

  •
  Mortality rates based on standard actuarial tables; and

  •
  No retirements prior to normal retirement age or withdrawals for disability or otherwise prior to retirement.

  With respect to Dr. Gromer, the dollar amount shown has been converted from EUR using a conversion ratio of 1.415 USD to 1 EUR; and with respect to Mr. Okamoto, the dollar amount shown has been converted from JPY using a conversion rate of 0.009 USD to 1 JPY.

(4)
The present value of accumulated benefit for Dr. Gromer assumes that he will receive his retirement benefits in the form of a straight life annuity. He is required to pay medical and long-term care insurance, as well as taxes from the benefit provided under the pension benefits plan. Additionally, $68,124 of the present value of accumulated benefit for Dr. Gromer is payable by an insurance company.

Nonqualified Deferred Compensation for Fiscal 2007

        The following table discloses contributions, earnings and balances to each of the named executive officers in the table under the SSRP (Supplemental Savings and Retirement Plan) that provides for compensation deferral on a non-tax-qualified basis. See "CD&A—Elements of Compensation—Retirement and Deferred Compensation Benefits" for information regarding the plan. Pursuant to the SSRP, executive officers may defer up to 50% of their base salary and 100% of their annual bonus. We provide matching contributions based on the executive's deferred base salary and bonus the executive earns in excess of the Internal Revenue Code Section 401(a)(17) limit ($225,000 in 2007) as follows: $5 for every $1 the executive officer contributes up to the first 1% of the executive officer's eligible pay or, if the executive officer is credited with more than ten years of service, $6 for every $1 the executive officer contributes up to the first 2% of the executive officer's eligible pay. The SSRP is offered only in the U.S., so that Dr. Gromer and Mr. Okamoto do not participate in the SSRP, nor did they have any deferred compensation for fiscal 2007.

Name (a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY(2) ($) (c)	Aggregate Earnings in Last FY(3) ($) (d)	Aggregate Withdrawals/ Distributions(4) ($) (e)	Aggregate Balance at Last FYE ($) (f)
Thomas J. Lynch	$236,000	$83,793	$131,370	—	$1,190,194
Terrence R. Curtin	$49,501	$32,751	$46,298	$30,045	$313,299
Robert A. Scott(5)	$116,010	$41,919	$23,543	—	$237,915

(1)
The amounts shown in column (b) represent deferrals of cash and bonuses by the named executive officers under the SSRP, the amounts of which are included in the Summary Compensation Table in the Salary or Non-Equity Incentive Plan Compensation column, as applicable. The portion attributable to Mr. Scott's employment with Tyco International is $75,625.

(2)
The amounts shown in column (c) represent matching contributions by the company, the amounts of which are included in the Summary Compensation Table in the All Other Compensation column. The portion attributable to Mr. Scott's employment with Tyco International is $36,342.

(3)
No portion of these earnings shown in column (d) were included in the Summary Compensation Table because the SSRP does not provide for "above-market" or preferential earnings as defined in applicable SEC rules. The portion attributable to Mr. Scott's employment with Tyco International is $10,715.

(4)
The distribution shown for Mr. Curtin is from a legacy non-qualified deferred compensation plan and was made pursuant to a distribution election filed by Mr. Curtin at the time that the compensation was deferred.

(5)
The amounts in the table for Mr. Scott reflect full year compensation.

Termination and Change in Control Payments

        The table below outlines the potential payments to our Chief Executive Officer and other named executive officers upon the occurrence of certain termination triggering events. For the purpose of the table, below are definitions generally applicable for the various types of terminations under the Tyco Electronics Severance Plan for U.S. Officers and Executives (referred to in this prospectus as the "Severance Plan") and/or the Tyco Electronics Change in Control Severance Plan for Certain U.S. Officers and Executives (referred to in this prospectus as the "CIC Plan"). See "CD&A—Elements of Compensation—Change in Control and Termination Payments" for information regarding the terms of the plans.

  •
  "Voluntary Resignation" means any retirement or termination of employment that is not initiated by the company or any subsidiary other than a Good Reason Resignation (defined below).

  •
  "Good Reason Resignation" means any retirement or termination of employment by a participant that is not initiated by the company or any subsidiary and that is caused by any one or more of the following events which occurs during the period beginning 60 days prior to the date of a Change in Control (defined below) and ending two years after the date of such Change in Control:

          (1)   without the participant's written consent, the company (a) assigns or causes to be assigned to the participant any duties inconsistent in any material respect with his or her position as in effect immediately prior to the Change in Control, (b) makes or causes to be made any material adverse change in the participant's position (including titles and reporting relationships and level), authority, duties or responsibilities, or (c) takes or causes to be taken any other action which, in the reasonable judgment of the participant, would cause him or her to violate his or her ethical or professional obligations (after written notice of such judgment has been provided by the participant to the Management Development and Compensation Committee and the company has been given a 15-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities;

          (2)   without the participant's written consent, the participant's being required to relocate to a principal place of employment more than 60 miles from his or her existing principal place of employment;

          (3)   without the participant's written consent, the company (a) reduces the participant's base salary or annual bonus, or (b) reduces the participant's retirement, welfare, stock incentive, perquisite and other benefits, taken as a whole; or

          (4)   the company fails to obtain a satisfactory agreement from any successor to assume and agree to perform the company's obligations to the participant under the CIC Plan.

  •
  "Involuntary Termination" means a termination of the participant initiated by the company or a subsidiary for any reason other than Cause (defined below), Permanent Disability (defined below) or death, subject to the conditions specified in the applicable plan.

  •
  "Cause" means any misconduct identified as a ground for termination in company policy or other written policies or procedures, including among other things, misconduct, dishonesty, criminal activity, or egregious conduct that has or could have a serious and detrimental impact on the company and its employees.

  •
  "Permanent Disability" means that a participant has a permanent and total incapacity from engaging in any employment for the employer for physical or mental reasons. A "Permanent Disability" will be deemed to exist if the participant meets the requirements for disability benefits under the employer's long-term disability plan or under the requirements for disability benefits under the U.S. social security laws (or similar laws outside the United States, if the participant is employed in that jurisdiction) then in effect, or if the participant is designated with an inactive employment status at the end of a disability or medical leave.

  •
  "Change in Control" means any of the following events:

          (1)   any "person" (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) the company or any subsidiary company (wherever incorporated) of the company as defined by Section 86 of the Companies Act 1981 of Bermuda, or (ii) any employee benefit plan of the company or any such subsidiary company (or any person or entity organized, appointed or established by the company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the company representing more than 30 percent of the combined voting power of the company's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the company;

          (2)   persons who, as of July 1, 2007 (the "effective date"), constitute the Board (the "Incumbent Directors") cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a director of the company subsequent to the effective date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

          (3)   consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the company or all or substantially all of the company's assets either directly or through one or more subsidiary companies (wherever incorporated) of the company as defined by Section 86 of the Companies Act 1981 of Bermuda) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the company; or

          (4)   approval by the stockholders of the company of a complete liquidation or dissolution of the Company.

  •
  "Change in Control Termination" means a participant's Involuntary Termination or Good Reason Resignation that occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control.

        No named executive officer is entitled to a payment in connection with an Involuntary Termination for Cause. Only Dr. Gromer and Mr. Okamoto are entitled to a payment in connection with a voluntary termination for retirement.

Executive Benefits and Payments Upon Termination	Total and Permanent Disability, Death or Retirement(8)	Involuntary Termination— Not For Cause	Involuntary Termination— Change in Control
Thomas J. Lynch
Compensation
Severance(1)		$3,800,000	$5,700,000
Short-Term Incentive(2)		$950,000	$950,000
Long-Term Incentives
• Stock Options (Unvested and Accelerated or Continued Vesting)(3)	$241,409		$241,409
• Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(3)	$7,019,223		$7,019,223
Benefits and Perquisites(4)
Health and Welfare Benefits Continuation(5)		$20,000	$30,000
Outplacement(6)			$20,000
Terrence R. Curtin
Compensation
Severance(1)		$1,246,875	$1,662,500
Short-Term Incentive(2)		$356,250	$356,250
Long-Term Incentives
• Stock Options (Unvested and Accelerated or Continued Vesting)(3)	$41,232		$41,232
• Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(3)	$1,300,537		$1,300,537
Benefits and Perquisites(4)
Health and Welfare Benefits Continuation(5)		$15,000	$20,000
Outplacement(6)			$8,500
Juergen W. Gromer
Compensation
Severance(1)
Short-Term Incentive
Long-Term Incentives
• Stock Options (Unvested and Accelerated or Continued Vesting)(3)	$238,271
• Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(3)	$4,558,935
Benefits and Perquisites(4)
Health and Welfare Benefits Continuation(5)
Outplacement(6)

Robert A. Scott
Compensation
Severance(1)		$1,312,500	$1,750,000
Short-Term Incentive(2)		$375,000	$375,000
Long-Term Incentives
• Stock Options (Unvested and Accelerated or Continued Vesting)(3)	$42,275		$42,275
• Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(3)	$1,389,363		$1,389,363
Benefits and Perquisites(4)
Health and Welfare Benefits Continuation(5)		$15,000	$20,000
Outplacement(6)			$8,500
Minoru Okamoto
Compensation
Severance(1)		$149,098	$149,098
Short-Term Incentive
Long-Term Incentives
• Stock Options (Unvested and Accelerated or Continued Vesting)(3)	$35,125		$35,125
• Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(3)	$1,103,445		$1,103,445
Benefits and Perquisites(4)
Health and Welfare Benefits Continuation(5)
Outplacement(6)
Pension Value(7)		$209,450	$209,450

(1)
Severance is calculated as follows under Involuntary Termination—Not for Cause for U.S.-based executives: Mr. Lynch—two times base salary plus two times bonus, Messrs. Curtin and Scott—one and one-half times base salary plus one and one-half times bonus; and as follows under Involuntary Termination—Change in Control for U.S.-based executives: Mr. Lynch—three times base salary plus three times bonus, Messrs. Curtin and Scott—two times base salary plus two times bonus. If the "parachute payment" (severance plus value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an "excise tax" is imposed on the portion of the parachute payment that exceeds the average W-2 reported compensation for the preceding years. In this case, the participant will receive the greater of (i) payment of the full benefits provided under the CIC Plan and imposition of all taxes, including any applicable excise taxes under Internal Revenue Code Section 280G, or (ii) payment of the benefits capped at the Section 280G limit with no excise tax imposed. Under the CIC Plan, benefits payable thereunder will not be grossed up for the imposition of Internal Revenue Code Section 280G or any other taxes. Dr. Gromer retired on December 31, 2007, and is no longer eligible for termination payments. Mr. Okamoto is not covered by the Severance Plan or CIC Plan; the termination benefits payable are based on local requirements. Based on our understanding of Japanese law, Mr. Okamoto would be entitled to receive his normal compensation (base salary and allowance) for the remaining term of his directorship. On September 28, 2007, Mr. Okamoto had three months remaining in his then-current directorship.

(2)
Assumes the effective date of termination is September 28, 2007 and that the pro rata payment under the 2007 AIP is equal to 12/12ths of the target award.

(3)
Assumes the effective date of termination is September 28, 2007 and the price per Tyco Electronics common share on the date of termination equals $35.43; for Covidien equals $41.50 per share; and for Tyco International equals $44.34 per share. Under Involuntary Termination—Change in Control, all outstanding stock options that are vested and exercisable as of the termination date, as well as the options that vest as a result of the acceleration, will be exercisable for the greater of the period specified in the option agreement or twelve months from the termination date. In no event, however, will an option be exercisable beyond its original expiration date. Amounts disclosed for stock options only reflect options that are in-the-money as of September 28, 2007.

(4)
Payments associated with benefits and perquisites are limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed.

(5)
Health and welfare benefits continuation is calculated as follows under Involuntary Termination—Not for Cause: Mr. Lynch—24 months, Messrs. Curtin and Scott—18 months; and as follows under Involuntary Termination—Change in Control: Mr. Lynch—36 months, Messrs. Curtin and Scott—24 months. Annual amount is an approximation. In the event that provision of any of the benefits would adversely affect the tax status of the applicable plan or benefits, the company, in its sole discretion, may elect to pay to the participant cash in lieu of such coverage in an amount equal to the company's premium or average cost of providing such coverage.

(6)
Outplacement is calculated as the cost of services for the participant for a period of twelve months from the participant's termination date under Involuntary Termination—Change in Control. The company offers six month coverage totaling $20,000 for the Chief Executive Officer and provides $8,500 for senior executives. The company has the right and sole discretion to pay outplacement services under Involuntary Termination—Not for Cause, but is not required to provide such benefits.

(7)
Mr. Okamoto has termination provisions within his pension plan. In the event of an involuntary termination or change in control (termination before attainment of age 60), he will receive an enhanced pension benefit. The amount shown in the table is the value of the enhancement. Each year the value of this enhancement is decreasing because every year he is closer to his attainment of age 60.

(8)
Except with respect to Dr. Gromer as described below, assumes that all performance based units that were converted to time based awards at separation will have fully vested prior to any officer's retirement and that as a result no awards will be forfeited. Dr. Gromer retired on December 31, 2007; as a result, the premiums on performance based units that were converted to time based awards at separation were forfeited since they were not vested prior to his retirement. Dr. Gromer was not eligible for severance or change in control severance upon his retirement. As discussed in the CD&A, Dr. Gromer had a retention agreement that provided him with a lump sum payment. See "CD&A—Elements of Compensation—Retention Agreement and Consulting Agreement with Dr. Gromer" for details regarding this agreement and resulting payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        Subsequent to our separation from Tyco International on June 29, 2007, we reviewed all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in the company's proxy statement. In addition, the Nominating, Governance and Compliance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in the company's related person transaction policy, in the course of its review and approval or ratification of a disclosable related person transaction, the committee considers whether the transaction is fair and reasonable to the company and will take into account, among other factors it deems appropriate:

  •
  whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

  •
  the extent of the related person's interest in the transaction and the materiality of the transaction to the company;

  •
  the related person's relationship to the company;

  •
  the material facts of the transaction, including the proposed aggregate value of the transaction;

  •
  the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the company for attaining the purposes of the transaction;

  •
  whether the transaction is in the ordinary course of the company's business and was proposed and considered in the ordinary course of business; and

  •
  the effect of the transaction on the company's business and operations, including on the company's internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

        Any member of the committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting at which the committee considers the transaction.

Related Party Transactions

        Pierre Brondeau, a director, is the Executive Vice President of electronics materials and specialty materials of Rohm & Haas Company, a manufacturer of specialty materials, from which Tyco Electronics made $4.5 million in purchases during fiscal 2007. Frederic Poses, a director, is the Chairman and Chief Executive Officer of Trane Inc. (formerly American Standard Companies Inc.), a manufacturer and provider of air conditioning systems and services and vehicle control systems, with which Tyco Electronics made $1.2 million in purchases and $8.8 million in sales during fiscal 2007. Lawrence Smith, a director, was Co-Chief Financial Officer of Comcast Corporation, a broadband cable provider, to which Tyco Electronics made $0.4 million in sales during fiscal 2007. David Steiner, a director, is Chief Executive Officer and a director of Waste Management, Inc., a provider of integrated waste management services, from which Tyco Electronics made $0.4 million in purchases during fiscal 2007. The foregoing directors could be deemed to have indirect interests in the transactions based on their current or former executive positions with the companies with which Tyco Electronics transacted business in fiscal 2007, but such transactions were arms-length commercial dealings between the companies, none of which are material individually or in the aggregate. The Committee has reviewed and approved or ratified these transactions.

Agreements with Tyco International and Covidien

        Prior to the separation on June 29, 2007, we and Covidien were wholly owned subsidiaries of Tyco International. In connection with the separation, we entered into a number of agreements with Tyco International and Covidien, which are described below. Effective upon the completion of the separation, Tyco International and Covidien ceased to be related parties to us.

        On June 29, 2007, we entered into the Separation and Distribution Agreement with Tyco International and Covidien to provide a framework for our relationship with Tyco International. These agreements govern the relationships among us, Tyco International and Covidien and provide for the allocation among us, Tyco International and Covidien of Tyco International's assets, liabilities and obligations attributable to periods prior to the respective separations from Tyco International. In addition to the Separation and Distribution Agreement, the parties also entered into a Tax Sharing Agreement on June 29, 2007.

        Information regarding financial transactions among Tyco International, Covidien and us are disclosed as applicable in our Annual Consolidated and Combined Financial Statements, Interim Condensed Consolidated and Combined Financial Statements, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere in this prospectus. The Separation and Distribution Agreement and the Tax Sharing Agreement were filed as Exhibit 2.1 and Exhibit 10.1, respectively, to our Current Report on Form 8-K filed with the SEC on July 5, 2007.

  Separation and Distribution Agreement

        The Separation and Distribution Agreement sets forth our agreements with Tyco International and Covidien regarding the principal transactions necessary to separate us from Tyco International. It also sets forth other agreements that govern certain aspects of our relationship with Tyco International and Covidien after the separation.

        The Separation and Distribution Agreement identifies assets transferred, liabilities assumed and contracts assigned to each of us, Covidien and Tyco International as part of the separation of Tyco International into three companies, and describes when and how these transfers, assumptions and assignments would occur, many of which transfers, assumptions and assignments occurred prior to the parties' entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

  •
  All of the assets and liabilities primarily related to our business—the business and operations of Tyco International's electronics segment—were retained by or transferred to us.

  •
  All of the assets and liabilities primarily related to Covidien's business—the business and operations of Tyco International's healthcare segment—were retained by or transferred to Covidien.

  •
  All of the assets and liabilities primarily related to the business and operations of Tyco International's fire, security and engineered products and services segments were retained by or transferred to Tyco International.

  •
  Liabilities related to, arising out of or resulting from each previously terminated or divested business of Tyco International that were not sufficiently associated with the current business of any of the parties were allocated to specific parties. Liabilities related to, arising out of or resulting from the Plastics, Adhesives and Ludlow Coated Products business, as well as the A&E business, which were previously divested by Tyco International, were allocated to Covidien.

  •
  Each party assumed or retained any liabilities relating to its employees in respect of the period prior to, on or following June 29, 2007, the effective time of the Separation and Distribution Agreement.

  •
  Each party or one of its subsidiaries assumed or retained any liabilities relating to any of its or its subsidiaries' or controlled affiliates' indebtedness, regardless of the issuer of such indebtedness, exclusively relating to its business or secured exclusively by its assets.

  •
  We assumed 31%, Covidien assumed 42% and Tyco International assumed 27% of certain contingent and other corporate liabilities of Tyco International, which include securities litigation, certain legacy tax contingencies and any actions with respect to the separation plan or the distributions made or brought by any third party. Any amounts relating to these contingent and other corporate liabilities paid to Tyco International after the spin-offs that are subject to the allocation provisions of the Separation and Distribution Agreement are shared among us, Covidien and Tyco International pursuant to the same allocation ratio. Under the Separation and Distribution Agreement, we, Tyco International and Covidien are jointly and severally liable for amounts relating to the class action settlement of certain purported securities class action lawsuits.

  •
  Subject to certain limitations, Tyco International is responsible for finalizing the class action settlement agreement entered into on May 14, 2007 and applying to the court for approval of the settlement agreement and has the right to control the defense and settlement of any other litigation related to the shared contingent and other corporate liabilities referred to above. All costs and expenses that Tyco International incurs in connection with the defense of such litigation, other than the amount of any judgment or settlement, which will be allocated in the manner described above, will be borne equally by Tyco International, Covidien and us.

  •
  Tyco International retained control of and bears all costs of currently pending litigation between it and members of its former senior management. In order to align the management of contingent liabilities and contingent assets relating to members of its former senior management, any amounts paid to Tyco International after the separation as a result of this litigation, and any liability arising from pending counterclaims brought by its former senior management, was retained by Tyco International and was not allocated to either us or Covidien. The proceeds of such litigation, net of attorneys' fees, will be shared with the certified class in accordance with the 50% sharing provision of the class action settlement.

  •
  We are entitled to 31% and Covidien is entitled to 42% of certain contingent corporate assets of Tyco International, which are not primarily related to any of our business, the business of Covidien or Tyco International's fire, security and engineered products and services businesses and which were not specifically assigned to us, Tyco International or Covidien, although we expect any such contingent assets to consist only of currently unknown assets and not to be material.

  •
  Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, other than the costs and expenses relating to the issuance of debt or debt-related securities by any party or its subsidiaries (the costs and expenses of which are the responsibility of such party), the corporate costs and expenses incurred after the distribution date relating to the separation are borne by the party incurring such expenses.

        The majority of Tyco International's assets and liabilities directly related to individual businesses and were assigned or allocated accordingly. Certain litigation and tax contingencies were considered to be obligations of all of Tyco International's businesses, best managed centrally, and appropriately shared among us, Tyco International and Covidien through pre-determined, fixed percentages. The primary consideration for determining those fixed percentages was each entity's ability to pay, in order to reduce the probability that any settlement of contingencies would disproportionately impact an individual company's financial condition.

        Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets have been transferred on an "as is," "where is" basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with.

        Certain of the liabilities and obligations assumed by one party or for which one party has an indemnification obligation under the Separation and Distribution Agreement and the other agreements relating to the separation are the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

        To the extent that any transfers contemplated by the Separation and Distribution Agreement have not been consummated, the parties have agreed to cooperate to effect such transfers as promptly as practicable. In addition, each of the parties have agreed to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and any ancillary agreements.

        Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party has released and forever discharged each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement or to ordinary course trade payables and receivables.

        In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Tyco International's business and Covidien's business with Tyco International and Covidien, respectively. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their respective affiliates and subsidiaries and each of their respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

  •
  the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement; and

  •
  any breach by such party of the Separation and Distribution Agreement.

        Each party to the Separation and Distribution Agreement assumed the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against two or more parties for events that took place prior to, on or after June 29, 2007, the date of the separation. Tyco International initially will act as managing party and manage and assume control of all legal matters related to any assumed Tyco International contingent liability or Tyco International contingent asset, including settlement of such legal matters. In the event of the bankruptcy or insolvency of Tyco International, Covidien will become the managing party. In addition, in the event of a change in control of the managing party, a change in the chief executive officer of the managing party or a change in the majority of the board of directors of the managing party, the managing party may be changed by the vote of two of the three parties to the Separation and Distribution Agreement. Moreover, on an annual basis the parties to the Separation and Distribution Agreement will determine whether or not to change the managing party and the vote of two of the three parties will be sufficient to effect such change. Each of us, Covidien and Tyco International will cooperate fully with the applicable managing party in connection with the management of such assets and liabilities. All costs and expenses related thereto shall be shared equally by these three parties. If any party defaults in payment of its portion of any assumed Tyco International contingent liability or the cost of managing any Tyco International contingent asset, each non-defaulting party will be responsible for an equal portion of the amount in default together with any other non-defaulting party, although any such payments will not release the obligation of the defaulting party.

        The Separation and Distribution Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation of Tyco International, including the treatment of certain outstanding and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations. The Separation and Distribution Agreement also provided that outstanding Tyco International share options and restricted share unit awards would be adjusted equitably in connection with each distribution.

        The Separation and Distribution Agreement provides for the rights of the parties to report claims under existing insurance policies written by non-affiliates of Tyco International for occurrences prior to each separation and sets forth procedures for the administration of insured claims. In addition, the Separation and Distribution Agreement allocates among the parties the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies. The Separation and Distribution Agreement provides that Tyco International would continue to own and operate White Mountain and Mountainbran, its captive insurance companies, and we and Covidien would continue our rights as policyholders with respect to existing policies written by those companies for our benefit. The Separation and Distribution Agreement also provides that Tyco International would obtain, subject to the terms of the agreement, certain executive risk insurance policies, namely directors and officers policies and fiduciary and employment practices policies, to apply against certain pre-separation claims, if any. Tyco International maintains a variety of global commercial insurance programs with non-affiliates of Tyco International. All of these programs are subject to the policies, terms and conditions, policy limits and deductibles of the policies. The facts and circumstances of each pre-separation claim will govern the determination of whether the occurrence is covered by existing insurance policies written by non-affiliates of Tyco International or Tyco International's affiliated captive insurance companies or, alternatively, is not covered by any insurance policy existing as of the date of the separation.

        In the event of any dispute arising out of the Separation and Distribution Agreement, the general counsels of the parties and such other representatives as the parties designate will negotiate to resolve any disputes among the parties. If the parties are unable to resolve the dispute in this manner within 45 days then, unless agreed otherwise by the parties, the parties will submit the dispute to mediation for an additional period of 30 days. If the parties are unable to resolve the dispute in this manner until certain litigation related to shared contingent liabilities is finally resolved, the dispute will be resolved through binding arbitration and in all matters involving only claims for monetary damages the parties will be required to each submit a proposal and the arbitrators shall be limited to awarding only one of the proposals submitted. Following resolution of such shared contingent liabilities, the parties will not be bound to arbitrate and may elect to resolve any disputes by litigation.

        Other matters governed by the Separation and Distribution Agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

  Tax Sharing Agreement

        On June 29, 2007, we entered into a Tax Sharing Agreement with Tyco International and Covidien that generally governs Tyco International's, Covidien's and our respective rights, responsibilities, and obligations with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Covidien or Tyco Electronics to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the U.S. Internal Revenue Code (the "Code") or certain internal transactions undertaken in anticipation of the separation to qualify for tax-favored treatment under the Code.

        Under the Tax Sharing Agreement, with certain exceptions, we generally are responsible for the payment of:

  •
  all taxes attributable to us or our subsidiaries that are reported on tax returns for tax periods ending on or before June 29, 2007, the date of the distribution, all taxes attributable to us or our subsidiaries reported on any income tax returns filed by Tyco International, Covidien or us for tax periods that straddle the date of the distribution, and all taxes attributable to us or our subsidiaries reported on tax returns for periods beginning after the date of the distribution;

  •
  any non-U.S. income taxes and other non-income taxes resulting from a tax audit to the extent such taxes are attributable to us and our subsidiaries;

  •
  for periods or portions thereof ending on or before June 29, 2007, 31% of any additional:

  •
  U.S. income taxes that are required to be paid to a U.S. tax authority as a result of a U.S. tax audit of Tyco International's, Covidien's or our subsidiaries' income tax returns; and

  •
  non-U.S. income taxes that are required to be paid to a tax authority as a result of a tax audit of Tyco International's, Covidien's or our subsidiaries' income tax returns but only to the extent that such taxes are attributable to adjustments to intercompany transactions or similar adjustments; and

  •
  31% of any taxes arising from a failure of the distribution of all of the stock of Covidien or us, or any internal transaction undertaken in anticipation of the separation, to qualify for tax-free or tax-favored treatment under the Code, as the case may be, unless such taxes result from either an action or failure to act on our part, in which case we will be responsible for all of such taxes or an action or failure to act on the part of Tyco International or Covidien, in which case Tyco International or Covidien, as applicable, will be responsible for all such taxes.

        The Tax Sharing Agreement also contains restrictions on our, Tyco International's and Covidien's ability to take actions that could cause the distribution or certain internal transactions undertaken in anticipation of the separation to fail to qualify as tax-free or tax-favored transactions, as the case may be, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares, a redemption of equity securities, a sale or other disposition of a substantial portion of our assets, an acquisition of a business or assets with equity securities to the extent one or more persons would acquire 35% or more of our common shares or engaging in certain internal transactions. These restrictions apply for the two-year period after the distributions, unless the responsible party obtains the consent of the other parties or obtains a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution or the internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions and such letter ruling or opinion, as the case may be, is acceptable to the parties. Moreover, the Tax Sharing Agreement generally provides that a party thereto is responsible for any taxes imposed on any other party thereto as a result of the failure of the distribution or the internal transactions to qualify as tax-favored transactions under the Code if such failure is attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders, regardless of whether the actions occur more than two years after the distribution, the other parties consent to such actions or the responsible party obtains a favorable letter ruling or tax opinion. In addition, it sets forth the respective rights, responsibilities, and obligations among us, Covidien and Tyco International with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation, and other tax matters. Specifically, in regards to a U.S. income tax audit, Tyco International will administer the tax audit and control its settlement in its sole discretion. The other parties to the Tax Sharing Agreement will only be able to remove Tyco International as the controlling party under limited circumstances, including a change of control or bankruptcy of Tyco International, or by a majority vote of the parties on or after the second anniversary of the distribution. In regards to any other tax audit, the party or its subsidiary that is subject to the tax audit will administer the tax audit and control its settlement in its sole discretion.

  Members' Agreement

        Under the Members' Agreement among us, Tyco International and Tyco International Services GmbH ("TIS") and the charter documents of TIS, TIS, which is the sole owner of all trade names, trademarks and service marks including the word "Tyco," has licensed some or all of them, as appropriate, to us and Tyco International to carry out our respective business activities. We and Tyco International each own 50% of the share capital of TIS, subject to the small interest of a trust company, which holds such interest in connection with dispute resolution procedures. We and Tyco International have entered into separate license agreements with TIS. Pursuant to each such license agreement, we and Tyco International will pay TIS an annual license fee. Each such license agreement has an initial term of 15 years and will thereafter automatically be renewed for 5-year renewal terms unless TIS or either we or Tyco International, as applicable, terminates such agreement. Covidien also received a license to use the "Tyco" trade names, trademarks and service marks for a transition period following the separation.

SECURITY OWNERSHIP OF TYCO ELECTRONICS

        The following table sets forth the number of outstanding common shares of Tyco Electronics beneficially owned as of February 15, 2008 by each director, each executive officer named in the Summary Compensation Table under "Executive Officer Compensation" and all of our executive officers and directors as a group. The address of our executive officers and directors is c/o Tyco Electronics, 1050 Westlakes Drive, Berwyn, Pennsylvania 19312.

Beneficial Owner	Number of Common Shares Beneficially Owned(1)
Directors and Executive Officers:
Thomas J. Lynch(2)(3)(4)(5)	724,746
Terrence R. Curtin(2)(4)(5)	121,312
Juergen W. Gromer(3)(5)(6)	2,231,681
Robert A. Scott(2)(4)(5)	56,620
Minoru Okamoto(2)(4)(5)	285,261
Pierre R. Brondeau(3)(6)	4,839
Ram Charan(3)(6)	4,839
Robert M. Hernandez(3)(6)	29,839
Daniel J. Phelan(3)(6)	4,839
Frederic M. Poses(3)(6)	37,061
Lawrence S. Smith(3)(6)(7)	7,774
Paula A. Sneed(3)(6)	6,039
David P. Steiner(3)(6)	4,839
Sandra S. Wijnberg(3)(5)(6)	9,813
All current directors and executive officers as a group (22 persons)	3,810,697

    (1)
    The number shown reflects the number of common shares owned beneficially as of February 15, 2008, based on information furnished by the persons named, public filings and Tyco Electronics records. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated in the notes below and subject to applicable community property laws, each owner has sole voting and sole investment power with respect to all shares beneficially owned by such person. To the extent indicated in the notes below, common shares beneficially owned by a person include common shares of which the person has the right to acquire beneficial ownership within 60 days after February 15, 2008. All current directors and executive officers as a group beneficially own less than 1% of outstanding common shares.

    (2)
    The named person is an executive officer.

    (3)
    The named person is a director.

    (4)
    Includes restricted common shares as follows: Mr. Lynch—18,000; Mr. Curtin—2,495; Mr. Scott—3,925; Mr. Okamoto—3,295; all current directors and executive officers as a group—45,994.

    (5)
    Includes common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days after February 15, 2008 as follows: Mr. Lynch—666,830; Mr. Curtin—111,317; Dr. Gromer—2,149,404; Mr. Scott—44,525; Mr. Okamoto—281,060; Ms. Wijnberg—4,974; all current directors and executive officers as a group—3,510,926.

    (6)
    Includes vested deferred stock units (DSUs) as follows: Mr. Brondeau—4,839; Dr. Charan—4,839; Dr. Gromer—4,800; Mr. Hernandez—4,839; Mr. Phelan—4,839; Mr. Poses—6,099; Mr. Smith—4,839; Ms. Sneed—4,839; Mr. Steiner—4,839; Ms. Wijnberg—4,839. Distribution of DSUs will occur upon the termination of the individual's service on the board of directors. Upon such termination, Tyco Electronics will issue the number of common shares equal to the aggregate number of DSUs credited to the individual, including DSUs received through the accrual of dividend equivalents.

    (7)
    Includes 1,860 shares held in a trust over which Mr. Smith has dispositive power. Mr. Smith disclaims beneficial ownership of such shares.

        The following table sets forth the information indicated for persons or groups known to us to be beneficial owners of more than 5% of our outstanding common shares beneficially owned as of December 31, 2007.

Name and Address of Beneficial Owner	Number of Common Shares	Percentage of Class
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	29,733,961	6.0%
Davis Selected Advisors, L.P.(2) 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	28,766,871	5.8%
Dodge & Cox(3) 555 California Street, 40th Floor San Francisco, CA 94104	28,347,275	5.7%

    (1)
    This information is based on a Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC and affiliated entities, which reported sole voting and dispositive power as follows: FMR LLC, sole voting power—1,794,845 and sole dispositive power—29,733,961; Edward C. Johnson 3d, sole dispositive power—29,733,961.

    (2)
    This information is based on a Schedule 13G filed with the SEC on February 13, 2008 by Davis Selected Advisers, L.P., which reported sole voting and dispositive power as follows: sole voting power—26,931,824 and sole dispositive power—28,766,871.

    (3)
    This information is based on a Schedule 13G filed with the SEC on February 13, 2008 by Dodge & Cox, which reported voting and dispositive power as follows: sole voting power—27,296,675, shared voting power—56,625, and sole dispositive power—28,347,275.

LUXEMBOURG, BERMUDA AND U.S. FEDERAL INCOME TAX CONSIDERATIONS

Luxembourg

        The following information is of a general nature only and is based on the laws presently in force in Luxembourg. It does not purport to be a comprehensive description of all tax implications that might be relevant to an investment decision. Holders of new notes who are in doubt as to their tax position should consult a professional tax adviser.

  No withholding tax

  Non-resident holders of new notes

        Under Luxembourg general tax laws currently in force and subject to the laws of 21 June 2005 (the Laws) mentioned below, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of new notes, nor on accrued but unpaid interest in respect of the new notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the new notes held by non-resident holders of new notes.

        Under the Laws implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the Territories), payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the Laws, which are resident of, or established in, an EU Member State (other than Luxembourg) or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her/its country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent. Where withholding tax is applied, it will be levied at a rate of 15% during the first three-year period starting 1 July 2005, at a rate of 20% for the subsequent three-year period and at a rate of 35% thereafter. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the new notes coming within the scope of the Laws would at present be subject to withholding tax of 15%.

  Resident holders of new notes

        Under Luxembourg general tax laws currently in force and subject to the law of 23 December 2005 (the Law) mentioned below, there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of new notes, nor on accrued but unpaid interest in respect of new notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of new notes held by Luxembourg resident holders of new notes.

        Under the Law payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner who is resident of Luxembourg will be subject to a withholding tax of 10%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the new notes coming within the scope of the Law would be subject to withholding tax of 10%.

  Taxation of corporate holders

  Luxembourg corporate holders

        A corporate holder of new notes who is a resident of Luxembourg for tax purposes, or who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, is subject to Luxembourg corporation taxes in respect of the interest paid or accrued on the new notes. Gains realized by a corporate holder of new notes who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, on the sale or disposal of the notes, are subject to Luxembourg corporation taxes. The exchange of the outstanding notes for new notes is deemed a disposal followed by an acquisition. Gains realized on this disposal are subject to corporation taxes, unless the exchange may be considered as being neutral because of the similarity between the outstanding notes and the new notes.

  Luxembourg corporation taxes

        A Luxembourg holder of new notes that is governed by the law of 31st July 1929 on pure holding companies or by the law of 11th May 2007 on family estate management companies or by the law of 20th December 2002 on investment funds and of 13th February 2007 on specialized investment funds and that is not a venture capital company governed by the law of 15th June 2007 will not be subject to any Luxembourg income tax in respect of interest received or accrued on the new notes, or on gains realized on the sale or disposal of new notes or on the exchange of outstanding notes for new notes.

  Non-resident corporate holders

        Gains realized by a non-resident holder of new notes who does not have a permanent establishment or fixed place of business in Luxembourg to which the new notes are attributable are not subject to Luxembourg income tax upon the sale or disposal of new notes.

  Taxation of Individual holders

  Resident individuals

        An individual holder of new notes who is a resident of Luxembourg for tax purposes, is subject to income tax in respect of interest paid on the new notes. Under Luxembourg tax laws, a gain realized by an individual holder of new notes who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, on the sale or disposal of the new notes, including a gain realized on the exchange of the outstanding notes for new notes, is not subject to Luxembourg income tax, provided this sale or disposal took place at least six months after the acquisition of the notes. An individual holder of new notes, who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, has further to include the portion of the gain corresponding to accrued but unpaid income in respect of the new notes in his taxable income.

        Gains realized by an individual holder of new notes, who acts in the course of the management of a professional or business undertaking, who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, are subject to Luxembourg income tax at ordinary rates.

        As the exchange of the outstanding notes for new notes is deemed a disposal followed by an acquisition, capital gains realized on the exchange are subject to Luxembourg income tax, unless the outstanding notes have been held for more than six months or where the exchange may be considered as being neutral because of the similarity between the outstanding notes and the new notes.

  Non-resident individuals

        Gains realized by a non-resident holder of new notes, who does not have a permanent establishment or fixed place of business in Luxembourg to which the new notes are attributable, are not subject to Luxembourg income tax on the sale or disposal of new notes.

  Inheritance and gift taxes

        Under present Luxembourg tax laws, in the case where a holder of new notes is a resident for tax purposes of Luxembourg at the time of his death, the new notes are included in his taxable estate for inheritance tax purposes and gift tax may be due on a gift or donation of new notes.

  No stamp duty

        The issue of new notes by TEGSA will not be subject to a Luxembourg registration or stamp duty. The sale or disposal of such new notes will not be subject to a Luxembourg registration or stamp duty.

  Wealth tax

        Under present Luxembourg tax laws, a holder of new notes who is a resident of Luxembourg for tax purposes, or a non-resident holder of new notes who has a permanent establishment or a fixed place of business in Luxembourg to which the new notes are attributable, has to take into account the new notes for purposes of the Luxembourg wealth tax, unless a specific exemption applies.

Bermuda

        Under current law, no income, withholding or other taxes or stamp, registration or other duties are imposed in Bermuda upon the issue, transfer or sale of the new notes, or payments made in respect of the new notes. As of the date hereof, there is no Bermuda income, company or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of securities issued by Tyco Electronics or in respect of distribution by us with respect to our securities. Furthermore, we have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to us or any of our operations or obligations until March 28, 2016. This undertaking applies to securities issued by Tyco Electronics. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda. As an exempted company, Tyco Electronics is liable to pay, in Bermuda, an annual registration fee based on its authorized share capital and the premium of its issued shares at a rate not exceeding $29,220 per annum.

United States

        The following discussion summarizes the material U.S. federal income tax consequences of the exchange of outstanding notes for new notes and the beneficial ownership and disposition of the new notes. This summary is based on the Code, regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus. This summary addresses only the tax consequences to investors that own the outstanding notes and will hold the new notes as capital assets and not as part of a hedge, straddle, conversion, constructive sale or other risk reduction transaction for federal income tax purposes. For purposes of this discussion, a "U.S. holder" means (i) a citizen or resident of the United States (as defined for federal income tax purposes); (ii) a corporation or other business entity treated as a corporation created or organized in or under the laws of the United States or any State or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on August 19, 1996. As used herein, the term "non-U.S. holder" means a beneficial owner of notes that is not a U.S. holder for U.S. federal income tax purposes.

        This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, partnerships or other entities treated as partnerships for federal income tax purposes, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, controlled foreign corporations, passive foreign investment companies, U.S. persons that own stock in a controlled foreign corporation or a passive foreign investment company, expatriates or U.S. persons whose functional currency for tax purposes is not the U.S. Dollar). If a partnership holds any notes, the federal income tax treatment of a partner of the partnership generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors. This summary does not discuss any aspect of state, local or non-U.S. taxation.

        We will not seek a ruling from the Internal Revenue Service, referred to herein as the "IRS," with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial owner of the notes and not the record holder. Persons considering the exchange of outstanding notes for new notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations, as well as any consequences of the exchange of outstanding notes for new notes and the beneficial ownership and disposition of the new notes arising under the laws of any other taxing jurisdiction.

  U.S. holders

  Exchange Offer

        The exchange of outstanding notes for new notes pursuant to the exchange offer will not constitute a significant modification of the terms of the outstanding notes, and accordingly, such exchange will not constitute a taxable exchange for U.S. federal income tax purposes. Therefore, a holder of outstanding notes will not recognize any taxable gain or loss on the exchange of an outstanding note for a new note pursuant to the exchange offer, and such holder's tax basis and holding period in the new note will be the same as in the outstanding note.

        Because an original note and the new note for which it is exchanged are treated as the same note for U.S. federal income tax purposes, the U.S. federal income tax consequences of purchasing, holding and disposing of a new note are the same as for purchasing, holding and disposing of the original note. References to "notes" below refer to the original notes and the new notes for which such original notes may be exchanged.

  Taxation of Interest

        Under applicable Treasury regulations, a remote contingency will be ignored in determining whether a debt instrument is issued with original issue discount, or OID. We believe that the likelihood that we will be required to pay additional interest (as a result of a debt rating downgrade by Moody's, S&P or Fitch) is remote within the meaning of the Treasury regulations.

        Based on the foregoing, we believe that the notes will not be considered to be issued with OID at the time of their original issuance and interest on the notes will be includible in a U.S. holder's gross income as ordinary income when received or accrued by such U.S. holder in accordance with its regular method of accounting for federal income tax purposes. In addition to interest on the notes, a U.S. holder will be required to include in income any additional amounts and any tax withheld from interest payments, notwithstanding that such withheld tax is not in fact received by such holder.

        If the IRS determines that the likelihood that we will be required to pay additional interest (as a result of a debt rating downgrade by Moody's, S&P or Fitch) was not remote at the time of issuance, the notes may be treated as issued with OID at the time of their original issuance. Because the IRS has not defined the meaning of a remote contingency, the IRS could take a position contrary to the position described in this prospectus. If the IRS were successful in this regard, a U.S. holder may be required to include OID in income as interest income on an economic accrual basis at a rate higher than the stated interest rate on the note, regardless of the U.S. holder's method of tax accounting. Additionally, on a sale, exchange or redemption of a note, U.S. holders would be required to treat gain as ordinary income rather than capital gain. U.S. holders are urged to consult their own tax advisors regarding the potential application to the notes of the rules governing OID.

  Source of Income

        All such amounts, including any OID, should constitute foreign source interest income for U.S. federal income tax purposes. If any non-U.S. income taxes were to be paid or withheld in respect of payments on the notes, a U.S. holder may be eligible, subject to a number of complex limitations, for a foreign tax credit. With certain exceptions, interest on the notes included in gross income by a U.S. holder will be treated separately, together with other items of passive income of such holder, as the case may be, for purposes of computing the foreign tax credit allowable under the Code.

  Market Discount

        If a U.S. holder purchases a note (including a purchase at original issue) for an amount less than the stated principal amount of the note, the amount of such difference is "market discount" for federal income tax purposes, unless such difference is less than 1/4 of 1% of the stated principal amount multiplied by the number of complete years to maturity from the date of such purchase.

        Unless such U.S. holder elects to include market discount in income as it accrues, any gain realized on the sale, exchange, retirement, or other disposition of a note and any partial principal payment received on a note generally will be treated as ordinary income to the extent of any accrued market discount on the note. In addition, a U.S. holder may be required to defer deductions for a portion of the interest paid on any indebtedness incurred to purchase or carry a note that has market discount.

        In general, market discount on a note held by a U.S. holder will be considered to accrue ratably during the period from the date of purchase of the note to its maturity date, unless such U.S. holder elects to accrue market discount on a constant yield basis. U.S. holders may elect to include market discount in gross income currently as it accrues (on either a ratable or a constant yield basis), in which case the interest deferral rule described above will not apply. The election to include market discount in gross income on an accrual basis, once made, would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and it may not be revoked without the consent of the IRS. A U.S. holder's tax basis in the note will be increased by the amount of any market discount included in gross income under such an election. U.S. holders that hold notes with market discount should consult their tax advisors regarding the manner in which accrued market discount is calculated and the election to include market discount currently in income.

  Bond Premium

        In general, if a U.S. holder purchases a note (including a purchase at original issue) for an amount greater than the sum of all amounts payable on the note (other than stated interest payments) after the date of purchase, the amount of such excess is "bond premium" for U.S. federal income tax purposes. U.S. holders may elect to amortize bond premium over the remaining term of the note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date) on a constant yield basis as an offset to interest income (and not as a separate item of deduction), but only as such U.S. holder takes stated interest into account under its regular method of tax accounting. A U.S. holder's tax basis in the note will be reduced by the amount of bond premium so amortized. If a U.S. holder does not elect to amortize bond premium, it will be required to report the full amount of stated interest on the note as ordinary income, even though it may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the note. An election to amortize bond premium, once made, would apply to all debt instruments held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. U.S. holders that hold notes with bond premium should consult their tax advisors regarding the application of these rules.

  Taxation of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts representing accrued and unpaid interest not previously included in income, which will be treated as interest income) and the U.S. holder's tax basis in the note. A U.S. holder's tax basis in a note will be, in general, the cost of the note to the U.S. holder, increased by the amount of market discount previously included in income, decreased by the amount of bond premium previously amortized, and decreased by any principal payments received in respect of the note. Gain or loss realized by a U.S. holder on the sale, exchange, retirement or other disposition of a note generally will be treated as U.S. source income or loss. Subject to the market discount rules, discussed above, gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a preferential rate. The deductibility of capital losses is subject to limitations. U.S. holders who sell notes at a loss that exceeds certain thresholds may be required to file a disclosure statement with the IRS.

  Information Reporting and Backup Withholding

        When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments. Certain non-corporate U.S. holders may be subject to backup withholding (currently imposed at a rate of 28%) on payments made on or with respect to the notes and on payment of the proceeds from the disposition of a note. In general, backup withholding will apply to a U.S. holder only if the holder:

  •
  fails to furnish its Taxpayer Identification Number, or TIN, which for an individual is his or her Social Security Number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed properly to report payments of interest; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest payments.

        A U.S. holder will be eligible for an exemption from backup withholding upon providing a properly completed IRS Form W-9 (or substitute form) to us or our paying agent. Backup withholding is not an additional tax and may be refunded or credited against the U.S. holder's U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

  Non-U.S. Holders

  Taxation of Interest and Disposition

        In general and subject to the discussion below under "—Backup Withholding and Information Reporting," a non-U.S. holder will not be subject to U.S. federal income or withholding tax on stated interest on notes or gain upon the disposition of notes, unless:

  •
  with respect to both interest on notes or gain upon the disposition of notes, the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business, or in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States; or

  •
  with respect to gain upon the disposition of notes, such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        U.S. trade or business income of a non-U.S. holder generally will be subject to regular U.S. income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the notes should consult their tax advisors as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

        The U.S. Congress has in the past considered legislation that, if enacted, could cause companies such as Tyco Electronics and/or TEGSA to be treated as U.S. corporations for federal income tax purposes. In such a case, interest paid on the notes to a non-U.S. holder may be subject to withholding of federal income tax at a rate of 30%, unless such non-U.S. holder establishes a reduced rate of withholding or an exemption from withholding, generally by providing certification of its status as a non-U.S. holder on a Form W-8BEN or substantially similar form.

  Backup Withholding and Information Reporting

        If the notes are held by a non-U.S. holder through the non-U.S. office of a non-U.S. related broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding in certain circumstances, may apply if the notes are held by a non-U.S. holder through a U.S., or U.S.-related, broker or financial institution, or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

        The U.S. federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the exchange of outstanding notes for new notes and the beneficial ownership and disposition of the notes, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in exchange for outstanding notes pursuant to the exchange offer must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes. Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof other than our affiliates after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its outstanding notes for new notes will be required to represent:

  •
  that any new notes to be received by such holder will be acquired in the ordinary course of its business;

  •
  that at the time of the consummation of the exchange offer such holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the Securities Act;

  •
  that such holder is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of TEGSA or Tyco Electronics Ltd.

  •
  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  •
  if such holder is a broker-dealer (a "Participating Broker-Dealer"), such holder will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market making or other trading activities and that such holder will deliver a prospectus in connection with any resale of such new notes.

        We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes. If any holder is an affiliate of TEGSA or Tyco Electronics or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, such holder:

  •
  may not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed, pursuant to the exchange and registration rights agreement, to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the outstanding notes and new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

        TEGSA is a Luxembourg company and Tyco Electronics is a Bermuda company. TEGSA and Tyco Electronics have consented in the indenture to jurisdiction in the U.S. federal and state courts in The City of New York and to service of process in The City of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the indenture, the notes and the guarantee. A substantial majority of Tyco Electronics' directly held assets consists of shares in TEGSA. Accordingly, any judgment against TEGSA or Tyco Electronics in respect of the indenture, the notes or the guarantee, including for civil liabilities under the U.S. federal securities laws, obtained in any U.S. federal or state court may have to be enforced in the courts of Luxembourg or Bermuda. Investors should not assume that the courts of Luxembourg or Bermuda would enforce judgments of U.S. courts obtained against TEGSA or Tyco Electronics predicated upon the civil liability provisions of the U.S. federal securities laws or that such courts would enforce, in original actions, liabilities against TEGSA or Tyco Electronics predicated solely upon such laws.

        TEGSA is incorporated under the laws of Luxembourg. Certain members of the board of directors are non-residents of the United States and a substantial portion of TEGSA's assets and those of such directors are located outside the United States. As a result, you may not be able to effect a service of process within the United States on TEGSA or on such persons or to enforce in Luxembourg courts judgments obtained against TEGSA or such persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal and state securities laws or other laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against TEGSA or such persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. securities laws.

        TEGSA has been advised by Allen & Overy Luxembourg, its Luxembourg counsel, that the United States and the Grand-Duchy of Luxembourg are not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitral awards) rendered in civil and commercial matters. According to such counsel, an enforceable judgment for the payment of monies rendered by any U.S. federal or state court based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not directly be enforceable in Luxembourg. However, a party who received such favorable judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur) by requesting enforcement of the U.S. judgment to the president of the District Court (Tribunal d'Arrondissement) pursuant to Section 678 of the New Luxembourg Code of Civil Procedure. The president of the District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

  •
  the U.S. judgment is enforceable (executoire) in the United States;

  •
  the jurisdictional ground of the U.S. court is founded according to Luxembourg private international law rules and to the applicable domestic U.S. federal or state jurisdiction rules;

  •
  the U.S. court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

  •
  the U.S. judgment must not have violated the right of the defendant to present a defense;

  •
  the principles of natural justice have been complied with; and

  •
  the U.S. judgment does not contravene Luxembourg international public policy. In practice, Luxembourg courts tend not to review the merits of a U.S. judgment.

LEGAL MATTERS

        The validity of the new notes and the guarantee will be passed upon for Tyco Electronics and TEGSA by Gibson, Dunn & Crutcher LLP, New York, New York, counsel to Tyco Electronics and TEGSA. Certain matters under the laws of Bermuda related to the guarantee will be passed upon for Tyco Electronics by Appleby, Hamilton, Bermuda, Bermuda counsel to Tyco Electronics. Certain matters under the laws of Luxembourg related to the notes will be passed upon by Allen & Overy Luxembourg, Luxembourg counsel to TEGSA.

EXPERTS

        The consolidated and combined financial statements of Tyco Electronics Ltd. and subsidiaries as of September 28, 2007 and September 29, 2006, and for each of the three fiscal years in the period ended September 28, 2007, and the related financial statement schedule, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to a) related party transactions with Tyco International Ltd. and allocations of corporate overhead, net class action settlement costs, other expenses, debt and related interest expense from Tyco International which may not be reflective of the actual level of costs or debt which would have been incurred had Tyco Electronics operated as a separate entity apart from Tyco International, b) the adoption of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), c) certain guarantee commitments with Tyco International and Covidien Ltd., d) the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2006, and e) a change to the measurement date of pension and post retirement plans from September 30 to August 31 in 2005), and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

TYCO ELECTRONICS LTD.

INDEX TO INTERIM CONDENSED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS

INDEX TO ANNUAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-34
Consolidated and Combined Statements of Operations for the Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005	F-36
Consolidated and Combined Balance Sheets as of September 28, 2007 and September 29, 2006	F-37
Consolidated and Combined Statements of Equity for the Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005	F-38
Consolidated and Combined Statements of Cash Flows for the Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005	F-39
Notes to Consolidated and Combined Financial Statements	F-40
Schedule II—Valuation and Qualifying Accounts	F-105

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions, except per share data)
Net sales	$3,675	$3,094
Cost of sales	2,758	2,279

Gross income	917	815
Selling, general, and administrative expenses	418	411
Restructuring and other charges, net	21	10

Income from operations	478	394
Interest income	10	15
Interest expense	(50)	(60)
Other income	592	—

Income from continuing operations before income taxes and minority interest	1,030	349
Income taxes	(157)	(108)
Minority interest	(1)	(1)

Income from continuing operations	872	240
Income from discontinued operations, net of income taxes	77	41

Net income	$949	$281

Basic earnings per share:
Income from continuing operations	$1.76	$0.48
Income from discontinued operations	0.15	0.09

Net income	$1.91	$0.57

Diluted earnings per share:
Income from continuing operations	$1.75	$0.48
Income from discontinued operations	0.15	0.09

Net income	$1.90	$0.57

Weighted-average number of shares outstanding:
Basic	496	497
Diluted	499	497

See Notes to Condensed Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 28, 2007 (Unaudited)	September 28, 2007
	(in millions, except share data)
Assets
Current Assets:
Cash and cash equivalents	$916	$936
Accounts receivable, net of allowance for doubtful accounts of $55 and $60, respectively	2,732	2,686
Inventories	2,343	2,128
Class action settlement escrow	933	928
Class action settlement receivable	2,078	2,064
Prepaid expenses and other current assets	539	591
Deferred income taxes	238	325
Assets held for sale	—	215

Total current assets	9,779	9,873
Property, plant, and equipment, net	3,546	3,505
Goodwill	7,181	7,177
Intangible assets, net	547	554
Deferred income taxes	2,136	1,397
Receivable from Tyco International Ltd. and Covidien Ltd.	1,424	844
Other assets	355	338

Total Assets	$24,968	$23,688

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$24	$5
Accounts payable	1,459	1,382
Class action settlement liability	3,011	2,992
Accrued and other current liabilities	1,379	1,450
Deferred revenue	296	191
Liabilities held for sale	—	165

Total current liabilities	6,169	6,185
Long-term debt	3,260	3,373
Long-term pension and postretirement liabilities	630	607
Deferred income taxes	271	271
Income taxes	2,577	1,242
Other liabilities	620	618

Total Liabilities	13,527	12,296

Commitments and contingencies (Note 12)
Minority interest	12	15
Shareholders' Equity:
Preferred shares, $0.20 par value, 125,000,000 shares authorized; none outstanding	—	—
Common shares, $0.20 par value, 1,000,000,000 shares authorized; 498,448,019 and 497,467,930 issued, respectively	100	99
Capital in excess:
Share premium	31	13
Contributed surplus	10,048	10,029
Accumulated earnings	432	186
Treasury shares, at cost, 7,084,934 and 44,454 shares, respectively	(260)	(2)
Accumulated other comprehensive income	1,078	1,052

Total Shareholders' Equity	11,429	11,377

Total Liabilities and Shareholders' Equity	$24,968	$23,688

See Notes to Condensed Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions)
Cash Flows From Operating Activities:
Net income	$949	$281
Income from discontinued operations, net of income taxes	(77)	(41)

Income from continuing operations	872	240
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	140	128
Deferred income taxes	42	21
Provision for losses on accounts receivable and inventory	10	32
Tax sharing income	(592)	—
Other	57	—
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(22)	50
Inventories	(130)	(217)
Accounts payable	2	51
Accrued and other liabilities	(160)	(159)
Income taxes	46	—
Deferred revenue	111	60
Long-term pension and postretirement liabilities	14	7
Other	2	—

Net cash provided by continuing operating activities	392	213
Net cash provided by discontinued operating activities	1	6

Net cash provided by operating activities	393	219

Cash Flows From Investing Activities:
Capital expenditures	(129)	(452)
Proceeds from sale of property, plant, and equipment	4	7
Proceeds from divestiture of discontinued operations, net of cash retained by businesses sold	102	227
Other	(9)	1

Net cash used in continuing investing activities	(32)	(217)
Net cash used in discontinued investing activities	—	(2)

Net cash used in investing activities	(32)	(219)

Cash Flows From Financing Activities:
Net increase in commercial paper	505	—
Repayment of long-term debt	(700)	—
Proceeds from long-term debt	100	—
Allocated debt activity	—	19
Net transactions with former parent	—	(20)
Repurchase of common shares	(232)	—
Payment of common dividends	(70)	—
Proceeds from exercise of share options	19	—
Other	(8)	(1)

Net cash used in continuing financing activities	(386)	(2)
Net cash (used in) provided by discontinued financing activities	(4)	2

Net cash used in financing activities	(390)	—

Effect of currency translation on cash	6	7
Net (decrease) increase in cash and cash equivalents	(23)	7
Less: net decrease (increase) in cash and cash equivalents related to discontinued operations	3	(6)
Cash and cash equivalents at beginning of period	936	469

Cash and cash equivalents at end of period	$916	$470

See Notes to Condensed Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.    Basis of Presentation

        Tyco Electronics Ltd. ("Tyco Electronics" or the "Company"), a company organized under the laws of Bermuda, is a leading global provider of engineered electronic components, network solutions, wireless systems, and undersea telecommunication systems.

  The Separation

        Effective June 29, 2007, the Company became the parent company of the former electronics businesses of Tyco International Ltd. ("Tyco International"). On June 29, 2007, Tyco International distributed all of its shares of Tyco Electronics, as well as its shares of its former healthcare businesses ("Covidien"), to its common shareholders (the "Separation").

  Basis of Presentation

        The accompanying Condensed Consolidated and Combined Financial Statements reflect the consolidated operations of Tyco Electronics Ltd. and its subsidiaries as an independent, publicly-traded company subsequent to the Separation and a combined reporting entity comprising the assets and liabilities used in managing and operating the electronics businesses of Tyco International, including Tyco Electronics Ltd., for periods prior to the Separation.

        The unaudited Condensed Consolidated and Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of the Condensed Consolidated and Combined Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ materially from these estimates. In management's opinion, the unaudited Condensed Consolidated and Combined Financial Statements contain all normal recurring adjustments necessary for a fair presentation of interim results. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire fiscal year or any subsequent interim period.

        The Condensed Consolidated and Combined Financial Statements have been prepared in accordance with the instructions to Form 10-Q under the Securities Exchange Act of 1934, as amended. The year-end balance sheet data was derived from audited financial statements, but does not include all of the information and note disclosures required by GAAP. These financial statements should be read in conjunction with the Company's audited Consolidated and Combined Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2007.

        The Condensed Consolidated and Combined Financial Statements for periods prior to the Separation may not be indicative of the Company's future performance and do not necessarily reflect what its consolidated and combined results of operations, financial position, and cash flows would have been had it operated as an independent, publicly-traded company during the periods presented. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Condensed Consolidated and Combined Financial Statements. Certain general corporate overhead and other expenses as well as debt and related net interest expense for periods prior to the Separation were allocated by Tyco International to the Company. During the quarter ended December 29, 2006, the Company was allocated $50 million of general corporate overhead expenses incurred by Tyco International, which are included within selling, general, and administrative expenses in the Condensed Consolidated and Combined Statements of Operations. In addition, during the quarter ended December 29, 2006, Tyco International allocated to the Company interest expense of $56 million and interest income of $9 million. (See Note 8 for additional information regarding allocated net interest expense.) Management believes such allocations were reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly-traded company for the periods presented.

        Unless otherwise indicated, references in the Condensed Consolidated and Combined Financial Statements to fiscal 2008 and fiscal 2007 are to the Company's fiscal years ending September 26, 2008 and September 28, 2007, respectively.

  Reclassifications

        Certain prior period amounts have been reclassified to conform with the current period presentation.

2.    Recent Accounting Pronouncements

        Effective September 29, 2007, the beginning of fiscal 2008, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 requires that an enterprise must determine whether it is more-likely-than-not that a tax position will be sustained upon examination by taxing authorities, including resolution of any appeals or litigation processes, based upon the technical merits of the position. A tax position that meets the more-likely-than-not threshold is then measured to determine the amount of tax benefit to recognize in the financial statements. As a result of adopting FIN 48, the Company recorded a net increase in contingent tax liabilities of $1,282 million, an increase in deferred tax assets of $647 million, and a corresponding decrease in the opening balance of accumulated earnings of $635 million. See Note 13 for additional information regarding income taxes and the adoption of FIN 48.

3.    Restructuring and Other Charges, Net

        Charges to operations by segment during the quarters ended December 28, 2007 and December 29, 2006 were as follows:

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions)
Electronic Components	$15	$8
Network Solutions	5	—
Wireless Systems	—	1
Undersea Telecommunications	1	1

	$21	$10

        Amounts recognized in the Condensed Consolidated and Combined Statements of Operations during the quarters ended December 28, 2007 and December 29, 2006 are as follows:

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions)
Restructuring and other charges, net:
Cash charges	$14	$10
Non-cash charges	7	—

Total restructuring and other charges, net	$21	$10

Cash Charges

        Activity in the Company's restructuring reserves during the first quarter of fiscal 2008 is summarized as follows:

	Balance at September 28, 2007	Charges	Utilization	Currency Translation	Balance at December 28, 2007
	(in millions)
Fiscal 2008 Actions:
Employee severance	$—	$6	$—	$—	$6
Other	—	1	—	—	1

Total	—	7	—	—	7

Fiscal 2007 Actions:
Employee severance	64	2	(9)	1	58
Facilities exit costs	1	1	(1)	—	1
Other	—	3	(2)	—	1

Total	65	6	(12)	1	60

Pre-Fiscal 2007 Actions:
Facilities exit costs	67	1	(4)	2	66

Total Activity	$132	$14	$(16)	$3	$133

  Fiscal 2008 Actions

        The Company initiated restructuring actions during the first quarter of fiscal 2008 relating to the migration of product lines to low cost countries and the exit of manufacturing operations in the Electronic Components segment. In connection with these actions, during the first quarter of fiscal 2008, the Company recorded restructuring charges of $7 million primarily related to employee severance and benefits. The Company expects to complete all restructuring activities commenced in fiscal 2008 by the end of fiscal 2009 and to incur additional charges of approximately $4 million relating to these initiated actions by completion.

  Fiscal 2007 Actions

        Fiscal 2007 actions included the migration of product lines to low cost countries and the exit of manufacturing operations in the Electronic Components and Network Solutions segments and the rationalization of certain product lines in the Wireless Systems segment. During the first quarter of 2008 and the first quarter of fiscal 2007, the Company recorded restructuring charges of $6 million and $9 million, respectively, related to these initiatives. The Company expects to complete all restructuring activities commenced in fiscal 2007 by the end of fiscal 2009 and to incur additional charges of approximately $24 million relating to these actions by completion.

  Fiscal 2006 and Prior Actions

        During the first quarter of fiscal 2008 and the first quarter of fiscal 2007, the Company recorded restructuring charges of $1 million related to interest accretion on restructuring reserves for activities announced in prior fiscal years.

Non-Cash Charges

        During the first quarter of fiscal 2008, the Company recorded non-cash charges of $7 million primarily related to fixed assets and intangibles in connection with exited manufacturing facilities and product lines.

Total Restructuring Reserves

        The Company's restructuring reserves by segment are as follows:

	December 28, 2007	September 28, 2007
	(in millions)
Electronic Components	$36	$29
Network Solutions	35	34
Wireless Systems	3	6
Undersea Telecommunications	59	63

Restructuring reserves	$133	$132

        Restructuring reserves were included in the Company's Condensed Consolidated Balance Sheets as follows:

	December 28, 2007	September 28, 2007
	(in millions)
Accrued and other current liabilities	$71	$70
Other liabilities	62	62

Restructuring reserves	$133	$132

4.    Discontinued Operations

        In December 2007, the Company completed the sale of its Power Systems business for $102 million in net cash proceeds and recorded a $56 million pre-tax gain on the sale. The proceeds received are subject to a final working capital adjustment.

        During the first quarter of fiscal 2007, the Company completed the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale.

        The Power Systems and Printed Circuit Group businesses met the held for sale and discontinued operations criteria and have been included in discontinued operations in all periods presented. Prior to reclassification as held for sale, both the Power Systems and Printed Circuit Group businesses were components of the Other segment, which was subsequently renamed the Undersea Telecommunications segment.

        The following table reflects net sales, pre-tax loss from discontinued operations, pre-tax gain on sale of discontinued operations, and income taxes for the quarters ended December 28, 2007 and December 29, 2006:

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions)
Net sales	$117	$156

Pre-tax loss from discontinued operations	$(13)	$(15)
Pre-tax gain on sale of discontinued operations	56	45
Income tax benefit	34	11

Income from discontinued operations, net of income taxes	$77	$41

        The following table presents balance sheet information for discontinued operations and other businesses and assets held for sale at September 28, 2007; there were no such amounts at December 28, 2007 as a result of the sale of the Power Systems business during the first quarter of fiscal 2008:

September 28, 2007
(in millions)
Accounts receivable, net	$96
Inventories	114
Other assets	5

Total assets	$215

Accounts payable	$39
Accrued and other current liabilities	24
Other liabilities	102

Total liabilities	$165

5.    Inventories

        Inventories consisted of the following:

	December 28, 2007	September 28, 2007
	(in millions)
Raw materials	$373	$327
Work in progress	1,031	919
Finished goods	939	882

Inventories	$2,343	$2,128

6.    Goodwill

        The changes in the carrying amount of goodwill by segment were as follows:

	Electronic Components	Network Solutions	Wireless Systems	Total
	(in millions)
Balance at September 28, 2007	$6,008	$850	$319	$7,177
Currency translation	4	—	—	4

Balance at December 28, 2007	$6,012	$850	$319	$7,181

7.    Intangible Assets, Net

        The Company's intangible assets were as follows:

	December 28, 2007				September 28, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period
	($in millions)
Intellectual property	$864	$(329)	$535	23 years	$858	$(315)	$543	23 years
Other	15	(3)	12	50 years	14	(3)	11	50 years

Total	$879	$(332)	$547	24 years	$872	$(318)	$554	24 years

        Intangible asset amortization expense, which is recorded in selling, general, and administrative expenses, was $10 million and $9 million for the quarters ended December 28, 2007 and December 29,

2006, respectively. The estimated aggregate amortization expense on intangible assets currently owned by the Company is expected to be as follows:

(in millions)
Remainder of fiscal 2008	$30
Fiscal 2009	39
Fiscal 2010	38
Fiscal 2011	38
Fiscal 2012	37
Fiscal 2013	36
Thereafter	329

$547

8.    Debt

        Debt was as follows:

	December 28, 2007	September 28, 2007
	(in millions)
6.00% senior notes due 2012	$800	$800
6.55% senior notes due 2017	747	747
7.125% senior notes due 2037	498	498
Unsecured senior bridge loan facility	550	550
Unsecured senior revolving credit facility	100	700
Commercial paper	505	—
7.2% notes due 2008	19	19
Other	65	64

Total debt	3,284	3,378
Less current portion(1)	24	5

Long-term debt	$3,260	$3,373

  (1)
  The current portion of long-term debt at December 28, 2007 was comprised of the 7.2% notes and $5 million of the amount shown as other. At September 28, 2007, the current portion of long term debt was comprised of $5 million of the amount shown as other.

        In connection with the issuance by Tyco Electronics Group S.A. ("TEGSA"), a wholly owned subsidiary of the Company, of 6.00% senior notes, 6.55% senior notes, and 7.125% senior notes in September 2007, TEGSA and the Company entered into an exchange and registration rights agreement with the initial purchasers under which TEGSA and the Company agreed, for the benefit of the holders of the senior notes, to file with the Securities and Exchange Commission ("SEC") an exchange offer registration statement within 210 days after the date of the original issue of the notes. If certain registration requirements are not met by the required time or registration is withdrawn or is subject to an effective stop order, there may be a registration default, requiring payment by the Company of liquidated damages in the form of special interest at a rate of 0.25% per annum for the first 90 days of such registration default, and at a rate of 0.50% thereafter, until such registration default is cured. As of December 28, 2007, the Company has determined that the likelihood of a registration default is remote and has not accrued any special interest.

        As of December 28, 2007 and September 28, 2007, TEGSA had $100 million and $700 million, respectively, outstanding under the five-year unsecured senior revolving credit facility, which bore interest at the rate of 5.44% and 5.38%, respectively. Also, as of December 28, 2007 and September 28, 2007, TEGSA had $550 million of indebtedness outstanding under the unsecured senior bridge loan facility, which bore interest at the rate of 5.49% and 5.47%, respectively.

        In November 2007, TEGSA commenced issuing commercial paper to U.S. institutional accredited investors and qualified institutional buyers in accordance with available exemptions from the registration requirements of the Securities Act of 1933, as part of the Company's ongoing effort to enhance financial flexibility and to potentially decrease the cost of borrowings. As of December 28, 2007, TEGSA had $505 million of commercial paper outstanding which bore interest at an average rate of 5.36%. Borrowings under the commercial paper program are backed by the five-year unsecured senior revolving credit facility.

        TEGSA's payment obligations under the senior notes, five-year unsecured senior revolving credit facility, unsecured senior bridge loan facility, and commercial paper are fully and unconditionally guaranteed by Tyco Electronics Ltd.

        The Company's debt agreements contain financial and other customary covenants. As of December 28, 2007, the Company was in compliance with all of its debt covenants.

        For the quarter ended December 29, 2006, Tyco International allocated to the Company interest expense of $56 million and interest income of $9 million. Net interest expense was allocated in the same proportions as debt through June 1, 2007 and includes the impact of interest rate swap agreements designated as fair value hedges. Management believes the allocation basis for debt and net interest expense was reasonable based on the historical financing needs of the Company. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had it been operating as an independent, publicly-traded company for the periods presented.

        Certain of the Company's operating subsidiaries have overdraft and similar types of facilities, which total $54 million, of which $51 million was undrawn and available at December 28, 2007. These facilities, most of which are renewable, expire at various dates through the year 2010 and are established primarily within the Company's international operations.

9.    Guarantees

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, the Company entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify the Company for 69% of certain liabilities settled by the

Company with respect to unresolved legacy tax matters. Pursuant to that indemnification, the Company has made similar indemnifications to Tyco International and Covidien with respect to 31% of certain liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties' obligation. The Company's indemnification created under the Tax Sharing Agreement qualifies as a guarantee of a third party entity's debt under FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others."

        At September 28, 2007, the probability-weighted cash flows and risk premium of certain unresolved legacy tax matters for which the Company has made indemnifications to Tyco International and Covidien resulted in a fair value of the FIN 45 liability of $296 million. During the first quarter of fiscal 2008, the Company, while assessing its income tax positions under FIN 48, decreased this liability by $14 million to $282 million and recorded the adjustment to other income on the Condensed Consolidated and Combined Statement of Operations. This liability under FIN 45 consists of two components. The first component is a Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies," liability that represents the asserted liabilities that either Tyco International or Covidien have determined to be probable and estimable totaling $184 million. The remaining $98 million represents the fair value of the 31% indemnification made to Tyco International and Covidien under the Tax Sharing Agreement.

        In disposing of assets or businesses, the Company often provides representations, warranties, and/or indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability for investigation and remediation of environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company's results of operations, financial position, or cash flows.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's results of operations, financial position, or cash flows.

TYCO ELECTRONICS LTD.

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

        The Company generally records estimated product warranty costs at the time of sale. The changes in the Company's warranty liability for the quarters ended December 28, 2007 and December 29, 2006 were as follows:

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions)
Balance at beginning of period	$26	$27
Warranties issued	2	—
Warranty expirations and changes in estimate	1	(4)
Settlements	(1)	(1)

Balance at end of period	$28	$22

10.    Retirement Plans

        The net periodic benefit cost (credit) for all U.S. and non-U.S. defined benefit pension plans and postretirement benefit plans in the quarters ended December 28, 2007 and December 29, 2006 was as follows:

	Defined Benefit Pension Plans				Postretirement Benefit Plans
	U.S. Plans		Non-U.S. Plans
	For the Quarters Ended		For the Quarters Ended		For the Quarters Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
	(in millions)
Service cost	$1	$1	$15	$15	$—	$—
Interest cost	14	14	20	17	1	1
Expected return on plan assets	(19)	(18)	(18)	(15)	—	—
Amortization of net actuarial loss	2	2	2	5	—	—
Settlement gain	—	—	(1)	—	—	—

Net periodic benefit (credit) cost	$(2)	$(1)	$18	$22	$1	$1

        The Company anticipates that, at a minimum, it will make the minimum required contributions to its pension plans in fiscal 2008 of $4 million for U.S. plans and $66 million for non-U.S. plans. During the quarter ended December 28, 2007, the Company contributed $16 million to its U.S. and non-U.S. plans.

        The Company expects to make contributions to its postretirement benefit plans of $3 million in fiscal 2008. During the quarter ended December 28, 2007, the Company contributed $1 million to its postretirement benefit plans.

11.    Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, accounts payable, debt, and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable, investments, accounts payable, external debt, and derivative financial instruments approximated book value at December 28, 2007 and September 28, 2007.

        To the extent that Tyco International entered into hedges on behalf of the Company prior to the Separation, the statement of operations effects of those hedges have been allocated to the Company as part of the Tyco International general corporate overhead expense allocation or interest expense allocation as appropriate. See Note 1 for further information regarding allocated expenses.

  Foreign Exchange Risks

        As part of managing the exposure to changes in foreign currency exchange rates, the Company utilizes foreign exchange forwards and swaps. The objective of these contracts is to minimize impacts to cash flows and profitability due to changes in foreign currency exchange rates on intercompany transactions, accounts receivable, accounts payable, and forecasted cash transactions. These contracts are marked to market with changes in the derivatives' fair value recognized currently in earnings in selling, general, and administrative expenses in the Condensed Consolidated and Combined Statements of Operations. At December 28, 2007, the Company had net liabilities of $34 million on the Condensed Consolidated Balance Sheet related to these transactions.

  Interest Rate Risk Management

        The Company issues debt, from time to time, in capital markets to fund its operations. Such borrowings can result in interest rate and/or currency exposure. To manage these exposures and to minimize overall interest cost, the Company has used, and may use in the future, interest rate swaps to convert a portion of its fixed-rate debt into variable rate debt (fair value hedges) and/or convert a portion of its variable rate debt into fixed-rate debt (cash flow hedges). As of and during the quarter ended December 28, 2007, the Company had no outstanding interest rate swaps.

        During fiscal 2007, in anticipation of issuing new fixed rate debt, the Company entered into, and concurrent with the Company's fixed rate debt issuance, terminated, forward starting interest rate swaps to hedge the variability in interest expense that would result from changes in interest rates between the date of the swap and the Company's anticipated date of issuing fixed rate debt. These forward starting interest rate swaps were designated as effective hedges of the probable interest payments under SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities." Upon the issuance of the Company's senior notes in September 2007, these swaps were terminated for a cash payment of $54 million. The effective portion of these swaps of $53 million was recorded in accumulated other comprehensive income and will be recognized in earnings as interest expense over the remaining term of the related debt instruments. In the first quarter of fiscal 2008, the Company recognized $2 million of interest expense relating to the swaps in the Condensed Consolidated and Combined Statement of Operations.

  Hedge of Net Investment

        The Company hedges its net investments in certain foreign operations using intercompany non-derivative financial instruments denominated in the same currencies. The aggregate notional value of these hedges was $3.8 billion at December 28, 2007. As a result of the hedges of net investments, $109 million of foreign exchange loss was reclassified to currency translation, a component of accumulated other comprehensive income, in the quarter ended December 28, 2007. The Company did not hedge net investments in foreign operations during the quarter ended December 29, 2006.

12.    Commitments and Contingencies

  General Matters

        At December 28, 2007, the Company had a contingent purchase price commitment of $80 million related to the fiscal 2001 acquisition of Com-Net by the Wireless Systems segment. This represents the maximum amount payable to the former shareholders of Com-Net only after the construction and installation of a communications system for the State of Florida is finished and the State has approved the system based on the guidelines set forth in the contract. A liability for this contingency has not been recorded in the Company's Condensed Consolidated and Combined Financial Statements as the outcome of this contingency currently is not estimable.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's results of operations, financial position, or cash flows.

  Environmental Matters

        The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods. As of December 28, 2007, the Company concluded that it was probable that it would incur remedial costs in the range of approximately $12 million to $24 million. As of December 28, 2007, the Company concluded that the best estimate within this range is approximately $16 million, of which $3 million is included in accrued and other current liabilities and $13 million is included in other liabilities on the Condensed Consolidated Balance Sheet. In view of the Company's financial position and reserves for environmental matters of $16 million, the Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its results of operations, financial position, or cash flows.

Tyco Electronics Legal Proceedings

  Intellectual Property and Antitrust Litigation

        The Company is a party to a number of patent infringement and antitrust actions that may require the Company to pay damage awards. The Company has assessed the status of these matters and has recorded liabilities related to certain of these matters where appropriate.

  Other Matters

        The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions, and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its results of operations, financial position, or cash flows.

Tyco International Legal Proceedings

        As a part of the Separation and Distribution Agreement entered into upon Separation, any existing or potential liabilities related to Tyco International's outstanding litigation were assigned to the Company if Tyco Electronics was specifically identified in the lawsuit. However, any existing or potential liabilities that could not be associated with Tyco Electronics were allocated appropriately and post-separation sharing agreements were established. See "Part I. Item 3. Legal Proceedings" of the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2007, as supplemented by "Part II. Item 1. Legal Proceedings" of this report for a description of Tyco International's various significant outstanding litigation proceedings. Tyco Electronics will be responsible for certain potential liabilities that may arise upon the settlement of the pending litigation based on the Separation and Distribution Agreement. If Tyco International or Covidien were to default on their obligation to pay their allocated share of these liabilities, however, the Company would be required to pay additional amounts.

  Class Action and Class Action Settlement

        As a result of actions taken by certain of Tyco International's former senior corporate management, Tyco International, some members of Tyco International's former senior corporate management, former members of Tyco International's board of directors, Tyco International's former General Counsels and former Chief Financial Officer, and Tyco International's current Chief Executive Officer are named defendants in a number of purported class actions alleging violations of the disclosure provisions of the federal securities laws. In addition, Tyco International, certain of its current and former employees, some members of its former senior corporate management, and some former members of its board of directors also are named as defendants in several Employee Retirement Income Security Act ("ERISA") class actions. Tyco International is generally obligated to indemnify its directors and officers and its former directors and officers who are named as defendants in some or all of these matters to the extent required by Bermuda law. In addition, Tyco International's insurance carriers may decline coverage, or Tyco International's coverage may be insufficient to cover its expenses and liability, in some or all of these matters.

        On December 19, 2007, the United States District Court for the District of New Hampshire entered a final order approving the settlement of 32 purported securities class action lawsuits. The settlement did not resolve all securities cases, and several remain outstanding. In addition, the proposed settlement did not resolve claims arising under ERISA and the lawsuits arising thereunder.

        Under the terms of the settlement, the plaintiffs agreed to release all claims against Tyco International, the other settling defendants, and ten other individuals in consideration for the payment of $2,975 million from Tyco International to the certified class.

        The deadline for deciding not to participate in the class settlement was September 28, 2007. As of such date, Tyco International received opt-out notices from individuals and entities totaling approximately 4% of the shares owned by class members. A number of these individuals and entities have filed claims separately against Tyco International. Any judgments resulting from such claims, or from claims that are filed in the future, would not reduce the settlement amount. Generally, the claims asserted by these plaintiffs include claims similar to those asserted by the settling plaintiffs; namely, violations of the disclosure provisions of federal securities laws. Tyco International has advised the

Company that it intends to vigorously defend any litigation resulting from opt-out claims. It is not possible at this time to predict the final outcome or to estimate the amount of loss or range of possible loss, if any, that might result from an adverse resolution of the asserted or unasserted claims from individuals that have opted out.

        Under the terms of the Separation and Distribution Agreement entered into in connection with the Separation, each of Tyco International, Covidien, and the Company are jointly and severally liable for the full amount of the class action settlement and any judgments resulting from opt-out claims. Additionally, under the Separation and Distribution Agreement, the companies share in the liability and related escrow account, with Tyco International assuming 27%, Covidien 42%, and Tyco Electronics 31% of the settlement amount.

        In the third quarter of fiscal 2007, the Company was allocated a charge from Tyco International of $922 million, for which no tax benefit was available. The portion allocated to the Company is consistent with the sharing percentage included in the Separation and Distribution Agreement. Tyco International placed funds in escrow for the benefit of the class. The escrow account earns interest that is payable to the class. In addition, interest is accrued on the class action settlement liability. At December 28, 2007, the Company reflected $933 million on the Condensed Consolidated Balance Sheet for its portion of the escrow. In addition, the Company reflected a $3,011 million liability and a $2,078 million receivable from Tyco International and Covidien for their portion of the liability at December 28, 2007.

        If the unresolved securities proceedings were to be determined adversely to Tyco International, the Company's share of any additional potential losses, which are not presently estimable, may have a material adverse effect on the Company's results of operations, financial position, or cash flows.

  Investigations

        Tyco International and others have received various subpoenas and requests from the SEC's Division of Enforcement, the U.S. Department of Labor, the General Service Administration, and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting, and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International has advised the Company that it cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties and pursuant to the liability sharing provisions of the Separation and Distribution Agreement, a portion of such payments may be allocated to the Company. It is not possible to estimate the amount of loss, or range of possible loss, if any, that might result from an adverse resolution of these matters. As a result, Tyco Electronics share of such potential losses also is not estimable and may have a material adverse effect on its results of operations, financial position, or cash flows.

  Compliance Matters

        Tyco International has received and responded to various allegations that certain improper payments were made by Tyco International subsidiaries, including Tyco Electronics subsidiaries, in recent years. During 2005, 2006, and 2007, Tyco International reported to the U.S. Department of Justice ("DOJ") and the SEC the investigative steps and remedial measures that it had taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it retained outside counsel to perform a company-wide baseline review of its policies, controls, and practices with respect to compliance with the Foreign Corrupt Practices Act ("FCPA"), that it would continue to make periodic progress reports to these agencies, and that it would present its factual findings upon conclusion of the baseline review. Tyco International and Tyco Electronics have had communications with the DOJ and SEC to provide updates on the baseline review being conducted by outside counsel, including, as appropriate, briefings concerning additional instances of potential improper payments identified by Tyco International and the Company in the course of the Company's ongoing compliance activities. To date, the baseline review by the Company has revealed that some business practices may not comply with FCPA requirements. At this time, the Company cannot predict the outcome of other allegations reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, that may result from an adverse resolution of any or all of these matters. However, it is possible that the Company may be required to pay judgments, suffer penalties, or incur settlements in amounts that may have a material adverse effect on its results of operations, financial position, or cash flows. Any judgment, settlement, or other cost incurred by Tyco International in connection with these matters would be subject to the liability sharing provisions of the Separation and Distribution Agreement, which provides that any liabilities not primarily related to any of the businesses of Tyco International, Covidien, or Tyco Electronics will be shared equally among the companies.

  Income Taxes

        The Company and its subsidiaries' income tax returns are periodically examined by various tax authorities. In connection with these examinations, tax authorities, including the Internal Revenue Service ("IRS"), have raised issues and proposed tax adjustments. The Company and Tyco International are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies and related interest that management has assessed under the provisions of FIN 48, which relate specifically to the Tyco Electronics business, have been recorded in the Company's Condensed Consolidated and Combined Financial Statements. In addition, the Company may be required to pay additional taxes for contingencies not related to the electronics businesses as a result of the Tax Sharing Agreement with Tyco International and Covidien entered into upon Separation.

        During fiscal 2007, the IRS concluded its field examination of certain of Tyco International's U.S. federal income tax returns for the years 1997 through 2000 and issued anticipated Revenue Agent Reports which reflect the IRS' determination of proposed tax adjustments for the periods under audit. Tyco International has agreed with the IRS on adjustments totaling $498 million. It is the Company's understanding that Tyco International has appealed other proposed adjustments totaling approximately $1 billion and intends to vigorously defend its prior filed tax return positions. Additionally, the IRS proposed civil fraud penalties against Tyco International arising from alleged actions of former executives in connection with certain intercompany transfers of stock in 1998 and 1999. Any penalty imposed would be subject to sharing with Tyco International and Covidien under the Tax Sharing Agreement. It is the Company's understanding that Tyco International intends to vigorously oppose the assertion of any such penalties. The Company continues to believe that the amounts recorded on its Condensed Consolidated Financial Statements relating to these matters are sufficient. However, the ultimate resolution is uncertain and, should Tyco International lose its appeal, it could result in a material impact to the Company's results of operations, financial position, or cash flows.

        In prior years, in connection with the IRS audit of the fiscal 1997 through 2000 years, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through fiscal 2002. Tyco International continues to complete proposed adjustments to the remainder of its U.S. federal income tax returns for periods subsequent to fiscal 2002. When the Company's tax return positions are updated, additional adjustments may be identified and recorded in the Consolidated Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, the Company believes that any resulting adjustments will not have a material impact on its results of operations, financial condition, or cash flows. Additionally, adjustments may be recorded to shareholders' equity in the future for the impact of filing final or amended income tax returns in certain jurisdictions where those returns include a combination of Tyco International, Covidien, and/or the Company's legal entities for the periods prior to the Separation.

        In connection with the Separation, the Company entered into a Tax Sharing Agreement that generally governs Covidien's, Tyco Electronics', and Tyco International's respective rights, responsibilities, and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Covidien or Tyco Electronics to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code (the "Code") or certain internal transactions undertaken in anticipation of the spin-offs to qualify for tax-favored treatment under the Code.

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, the Company has entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify the Company for 69% of certain liabilities settled by the Company with respect to unresolved legacy tax matters. Pursuant to that indemnification, the Company has made similar indemnifications to Tyco International and Covidien with respect to 31% of certain liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties' obligation.

        See Note 13 for additional information regarding income taxes and the adoption of FIN 48.

13.    Income Taxes

        Effective September 29, 2007, the beginning of fiscal 2008, the Company adopted FIN 48. As a result of adopting FIN 48, the Company recorded a net increase in contingent tax liabilities of $1,282 million, an increase in deferred tax assets of $647 million, and a corresponding decrease in the opening balance of accumulated earnings of $635 million. Furthermore, pursuant to the Tax Sharing Agreement, certain contingent tax liabilities related to unresolved tax matters are subject to sharing between Tyco International, Covidien, and the Company. See Note 12 for additional information regarding responsibilities for unresolved legacy tax matters. Tyco International and Covidien would be contractually obligated for $558 million of the Company's net increase in contingent tax liabilities recorded in connection with its adoption of FIN 48. Accordingly, the Company recorded this amount in the first quarter of fiscal 2008 as other income and recorded the related increase in the receivable from Tyco International and Covidien for shared contingent tax liabilities. In addition, as a result of the adoption of FIN 48, the Company reassessed and decreased its FIN 45 liability to Tyco International and Covidien and recorded $14 million of other income. See Note 9 for additional information regarding the Company's indemnifications under the Tax Sharing Agreement. These adjustments are summarized in the following table:

Adoption of FIN 48 and Related Tax Sharing Agreement Income:

	Adjustment to Opening Balance of Accumulated Earnings	Tax Sharing Income
	(in millions)
Contingent tax liabilities	$(1,282)	$558
Deferred tax assets	647	—
FIN 45	—	14

	$(635)	$572

        As of September 29, 2007, the Company had total unrecognized tax benefits of $1,906 million. If recognized in future periods, $1,860 million of these currently unrecognized tax benefits would impact the income tax provision and effective tax rate. The remaining $46 million is associated with discontinued operations.

        The Company records accrued interest as well as penalties related to uncertain tax positions as part of the provision for income taxes. As of September 29, 2007, the Company had recorded $1,092 million of accrued interest and penalties related to uncertain tax positions on the Condensed Consolidated Balance Sheet. During the quarter ended December 28, 2007, the Company recognized $50 million of interest and penalties on the Condensed Consolidated and Combined Statement of Operations. As of December 28, 2007, the balance of accrued interest and penalties is $1,142 million, which is recorded in income taxes in the Condensed Consolidated Balance Sheet.

        In fiscal 2007, the IRS concluded its field examination of certain of Tyco International's U.S. federal income tax returns for the years 1997 through 2000. Tyco International is in the process of appealing certain tax adjustments proposed by the IRS related to this period. In the second quarter of fiscal 2008, the IRS is expected to commence its field examination of certain Tyco International U.S. federal income tax returns for the years 2001 through 2004. Tyco International's U.S. federal tax filings for years subsequent to 2004 also remain open to examination by the IRS. See Note 12 for additional information regarding the status of IRS examinations.

        The Company files income tax returns on a combined, unitary, or stand-alone basis in multiple state and local jurisdictions, which generally have statutes of limitations ranging from 3 to 5 years. Various state and local income tax returns are currently in the process of examination or administrative appeal.

        The Company's non-U.S. subsidiaries file income tax returns in the countries in which they have operations. Generally, these countries have statutes of limitations ranging from 3 to 7 years.

        As of September 29, 2007, under applicable statutes, the following tax years remained subject to examination in the major tax jurisdictions indicated:

Jurisdiction	Open Years
Belgium	2005 through 2007
Brazil	2003 through 2007
Canada	2001 through 2007
China	2002 through 2007
Czech Republic	2003 through 2007
France	2002 through 2007
Germany	2003 through 2007
Hong Kong	2001 through 2007
India	2001 through 2007
Italy	2002 through 2007
Japan	2001 through 2007
Korea	2002 through 2007
Luxembourg	2007
Netherlands	2006 through 2007
Portugal	2004 through 2007
Singapore	1996 through 2007
Spain	2003 through 2007
Switzerland	2006 through 2007
United Kingdom	2001 through 2007
United States, federal and state and local	1991 through 2007

        In most jurisdictions, taxing authorities retain the ability to review prior tax years and to adjust any net operating loss and tax credit carryforwards from these years that are utilized in a subsequent period.

        Although it is not possible to predict the timing or results of these pending examinations, the Company currently does not anticipate there will be significant changes in the next twelve months to the amount of unrecognized tax benefits inherent in the Company's Condensed Consolidated Balance Sheet as of December 28, 2007.

14.    Other Income

        In the quarter ended December 28, 2007, the Company recorded other income of $592 million, pursuant to the Tax Sharing Agreement with Tyco International and Covidien, of which $572 million ($1.15 for both basic and diluted earnings per share) related to certain incremental tax liabilities recorded by the Company upon the adoption of FIN 48. See Notes 2 and 13 for additional information regarding the adoption of FIN 48. See Note 12 for further information regarding the Tax Sharing Agreement.

TYCO ELECTRONICS LTD.

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

15.    Shareholders' Equity

  Dividends

        In December 2007, the Company's board of directors declared a regular quarterly cash dividend of $0.14 per common share to be paid on February 4, 2008. The declared but unpaid dividend is recorded in accrued and other current liabilities on the Condensed Consolidated Balance Sheet at December 28, 2007.

  Share Repurchase Program

        In September 2007, the Company's board of directors authorized a share repurchase program of $750 million to purchase a portion of the Company's outstanding common shares. In the first quarter of fiscal 2008, the Company repurchased approximately 7 million common shares for $259 million under this program, of which $232 million was paid as of December 28, 2007.

16. Comprehensive Income

        Comprehensive income consisted of the following:

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions)
Net income	$949	$281
Currency translation	23	220
Gain on cash flow hedge	2	—
Amortization of unrecognized pension and postretirement benefit costs, net of income taxes	1	—

Total comprehensive income	$975	$501

17. Earnings Per Share

        The computation of basic earnings per share is based on the Company's net income divided by the basic weighted-average number of common shares. On June 29, 2007, the Separation from Tyco International was completed in a tax-free distribution to the Company's shareholders of one common share of Tyco Electronics Ltd. for every four common shares of Tyco International held on June 18, 2007. As a result, on June 29, 2007, the Company had 497 million common shares outstanding. The same number of shares is being used for both diluted earnings per share and basic earnings per share for all periods prior to the date of Separation as no Tyco Electronics equity awards were outstanding prior to the Separation.

        The following table sets forth the denominators of the basic and diluted earnings per share computations:

	For the Quarters Ended
	December 28, 2007	December 29, 2006
	(in millions)
Weighted-average shares outstanding:
Basic	496	497
Stock options and restricted stock awards	3	—

Diluted	499	497

        For the quarter ended December 28, 2007, certain share option awards were not included in the computation of diluted earnings per share because the instruments' underlying exercise prices were greater than the average market prices of Tyco Electronics' common shares and inclusion would be antidilutive. Such shares not included in the computation of diluted earnings per share totaled 20 million as of December 28, 2007.

        The Separation and Distribution Agreement entered into pursuant to the Separation requires that the Company issue common shares, as needed, to satisfy convertible debentures issued prior to the Separation by Tyco International and retained by Tyco International subsequent to the Separation. Up to approximately 250,000 shares could be issued to satisfy convertible debentures and are included in the calculation of diluted weighted-average shares outstanding.

18. Share Plans

        Effective October 1, 2005, the Company adopted the provisions of SFAS No. 123R, "Share-Based Payment," using the modified prospective transition method. Total share-based compensation cost during the quarters ended December 28, 2007 and December 29, 2006 of $20 million and $23 million, respectively, has been included in the Condensed Consolidated and Combined Statements of Operations within selling, general, and administrative expenses.

        Prior to the Separation on June 29, 2007, all equity awards (restricted share awards and share options) held by Company employees were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan or other Tyco International equity incentive plans. All equity awards granted by the Company subsequent to the Separation were granted under the Tyco Electronics Ltd. 2007 Stock and Incentive Plan (the "2007 Plan"). The 2007 Plan is administered by the Management Development and Compensation Committee of the board of directors of Tyco Electronics, which consists exclusively of independent directors of Tyco Electronics and provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, deferred stock units, restricted stock, promissory stock, and other stock-based awards (collectively, "Awards"). The 2007 Plan provides for a maximum of 25 million common shares to be issued as Awards, subject to adjustment as provided under the terms of the 2007 Plan. The 2007 Plan allows for the use of authorized but unissued shares or treasury shares to be used to satisfy such awards.

        A summary of the Company's outstanding restricted share award grants as of December 28, 2007 and changes during the quarter then ended are presented below:

Non-vested Restricted Share Awards	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 28, 2007	4,398,545	$36.96
Granted	34,281	35.15
Vested	(40,266)	35.44
Forfeited	(86,045)	35.71

Non-vested at December 28, 2007	4,306,515	$36.98

        Included in the non-vested restricted share awards outstanding at December 28, 2007 are 601,028 restricted share awards granted to employees and executives of Tyco International and Covidien. Those awards vested on January 2, 2008. Any expense related to this accelerated vesting is borne by the company employing the individual to whom the grant was awarded, either Tyco International or Covidien.

        As of December 28, 2007, there was $82 million of total unrecognized compensation cost related to non-vested Tyco Electronics restricted share awards. That cost is expected to be recognized over a weighted-average period of 2.4 years.

Share Options

        A summary of the Company's outstanding share option award grants as of December 28, 2007 and changes during the quarter then ended are presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in millions)
Outstanding at September 28, 2007	32,307,571	$42.86
Granted	23,650	35.20
Exercised	(993,113)	19.21
Expired	(656,547)	57.24
Forfeited	(60,349)	37.40

Outstanding at December 28, 2007	30,621,212	$43.32	5.1	108

Vested and unvested expected to vest at December 28, 2007	29,699,551	$43.48	5.1	107
Exercisable at December 28, 2007	23,997,160	$44.71	4.1	100

        As of the quarter ended December 28, 2007, there was $51 million of total unrecognized compensation cost related to non-vested Tyco Electronics share options granted under Tyco Electronics share option plans. The cost is expected to be recognized over a weighted-average period of 1.9 years.

  Stock-Based Compensation

        The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected stock price volatility was calculated based on the historical volatility of the stock of a composite of peers of Tyco Electronics and implied volatility derived from exchange traded options on that same composite of peers. The average expected life was based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The expected annual dividend per share was based on Tyco Electronics' expected dividend rate. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures.

        The weighted-average assumptions Tyco Electronics used in the Black-Scholes option pricing model for grants made during the quarter ended December 28, 2007 are as follows:

Expected stock price volatility	31%
Risk free interest rate	3.6%
Expected annual dividend per share	$0.56
Expected life of options (years)	5.0

19. Segment Data

        Net sales and income from operations by segment are presented in the following table for the quarters ended December 28, 2007 and December 29, 2006:

	Net Sales(1)		Income from Operations
	For the Quarters Ended		For the Quarters Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
	(in millions)
Electronic Components	$2,640	$2,390	$352	$327
Network Solutions	512	421	69	54
Wireless Systems	209	207	14	14
Undersea Telecommunications	314	76	43	(1)

Total	$3,675	$3,094	$478	$394

(1)
Intersegment sales are not material and are recorded at selling prices that approximate market prices.

        Segment assets and a reconciliation of segment assets to total assets at December 28, 2007 and September 28, 2007 were as follows:

	December 28, 2007	September 28, 2007
	(in millions)
Electronic Components	$3,611	$3,550
Network Solutions	737	704
Wireless Systems	425	405
Undersea Telecommunications	302	155

Total segment assets(1)	5,075	4,814
Other current assets	4,704	5,059
Non-current assets	15,189	13,815

Total assets	$24,968	$23,688

    (1)
    Segment assets are comprised of accounts receivable and inventory.

20. Subsequent Events

        In March 2008, the Company was authorized by its board of directors to pursue the divestiture of its Radio Frequency Components and Subsystem business. This business represented approximately $500 million of the Company's Wireless Systems segment's net sales of $887 million in fiscal 2007. The Company will account for the Radio Frequency Components and Subsystem business as a discontinued operation beginning in the second quarter of fiscal 2008.

        In March 2008, the Company was also authorized by its board of directors to increase its share repurchase program to $1.25 billion from $750 million. Any repurchases by the Company will be made in accordance with applicable securities laws in the open market or in private transactions.

21. Tyco Electronics Group S.A.

        In December 2006, prior to the Separation, TEGSA, a wholly owned subsidiary of Tyco Electronics Ltd., was formed. TEGSA, a Luxembourg company, is a holding company that owns directly, or indirectly, all of the operating subsidiaries of Tyco Electronics Ltd. TEGSA is the obligor under the Company's senior notes, five-year unsecured senior revolving credit facility, unsecured senior bridge loan facility, and commercial paper, all of which are fully and unconditionally guaranteed by its parent, Tyco Electronics Ltd. The following tables present condensed consolidating financial information for Tyco Electronics Ltd., TEGSA, and all other subsidiaries that are not providing a guarantee of debt but which represent assets of TEGSA, using the equity method.

TYCO ELECTRONICS LTD.

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Quarter Ended December 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Net sales	$—	$—	$3,675	$—	$3,675
Cost of sales	—	—	2,758	—	2,758

Gross income	—	—	917	—	917
Selling, general, and administrative expenses	7	(9)	420	—	418
Restructuring and other charges, net	—	—	21	—	21

(Loss) income from operations	(7)	9	476	—	478
Interest income	—	—	10	—	10
Interest expense	—	(48)	(2)	—	(50)
Other (expense) income, net	—	(6)	598	—	592
Equity in net income of subsidiaries	882	912	—	(1,794)	—
Equity in net income of subsidiaries held for sale	77	77	—	(154)	—
Intercompany interest and fees	(3)	15	(12)	—	—

Income from continuing operations before income taxes and minority interest	949	959	1,070	(1,948)	1,030
Income taxes	—	—	(157)	—	(157)
Minority interest	—	—	(1)	—	(1)

Income from continuing operations	949	959	912	(1,948)	872
Income from discontinued operations, net of income taxes	—	—	77	—	77

Net income	$949	$959	$989	$(1,948)	$949

CONSOLIDATING STATEMENT OF OPERATIONS

For the Quarter Ended December 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$3,094	$3,094
Cost of sales	—	2,279	2,279

Gross income	—	815	815
Selling, general, and administrative expenses	—	411	411
Restructuring and other charges, net	—	10	10

Income from operations	—	394	394
Interest income	—	15	15
Interest expense	—	(60)	(60)

Income from continuing operations before income taxes and minority interest	—	349	349
Income taxes	—	(108)	(108)
Minority interest	—	(1)	(1)

Income from continuing operations	—	240	240
Income from discontinued operations, net of income taxes	—	41	41

Net income	$—	$281	$281

TYCO ELECTRONICS LTD.

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONSOLIDATING BALANCE SHEET

As of December 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$3	$—	$913	$—	$916
Accounts receivable, net	—	—	2,732	—	2,732
Inventories	—	—	2,343	—	2,343
Class action settlement escrow	933	—	—	—	933
Class action settlement receivable	2,078	—	—	—	2,078
Intercompany receivables	1	—	22	(23)	—
Prepaid expenses and other current assets	8	10	521	—	539
Deferred income taxes	—	—	238	—	238

Total current assets	3,023	10	6,769	(23)	9,779
Property, plant, and equipment, net	—	—	3,546	—	3,546
Goodwill	—	—	7,181	—	7,181
Intangible assets, net	—	—	547	—	547
Deferred income taxes	—	—	2,136	—	2,136
Investment in subsidiaries	11,424	13,550	—	(24,974)	—
Investment in subsidiaries held for sale	—	—	—	—	—
Intercompany loans receivable	167	6,403	5,337	(11,907)	—
Receivable from Tyco International Ltd. and Covidien Ltd.	—	—	1,424	—	1,424
Other assets	—	12	343	—	355

Total Assets	$14,614	$19,975	$27,283	$(36,904)	$24,968

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$24	$—	$24
Accounts payable	28	—	1,431	—	1,459
Class action settlement liability	3,011	—	—	—	3,011
Accrued and other current liabilities	83	56	1,240	—	1,379
Deferred revenue	—	—	296	—	296
Intercompany payables	21	—	2	(23)	—

Total current liabilities	3,143	56	2,993	(23)	6,169
Long-term debt	—	3,200	60	—	3,260
Intercompany loans payable	42	5,295	6,570	(11,907)	—
Long-term pension and postretirement liabilities	—	—	630	—	630
Deferred income taxes	—	—	271	—	271
Income taxes	—	—	2,577	—	2,577
Other liabilities	—	—	620	—	620

Total Liabilities	3,185	8,551	13,721	(11,930)	13,527

Minority interest	—	—	12	—	12
Shareholders' Equity	11,429	11,424	13,550	(24,974)	11,429

Total Liabilities and Shareholders' Equity	$14,614	$19,975	$27,283	$(36,904)	$24,968

CONSOLIDATING BALANCE SHEET

As of September 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$2	$—	$934	$—	$936
Accounts receivable, net	—	—	2,686	—	2,686
Inventories	—	—	2,128	—	2,128
Class action settlement escrow	928	—	—	—	928
Class action settlement receivable	2,064	—	—	—	2,064
Intercompany receivables	181	29	(84)	(126)	—
Prepaid expenses and other current assets	(2)	—	593	—	591
Deferred income taxes	—	—	325	—	325
Assets held for sale	—	—	215	—	215

Total current assets	3,173	29	6,797	(126)	9,873
Property, plant, and equipment, net	—	—	3,505	—	3,505
Goodwill	—	—	7,177	—	7,177
Intangible assets, net	—	—	554	—	554
Deferred income taxes	—	—	1,397	—	1,397
Investment in subsidiaries	11,324	13,517	—	(24,841)	—
Investment in subsidiaries held for sale	51	51	—	(102)	—
Intercompany loans receivable	—	6,267	5,024	(11,291)	—
Receivable from Tyco International Ltd. and Covidien Ltd.	—	—	844	—	844
Other assets	—	2	336	—	338

Total Assets	$14,548	$19,866	$25,634	$(36,360)	$23,688

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$5	$—	$5
Accounts payable	1	—	1,381	—	1,382
Class action settlement liability	2,992	—	—	—	2,992
Accrued and other current liabilities	61	3	1,386	—	1,450
Deferred revenue	—	—	191	—	191
Intercompany payables	29	181	(172)	(38)	—
Liabilities held for sale	—	—	165	—	165

Total current liabilities	3,083	184	2,956	(38)	6,185
Long-term debt	—	3,283	90	—	3,373
Intercompany loans payable	88	5,024	6,267	(11,379)	—
Long-term pension and postretirement liabilities	—	—	607	—	607
Deferred income taxes	—	—	271	—	271
Income taxes	—	—	1,242	—	1,242
Other liabilities	—	—	618	—	618

Total Liabilities	3,171	8,491	12,051	(11,417)	12,296

Minority interest	—	—	15	—	15
Shareholders' Equity	11,377	11,375	13,568	(24,943)	11,377

Total Liabilities and Shareholders' Equity	$14,548	$19,866	$25,634	$(36,360)	$23,688

TYCO ELECTRONICS LTD.

NOTES TO CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Quarter Ended December 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by (used in) continuing operating activities	$199	$(77)	$270	$—	$392
Net cash provided by discontinued operating activities	—	—	1	—	1

Net cash provided by (used in) operating activities	199	(77)	271	—	393

Cash Flows From Investing Activities:
Capital expenditures	—	—	(129)	—	(129)
Proceeds from sale of property, plant, and equipment	—	—	4	—	4
Proceeds from divestiture of discontinued operation, net of cash retained by business sold	—	—	102	—	102
(Increase) decrease in intercompany loans	(213)	135	—	78	—
Other	(5)	—	(4)	—	(9)

Net cash (used in) provided by continuing investing activities	(218)	135	(27)	78	(32)

Cash Flows From Financing Activities:
Net increase in commercial paper	—	505	—	—	505
Repayment of long-term debt	—	(700)	—	—	(700)
Proceeds from long-term debt	—	100	—	—	100
Repurchase of common shares	(232)	—	—	—	(232)
Payment of common dividends	(70)	—	—	—	(70)
Proceeds from exercise of share options	19	—	—	—	19
Changes in parent company equity	303	37	(340)	—	—
Loan borrowing from parent	—	—	78	(78)	—
Other	—	—	(8)	—	(8)

Net cash provided by (used in) continuing financing activities	20	(58)	(270)	(78)	(386)
Net cash used in discontinued financing activities	—	—	(4)	—	(4)

Net cash provided by (used in) financing activities	20	(58)	(274)	(78)	(390)

Effect of currency translation on cash	—	—	6	—	6
Net increase (decrease) in cash and cash equivalents	1	—	(24)	—	(23)
Less: net decrease in cash and cash equivalents related to discontinued operations	—	—	3	—	3
Cash and cash equivalents at beginning of period	2	—	934	—	936

Cash and cash equivalents at end of period	$3	$—	$913	$—	$916

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Quarter Ended December 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by continuing operating activities	$—	$213	$213
Net cash provided by discontinued operating activities	—	6	6

Net cash provided by operating activities	—	219	219

Cash Flows From Investing Activities:
Capital expenditures	—	(452)	(452)
Proceeds from sale of property, plant, and equipment	—	7	7
Proceeds from divestiture of discontinued operation, net of cash retained by businesses sold	—	227	227
Other	—	1	1

Net cash used in continuing investing activities	—	(217)	(217)
Net cash used in discontinued investing activities	—	(2)	(2)

Net cash used in investing activities	—	(219)	(219)

Cash Flows From Financing Activities:
Allocated debt activity	—	19	19
Net transactions with former parent	—	(20)	(20)
Other	—	(1)	(1)

Net cash used in continuing financing activities	—	(2)	(2)
Net cash provided by discontinued financing activities	—	2	2

Net cash provided by financing activities	—	—	—

Effect of currency translation on cash	—	7	7
Net increase in cash and cash equivalents	—	7	7
Less: net increase in cash and cash equivalents related to discontinued operations	—	(6)	(6)
Cash and cash equivalents at beginning of period	—	469	469

Cash and cash equivalents at end of period	$—	$470	$470

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Tyco Electronics Ltd. Board of Directors:

        We have audited the accompanying consolidated and combined balance sheets of Tyco Electronics Ltd. and subsidiaries (the "Company") as of September 28, 2007 and September 29, 2006 and the related consolidated and combined statements of operations, equity and cash flows for each of the three fiscal years in the period ended September 28, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15. These consolidated and combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the consolidated and combined financial position of the Company as of September 28, 2007 and September 29, 2006, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 28, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the consolidated and combined financial statements, prior to its separation from Tyco International Ltd. ("Tyco International"), the Company was comprised of the assets and liabilities used in managing and operating the electronics businesses of Tyco International. The combined financial statements also included allocations of corporate overhead, net class action settlement costs, other expenses, debt and related interest expense from Tyco International. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International.

        As discussed in Note 2 to the consolidated and combined financial statements, in fiscal 2007, the Company adopted Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).

        As discussed in Note 13 to the consolidated and combined financial statements, in connection with its separation from Tyco International, the Company entered into certain guarantee commitments with Tyco International and Covidien Ltd. and has recorded the fair value of these guarantees.

        As discussed in Note 2 to the consolidated and combined financial statements, in fiscal 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

        As discussed in Notes 2 and 15 to the consolidated and combined financial statements, in fiscal 2005, the Company changed the measurement date of its pension and post retirement plans from September 30 to August 31.

/s/  Deloitte & Touche LLP

December 14, 2007
Philadelphia, Pennsylvania

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005

	Fiscal
	2007	2006	2005
	(in millions, except per share data)
Net sales	$13,460	$12,300	$11,433
Cost of sales	10,012	8,999	8,334

Gross income	3,448	3,301	3,099
Selling, general, and administrative expenses	1,664	1,524	1,403
Allocated class action settlement costs, net	887	—	—
Separation costs	45	—	—
Restructuring and other charges (credits), net	99	13	(10)
Goodwill impairment	—	316	—
Gain on divestiture	—	—	(301)

Income from operations	753	1,448	2,007
Interest income	53	48	44
Interest expense	(231)	(256)	(293)
Other expense, net	(219)	—	(365)

Income from continuing operations before income taxes and minority interest	356	1,240	1,393
Income taxes	(494)	(46)	(376)
Minority interest	(6)	(6)	(6)

(Loss) income from continuing operations	(144)	1,188	1,011
(Loss) income from discontinued operations, net of income taxes	(410)	13	122

(Loss) income before cumulative effect of accounting change	(554)	1,201	1,133
Cumulative effect of accounting change, net of income taxes	—	(8)	11

Net (loss) income	$(554)	$1,193	$1,144

Basic and diluted (loss) earnings per share:
(Loss) income from continuing operations	$(0.29)	$2.39	$2.03
(Loss) income from discontinued operations	(0.82)	0.03	0.25

(Loss) income before cumulative effect of accounting change	(1.11)	2.42	2.28
Cumulative effect of accounting change	—	(0.02)	0.02

Net (loss) income	$(1.11)	$2.40	$2.30

Weighted-average number of shares outstanding:
Basic and diluted	497	497	497

See Notes to Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED BALANCE SHEETS

As of September 28, 2007 and September 29, 2006

	Fiscal
	2007	2006
	(in millions, except share data)
Assets
Current Assets:
Cash and cash equivalents	$936	$469
Accounts receivable, net of allowance for doubtful accounts of $60 and $59, respectively	2,686	2,434
Inventories	2,047	1,850
Class action settlement escrow	928	—
Class action settlement receivable	2,064	—
Prepaid expenses and other current assets	672	447
Deferred income taxes	325	368
Assets held for sale	215	982

Total current assets	9,873	6,550
Property, plant, and equipment, net	3,505	3,076
Goodwill	7,177	7,135
Intangible assets, net	554	576
Deferred income taxes	1,397	1,501
Receivable from Tyco International Ltd. and Covidien Ltd.	844	—
Other assets	338	253

Total Assets	$23,688	$19,091

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt, including amounts due to Tyco International Ltd. and affiliates of $285 at September 29, 2006	$5	$291
Accounts payable	1,382	1,251
Class action settlement liability	2,992	—
Accrued and other current liabilities	1,450	1,307
Deferred revenue	191	155
Liabilities held for sale	165	145

Total current liabilities	6,185	3,149
Long-term debt and obligations under capital lease, including amounts due to Tyco International Ltd. and affiliates of $3,225 at September 29, 2006	3,373	3,371
Long-term pension and postretirement liabilities	607	491
Deferred income taxes	271	380
Income taxes	1,242	190
Other liabilities	618	334

Total Liabilities	12,296	7,915

Commitments and contingencies (Note 16)
Minority interest	15	16
Equity:
Preferred shares, $0.20 par value, 125,000,000 shares authorized; none outstanding	—	—
Common shares, $0.20 par value, 1,000,000,000 authorized; 497,423,476 issued and outstanding at September 28, 2007	99	—
Capital in excess:
Share premium	13	—
Contributed surplus	10,027	—
Parent company investment	—	10,490
Accumulated earnings	186	—
Accumulated other comprehensive income	1,052	670

Total Equity	11,377	11,160

Total Liabilities and Equity	$23,688	$19,091

See Notes to Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY

Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005

	Common Shares
			Share Premium	Contributed Surplus	Parent Company Investment	Accumulated Earnings	Accumulated Other Comprehensive Income	Total Equity	Comprehensive Income
	Shares	Amount
	(in millions)
Balance at October 1, 2004	—	$—	$—	$—	$7,751	$—	$491	$8,242
Comprehensive income:
Net income	—	—	—	—	1,144	—	—	1,144	$1,144
Currency translation	—	—	—	—	—	—	(87)	(87)	(87)
Unrealized loss on marketable securities, net of income taxes	—	—	—	—	—	—	(1)	(1)	(1)
Minimum pension liability, net of income taxes	—	—	—	—	—	—	(72)	(72)	(72)

Total comprehensive income									$984

Reporting calendar alignment, net of income taxes	—	—	—	—	(21)	—	—	(21)
Net transfers from former parent	—	—	—	—	637	—	—	637

Balance at September 30, 2005	—	—	—	—	9,511	—	331	9,842
Comprehensive income:
Net income	—	—	—	—	1,193	—	—	1,193	$1,193
Currency translation	—	—	—	—	—	—	242	242	242
Minimum pension liability, net of income taxes	—	—	—	—	—	—	97	97	97

Total comprehensive income									$1,532

Net transfers to former parent	—	—	—	—	(214)	—	—	(214)

Balance at September 29, 2006	—	—	—	—	10,490	—	670	11,160
Comprehensive income:
Net (loss) income	—	—	—	—	(810)	256	—	(554)	$(554)
Currency translation	—	—	—	—	—	—	453	453	453
Minimum pension liability, net of income taxes	—	—	—	—	—	—	207	207	207
Impact of adoption of SFAS No. 158, net of tax	—	—	—	—	—	—	(225)	(225)	—
Unrealized loss on cash flow hedge	—	—	—	—	—	—	(53)	(53)	(53)

Total comprehensive income									$53

Net transfers from former parent	—	—	—	—	848	—	—	848
Transfer of parent company investment to contributed surplus	—	—	—	10,528	(10,528)	—	—	—
Guarantees and shared tax liabilities to Tyco International and Covidien in accordance with the Tax Sharing Agreement	—	—	—	(296)	—	—	—	(296)
Due from Tyco International and Covidien in accordance with the Tax Sharing Agreement	—	—	—	844	—	—	—	844
Income tax liabilities assumed upon Separation	—	—	—	(1,091)	—	—	—	(1,091)
Issuance of common shares	497	99	—	—	—	—	—	99
Compensation expense, including charge related to Tyco International equity award conversion	—	—	—	44	—	—	—	44
Dividends declared	—	—	—	—	—	(70)	—	(70)
Exercise of share options	—	—	13	—	—	—	—	13
Repurchase of common shares	—	—	—	(2)	—	—	—	(2)

Balance at September 28, 2007	497	$99	$13	$10,027	$—	$186	$1,052	$11,377

See Notes to Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005

	Fiscal
	2007	2006	2005
	(in millions)
Cash Flows From Operating Activities:
Net (loss) income	$(554)	$1,193	$1,144
Income (loss) from discontinued operations, net of income taxes	410	(13)	(122)
Cumulative effect of accounting change, net of income taxes	—	8	(11)

(Loss) from continuing operations	(144)	1,188	1,011
Adjustments to reconcile net cash provided by operating activities:
Allocated class action settlement costs, net	887	—	—
Non-cash restructuring and other charges (credits), net	26	6	(16)
Gain on divestiture	—	—	(301)
Depreciation and amortization	535	484	490
Deferred income taxes	162	(51)	(54)
Provision for losses on accounts receivable and inventory	84	70	75
Allocated loss on retirement of debt	232	—	365
Goodwill impairment	—	316	—
Other	(31)	9	10
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(95)	(134)	(484)
Inventories	(124)	(334)	49
Other current assets	(108)	(65)	43
Accounts payable	87	262	188
Accrued and other liabilities	105	91	23
Income taxes	(125)	(179)	135
Deferred revenue	28	(5)	48
Long-term pension and postretirement liabilities	—	25	45
Other	19	(18)	(81)

Net cash provided by operating activities	1,538	1,665	1,546
Net cash used in discontinued operating activities	(13)	(2)	(35)

Cash Flows From Investing Activities:
Capital expenditures	(892)	(555)	(476)
Proceeds from sale of property, plant, and equipment	72	12	23
Acquisition of businesses, net of cash acquired	—	(23)	(12)
Purchase accounting and holdback/earn-out liabilities	(3)	(3)	(8)
Class action settlement escrow	(928)	—	—
Proceeds from divestiture of discontinued operation, net of cash retained by business sold	227	—	—
Proceeds from divestiture of business, net of cash retained by business sold	—	—	130
Other	—	26	61

Net cash used in investing activities	(1,524)	(543)	(282)
Net cash used in discontinued investing activities	(4)	(96)	(4)

Cash Flows From Financing Activities:
Debt proceeds	5,676	—	—
Allocated debt activity	(3,743)	(731)	(1,330)
Repayment of debt	(2,455)	(113)	(114)
Net transactions with former parent	1,112	(74)	85
Transfers (to) from discontinued operations	(181)	2	(16)
Minority interest distributions paid	(7)	(12)	(12)
Other	5	(4)	(1)

Net cash provided by (used in) financing activities	407	(932)	(1,388)
Net cash provided by discontinued financing activities	24	104	35

Effect of currency translation on cash	46	(1)	11
Net increase (decrease) in cash and cash equivalents	474	195	(117)
Less: net (increase) decrease in cash and cash equivalents related to discontinued operations	(7)	(6)	4
Cash and cash equivalents at beginning of fiscal year	469	280	393

Cash and cash equivalents at end of fiscal year	$936	$469	$280

Supplementary Cash Flow Information:
Interest paid	$231	$262	$295
Income taxes paid, net of refunds	454	276	295

See Notes to Consolidated and Combined Financial Statements.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Separation and Basis of Presentation

  The Separation

        Effective June 29, 2007, Tyco Electronics Ltd. ("Tyco Electronics" or the "Company"), a company organized under the laws of Bermuda, became the parent company of the former electronics businesses of Tyco International Ltd. ("Tyco International"). On June 29, 2007, Tyco International distributed all of its shares of Tyco Electronics, as well as its shares of its former healthcare businesses ("Covidien"), to its common shareholders (the "Separation").

  Basis of Presentation

        The accompanying Consolidated and Combined Financial Statements reflect the consolidated operations of Tyco Electronics Ltd. and its subsidiaries as an independent, publicly-traded company as of and subsequent to June 29, 2007 and a combined reporting entity comprising the assets and liabilities used in managing and operating the electronics businesses of Tyco International, including Tyco Electronics Ltd., for periods prior to June 29, 2007.

        The Consolidated and Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of the Consolidated and Combined Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates in these Consolidated and Combined Financial Statements include restructuring and other charges and credits, acquisition liabilities, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, estimated contract revenue and related costs, legal liabilities, tax reserves and deferred tax asset valuation allowances, and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates.

        The Consolidated and Combined Financial Statements for periods prior to and including June 29, 2007 may not be indicative of the Company's future performance and do not necessarily reflect what its consolidated and combined results of operations, financial position, and cash flows would have been had it operated as an independent, publicly-traded company during the periods presented, including changes in the Company's capitalization as a result of the Separation from Tyco International. To the extent that an asset, liability, revenue, or expense is directly associated with the Company, it is reflected in the accompanying Consolidated and Combined Financial Statements. Certain general corporate overhead, net class action settlement costs, and other expenses as well as debt and related net interest expense for periods prior to the Separation have been allocated by Tyco International to the Company. Management believes such allocations were reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly-traded company for the periods presented. See Note 17 for further information regarding allocated expenses.

  Description of the Business

        The Company consists of four reportable segments:

  •
  Electronic Components.    The Electronic Components segment is one of the world's largest suppliers of passive electronic components, which includes connectors and interconnect systems, relays, switches, circuit protection devices, touchscreens, sensors, and wire and cable. The products sold by the Electronic Components segment are sold primarily to original equipment manufacturers and their contract manufacturers in the automotive, computer, consumer electronics, communication equipment, appliance, aerospace and defense, industrial machinery, and instrumentation markets.

  •
  Network Solutions.    The Network Solutions segment is one of the world's largest suppliers of infrastructure components and systems for telecommunications and energy markets. These components include connectors, above- and below-ground enclosures, heat shrink tubing, cable accessories, surge arrestors, fiber optic cabling, copper cabling, and racks for copper and fiber networks. This segment also provides electronic systems for test access and intelligent cross-connect applications as well as integrated cabling solutions for cabling and building management.

  •
  Wireless Systems.    The Wireless Systems segment is an innovator of wireless technology for critical communications, radar, and defense applications. The segment's products include radio frequency components and subassembly solutions such as silicon and gallium arsenide semiconductors, radar sensors, radio frequency identification components, microwave subsystems, and diodes and land mobile radio systems and related products. These products are sold primarily to the aerospace and defense, public safety, communication equipment, and automotive markets.

  •
  Undersea Telecommunications.    The Undersea Telecommunications segment designs, builds, maintains, and tests undersea fiber optic networks for both the telecommunications and oil and gas markets.

  Principles of Consolidation

        The Company consolidates entities in which it owns or controls more than fifty percent of the voting shares or otherwise has the ability to control through similar rights. In addition, the Company consolidates variable interest entities in which the Company bears a majority of the risk to the entities' expected losses or stands to gain from a majority of the entities' expected returns. All intercompany transactions have been eliminated. The results of companies acquired or disposed of are included in the Consolidated and Combined Financial Statements from the effective date of acquisition or up to the date of disposal.

  Change in Fiscal Year and Reporting Calendar Alignment

        Unless otherwise indicated, references in the Consolidated and Combined Financial Statements to fiscal 2007, fiscal 2006, and fiscal 2005 are to Tyco Electronics' fiscal years ended September 28, 2007, September 29, 2006, and September 30, 2005. Effective October 1, 2004, Tyco Electronics changed its fiscal year end from a calendar fiscal year ending September 30th to a "52-53 week" year ending on the last Friday of September, such that each quarterly period is 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will include 14 weeks, with the first such occurrence taking place in fiscal 2011. The impact of this change was not material to the Combined Financial Statements. Net income for the transition period related to this change was $21 million after-tax, $29 million pre-tax, and was reported within equity.

2. Summary of Significant Accounting Policies

  Revenue Recognition

        The Company's revenues are generated principally from the sale of its products. Revenue from the sale of products is recognized at the time title and risks and rewards of ownership pass to the customer. This is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable, and collection is reasonably assured. For those items where title has not yet transferred, the Company has deferred the recognition of revenue.

        The Company provides certain distributors with an inventory allowance for returns or scrap equal to a percentage of qualified purchases. A reserve for estimated scrap and returns allowances is established at the time of the sale based on a fixed percentage of sales to distributors authorized and agreed to by the Company and is recorded as a reduction of sales.

        Other allowances include customer quantity and price discrepancies. A reserve for other allowances is established at the time of sale based on historical experience and is recorded as a reduction of sales. The Company believes it can reasonably and reliably estimate the amounts of future allowances.

        Contract sales for construction related projects are recorded primarily on the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related cost to complete. Percentage-of-completion is measured based on the ratio of actual cost incurred to total estimated cost. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Provisions for anticipated losses are made in the period in which they first become determinable. Contract sales for construction related projects are generated primarily within the Company's Wireless Systems and Undersea Telecommunications segments.

        The Company typically warrants that its products will conform to the Company's specifications and that its products will be free from material defects in materials and manufacturing. The Company limits its liability to the replacement of defective parts or the cash value of replacement parts. The Company accepts returned goods only when the customer makes a claim and management has authorized the return. Returns result primarily from defective products or shipping discrepancies. A reserve for estimated returns is established at the time of sale based on historical return experience and is recorded as a reduction of sales.

        Additionally, certain of the Company's long-term contracts in its Wireless Systems and Undersea Telecommunications segments have warranty obligations. Estimated warranty costs for each contract are determined based on the contract terms and technology specific considerations. These costs are included in total estimated contract costs and are accrued over the construction period of the respective contracts under percentage-of-completion accounting.

        On September 26, 2005, the Company's Wireless Systems segment entered into a twenty year lease contract with the State of New York to construct, operate, and maintain a statewide wireless communications network for use by state and municipal first responders worth $2 billion. Lease terms and payment streams begin when each of the regional networks that make up the statewide network are determined to meet the operational requirements of the contract and are accepted by the State of New York, with the lease terms running through September 2025.

        The Company is accounting for each regional network as a stand-alone sales-type lease and will recognize seller's profit on acceptance of each region. As of fiscal 2007, 2006, and 2005, no acceptance events have occurred with any region and therefore the Company has not recognized any revenue on the construction of the network. Costs totaling $28 million and $8 million in fiscal 2007 and 2006, respectively, associated with the development and construction of the statewide wireless network, including interest expense incurred to finance the construction, have been capitalized primarily as inventories on the Consolidated and Combined Balance Sheets. No costs were incurred in fiscal 2005.

  Research and Development

        Research and development expenditures are expensed when incurred and are included in cost of sales. Research and development expenses include salaries, direct costs incurred, and building and overhead expenses. The amounts expensed in fiscal 2007, 2006, and 2005 were $520 million, $467 million, and $424 million, respectively.

  Cash and Cash Equivalents

        All highly liquid investments purchased with maturities of three months or less from the time of purchase are considered to be cash equivalents.

  Allowance for Doubtful Accounts

        The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company's outstanding receivables determined on the basis of historical experience, specific allowances for known troubled accounts, and other currently available evidence.

  Inventories

        Inventories are recorded at the lower of cost (first-in, first-out) or market value.

  Property, Plant, and Equipment, Net and Long-Lived Assets

        Property, plant, and equipment, net is recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	5 to 40 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Machinery and equipment	1 to 20 years

        The Company periodically evaluates the net realizable value of long-lived assets, including property, plant, and equipment, and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections, and anticipated future cash flows. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset group is recognized whenever anticipated future undiscounted cash flows from an asset group are estimated to be less than its carrying value.

The amount of impairment recognized is the difference between the carrying value of the asset and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

  Goodwill and Other Intangible Assets

        Intangible assets acquired include both those that have a determinable life and residual goodwill. Intangible assets with a determinable life include primarily intellectual property consisting of patents, trademarks, and unpatented technology with estimates of recoverability ranging from 3 to 50 years that are amortized on a straight-line basis. See Note 10 for additional information regarding intangible assets. An evaluation of the remaining useful life of intangible assets with a determinable life is performed on a periodic basis when events and circumstances warrant an evaluation. The Company assesses intangible assets with a determinable life for impairment consistent with its policy for assessing other long-lived assets. Goodwill is assessed for impairment separately from other intangible assets with a determinable life by comparing the carrying value of each reporting unit to its fair value on the first day of the fourth quarter of each year or whenever the Company believes a triggering event requiring a more frequent assessment has occurred. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and market place data. There are inherent uncertainties related to these factors and management's judgment in applying them to the analysis of goodwill impairment.

        As of fiscal year end 2007, the Company has 16 reporting units, of which 13 contain goodwill that is assessed for impairment. When changes occur in the composition of one or more operating segments or reporting units, the goodwill is reassigned to the reporting units affected based on their relative fair values.

        When testing for goodwill impairment, the Company performs a step I goodwill impairment test to identify a potential impairment. In doing so, the Company compares the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a step II goodwill impairment test is performed to measure the amount of any impairment loss. In the step II goodwill impairment test, the Company compares the implied fair value of reporting unit goodwill with the carrying value of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

        Estimates about fair value used in the step I goodwill impairment tests have been calculated using an income approach based on the present value of future cash flows of each reporting unit. The income approach has been supported by other valuation approaches, such as similar transaction and guideline analyses. These approaches incorporate many assumptions including future growth rates, discount factors, and income tax rates in assessing fair value. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

  Income Taxes

        Income taxes are computed in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In these Consolidated and Combined Financial Statements, the benefits of a consolidated return have been reflected where such returns have or could be filed based on the entities and jurisdictions included in the financial statements. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Consolidated and Combined Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book and tax bases of particular assets and liabilities and operating loss carryforwards using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Financial Instruments

        In order to address certain financial exposures, the Company recently adopted a risk management program that includes the use of derivative and non-derivative financial instruments. The Company has established policies regarding the types and notional value of derivative financial instruments that can be entered into. The Company currently enters into foreign exchange forwards and swaps to reduce the effects of fluctuating foreign exchange rates and has designated certain intercompany non-derivative financial instruments denominated in foreign currencies as a hedging of its net investments in certain foreign operations denominated in the same foreign currencies.

        All derivative financial instruments are reported on the Consolidated and Combined Balance Sheets at fair value. Changes in the derivative's fair value are recognized currently in earnings in selling, general, and administrative expenses in the Consolidated and Combined Statements of Operations because the Company has not designated the derivatives as either a cash flow hedge or a fair value hedge. The remeasurement of the intercompany non-derivative financial instruments designated as a hedge of the company's net investment in foreign operations is recorded in cumulative translation adjustment in accumulated other comprehensive income on the Consolidated and Combined Balance Sheets offsetting the change in cumulative translation adjustment attributable to the Company's net investments in certain foreign operations.

        The Company determines the fair value of its financial instruments by using methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments, including derivatives, standard market conventions are used to determine fair value. For financial instruments that cannot be valued by means of standard market conventions, valuations are obtained from third-party financial institutions known to be active and significant participants in the relevant market.

        During fiscal 2007, in anticipation of issuing new fixed rate debt, the Company entered into, and concurrent with the Company's fixed rate debt issuance, terminated, forward starting interest rate swaps to hedge the variability in interest expense that would result from changes in interest rates between the date of the swap and the Company's anticipated date of issuing the fixed rate debt. These forward starting interest rate swaps were designated as effective hedges of the probable interest payments under SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities." See Note 14 for further information.

  Share-Based Compensation

        The Company adopted SFAS No. 123R, "Share-Based Payment," on October 1, 2005 using the modified prospective transition method. Under SFAS No. 123R, the Company determines the fair value of share awards on the date of grant using the Black-Scholes valuation model. That fair value is expensed ratably over the expected service period, with an allowance made for estimated forfeitures based on historical employee activity. See Note 23 for additional information related to the Company's share-based compensation.

  Share Premium and Contributed Surplus

        In accordance with the Bermuda Companies Act 1981, when the Company issues shares for cash at a premium to their par value, the resulting premium is credited to a share premium account, a non-distributable reserve. Contributed surplus, subject to certain conditions, is a distributable reserve.

  Currency Translation

        For the Company's non-U.S. dollar functional currency subsidiaries with a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using year-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within equity.

        Gains and losses resulting from foreign currency transactions, which are included in net income, were immaterial in all periods presented.

  Cumulative Effect of Accounting Change

        During fiscal 2006, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143." Accordingly, the Company recognized asset retirement obligations of $16 million and property, plant, and equipment, net of $4 million in its Combined Balance Sheet at fiscal year end 2006. In addition, the Company recorded a cumulative effect of accounting change which resulted in an $8 million after-tax, $12 million pre-tax, loss.

        During fiscal 2005, the Company changed the measurement date for its pension and postretirement benefit plans from September 30th to August 31st, effective October 1, 2004. The Company believes that the one-month change of measurement date was a preferable change as it allows management adequate time to evaluate and report the actuarial information in the Company's Consolidated and Combined Financial Statements under the accelerated reporting deadlines. As a result of this change, the Company recorded an $11 million after-tax, $13 million pre-tax, gain cumulative effect of accounting change in fiscal 2005. See Note 15 for additional information on the Company's retirement plans.

  Recently Adopted Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. The Company currently uses a measurement date of August 31st. SFAS No. 158 also requires additional disclosure in the notes to the financial statements. The measurement date provisions will become effective for the Company in fiscal 2009. The Company is currently assessing the impact of the measurement date change provisions on its results of operations, financial position, or cash flows. The Company adopted the funded status recognition provisions at September 28, 2007. The incremental effects of adopting the standard on the Consolidated Balance Sheet are increases of $386 million in long-term pension and postretirement benefit liabilities, $16 million in accrued and other current liabilities, and $55 million in other assets. The impact of adoption also resulted in additional net deferred tax assets of $122 million. The impact of adoption to accumulated other comprehensive income, a component of equity, was a reduction of $225 million. There was no impact on pension or other postretirement benefit expense, cash flows, or benefits plans in fiscal 2007. On-going compliance with the standard will not impact pension or other postretirement benefit expense, cash flows, or benefit plans. See Note 15 for further discussion of the implementation of the recognition provisions of SFAS No. 158.

        In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effect of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 provides guidance on evaluating the materiality of prior periods' misstatements, quantifying the effects of correcting misstatements in the current period and criteria for restatement of prior periods. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company adopted this guidance effective for fiscal 2007. This adoption did not have a material impact on its results of operations, financial position, or cash flows.

  Recently Issued Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 141R, "Business Combinations." SFAS No. 141R replaces SFAS No. 141 and addresses the recognition and accounting for identifiable assets acquired, liabilities assumed, and noncontrolling interests in business combinations. SFAS No. 141R is effective for the Company in the first quarter of fiscal 2010. The Company is currently assessing the impact that SFAS No. 141R will have on its results of operations, financial position, or cash flows.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements." SFAS No. 160 addresses the accounting and reporting framework for minority interests by a parent company. SFAS No. 160 is effective for the Company in the first quarter of fiscal 2010. The Company is currently assessing the impact that SFAS No. 160 will have on its results of operations, financial position, or cash flows.

        In June 2007, the FASB Emerging Issues Task Force issued EITF Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 requires that a realized income tax benefit from dividends or dividend equivalent units paid on unvested restricted shares and restricted share units be reflected as an increase in contributed surplus and reflected as an addition to the Company's excess tax benefit pool, as defined under SFAS No. 123R. EITF 06-11 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact that EITF 06-11 will have on its results of operations, financial position, or cash flows.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact that SFAS No. 159 will have on its results of operations, financial position, or cash flows.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact, if any, that SFAS No. 157 will have on its results of operations or financial position.

        In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 and related interpretations are effective for the Company in the first quarter of fiscal 2008. The cumulative effect of adoption will be recorded as an adjustment to the opening balance of retained earnings for fiscal 2008. The Company is currently assessing the expected impact of adopting FIN 48. Based upon its evaluation to date, the Company estimates that the adjustment to the opening balance of retained earnings will be $100 to $200 million. This adjustment includes an estimated net increase in contingent liabilities upon adoption of FIN 48 of $300 to $400 million, excluding interest, reduced by the portion of these contingent liabilities for which Tyco International and Covidien are contractually obligated under the terms of the Tax Sharing Agreement. See Note 17 for additional information regarding responsibilities for unresolved legacy tax matters.

3. Separation Costs

        In connection with the Separation, the Company incurred costs of $45 million in fiscal 2007, primarily related to employee costs, including non-cash compensation expense of $11 million related to the modification of share option awards at Separation and $13 million related to the acceleration of restricted share award vesting as a result of Separation. See Note 23 for further information on the conversion of Tyco International share option awards into Tyco Electronics share option awards and the acceleration of restricted share award vesting.

4. Restructuring and Other Charges (Credits), Net

        Charges (credits) to operations by segment during fiscal 2007, 2006, and 2005 were as follows:

	Fiscal
	2007	2006	2005
	(in millions)
Electronic Components	$54	$9	$(1)
Network Solutions	35	9	2
Wireless Systems	10	5	1
Undersea Telecommunications	5	(4)	(12)

	$104	$19	$(10)

        Amounts recognized in the Consolidated and Combined Statements of Operations during fiscal 2007, 2006, and 2005 were as follows:

	Fiscal
	2007	2006	2005
	(in millions)
Restructuring and other charges (credits), net:
Cash charges	$78	$13	$6
Non-cash charges (credits)	21	—	(16)

Total restructuring and other charges (credits), net	99	13	(10)
Cost of sales	5	6	—

	$104	$19	$(10)

Cash Charges

        Activity in the Company's restructuring reserves during fiscal 2007, 2006, and 2005 is summarized as follows:

	Balance at Beginning of Year	Charges	Utilization	Changes in Estimate	Transfers from Held for Sale(1)(2)	Currency Translation	Balance at End of Year
	(in millions)
Fiscal 2007 Activity:
Fiscal 2007 Actions
Employee severance	$—	$69	$(4)	$—	$—	$(1)	$64
Facilities exit costs	—	1	(1)	—	1	—	1
Other costs	—	2	(2)	—	—	—	—

Total	—	72	(7)	—	1	(1)	65

Fiscal 2006 Actions
Employee severance	3	—	(3)	—	—	—	—
Facilities exit costs	2	1	(1)	—	—	—	2

Total	5	1	(4)	—	—	—	2

Pre-Fiscal 2005 Actions
Facilities exit costs	66	5	(15)	—	7	2	65

Total fiscal 2007 activity	71	78	(26)	—	8	1	132

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Balance at Beginning of Year	Charges	Utilization	Changes in Estimate	Transfers from Held for Sale(1)(2)	Currency Translation	Balance at End of Year
	(in millions)
Fiscal 2006 Activity:
Fiscal 2006 Actions
Employee severance	—	12	(10)	—	—	1	3
Facilities exit costs	—	2	—	—	—	—	2
Other	—	—	—	—	—	—	—

Total	—	14	(10)	—	—	1	5

Fiscal 2005 Actions
Employee severance	5	—	(5)	—	—	—	—
Facilities exit costs	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	5	—	(5)	—	—	—	—

Pre-Fiscal 2005 Actions
Employee severance	3	—	(3)	—	—	—	—
Facilities exit costs	71	—	(11)	1	—	5	66
Other	2	—	—	(2)	—	—	—

Total	76	—	(14)	(1)	—	5	66

Total fiscal 2006 activity	81	14	(29)	(1)	—	6	71

Fiscal 2005 Activity:
Fiscal 2005 Actions
Employee severance	—	8	(7)	—	4	—	5
Facilities exit costs	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	—	8	(7)	—	4	—	5

Pre-Fiscal 2005 Actions
Employee severance	15	—	(8)	(4)	—	—	3
Facilities exit costs	43	—	(15)	4	39	—	71
Other	4	—	—	(2)	—	—	2

Total	62	—	(23)	(2)	39	—	76

Total fiscal 2005 activity	$62	$8	$(30)	$(2)	$43	$—	$81

(1)
During fiscal 2006, the Printed Circuit Group business was accounted for as held for sale and related restructuring liabilities were reclassified accordingly. During fiscal 2007, the Printed Circuit Group business was sold and $8 million of restructuring liabilities were retained by the Company. See Note 5 for additional information.

(2)
The Tyco Global Network was accounted for as held for sale during fiscal 2004 and related restructuring liabilities were reclassified accordingly. In fiscal 2005, the Tyco Global Network was sold and $39 million of restructuring liabilities were retained by the Company. In addition, the Company transferred $4 million of severance liabilities from liability held for sale as a result of the sale of the Tyco Global Network. See Note 5 for additional information.

  Fiscal 2007 Actions

        The Company initiated restructuring programs during fiscal 2007 relating to the exit of manufacturing operations and the migration of product lines to low cost countries in the Electronic Components and Network Solutions segments and the rationalization of certain product lines in the Wireless Systems segment. In connection with these actions, during fiscal 2007, the Company recorded restructuring charges of $72 million primarily related to employee severance and benefits. The Company expects to complete all restructuring activities commenced in fiscal 2007 by the end of fiscal 2009 and to incur additional charges of approximately $30 million relating to these initiated actions by completion.

  Fiscal 2006 Actions

        During fiscal 2006, the Company recorded restructuring charges of $14 million primarily related to employee severance and benefits. These charges included the elimination of 166 positions. As of fiscal year end 2007, the remaining restructuring reserve related to the fiscal 2006 actions is $2 million.

  Fiscal 2005 Actions

        During fiscal 2005, the Company recorded restructuring charges of $8 million related to employee severance and benefits. These charges included the elimination of 802 positions. In addition, the Company transferred $4 million of severance liabilities from liability held for sale as a result of the sale of the Tyco Global Network. As of fiscal year end 2007, all actions under these plans are complete.

  Pre-Fiscal 2005 Actions

        During fiscal 2002, the Company recorded restructuring charges of $798 million primarily related to a significant downturn in the telecommunications industry and certain other end markets. These actions have been completed. As of fiscal year end 2007, the remaining restructuring reserves related to the fiscal 2002 actions are $65 million, relating to exited lease facilities. During fiscal 2007, the Company recorded restructuring charges of $5 million for interest accretion on these reserves. The Company expects that its remaining reserves will continue to be paid out over the expected terms of the obligations which range from one to fifteen years.

Non-Cash Charges and Credits

        During fiscal 2007, the Company recorded non-cash charges of $21 million primarily related to fixed assets in connection with exited manufacturing operations and $5 million in cost of goods sold for write-downs in carrying value of inventory related to exited product lines.

        During fiscal 2006, the Company recorded non-cash charges of $10 million, including $6 million in cost of goods sold for write-downs in carrying value of inventory related to exited product lines. Also, during fiscal 2005, the Company completed exit activities related to previously acquired operations for which goodwill had been fully impaired in prior years. As these activities were completed for amounts less than originally established as acquisition liabilities, the Company recorded the reversal of the acquisition liabilities as a restructuring and other credit of $4 million.

        During fiscal 2005, the Company sold assets which were previously written down to their net realizable value in fiscal 2002 for amounts greater than originally estimated and recorded related gains as restructuring and other credits of $9 million. Also, during fiscal 2005, the Company completed exit activities related to previously acquired operations for which goodwill had been fully impaired in prior years. As these activities were completed for amounts less than originally established as acquisition liabilities, the Company recorded the reversal of the acquisition liabilities as a restructuring and other credit of $7 million.

Total Restructuring Reserves

        The Company's restructuring reserves by segment at fiscal year end 2007 and 2006 were as follows:

	Fiscal
	2007	2006
	(in millions)
Electronic Components	$29	$1
Network Solutions	34	3
Wireless Systems	6	3
Undersea Telecommunications	63	64

Restructuring reserves	$132	$71

        At fiscal year end 2007 and 2006, restructuring reserves were included in the Company's Consolidated and Combined Balance Sheets as follows:

	Fiscal
	2007	2006
	(in millions)
Accrued and other current liabilities	$70	$16
Other liabilities	62	55

Restructuring reserves	$132	$71

5. Discontinued Operations and Divestitures

  Discontinued Operations

        The divestiture of the Company's Power Systems business was authorized during fiscal 2007. As a result, the Company assessed Power Systems' assets for impairment under SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," using a probability-weighted set of expected cash flows from the eventual disposition. The Company determined that the book value of the Power Systems business exceeded its estimated fair value and recorded a $435 million after-tax, $585 million pre-tax, impairment charge in the third quarter of fiscal 2007 in loss from discontinued operations, net of income taxes on the Consolidated and Combined Statement of Operations. Subsequent to year end, the Company entered into a definitive agreement to sell its Power Systems business. See Note 26 for additional information.

        During fiscal 2006, the Company entered into a definitive agreement to divest the Printed Circuit Group business. During the first quarter of fiscal 2007, the Company consummated the sale of the

Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale.

        The Power Systems and Printed Circuit Group businesses met the held for sale and discontinued operations criteria and have been included in discontinued operations in all periods presented. Prior to reclassification as held for sale, both the Power Systems and Printed Circuit Group business were components of the Other segment, which has been renamed the Undersea Telecommunications segment.

        The following table reflects net sales, pre-tax loss from discontinued operations, pre-tax gain on sale of discontinued operations including impairments and costs to sell, and income taxes for fiscal 2007, 2006, and 2005:

	Fiscal
	2007	2006	2005
	(in millions)
Net sales	$490	$940	$882
Pre-tax loss from discontinued operations	$(635)	$(34)	$(33)
Pre-tax gain on sale of discontinued operations	45	—	—
Income tax benefit	180	47	155

(Loss) income from discontinued operations, net of income taxes	$(410)	$13	$122

        The following table presents balance sheet information for discontinued operations and other businesses held for sale at fiscal year end 2007 and 2006:

	Fiscal
	2007	2006
	(in millions)
Accounts receivable, net	$96	$188
Inventories	114	174
Intangible assets, net	—	452
Property, plant, and equipment, net	—	164
Other assets	5	4

Total assets	$215	$982

Accounts payable	$39	$87
Accrued and other current liabilities	24	48
Other liabilities	102	10

Total liabilities	$165	$145

  Gain on Divestiture

        During fiscal 2005, the Company agreed to sell the Tyco Global Network, its undersea fiber optic telecommunication network that was part of the Undersea Telecommunications segment. The sale was consummated on June 30, 2005. As part of the sale transaction, the Company received gross cash proceeds of $130 million and the purchaser assumed certain liabilities. In connection with this sale, the Company recorded a $301 million pre-tax gain which is reflected in gain on divestiture in the Combined Statement of Operations for fiscal 2005. The Company has presented the operations of the Tyco Global Network in continuing operations as the criteria for discontinued operations were not met.

6. Acquisitions

  Acquisitions

        During fiscal 2006, the Company acquired one business for an aggregate cost of $18 million and acquired the remaining interest in a joint venture for $5 million. The Company acquired one business for an aggregate cost of $8 million and acquired the remaining interest in a joint venture for $4 million in fiscal 2005. These acquisitions were funded utilizing cash generated from operations. These acquisitions did not have a material effect on the Company's financial position, results of operations, or cash flows.

  Holdback and Earn-Out Liabilities

        The Company paid cash related to holdback and earn-out liabilities of approximately $1 million, $82 million, and $2 million during fiscal 2007, 2006, and 2005, respectively, relating to certain prior period acquisitions. The total cash paid in fiscal 2006 was reported in discontinued operations as it related to the Printed Circuit Group business. Holdback liabilities represent a portion of the purchase price withheld from the seller pending finalization of the acquisition balance sheet and other pre-acquisition contingencies. Additionally, certain acquisitions have provisions that would require the Company to make additional contingent purchase price payments to the sellers if the acquired company achieves certain milestones subsequent to its acquisition by the Company. These payments are tied to certain performance measures, such as sales, gross margin, or earnings growth and generally are treated as additional purchase price.

        At fiscal year end 2007 and 2006, holdback and earn-out liabilities of $60 million and $54 million, respectively, were included in other liabilities on the Company's Consolidated and Combined Balance Sheets.

7. Inventories

        At fiscal year end 2007 and 2006, inventories consisted of the following:

	Fiscal
	2007	2006
	(in millions)
Raw materials	$327	$306
Work in progress	838	675
Finished goods	882	869

Inventories	$2,047	$1,850

8. Property, Plant, and Equipment, Net

        At fiscal year end 2007 and 2006, property, plant, and equipment, net consisted of the following:

	Fiscal
	2007	2006
	(in millions)
Land and improvements	$248	$250
Buildings and leasehold improvements	1,406	1,314
Machinery and equipment	6,404	5,308
Construction in process	471	572

Gross property, plant, and equipment	8,529	7,444
Accumulated depreciation	(5,024)	(4,368)

Property, plant, and equipment, net	$3,505	$3,076

        Depreciation expense was $498 million, $448 million, and $457 million in fiscal 2007, 2006, and 2005, respectively.

        Capital leases are included as a component of machinery and equipment. Amortization of assets under capital leases is included in depreciation expense.

        During fiscal 2007, the Company exercised its option to buy five cable-laying sea vessels that were previously leased to the Company and used by the Undersea Telecommunications segment at a cost of $280 million, which was reflected as a capital expenditure.

9. Goodwill

        The changes in the carrying amount of goodwill by segment for fiscal 2007 and 2006 were as follows:

	Electronic Components	Network Solutions	Wireless Systems	Total
	(in millions)
Balance at September 30, 2005	$5,947	$841	$635	$7,423
Acquisitions	5	1	—	6
Impairment	—	—	(316)	(316)
Currency translation	21	1	—	22

Balance at September 29, 2006	5,973	843	319	7,135
Purchase accounting adjustments	(1)	1	—	—
Currency translation	36	6	—	42

Balance at September 28, 2007	$6,008	$850	$319	$7,177

        During fiscal 2006, the Company recorded a goodwill impairment of $316 million in its Wireless Systems segment related to the Integrated Wireless Products reporting unit. The impairment charge was incurred when the reporting unit experienced slower growth and profitability than management's previous experience and future expectations due to sales declines in certain end markets.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

10. Intangible Assets, Net

        The Company's intangible assets at fiscal year end 2007 and 2006 were as follows:

	Fiscal
	2007				2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period
	($ in millions)
Amortizable:
Intellectual property	$858	$(315)	$543	23 years	$835	$(270)	$565	23 years
Other	14	(3)	11	50 years	12	(2)	10	50 years

Total amortizable	872	(318)	554	24 years	847	(272)	575	24 years
Non-amortizable	—	—	—		1	—	1

Intangible assets	$872	$(318)	$554		$848	$(272)	$576

        Intangible asset amortization expense, which is recorded in selling, general, and administrative expenses, was $37 million, $36 million, and $33 million for fiscal 2007, 2006, and 2005, respectively. The estimated aggregate amortization expense on intangible assets currently owned by the Company is expected to be as follows:

(in millions)
Fiscal 2008	$40
Fiscal 2009	39
Fiscal 2010	38
Fiscal 2011	38
Fiscal 2012	37
Thereafter	362

$554

11. Accrued and Other Current Liabilities

        At fiscal year end 2007 and 2006, accrued and other current liabilities consisted of the following:

	Fiscal
	2007	2006
	(in millions)
Accrued payroll and employee benefits	$359	$335
Income taxes payable	245	394
Restructuring reserves	70	16
Dividends payable	70	—
Deferred income taxes	49	41
Other	657	521

Accrued and other current liabilities	$1,450	$1,307

12. Debt

        Debt at fiscal year end 2007 and 2006 was as follows:

	Fiscal
	2007	2006
	(in millions)
6.00% senior notes due 2012	$800	$—
6.55% senior notes due 2017	747	—
7.125% senior notes due 2037	498	—
Unsecured senior bridge loan facility	550	—
Unsecured senior revolving credit facility	700	—
Due to Tyco International Ltd. and affiliates	—	3,510
7.2% notes due 2008	19	86
Other	64	66

Total debt	3,378	3,662
Less current portion(1)	5	291

Long-term debt	$3,373	$3,371

(1)
The current portion of long-term debt at September 28, 2007 was comprised of $5 million of the amount shown as other. At September 29, 2006, the current portion of long-term debt was comprised of $285 million due to Tyco International Ltd. and affiliates and $6 million of the amount shown as other.

        During September 2007, Tyco Electronics Group S.A. ("TEGSA"), a wholly-owned subsidiary of the Company, issued $800 million principal amount of its 6.00% senior notes due 2012, $750 million principal amount of its 6.55% senior notes due 2017, and $500 million principal amount of its 7.125% senior notes due 2037, all of which are fully and unconditionally guaranteed by the Company. TEGSA offered the senior notes in the U.S. to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the "Securities Act"). In addition, the initial purchasers, through their respective selling agents, sold less than one-half of one percent of the senior notes outside the U.S. pursuant to Regulation S under the Securities Act. In connection with the issuance of the senior notes, TEGSA and the Company entered into a registration rights agreement with the initial purchasers under which TEGSA and the Company agreed, for the benefit of the holders of the senior notes, to file with the SEC an exchange offer registration statement within 210 days after the date of the original issue of the notes. Net proceeds from the sales of the senior notes were used to repay a portion of borrowings under the unsecured senior bridge loan facility.

        In April 2007, TEGSA entered into a $2,800 million unsecured senior bridge loan facility. The Company is the guarantor of the bridge facility which had an original maturity date of April 23, 2008. On August 31, 2007, the Company and TEGSA amended the unsecured bridge loan facility to permit, at TEGSA's option, an extension of the maturity from April 23, 2008 to April 22, 2009. Borrowings under the bridge facility bear interest, at TEGSA's option, at a base rate or the London interbank offered rate ("LIBOR") plus a margin dependent on TEGSA's credit ratings and the amount drawn under the facility. TEGSA is required to pay an annual facility fee ranging from 4.5 to 12.5 basis points depending on its credit ratings. The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if the Company or TEGSA issues debt or equity. In May 2007, tranche B was added to the bridge facility, increasing the amount of the facility by $775 million. All balances under tranche B of the facility were paid off and all commitments under tranche B were cancelled in August 2007. Borrowings under the bridge facility were used to fund a portion of Tyco International's debt tender offers, to repay a portion of Tyco International's existing bank credit facilities, and to fund the Company's portion of Tyco International's class action settlement escrow. See Note 16 for further information regarding the class action settlement.

        Additionally, in April 2007, TEGSA entered into a five-year unsecured senior revolving credit facility. The Company is the guarantor of the revolving credit facility. The commitments under the revolving credit facility are $1,500 million. Interest and fees under the revolving credit facility are substantially the same as under the bridge loan facility. The revolving credit facility will be used for working capital, capital expenditures, and other corporate purposes.

        As of September 28, 2007, TEGSA had $700 million outstanding under the five-year unsecured senior revolving credit facility, which bore interest at the rate of 5.38%. Also, as of September 28, 2007, TEGSA had $550 million of indebtedness outstanding under the unsecured bridge loan facility, which bore interest at the rate of 5.47%.

        During the third quarter of fiscal 2007, the Company conducted a tender offer to purchase for cash its subsidiary's 7.2% notes due 2008 amounting to $86 million. Approximately $67 million, or 78%, of the notes were tendered and extinguished.

        The Company's debt agreements contain financial and other customary covenants. None of these covenants are presently considered restrictive to the Company's operations. As of September 28, 2007, the Company was in compliance with all of its debt covenants.

        The September 2007 senior notes referred to above are subject to an exchange and registration rights agreement under which if certain registration requirements are not met by the required time or registration is withdrawn or is subject to an effective stop order, there may be a registration default, requiring payment by the Company of liquidated damages in the form of special interest at a rate of 0.25% per annum for the first 90 days of such registration default, and at a rate of 0.50% thereafter, until such registration default is cured. As of September 28, 2007, the Company has determined that the likelihood of a registration default is remote and has not accrued any special interest.

        Tyco International's consolidated debt, exclusive of amounts incurred directly by the Company, was proportionately allocated to the Company at September 29, 2006 based on the historical funding requirements of the Company using historical data. The allocated debt amounts, presented as "Due to Tyco International Ltd. and affiliates," were classified on the Combined Balance Sheet at September 29, 2006 based on the maturities of Tyco International's underlying debt.

        Net interest expense was allocated in the same proportions as debt through June 1, 2007 and includes the impact of interest rate swap agreements designated as fair value hedges. For fiscal 2007, 2006, and 2005, Tyco International has allocated to Tyco Electronics interest expense of $150 million, $234 million, and $271 million, respectively, and interest income of $20 million, $33 million, and $32 million, respectively.

        In addition, Tyco International has allocated to the Company loss on retirement of debt in the amount of $232 million and $365 million for fiscal 2007 and 2005, respectively. Such amounts are included in other expense, net in the Consolidated and Combined Statements of Operations. The method utilized to allocate loss on retirement of debt is consistent with the allocation of debt and net interest expense as described above.

        Management believes the allocation basis for debt, net interest expense, and loss on retirement of debt was reasonable based on the historical financing needs of the Company. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had it been operating as an independent, publicly-traded company for the periods presented.

        The fair value of the Company's debt was approximately $3,413 million at fiscal year end 2007. At fiscal year end 2006, the fair value of the Company's external debt, which excludes amounts allocated by Tyco International, was approximately $155 million. For further detail of methods and assumptions used in determining fair value, see Note 2.

        The aggregate amounts of total debt, maturing during the next five years and thereafter are as follows:

(in millions)
Fiscal 2008	$555
Fiscal 2009	20
Fiscal 2010	1
Fiscal 2011	1
Fiscal 2012	1,500
Thereafter	1,301

Total	$3,378

        The unsecured senior bridge loan facility of $550 million is classified as long-term as a result of the Company's August 31, 2007 amendment to the facility. On the maturity schedule above, the $550 million is presented as maturing in fiscal 2008.

        Certain of the Company's operating subsidiaries have overdraft or similar types of facilities, which totaled $51 million, of which $47 million was undrawn and available at fiscal year end 2007. These facilities, most of which are renewable, expire at various dates through the year 2010 and are established primarily within the Company's international operations.

13. Guarantees

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, the Company entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify the Company for 69% of all liabilities settled by the Company with respect to unresolved legacy tax matters. Pursuant to that indemnification, the Company has made similar indemnifications to Tyco International and Covidien with respect to 31% of all liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties' obligation.

        The Company's indemnification created under the Tax Sharing Agreement qualifies as a guarantee of a third party entity's debt under FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 addresses the measurement and disclosure of a guarantor's obligation to pay a debt incurred by a third party. To value the initial obligation under FIN 45, the Company considered a range of probability-weighted future cash flows that represent the likelihood of payment of each class of liability by each of the three post-Separation companies. The future cash flows incorporate interest and penalties that the companies believe will be incurred on each class of liabilities and are discounted to the present value to reflect the value associated with each as of September 28, 2007. The FIN 45 calculation includes a premium that reflects the cost for an insurance carrier to stand in and assume the payment obligation. Because the future cash flows include a consideration of all tax positions, both asserted and unasserted, the FIN 45 fair value is reduced by the Company's accrual of 31% of all asserted tax liabilities on the books of Tyco International and Covidien.

        Based on the probability-weighted future cash flows related to the unresolved tax matters, the Company, under the Tax Sharing Agreement, faces a maximum potential liability of $3 billion, based on undiscounted estimates and interest and penalties used to determine the fair value of the FIN 45 guarantee and an assumption of 100% default on the parts of Tyco International and Covidien, a likelihood that management believes to be remote. In the event that the Company is required, due to bankruptcy or other business interruption on the part of Tyco International or Covidien, to pay more than the contractually determined 31%, the Company retains the right to seek payment from the effected entity.

        At Separation, the probability-weighted cash flows and risk premium resulted in a fair value of the FIN 45 liability of $338 million. During the fourth quarter of fiscal 2007, a review of tax reserves held by the Company, Tyco International, and Covidien resulted in approximately $134 million of tax reserves on the books of Tyco International and Covidien being transferred to the Company. As a result of recording those liabilities, the Company re-assessed its FIN 45 liability and decreased it by $42 million to $296 million. The total liability of $296 million under FIN 45 consists of two components. The first component is a SFAS No. 5, "Accounting for Contingencies," liability that represents the asserted liabilities that either Tyco International or Covidien have determined to be probable and estimable totaling $198 million. The remaining $98 million represents the fair value of the 31% indemnification made to Tyco International and Covidien under the Tax Sharing Agreement. The initial liability at Separation and the transfer made in the fourth quarter of fiscal 2007 were reflected as adjustments to contributed surplus on the Consolidated Balance Sheets.

        Upon Separation, the Company assumed $930 million of contingent tax liabilities from Tyco International which was recorded in income taxes on the Consolidated Balance Sheet. Under the Tax Sharing Agreement, these liabilities, coupled with pre-existing tax liabilities, resulted in the Company recording a receivable of $675 million from Tyco International and Covidien to reflect the 69% indemnification granted by each, which was recorded in receivable from Tyco International Ltd. and Covidien Ltd. on the Consolidated Balance Sheet upon Separation. During the fourth quarter of fiscal 2007, in conjunction with the review of tax reserves discussed in the above paragraph, the Company assumed an additional $161 million in tax reserves, of which $27 million represents accrued interest, resulting in total income tax liabilities assumed as a result of Separation of $1,091 million, which is recorded in income taxes on the Consolidated Balance Sheets. As a result of assuming these liabilities, the Company has recorded a receivable from Tyco International and Covidien in the amount of $844 million on the Consolidated Balance Sheet.

        In disposing of assets or businesses, the Company often provides representations, warranties, and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability for investigation and remediation of environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions.

However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company's financial position, results of operations, or cash flows.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations, or cash flows.

        The Company generally records estimated product warranty costs at the time of sale. For further information on estimated product warranty see Note 2.

        The changes in the Company's warranty liability for fiscal 2007 and 2006 are as follows:

	Fiscal
	2007	2006
	(in millions)
Balance at beginning of fiscal year	$27	$38
Warranties issued during the fiscal year	6	3
Warranty expirations and changes in estimate	(2)	(9)
Settlements	(5)	(5)

Balance at end of fiscal year	$26	$27

14. Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, accounts payable, debt, and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable, investments, accounts payable, external debt, and derivative financial instruments approximated book value at fiscal year end 2007 and 2006. See Note 12 for the fair value estimates of external debt.

        To the extent that Tyco International entered into hedges on behalf of the Company prior to Separation, the statement of operations effects of those hedges have been allocated to the Company as part of the Tyco International general corporate overhead expense allocation or interest expense allocation as appropriate. See Note 17.

        The cash flows related to derivative financial instruments are reported in the operating activities section of the Consolidated and Combined Statements of Cash Flow.

  Foreign Exchange Risks

        As permitted under the Company's risk management program and policies, the Company uses derivative and non-derivative financial instruments to manage certain exposures to foreign currency risks.

        As part of managing the exposure to changes in foreign currency exchange rates, the Company utilizes foreign exchange forwards and swaps. The objective of these contracts is to minimize impacts to cash flows and profitability due to changes in foreign currency exchange rates on intercompany transactions, accounts receivable, accounts payable, and forecasted cash transactions. These contracts are marked to market with changes in the derivatives fair value recognized currently in earnings in selling, general, and administrative expenses in the Consolidated and Combined Statements of Operations. At fiscal year end 2007, the Company had net liabilities of $8 million on the Consolidated Balance Sheet related to these transactions.

        The Company centrally manages the cash of most of its subsidiaries. To convert foreign currency cash flows in a cost effective manner, the Company enters into currency swaps and foreign exchange forwards. The terms of these instruments are generally less than one year. The changes in the fair values of these contracts and of the underlying hedged exposures are largely offsetting and are recorded in selling, general, and administrative expenses in the Consolidated and Combined Statements of Operations.

  Interest Rate Risk Management

        The Company issues debt, from time to time, in capital markets to fund its operations. Such borrowings can result in interest rate and/or currency exposure. To manage these exposures and to minimize overall interest cost, the Company has used and may use in the future interest rate swaps to convert a portion of its fixed-rate debt into variable rate debt (fair value hedges) and/or convert a portion of its variable rate debt into fixed rate debt (cash flow hedges). At the end of September 28, 2007, the Company had no outstanding interest rate swaps.

        During fiscal 2007, in anticipation of issuing new fixed rate debt, the Company entered into, and concurrent with the Company's fixed rate debt issuance, terminated, forward starting interest rate swaps to hedge the variability in interest expense that would result from changes in interest rates between the date of the swap and the Company's anticipated date of issuing fixed rate debt. These forward starting interest rate swaps were designated as effective hedges of the probable interest payments under SFAS No. 133. Upon the issuance of the Company's new debt, these swaps were terminated for a cash payment of $54 million. The effective portion of these swaps of $53 million was recorded in other comprehensive income and will be recognized in earnings as interest expense over the remaining term of the related debt instruments. The ineffective portion of $1 million was recorded as interest expense in the Consolidated and Combined Financial Statements.

  Hedge of Net Investment

        The Company hedges its net investments in certain foreign operations using intercompany non-derivative financial instruments denominated in the same currencies. The aggregate notional value of these hedges was $3.7 billion at September 28, 2007. As a result of the hedges of net investment, $118 million of foreign exchange loss was reclassified to cumulative translation adjustment, a component of other comprehensive income, for the fiscal year ended September 28, 2007. The Company did not hedge net investments in foreign operations during fiscal 2006 or fiscal 2005.

        The Company's derivative financial instruments present certain market and counterparty risks; however, concentration of counterparty risk is mitigated as the Company deals with a variety of major banks worldwide with long-term Standard & Poor's and Moody's credit ratings of A/A2 or higher. In addition, only conventional derivative financial instruments are utilized, thereby affording optimum clarity as to the determination of the market risk. None of the Company's derivative financial instruments outstanding at year end would result in a significant loss to the Company if a counterparty failed to perform according to the terms of its agreement. At this time, the Company does not require collateral or other security to be furnished by the counterparties to its derivative financial instruments.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

15. Retirement Plans

  Measurement Date

        In fiscal 2005, the Company changed the measurement date for its pension and postretirement benefit plans from September 30th to August 31st, effective October 1, 2004. The Company believes that the one-month change of measurement date was a preferable change as it allows management adequate time to evaluate and report the actuarial information in the Consolidated and Combined Financial Statements under the accelerated reporting deadlines. Accordingly, all amounts presented as of and for the fiscal years ended 2006 and 2005 reflect an August 31st measurement date, while prior years reflect a September 30th measurement date. The Company has accounted for the change in measurement date as a change in accounting principle. The cumulative effect of the accounting principle change as of the beginning of fiscal 2005 was an $11 million after-tax, $13 million pre-tax, gain. The change in measurement date did not have a material effect on net periodic benefit costs.

  Adoption of SFAS No. 158

        As disclosed in Note 2, the Company adopted the funded status recognition provisions of SFAS No. 158 effective September 28, 2007. The following table summarizes the impact of the adoption of SFAS No. 158 on the Consolidated Balance Sheet at September 28, 2007:

	Prior to SFAS No. 158 Adoption	Impact of SFAS No. 158 Adoption	After SFAS No. 158 Adoption
	(in millions)
Assets:
Current deferred income tax assets	$320	$5	$325
Other assets	283	55	338
Non-current deferred income tax assets	1,274	123	1,397

Total Assets	$23,505	$183	$23,688

Liabilities and Equity:
Accrued and other current liabilities	$1,434	$16	$1,450
Non-current deferred tax liabilities	265	6	271
Long-term pension and postretirement liabilities	221	386	607
Accumulated other comprehensive income	1,277	(225)	1,052

Total Liabilities and Equity	$23,505	$183	$23,688

        The amounts recognized in accumulated other comprehensive income as of September 28, 2007 were as follows:

	U.S. Defined Benefit Pension Plans	Non-U.S. Defined Benefit Pension Plans	Other Postretirement Benefit Plans
	(in millions)
Prior service (credit) cost	$—	$(18)	$2
Net loss	170	240	—

Total	$170	$222	$2

        The amounts in accumulated other comprehensive income as of September 28, 2007 that are expected to be recognized as components of net periodic benefit cost (credit) during fiscal 2008 were as follows:

	U.S Defined Benefit Pension Plans	Non-U.S Defined Benefit Pension Plans	Other Postretirement Benefit Plans
	(in millions)
Prior service credit	$—	$(2)	$—
Net loss	7	8	—

Total	$7	$6	$—

  Defined Benefit Pension Plans

        Prior to Separation, the Company participated through its former parent, Tyco International, in a number of contributory and noncontributory defined benefit retirement plans. Subsequent to Separation, the Company assumed sponsorship of those plans, covering certain of its U.S. and non-U.S. employees, designed in accordance with local custom and practice. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Consolidated and Combined Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

        Prior to Separation, the Company participated through its former parent in one co-mingled plan that included plan participants of other Tyco International subsidiaries. The Company recorded its portion of the co-mingled plan's expense and the related obligation, which has been actuarially determined based on the Company's specific benefit formulas by participants and allocated plan assets. The contribution amounts were determined in total for the co-mingled plan and allocated to the Company based on headcount. Management believes such allocations were reasonable. In fiscal 2007, this plan was legally separated, resulting in a reallocation of assets based on the Employee Retirement Income Security Act ("ERISA") prescribed calculation which will result in adjustments to the components of the net amount recognized and future expense.

        The net periodic benefit (credit) cost for all U.S. and non-U.S. defined benefit pension plans in fiscal 2007, 2006, and 2005 was as follows:

	U.S. Plans			Non-U.S. Plans
	Fiscal			Fiscal
	2007	2006	2005	2007	2006	2005
	($ in millions)
Service cost	$5	$4	$4	$60	$62	$54
Interest cost	55	50	52	70	60	61
Expected return on plan assets	(74)	(72)	(65)	(60)	(51)	(45)
Amortization of prior service cost	—	—	—	(2)	(2)	—
Amortization of net actuarial loss	13	15	12	20	24	21
Curtailment/settlement gain and special termination benefits	(10)	—	—	(1)	—	(6)

Net periodic benefit (credit) cost	$(11)	$(3)	$3	$87	$93	$85

Weighted average assumptions used to determine net pension cost during the period:
Discount rate	6.00%	5.25%	6.00%	4.15%	3.85%	4.52%
Expected return on plan assets	7.99%	7.99%	7.99%	5.73%	5.76%	6.12%
Rate of compensation increase	4.00%	4.00%	4.25%	3.19%	3.06%	3.37%

        The following table represents the changes in benefit obligations, plan assets, and the net amount recognized on the Consolidated and Combined Balance Sheets for all U.S. and non-U.S. defined benefit plans at fiscal year end 2007 and 2006:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2007	2006	2007	2006
	($ in millions)
Change in benefit obligations:
Benefit obligation at end of prior period	$947	$988	$1,662	$1,583
Service cost	5	4	60	62
Interest cost	55	50	70	60
Employee contributions	—	—	6	5
Plan amendments	—	—	3	(19)
Actuarial gain	(34)	(44)	(126)	(42)
Benefits and administrative expenses paid	(51)	(51)	(60)	(47)
(Divestitures) new plans	(4)	—	31	—
Curtailment/settlement gain and special termination benefits	—	—	(6)	—
Currency translation	—	—	118	60

Benefit obligation at end of period	$918	$947	$1,758	$1,662

Change in plan assets:
Fair value of plan assets at end of prior period	$951	$928	$1,002	$870
Actual return on plan assets	114	73	94	81
Employer contributions	1	1	68	53
Employee contributions	—	—	6	5
(Divestitures) new plans	(51)	—	16	—
Benefits and administrative expenses paid	(51)	(51)	(60)	(47)
Curtailment/settlement gain and special termination benefits	—	—	(6)	—
Currency translation	—	—	74	40

Fair value of plan assets at end of period	$964	$951	$1,194	$1,002

Funded status	$46	$4	$(564)	$(660)
Contributions after the measurement date	—	—	11	14
Unrecognized net actuarial loss	—	200	—	399
Unrecognized prior service cost (credit)	—	1	—	(21)

Net amount recognized	$46	$205	$(553)	$(268)

Amounts recognized on the Consolidated and Combined Balance Sheets:
Intangible asset	$—	$1	$—	$—
Other assets	63	4	14	19
Accrued and other current liabilities	(3)	—	(8)	—
Long-term pension and postretirement liabilities	(14)	—	(559)	(453)
Additional minimum liability	—	200	—	166

Net amount recognized	$46	$205	$(553)	$(268)

Weighted average assumptions used to determine pension benefit obligations at period end:
Discount rate	6.35%	6.00%	4.70%	4.15%
Rate of compensation increase	4.00%	4.00%	3.45%	3.19%

        In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by their external advisors.

        The investment strategy for the U.S. pension plans has been governed by the Company's Investment Committee; investment strategies for non-U.S. pension plans are governed locally. The Company's investment strategy for its pension plans is to manage the plans on a going concern basis. Current investment policy is to achieve a reasonable return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants.

        Target weighted-average asset allocations and weighted average asset allocations for U.S. and non-U.S. pension plans at fiscal year end 2007 and 2006 were as follows:

	U.S. Plans			Non-U.S. Plans
	Target	Fiscal 2007	Fiscal 2006	Target	Fiscal 2007	Fiscal 2006
Asset Category:
Equity securities	60%	59%	52%	52%	52%	52%
Debt securities	40	39	41	39	39	39
Real estate	—	—	3	3	3	3
Cash and cash equivalents	—	2	4	6	6	6

Total	100%	100%	100%	100%	100%	100%

        Tyco Electronics' common shares are not a direct investment of the Company's pension funds; however, the pension funds may indirectly include Tyco Electronics shares. The aggregate amount of the Tyco Electronics common shares would not be considered material relative to the total pension fund assets.

        The Company's funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that, at a minimum, it will make the minimum required contributions to its pension plans in fiscal 2008 of $4 million for U.S. plans and $66 million for non-U.S. plans.

        Benefit payments, which reflect future expected service, as appropriate, are expected to be paid as follows:

	U.S. Plans	Non-U.S. Plans
	(in millions)
Fiscal 2008	$55	$55
Fiscal 2009	54	57
Fiscal 2010	58	62
Fiscal 2011	58	66
Fiscal 2012	62	67
Fiscal 2013-2017	328	398

        The accumulated benefit obligation for all U.S. and non-U.S. plans as of fiscal year end 2007 and 2006 was as follows:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2007	2006	2007	2006
	(in millions)
Accumulated benefit obligation	$915	$944	$1,503	$1,413

        The accumulated benefit obligation and fair value of plan assets for U.S. and non-U.S. pension plans with accumulated benefit obligations in excess of plan assets at fiscal year end 2007 and 2006 were as follows:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2007	2006	2007	2006
	(in millions)
Accumulated benefit obligation	$19	$88	$754	$1,334
Fair value of plan assets	4	59	386	900

        The projected benefit obligation and fair value of plan assets for U.S. and non-U.S. pension plans with projected benefit obligations in excess of plan assets at fiscal year end 2007 and 2006 were as follows:

	U.S. Plans		Non-U.S. Plans
	Fiscal		Fiscal
	2007	2006	2007	2006
	(in millions)
Projected benefit obligation	$22	$90	$1,667	$1,589
Fair value of plan assets	4	59	1,088	926

  Defined Contribution Retirement Plans

        The Company maintains several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants' compensation and was $72 million, $69 million, and $68 million for fiscal 2007, 2006, and 2005, respectively.

  Deferred Compensation Plans

        The Company maintains nonqualified deferred compensation plans, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in Tyco Electronics' 401(k) plans and the account balance fluctuates with the investment returns on those funds. Total deferred compensation liabilities were $37 million and $27 million at fiscal year end 2007 and 2006, respectively. Deferred compensation expense was immaterial in all years presented.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

  Rabbi Trusts

        The Company has established rabbi trusts, related to certain acquired companies, through which the assets may be used to pay non-qualified plan benefits. The trusts primarily hold bonds. The rabbi trust assets are subject to the claims of the Company's creditors in the event of the Company's insolvency. The value of the assets held by these trusts, included in Other assets on the Consolidated and Combined Balance Sheets, was $89 million and $87 million at fiscal year end 2007 and 2006, respectively. Total liabilities related to the assets held by the rabbi trust and reflected on the Consolidated and Combined Balance Sheet were $25 million and $28 million at fiscal year end 2007 and 2006, respectively. Plan participants are general creditors of the Company with respect to these benefits.

  Postretirement Benefit Plans

        In addition to providing pension and 401(k) benefits, the Company also provides certain health care coverage continuation for qualifying retirees from date of retirement to age 65.

        Net periodic postretirement benefit cost in fiscal 2007, 2006, and 2005 was as follows:

	Fiscal
	2007	2006	2005
	($ in millions)
Service cost	$1	$1	$1
Interest cost	3	2	3
Amortization of prior service credit	—	—	(1)
Curtailment/settlement gain and special termination benefits	(3)	—	—

Net periodic postretirement benefit cost	$1	$3	$3

Weighted average assumptions used to determine net postretirement benefit cost during the period:
Discount rate	5.75%	4.75%	5.50%
Rate of compensation increase	4.00%	4.00%	4.25%

        The components of the accrued postretirement benefit obligations, substantially all of which are unfunded, at fiscal year end 2007 and 2006, were as follows:

	Fiscal
	2007	2006
	($ in millions)
Change in benefit obligations:
Benefit obligation at beginning of period	$49	$57
Service cost	1	1
Interest cost	3	2
Actuarial gain	(7)	(4)
Benefits paid	(5)	(7)

Benefit obligation at end of period	$41	$49

Change in plan assets:
Fair value of assets at beginning of period	$4	$4
Employer contributions	5	7
Benefits paid	(5)	(7)

Fair value of plan assets at end of period	$4	$4

Funded status	$(37)	$(45)
Unrecognized net actuarial loss	—	5
Unrecognized prior service cost	—	2

Accrued postretirement benefit cost	$(37)	$(38)

Amounts recognized on the Consolidated and Combined Balance Sheets:
Accrued and other postretirement liabilities	$(3)	$—
Long-term pension and postretirement liabilities	(34)	(38)

Net amount recognized	$(37)	$(38)

Weighted average assumptions used to determine postretirement benefit obligations at period end:
Discount rate	6.35%	5.75%
Rate of compensation increase	4.00%	4.00%

        The Company expects to make contributions to its postretirement benefit plans of $3 million in fiscal 2008.

        Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows:

(in millions)
Fiscal 2008	$4
Fiscal 2009	3
Fiscal 2010	3
Fiscal 2011	3
Fiscal 2012	3
Fiscal 2013-2017	15

        Health care cost trend assumptions are as follows:

	Fiscal
	2007	2006
Health care cost trend rate assumed for next fiscal year	10.18%	9.79%
Rate to which the cost trend rate is assumed to decline	5.00%	5.00%
Fiscal year the ultimate trend rate is achieved	2013	2013

        A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

	1 Percentage Point Increase	1 Percentage Point Decrease
	(in millions)
Effect on total of service and interest cost	$—	$—
Effect on postretirement benefit obligation	3	(3)

16. Commitments and Contingencies

        The Company has facility, land, vehicle, and equipment leases that expire at various dates through the year 2056. Rental expense under these leases was $179 million, $167 million, and $193 million for fiscal 2007, 2006, and 2005, respectively. At fiscal year end 2007, the minimum lease payment obligations under non-cancelable lease obligations were as follows:

(in millions)
Fiscal 2008	$129
Fiscal 2009	101
Fiscal 2010	81
Fiscal 2011	61
Fiscal 2012	46
Thereafter	194

Total	$612

        The Company also has purchase obligations related to commitments to purchase certain goods and services. At fiscal year end 2007, the Company had commitments to spend $93 million in fiscal 2008.

        At fiscal year end 2007, the Company also had a contingent purchase price commitment of $80 million related to the fiscal 2001 acquisition of Com-Net by the Wireless Systems segment. This represents the maximum amount payable to the former shareholders of Com-Net only after the construction and installation of a communications system for the State of Florida is finished and the State has approved the system based on the guidelines set forth in the contract. A liability for this contingency has not been recorded in the Company's Consolidated and Combined Financial Statements as the outcome of this contingency currently is not estimable.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations, or cash flows.

        As a part of the Separation and Distribution Agreement entered into upon Separation, any existing or potential liabilities related to Tyco International's outstanding litigation were assigned to the Company if Tyco Electronics was specifically identified in the lawsuit. However, any existing or potential liabilities that could not be associated with Tyco Electronics were allocated appropriately and post-separation sharing agreements were established. See "Part I. Item 3. Legal Proceedings" for a description of Tyco International's various significant outstanding litigation proceedings. Tyco Electronics will be responsible for certain potential liabilities that may arise upon the settlement of the pending litigation based on the post-separation sharing agreement. If Tyco International or Covidien were to default on their obligation to pay their allocated share of these liabilities, however, the Company would be required to pay additional amounts.

  Class Actions

        As a result of actions taken by certain of Tyco International's former senior corporate management, Tyco International, some members of Tyco International's former senior corporate management, former members of Tyco International's board of directors, Tyco International's former General Counsels and former Chief Financial Officer, and Tyco International's current Chief Executive Officer are named defendants in a number of purported class actions alleging violations of the disclosure provisions of the federal securities laws. Tyco International, certain of its current and former employees, some members of its former senior corporate management, and some former members of its board of directors also are named as defendants in several ERISA class actions. Tyco International is generally obligated to indemnify its directors and officers and its former directors and officers who are named as defendants in some or all of these matters to the extent required by Bermuda law. In addition, Tyco International's insurance carriers may decline coverage, or Tyco International's coverage may be insufficient to cover its expenses and liability, in some or all of these matters.

        On May 14, 2007, Tyco International entered into a memorandum of understanding with plaintiffs' counsel in connection with the settlement of 32 purported securities class action lawsuits. The memorandum of understanding does not resolve all securities cases, and several remain outstanding. In addition, the proposed settlement does not release claims arising under ERISA.

        Under the terms of the memorandum of understanding, the plaintiffs agreed to release all claims against Tyco International, the other settling defendants, and ten other individuals in consideration for the payment of $2,975 million from Tyco International to the certified class and assignment to the class of any net recovery of any claims possessed by Tyco International and the other settling defendants against Tyco International's former auditor, PricewaterhouseCoopers. Defendant PricewaterhouseCoopers was not a settling defendant and is not a party to the memorandum. However, PricewaterhouseCoopers subsequently agreed to participate in the settlement as a settling defendant, and in consideration of a release of all claims against it by the parties to the memorandum of understanding, agreed to make a payment of $225 million. Tyco International and the other settling defendants have denied and continue to deny any wrongdoing and legal liability arising from any of the facts or conduct alleged in the actions. The parties to the memorandum of understanding applied to the court for approval of the settlement agreement. On July 13, 2007, the court granted preliminary approval of the settlement. On November 2, 2007, the final fairness hearing for the class settlement was held, and the court indicated it would approve the settlement and stated a formal ruling would be issued shortly. If the settlement agreement does not receive final court approval, the memorandum of understanding will be null and void. By December 28, 2007, class participants must file their proofs of claim demonstrating their right to recovery under the class settlement.

        Under the terms of the Separation and Distribution Agreement that was entered into in connection with the Separation, Tyco International, Covidien, and the Company are jointly and severally liable for the full amount of the class action settlement. Additionally, under the Separation and Distribution Agreement, the companies share in the liability and related escrow account with Tyco International assuming 27%, Covidien 42%, and Tyco Electronics 31% of the total settlement amount.

        In the third quarter of fiscal 2007, the Company was allocated a charge from Tyco International of $922 million, for which no tax benefit was available. In addition, in fiscal 2007, the Company was allocated $35 million of income relating to Tyco International's expected recovery of certain costs from insurers, of which $31 million has been collected. The net charge of $887 million has been recorded on the Consolidated and Combined Statement of Operations as allocated class action settlement costs, net. The portions allocated to the Company are consistent with the sharing percentage included in the Separation and Distribution Agreement. Tyco International placed funds in escrow for the benefit of the class. The escrow account earns interest that is payable to the class. In addition, interest is accrued on the class action settlement liability. At fiscal year end 2007, the Company recorded $928 million on the Consolidated Balance Sheet for its portion of the escrow. In addition, the Company recorded a $2,992 million liability and a $2,064 million receivable from Tyco International and Covidien for their portion of the liability at fiscal year end 2007.

        If the proposed settlement were not consummated on the agreed terms or if the unresolved proceedings were to be determined adversely to Tyco International, the Company's share of any additional potential losses, which are not presently estimable, may have a material adverse effect on the Company's financial position, results of operations, or cash flows.

  Investigations

        Tyco International and others have received various subpoenas and requests from the SEC's Division of Enforcement, the U.S. Department of Labor, the General Service Administration, and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting, and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International has advised the Company that it cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. It is not possible to estimate the amount of loss, or range of possible loss, if any, that might result from an adverse resolution of these matters. As a result, Tyco Electronics share of such potential losses also is not estimable and may have a material adverse effect on its financial position, results of operations, or cash flows.

  Compliance Matters

        Tyco International has received and responded to various allegations that certain improper payments were made by Tyco International subsidiaries, including Tyco Electronics subsidiaries, in recent years. During 2005 and 2006, Tyco International reported to the U.S. Department of Justice ("DOJ") and the SEC the investigative steps and remedial measures that it had taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it retained outside counsel to perform a company-wide baseline review of its policies, controls, and practices with respect to compliance with the Foreign Corrupt Practices Act ("FCPA"), that it would continue to make periodic progress reports to these agencies, and that it would present its factual findings upon conclusion of the baseline review. Tyco International and Tyco Electronics have had communications with the DOJ and SEC to provide updates on the baseline review being conducted by outside counsel, including, as appropriate, briefings concerning additional instances of potential improper payments identified by Tyco International and the Company in the course of the Company's ongoing compliance activities. To date, the baseline review has revealed that some business practices may not comply with Tyco International and FCPA requirements. At this time, the Company cannot predict the outcome of other allegations reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, that may result from an adverse resolution of any or all of these matters. However, it is possible that the Company may be required to pay judgments, suffer penalties, or incur settlements in amounts that may have a material adverse effect on its financial position, results of operations, or cash flows. Any judgment, settlement, or other cost incurred by Tyco International in connection with these matters would be subject to the liability sharing provisions of the Separation and Distribution Agreement, which provides that any liabilities not primarily related to any of the businesses of Tyco International, Covidien, or Tyco Electronics will be shared equally among the companies.

  Intellectual Property and Antitrust Litigation

        The Company is a party to a number of patent infringement and antitrust actions that may require the Company to pay damage awards. The Company has assessed the status of these matters and has recorded liabilities related to certain of these matters where appropriate.

  Environmental Matters

        The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations, and alternative cleanup methods. As of fiscal year end 2007, the Company concluded that it was probable that it would incur remedial costs in the range of approximately $12 million to $23 million. As of fiscal year end 2007, the Company concluded that the best estimate within this range is approximately $16 million, of which $3 million is included in accrued and other current liabilities and $13 million is included in other liabilities on the Consolidated Balance Sheet. In view of the Company's financial position and reserves for environmental matters of $16 million, the Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial position, results of operations, or cash flows.

  Income Taxes

        The Company and its subsidiaries' income tax returns are periodically examined by various tax authorities. In connection with these examinations, tax authorities, including the Internal Revenue Service ("IRS"), have raised issues and proposed tax adjustments. The Company and Tyco International are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies and related interest that management has assessed as probable and estimable and which relate specifically to the Tyco Electronics business have been recorded in the Company's Consolidated and Combined Financial Statements. In addition, the Company may be required to pay additional taxes for contingencies not related to the electronics businesses as a result of the tax liability sharing arrangements with Tyco International and Covidien entered into upon Separation.

        In fiscal 2004, in connection with the IRS audit of the fiscal 1997 through 2000 years, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through fiscal 2002. On the basis of previously accepted amendments, the Company has determined that acceptance of these adjustments is probable and, accordingly, has recorded them, as well as the impacts of the adjustments accepted by the IRS, in the Consolidated and Combined Financial Statements. These adjustments resulted in a $205 million net decrease in deferred income tax assets and a $205 million decrease in income taxes in fiscal 2006. Such adjustments did not have a material impact on the Company's results of operations or cash flows.

        During the fourth quarter of fiscal 2007, Tyco International completed proposed amendments to a portion of its U.S. federal income tax returns for the 2001 through 2005 fiscal periods, which primarily reflected the roll forward of the previous amendments for the 1997 to 2002 fiscal periods. These adjustments resulted in a $9 million increase to the tax provision on the Company's Consolidated and Combined Financial Statements in fiscal 2007. Tyco International continues to complete proposed adjustments to the remainder of its U.S. federal income tax returns for periods subsequent to fiscal 2002. When the Company's tax return positions are updated, additional adjustments may be identified and recorded in the Consolidated Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, the Company believes that any resulting adjustments will not have a material impact on its financial condition, results of operations, or cash flows.

        During the third quarter of fiscal 2007, the IRS concluded its field examination of certain of Tyco International's U.S. federal income tax returns for the years 1997 though 2000 and issued anticipated Revenue Agents' Reports which reflect the IRS' determination of proposed tax adjustments for the periods under audit. The Revenue Agents' Reports propose tax audit adjustments to certain of Tyco International's previously filed tax return positions, all of which Tyco International expected and previously assessed at each balance sheet date. Accordingly, the Company has made no additional provision during fiscal 2007 with respect to its share of the proposed audit adjustments in the Revenue Agents' Reports.

        Tyco International has agreed with the IRS on adjustments totaling $498 million, with an estimated cash impact to Tyco International of $458 million, and during the third quarter of fiscal 2007, Tyco International paid $458 million. The Company's portion of this payment reduced income taxes on the Consolidated Balance Sheet by $163 million. Currently, it is the Company's understanding that Tyco International will appeal other proposed tax audit adjustments totaling approximately $1 billion and intends to vigorously defend its prior filed tax return positions. The Company continues to believe that the amounts recorded in its Consolidated and Combined Financial Statements relating to these tax adjustments are sufficient. However, the ultimate resolution of these matters is uncertain and could result in a material impact to the Company's financial position, results of operations, or cash flows. In addition, ultimate resolution of these matters could result in Tyco International filing amended U.S. federal income tax returns for years subsequent to the current fiscal 1997 to 2000 audit period and could have a material impact on the Company's effective tax rate in future reporting periods.

        Additionally, the IRS proposed civil fraud penalties against Tyco International arising from alleged actions of former executives in connection with certain intercompany transfers of stock in 1998 and 1999. Based on statutory guidelines, the Company estimates the proposed penalties could range between $30 million and $50 million. Any penalty imposed would be subject to sharing with Tyco International and Covidien under the Tax Sharing Agreement. Currently, it is the Company's understanding that Tyco International will vigorously oppose the assertion of any such penalties.

        In connection with the Separation, the Company entered into a Tax Sharing Agreement that generally governs Covidien's, Tyco Electronics' and Tyco International's respective rights,

responsibilities, and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Covidien or Tyco Electronics to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Internal Revenue Code (the "Code") or certain internal transactions undertaken in anticipation of the spin-offs to qualify for tax-favored treatment under the Code.

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, the Company has entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify the Company for 69% of all liabilities settled by the Company with respect to unresolved legacy tax matters. Pursuant to that indemnification, the Company has made similar indemnifications to Tyco International and Covidien with respect to 31% of all liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties' obligation.

        Upon Separation, $930 million of Tyco International's contingent tax liabilities related to unresolved tax matters were transferred to the Company in accordance with the Tax Sharing Agreement. In addition, the Company recorded a receivable from Tyco International and Covidien of $675 million on the Consolidated Balance Sheet at June 29, 2007 relating to indemnifications made by Tyco International and Covidien under the Tax Sharing Agreement. During the fourth quarter of fiscal 2007, an analysis of the tax reserves held by the Company, Tyco International, and Covidien indicated that the Company is the primary obligor for an additional $161 million of tax and related interest for which reserves had been recorded on the books of Tyco International and Covidien. Accordingly, the amounts recorded by the Company upon Separation for contingent tax liabilities and the corresponding assets for indemnifications made by Tyco International and Covidien were increased to reflect these additional amounts. The initial liability at Separation and the adjustment made in the fourth quarter of fiscal 2007 were reflected as adjustments to contributed surplus on the Consolidated Balance Sheet.

        The Company's contractual obligation under the Tax Sharing Agreement is 31% of legacy Tyco International contingent tax liabilities, or $675 million. This net obligation is comprised of shared contingent tax liabilities of $1,223 million, adjusted for the contractual obligations among the parties to the Tax Sharing Agreement. These contractual obligations consist of a $844 million receivable from Tyco International and Covidien related to the Company's shared contingent tax liabilities, a $198 million liability applicable to Tyco International and Covidien contingent tax liabilities, and a $98 million liability under FIN 45 related to the estimated fair value of future indemnifications made under the Tax Sharing Agreement. See further discussion in Note 13. The actual amounts that the Company may be required to ultimately accrue or pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years. See Note 17 for additional information regarding the Company's responsibility for contingent tax liabilities.

  Other Matters

        The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions, and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial position, results of operations, or cash flows.

17. Related Party Transactions

  Trade Activity

        Prior to Separation, the Company sold certain of its manufactured products consisting primarily of connectors and cable assemblies to Tyco International and its affiliates, at prices which approximated fair value. Sales to Tyco International and its affiliates, which are included in net sales on the Consolidated and Combined Statements of Operations, were $60 million during the first nine months of fiscal 2007 and $76 million in both fiscal 2006 and 2005.

  Cash

        During the fourth quarter of fiscal 2007, the Company transferred $27 million of funds to Tyco International to adjust for differences between the Company's cash balance at June 29, 2007 and its final cash balance as determined in accordance with the Separation and Distribution Agreement. This transfer has been recorded as an adjustment to contributed surplus on the Consolidated and Combined Financial Statements.

  Debt and Related Items

        The Company was allocated a portion of Tyco International's consolidated debt, net interest expense, and loss on retirement of debt. See Note 12 for further information regarding these allocations.

  Allocated Expenses

        In the third quarter of fiscal 2007, the Company was allocated a net charge from Tyco International of $887 million related to the class action settlement. See Note 16 for further information regarding the class action settlement.

        Prior to Separation, the Company was allocated general corporate overhead expenses from Tyco International for corporate-related functions based on a pro-rata percentage of Tyco International's consolidated net revenue. General corporate overhead expenses primarily related to centralized corporate functions, including treasury, tax, legal, internal audit, human resources, and risk management functions. During fiscal 2007, 2006, and 2005, the Company was allocated $152 million, $177 million, and $198 million, respectively, of general corporate overhead expenses incurred by Tyco International, which are included within selling, general, and administrative expenses in the Consolidated and Combined Statements of Operations.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

        As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses and net class action settlement costs from Tyco International were reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate as an independent, publicly-traded company. As such, the financial information herein may not necessarily reflect the consolidated and combined financial position, results of operations, and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly-traded company during the periods presented.

  Transactions with Tyco Electronics' and Tyco International's Directors

        During fiscal 2007, the Company engaged in commercial transactions in the normal course of business with companies where Tyco Electronics' directors were employed and served as officers. Purchases from such companies aggregated less than one percent of net sales in fiscal 2007. In addition, during periods prior to the Separation in fiscal 2007, 2006, and 2005, the Company engaged in commercial transactions in the normal course of business with companies where Tyco International's directors were employed and served as officers. During each of these periods, Tyco Electronics' purchases from such companies aggregated less than one percent of net sales.

  Separation and Distribution Agreement

        Upon Separation, the Company entered into a Separation and Distribution Agreement and other agreements with Tyco International and Covidien to effect the Separation and provide a framework for the Company's relationships with Tyco International and Covidien after the distribution of the Company's and Covidien's shares to Tyco International's shareholders (the "Distribution"). These agreements govern the relationships among Tyco International, Covidien, and the Company subsequent to the Separation and provide for the allocation to the Company and Covidien of certain of Tyco International's assets, liabilities, and obligations attributable to periods prior to the Separation.

        Under the Separation and Distribution Agreement and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement, the Company, Covidien, and Tyco International assumed 31%, 42%, and 27%, respectively, of certain of Tyco International's contingent and other corporate liabilities. All costs and expenses associated with the management of these contingent and other corporate liabilities will be shared equally among the parties. These contingent and other corporate liabilities primarily relate to consolidated securities litigation and any actions with respect to the Separation or the Distribution brought by any third party. If any party responsible for such liabilities were to default in its payment, when due, of any of these assumed obligations, each non-defaulting party would be required to pay equally with any other non-defaulting party the amounts in default. Accordingly, under certain circumstances, Tyco Electronics may be obligated to pay amounts in excess of its agreed-upon share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

  Tax Sharing Agreement

        Upon Separation, the Company entered into a Tax Sharing Agreement, under which the Company shares responsibility for certain of its, Tyco International's, and Covidien's income tax liabilities based on a sharing formula for periods prior to and including June 29, 2007. The Company, Covidien, and Tyco International share 31%, 42%, and 27%, respectively, of U.S. income tax liabilities that arise from adjustments made by tax authorities to its, Tyco International's, and Covidien's U.S. income tax returns.

The effect of the Tax Sharing Agreement is to indemnify the Company for 69% of all liabilities settled by the Company with respect to unresolved legacy tax matters. Pursuant to that indemnification, the Company has made similar indemnifications to Tyco International and Covidien with respect to 31% of all liabilities settled by the companies relating to unresolved legacy tax matters. All costs and expenses associated with the management of these shared tax liabilities shall be shared equally among the parties. The Company will be responsible for all of its own taxes that are not shared pursuant to the Tax Sharing Agreement's sharing formula. In addition, Tyco International and Covidien will be responsible for their tax liabilities that are not subject to the Tax Sharing Agreement's sharing formula.

        All of the tax liabilities of Tyco International that were associated with Tyco International subsidiaries that are included in Tyco Electronics following the Separation became Tyco Electronics' tax liabilities upon Separation. Although Tyco Electronics has agreed to share certain tax liabilities with Tyco International and Covidien pursuant to the Tax Sharing Agreement, Tyco Electronics remains primarily liable for all of these liabilities. If Tyco International and Covidien default on their obligations to Tyco Electronics under the Tax Sharing Agreement, Tyco Electronics would be liable for the entire amount of these liabilities.

        If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party's fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, the Company could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, the Company may be obligated to pay amounts in excess of its agreed upon share of its, Tyco International's, and Covidien's tax liabilities.

18. Income Taxes

        Significant components of the income tax provision for fiscal 2007, 2006, and 2005 are as follows:

	Fiscal
	2007	2006	2005
	(in millions)
Current:
United States:
Federal	$45	$(181)	$22
State	3	(24)	25
Non-U.S.	284	302	383

Current income tax provision	332	97	430

Deferred:
United States:
Federal	153	42	(166)
State	(8)	(35)	74
Non-U.S.	17	(58)	38

Deferred income tax provision	162	(51)	(54)

	$494	$46	$376

        The U.S. and non-U.S. components of income from continuing operations before income taxes and minority interest for 2007, 2006, and 2005 are as follows:

	Fiscal
	2007	2006	2005
	(in millions)
U.S.	$291	$6	$97
Non-U.S.	65	1,234	1,296

Income from continuing operations before income taxes and minority interest	$356	$1,240	$1,393

        The reconciliation between U.S. federal income taxes at the statutory rate and the Company's provision for income taxes on continuing operations for fiscal 2007, 2006, and 2005 are as follows:

	Fiscal
	2007	2006	2005
	(in millions)
Notional U.S. federal income tax expense at the statutory rate	$125	$434	$487
Adjustments to reconcile to the income tax provision:
U.S. state income tax (benefit) provision, net	(3)	(39)	64
Tax credits	(11)	(12)	(15)
Non-U.S. net earnings(1)	(104)	(122)	(186)
Nondeductible charges	7	33	7
Change in accrued income tax liabilities	53	21	110
Allocated loss (gain) on retirement of debt	81	(87)	127
Tax law changes	(11)	—	—
Class action settlement	312	—	—
Divestitures and impairments	—	71	(105)
Valuation allowance	26	(268)	(129)
Proposed adjustments to prior year tax returns	9	—	—
Other	10	15	16

Provision for income taxes	$494	$46	$376

(1)
Excludes asset impairments, nondeductible charges, and other items which are broken out separately in the table.

        In fiscal year 2007, no tax benefits were recorded related to the pre-tax charges for the class action settlement and loss on retirement of debt. The net increase of $26 million of deferred tax asset valuation allowances in fiscal 2007 reflects the tax impacts of increased borrowings as a result of the class action settlement and the Company's separation from Tyco International.

        The net decrease of $268 million of deferred tax asset valuation allowances in fiscal 2006 is primarily driven by improved profitability in certain jurisdictions, principally the U.S. The Company's U.S. results of operations in fiscal 2006 combined with other available evidence, including projections of future taxable income, indicate that it is more likely than not the Company will realize additional deferred tax assets in the future and accordingly the related valuation allowances were reduced. Reflected in the state tax provision line for fiscal 2006 is a $39 million state tax benefit primarily related to the Tyco Global Network divestiture.

        The allocated loss on retirement of debt in fiscal 2006 is a cumulative one-time benefit of $87 million associated with the receipt of a favorable non-U.S. tax ruling permitting the deduction of historical debt retirement costs. This benefit is partially offset by an increased valuation allowance of $62 million relating to the deferred tax asset associated with net operating losses created by the debt retirement deductions. This $62 million is reflected on the valuation allowance line in the table above.

        Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset at fiscal year end 2007 and 2006 are as follows:

	Fiscal
	2007	2006
	(in millions)
Deferred tax assets:
Accrued liabilities and reserves	$253	$439
Tax loss and credit carryforwards	2,135	1,936
Inventories	60	35
Pension and postretirement benefits	143	151
Deferred revenue	26	68
Other	146	144

	2,763	2,773

Deferred tax liabilities:
Intangible assets	(378)	(347)
Property, plant, and equipment	(148)	(197)
Other	(132)	(170)

	(658)	(714)

Net deferred tax asset before valuation allowance	2,105	2,059
Valuation allowance	(703)	(611)

Net deferred tax asset	$1,402	$1,448

        At fiscal year end 2007, the Company had approximately $1,253 million of U.S. federal and $192 million of U.S state net operating loss carryforwards (tax effected) which will expire in future years through 2027. In addition, at fiscal year end 2007, the Company had approximately $143 million of U.S. federal tax credit carryforwards, of which $22 million have no expiration and $121 million will expire in future years through 2027, and $40 million of U.S. state tax credits carryforwards which will expire in future years through 2027. The Company also had $5 million of U.S. federal contribution carryforwards (tax effected) expiring through 2011 and $21 million of U.S. federal capital loss carryforwards (tax effected) expiring through 2010 at fiscal year end 2007.

        At fiscal year end 2007, the Company had approximately $466 million of net operating loss carryforwards (tax effected) in certain non-U.S. jurisdictions, of which $164 million have no expiration and $302 million will expire in future years through 2017. Also, at fiscal year end 2007, there were

$6 million of non-U.S. tax credit carryforwards which will expire in future years through 2013 and $9 million of non-U.S. capital loss carryforwards (tax effected) with no expiration.

        The valuation allowance for deferred tax assets of $703 million and $611 million at fiscal year end 2007 and 2006, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires that a valuation allowance be established or maintained when it is "more likely than not" that all or a portion of deferred tax assets will not be realized. At fiscal year end 2007, approximately $4 million of the valuation allowance will ultimately reduce goodwill and approximately $16 million of the valuation allocation will be recorded to equity if certain net operating losses and tax credit carryforwards are utilized.

        The Company and its subsidiaries' income tax returns are periodically examined by various regulatory tax authorities. See "Income Taxes" in Note 16 for further information.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across its global operations. The Company recognizes potential liabilities and records tax liabilities as well as related interest for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes and related interest will be due. These tax liabilities and related interest are reflected net of the impact of related tax loss carryforwards as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon the eventual settlement with the tax authorities. The Company adjusts these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company's current estimate of the tax liabilities. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. If the Company's estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. Substantially all of these potential tax liabilities are recorded in income taxes on the Consolidated and Combined Balance Sheets as payment is not expected within one year.

        Except for earnings that are currently distributed, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to basis differences in investments in subsidiaries, as such earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if the intention to permanently reinvest earnings were to change and amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

19. Other Expense, Net

        Other expense, net of $219 million in fiscal 2007 includes an allocation from Tyco International of $232 million for loss on retirement of debt. See Note 12 for additional information. Additionally, in fiscal 2007, the Company recorded other income of $13 million associated with Tyco International's and Covidien's share of certain contingent tax liabilities relating to unresolved tax matters of legacy Tyco International. For further information regarding the Tax Sharing Agreement, see Notes 16 and 17.

        Other expense, net in fiscal 2005 includes an allocation of $365 million from Tyco International for loss on retirement of debt. See Note 12 for additional information.

        The allocation methodology for the loss on retirement of debt is consistent with the treatment of debt and net interest expense as described in Note 12. Management believes that this allocation was reasonable given the impact such retirements had on the overall capital structure of Tyco International. However, these amounts may not be indicative of the actual losses on the retirement of debt that the Company would have incurred had the Company been operating as a separate, stand-alone company for the periods presented.

20. (Loss) Earnings Per Share

        The computation of basic (loss) earnings per share is based on the Company's net (loss) income divided by the basic weighted-average number of common shares. On June 29, 2007, the Separation from Tyco International was completed in a tax-free distribution to the Company's shareholders of one common share of Tyco Electronics Ltd. for every four common shares of Tyco International held on June 18, 2007. As a result, on June 29, 2007, the Company had 497 million common shares outstanding. The same number of shares is being used for both diluted earnings per share and basic earnings per share for all periods prior to the date of Separation as no Tyco Electronics equity awards were outstanding prior to the Separation.

        The following table sets forth the denominators of the basic and diluted (loss) earnings per share computations:

	Fiscal
	2007	2006	2005
	(in millions)
Weighted-average shares outstanding:
Basic	497	497	497
Stock options and restricted stock awards	—	—	—

Diluted	497	497	497

        For the year ended September 28, 2007, options to purchase Tyco Electronics' common shares with the underlying exercise prices less than the average market prices were outstanding, but were excluded from the calculations of diluted loss per share, as inclusion of these securities would have been antidilutive. Such shares not included in the computation of diluted loss per share totaled 3 million as of September 28, 2007.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

        In addition, certain share option awards were not included in the computation of diluted loss per share for the year ended September 28, 2007 because the instruments' underlying exercise prices were greater than the average market prices of Tyco Electronics' common shares and inclusion would be antidilutive. Such shares not included in the computation of diluted loss per share totaled 20 million as of September 28, 2007.

        The Separation and Distribution Agreement entered into pursuant to Separation requires that the Company issue common shares, as needed, to satisfy convertible debentures issued prior to Separation by Tyco International and retained by Tyco International subsequent to Separation. Up to approximately 250,000 shares could be issued to satisfy convertible debentures. For the year ended September 28, 2007, the number of shares issuable to holders of unconverted Tyco International debt would be antidilutive. Such shares not included in the computation of diluted loss per share were insignificant as of September 28, 2007.

        The following table sets forth the computation of basic and diluted (loss) earnings per share utilizing the net income for the year and the Company's basic and diluted shares outstanding:

	Fiscal
	2007	2006	2005
	(in millions, except per share data)
Net (loss) income	$(554)	$1,193	$1,144
Basic and diluted weighted-average shares outstanding	497	497	497

Basic and diluted (loss) earnings per share	$(1.11)	$2.40	$2.30

21. Equity

  Parent Company Investment

        For all periods prior to June 29, 2007, Tyco International's investment in the electronics businesses is shown as parent company investment in the Combined Financial Statements. Parent company investment represents the historical investment of capital into the Company, the Company's accumulated net earnings after taxes, and the net effect of transactions with and allocations from Tyco International. See Note 17 for additional information regarding the allocation to the Company of various expenses incurred by Tyco International.

        On June 29, 2007, Tyco International completed a distribution of one common share of Tyco Electronics Ltd. for every four common shares of Tyco International. Following the Separation, the Company had 497 million common shares outstanding. After the Separation adjustments were recorded on June 29, 2007, the remaining parent company investment balance, which includes all earnings prior to the Separation, was transferred to contributed surplus. Net income subsequent to the Separation is included in accumulated earnings.

  Preferred Shares

        The Company has authorized 125,000,000 preferred shares, par value of $0.20 per share, none of which were issued and outstanding at September 28, 2007. Rights as to dividends, return of capital, redemption, conversion, voting, and otherwise with respect to the preferred shares may be determined by the Company's board of directors on or before the time of issuance. In the event of the liquidation of the Company, the holders of any preferred shares then outstanding would be entitled to payment to them of the amount for which the preferred shares were subscribed and any unpaid dividends prior to any payment to the common shareholders.

  Dividends

        In September 2007, the Company's board of directors declared a regular quarterly cash dividend of $0.14 per common share to be paid on November 1, 2007. The declared but unpaid dividend is recorded in accrued and other current liabilities on the Consolidated Balance Sheet at fiscal year end 2007.

  Share Repurchase Program

        In September 2007, the Company's board of directors authorized a share repurchase program of $750 million to purchase a portion of the Company's outstanding common shares. No common shares were repurchased under this program in fiscal 2007.

22. Accumulated Other Comprehensive Income

        The components of accumulated other comprehensive income are as follows:

	Currency Translation(1)	Unrealized (Loss) Gain on Securities	Unrecognized Pension and Postretirement Benefit Costs	Unrealized Loss on Cash Flow Hedge	Accumulated Other Comprehensive Income
	(in millions)
Balance at October 1, 2004	$744	$2	$(255)	$—	$491
Pre-tax current period change	(87)	(1)	(116)	—	(204)
Income tax benefit	—	—	44	—	44

Balance at September 30, 2005	657	1	(327)	—	331
Pre-tax current period change	242	—	150	—	392
Income tax expense	—	—	(53)	—	(53)

Balance at September 29, 2006	899	1	(230)	—	670
Pre-tax current period change	453	—	319	(53)	719
Income tax expense	—	—	(112)	—	(112)

	1,352	1	(23)	(53)	1,277
Adoption of SFAS No. 158:
Pre-tax current period change	—	—	(347)	—	(347)
Income tax benefit	—	—	122	—	122

Total	—	—	(225)	—	(225)

Balance at September 28, 2007	$1,352	$1	$(248)	$(53)	$1,052

(1)
During fiscal 2006, $38 million was transferred from currency translation adjustments as a result of the sale of non-U.S. entities. The $38 million gain is included in (loss) income from discontinued operations in the Combined Statement of Operations. During fiscal 2005, $30 million was transferred from currency translation adjustments and included in net income as a result of the sale of non-U.S. entities. The $30 million gain in fiscal 2005 related to the Tyco Global Network and is included in gain on divestiture in the Combined Statement of Operations.

23. Share Plans

        Prior to Separation on June 29, 2007, all equity awards (restricted share awards and share options) held by Company employees were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan or other Tyco International equity incentive plans. All equity awards granted by the Company subsequent to Separation were granted under the Tyco Electronics Ltd. 2007 Stock and Incentive Plan (the "2007 Plan"). The 2007 Plan is administered by the Management Development and Compensation Committee of the board of directors of Tyco Electronics, which consists exclusively of independent directors of Tyco Electronics and provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, deferred stock units, restricted stock, promissory stock, and other stock-based awards (collectively, "Awards"). The 2007 Plan provides for a maximum of 25 million common shares to be issued as Awards, subject to adjustment as provided under the terms of the 2007 Plan. The 2007 Plan allows for the use of authorized but unissued shares or treasury shares to be used to satisfy such awards.

        Prior to the Separation, all employee equity awards were granted by Tyco International. At the time of Separation, significantly all of Tyco International's outstanding restricted share awards issued to Company employees prior to September 29, 2006 were converted into restricted share awards of the Company at a ratio of one share of the Company for every four Tyco International common shares. The conversion of those pre-September 29, 2006 awards also resulted in the issuance of one restricted share award in Tyco International and Covidien. The conversion of pre-September 29, 2006 awards to executives and employees of Tyco International and Covidien resulted in the issuance of a Tyco Electronics Ltd. restricted share award for every four Tyco International awards that existed. The remaining restricted share and share option awards issued to Company employees converted into restricted share and share option awards of the Company based on a ratio of the Company's final pre-Separation when-issued share price and Tyco International's pre-Separation closing share price. All share option awards granted prior to September 29, 2006 to Company employees who were identified as "Tyco Corporate Employees' prior to Separation converted to share option awards in each of the three post-Separation companies based on ratios of the respective company's final pre-Separation when-issued share price and Tyco International's pre-Separation closing share price. All share option award conversions were done in accordance with Sections 409A and 424 of the Code. Upon Separation, all performance conditions on outstanding performance share awards to Company employees were lifted and those awards converted to restricted share awards in the Company's stock only.

Restricted Share Awards

        Restricted share awards are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2007 Plan. All restrictions on the award will lapse upon retirement or normal retirement eligibility, death, or disability of the employee. Recipients of restricted shares have the right to vote such shares and receive dividends, whereas recipients of restricted units have no voting rights and receive dividend equivalents. For grants which vest based on certain specified performance criteria, the fair market value of the shares or units is expensed over the period of performance, once achievement of criteria is deemed probable. For grants that vest through passage of time, the fair market value of the award at the time of the grant is amortized to expense over the period of vesting. The fair value of restricted share awards is determined based on the market value of the Company's shares on the grant date. Restricted share awards generally vest in one-third increments over a period of four years beginning in the second year, as determined by the Management Development and Compensation Committee, or upon attainment of various levels of performance that equal or exceed targeted levels, if applicable. The compensation expense recognized for restricted share awards is net of estimated forfeitures.

        A summary of the status of restricted share awards and performance share grants by Tyco International prior to Separation and Tyco Electronics subsequent to Separation as of fiscal year end 2007 and changes during the year then ended is presented below:

Non-vested Restricted Share Awards	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 30, 2006	2,492,825	$29.90
Granted by Tyco International prior to Separation	1,472,960	30.34
Vested prior to Separation	(682,696)	27.71
Forfeited prior to Separation	(114,949)	29.87
Awards granted pursuant to the Separation	1,713,945	34.08
Effect of Separation on grants made by Tyco International	(1,641,204)	30.47
Granted by Tyco Electronics subsequent to Separation	1,896,610	39.69
Vested subsequent to Separation	(703,098)	35.60
Forfeited subsequent to Separation	(35,848)	35.72

Non-vested at September 28, 2007	4,398,545	$36.96

        Included in the Awards granted pursuant to Separation above are 1,337,767 restricted share awards granted to employees and executives of Tyco International and Covidien. Fifty percent of those awards vested on July 2, 2007 and the remaining fifty percent will vest on January 2, 2008. Any expense related to this accelerated vesting is borne by the company employing the individual to whom the grant was awarded, either Tyco International or Covidien.

        Fifty percent of the expense associated with issuance of Tyco International and Covidien restricted share awards made to employees of the Company as a result of the Separation was recorded by the Company on July 2, 2007 and the remaining fifty percent is being expensed ratably through January 2, 2008. This acceleration of expense for Company employees is borne by the Company and is included in the Consolidated and Combined Statement of Operations within separation costs.

        The weighted-average grant-date fair value of Tyco International restricted share awards granted to Tyco Electronics employees during pre-Separation fiscal 2007, 2006 and 2005 was $30.34, $28.96, and $35.52 respectively. The weighted-average grant-date fair value of Tyco Electronics restricted share awards granted during fiscal 2007 was $39.69. The total fair value of restricted share awards vested for grants made by Tyco International to Tyco Electronics employees was $19 million during pre-Separation fiscal 2007, $5 million during fiscal 2006, and less than $1 million during fiscal 2005. The total fair value of restricted share awards vested for grants made by Tyco Electronics was $25 million during fiscal 2007.

Non-vested Performance Shares	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 30, 2006	117,600	$29.00
Granted by Tyco International prior to Separation	33,260	28.18
Forfeited prior to Separation	(1,900)	27.93
Awards granted pursuant to the Separation	19,600	29.00
Effect of Separation on grants made by Tyco International	(168,560)	28.85

Non-vested at September 28, 2007	—	$—

        The total fair value of Tyco International performance shares granted to Tyco Electronics employees vested during pre-Separation fiscal 2007, 2006, and 2005 was insignificant. Tyco Electronics issued no performance shares during fiscal 2007.

        As of fiscal year end 2007, there was $89 million of total unrecognized compensation cost related to both non-vested Tyco Electronics restricted share awards and performance shares. That cost is expected to be recognized over a weighted-average period of 2.4 fiscal years.

  Deferred Stock Units

        Deferred Stock Units ("DSUs") are notional units that are tied to the value of Tyco Electronics common shares with distribution deferred until termination of employment. Distribution, when made, will be in the form of actual shares. Similar to restricted share grants that vest through the passage of time, the fair value of DSUs is determined based on the market value of the Company's shares on the grant date and is amortized to expense over the vesting period. Recipients of DSUs do not have the right to vote such shares and do not have the right to receive cash dividends. However, they have the right to receive dividend equivalents, which are delivered at the same time as the underlying DSUs. Conditions of vesting are determined at the time of grant. During fiscal year 2007, the Company granted 44,450 DSUs that vested immediately. The grant date fair value of those grants was expensed immediately and was determined to be insignificant.

  Share Options

        Share options (or Options) are granted to purchase Tyco Electronics common shares at prices which are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the 2007 Plan. Options generally vest and become exercisable in equal annual installments over a period of four years and will generally expire 10 years after the date of grant.

        As a result of the Separation, 7,217,640 share option awards were issued to employees and executives of Tyco International and Covidien. Share option activity for grants by Tyco International prior to Separation and Tyco Electronics subsequent to Separation as of fiscal year end 2007 and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in millions)
Outstanding at September 30, 2006	32,998,698	$36.96
Granted by Tyco International prior to Separation	2,440,402	30.26
Exercised prior to Separation	(6,034,977)	23.92
Expired prior to Separation	(1,498,008)	45.80
Forfeited prior to Separation	(291,884)	30.77
Awards granted pursuant to the Separation	8,235,259	35.76
Effect of Separation on grants made by Tyco International	(5,422,945)	37.28
Granted by Tyco Electronics subsequent to Separation	3,205,100	39.72
Exercised subsequent to Separation	(557,891)	24.35
Expired subsequent to Separation	(724,573)	57.74
Forfeited subsequent to Separation	(41,610)	39.70

Outstanding at September 28, 2007	32,307,571	$42.86	5.3	100

Vested and unvested expected to vest at September 28, 2007	31,118,728	$43.06	5.3	99
Exercisable at September 28, 2007	24,435,466	44.53	4.1	96

        The conversion of Tyco International share option awards into Tyco Electronics share option awards at Separation was considered a modification of an award in accordance with SFAS No. 123R, "Share Based Payment." As a result, the Company compared the fair value of the award immediately prior to the Separation to the fair value immediately after the Separation to measure incremental compensation cost. The conversion resulted in an increase in the fair value of the awards of $13 million. Of that amount, the Company recorded non-cash compensation expense of $11 million in separation costs in the Consolidated and Combined Statement of Operations for fiscal year 2007. The remaining $2 million of modification expense will be recorded through 2011.

        As of fiscal year end 2007, there was $58 million of total unrecognized compensation cost related to non-vested Tyco Electronics share options granted under Tyco Electronics share option plans. The cost is expected to be recognized over a weighted-average period of 2.1 years.

  Stock-Based Compensation

        Effective October 1, 2005, the Company adopted the provisions of SFAS No. 123R using the modified prospective transition method. As a result, the Company's results from continuing operations for fiscal 2006 include incremental share-based compensation expense of $40 million. Total share-based compensation cost during fiscal 2007, 2006, and 2005 of $100 million, $69 million, and $20 million, respectively, has been included in the Consolidated and Combined Statements of Operations within selling, general, and administrative expenses and separation costs. The Company has recognized a related tax benefit associated with its share-based compensation arrangements of $27 million, $19 million, and $6 million in fiscal 2007, 2006, and 2005, respectively.

        Prior to October 1, 2005, the Company accounted for share-based compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, as permitted by SFAS No. 123, and accordingly did not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price of the stock at the date of grant. If Tyco International and the Company applied the fair value based method prescribed by SFAS No. 123, for share options granted by Tyco International to Tyco Electronics employees, the effect on net income would have been as follows:

Fiscal 2005
(in millions, except per share data)
Net income, as reported	$1,144
Add: Employee compensation expense for share options included in reported net income, net of income	5
Less: Total employee compensation expense for share options determined under fair value method, net	(35)

Net income, pro forma	$1,114

Earnings per share:
Basic and diluted, as reported	$2.30
Basic and diluted, pro forma	2.24

        The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected stock price volatility was calculated based on the historical volatility of the stock of a composite of peers of Tyco Electronics and implied volatility derived from exchange traded options on that same composite of peers. The average expected life was based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The expected annual dividend per share was based on Tyco Electronics' expected dividend rate. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures.

        The weighted-average assumptions Tyco International used in the Black-Scholes option pricing model for pre-Separation fiscal 2007, 2006, and 2005 are as follows:

	Fiscal
	2007	2006	2005
Expected stock price volatility	32%	34%	33%
Risk free interest rate	4.3%	4.3%	4.1%
Expected annual dividend per share	$0.64	$0.40	$0.40
Expected life of options (years)	4.9	4.0	4.3

        The weighted-average assumptions Tyco Electronics used in the Black-Scholes option pricing model for post-Separation grants in fiscal 2007 are as follows:

Fiscal 2007
Expected stock price volatility	30%
Risk free interest rate	4.9%
Expected annual dividend per share	$0.56
Expected life of options (years)	5.2

        The weighted-average grant-date fair values of Tyco International options granted to Tyco Electronics employees during pre-Separation fiscal 2007, 2006, and 2005 were $9.52, $8.96, and $10.97, respectively. The total intrinsic value of Tyco International options exercised by Tyco Electronics employees during pre-Separation fiscal 2007, 2006, and 2005 was $48 million, $22 million, and $32 million, respectively.

        The weighted-average grant-date fair value of Tyco Electronics options granted during post-Separation fiscal 2007 was $12.34. The total intrinsic value of Tyco Electronics options exercised during post-Separation fiscal 2007 was $7 million. The total cash received by the Company related to the exercise of options totaled $14 million. The related excess cash tax benefit classified as a financing cash inflow for fiscal 2007 in the Consolidated and Combined Statement of Cash Flows was not significant.

  Employee Stock Purchase Plans

        The Company has adopted the Tyco Electronics Ltd. Employee Stock Purchase Plan (the "ESP Plan"). Substantially all full-time employees of the Company's U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries will be eligible to participate in this employee share purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. The Company matches a portion of the employee contribution by contributing an additional 15% of the employee's payroll deduction on the first $40,000 of payroll deductions. All shares purchased under the ESP Plan are purchased on the open market by a designated broker. The Company expects to allow participation in the ESP Plan during the first quarter of fiscal 2008.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

        Tyco Electronics also maintains two other employee stock purchase plans for the benefit of employees of certain qualified non-U.S. subsidiaries. The terms of these plans provided employees the right to purchase shares of the Company's stock at a stated price and receive certain tax benefits.

        The Company has adopted the Tyco Electronics Ltd. Savings Related Share Plan (the "UK SAYE Plan"). Under the UK SAYE Plan, eligible employees in the United Kingdom are granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. Options under the UK SAYE Plan are generally exercisable after a period of three years and expire six months after the date of vesting. The Company expects to allow participation in the UK SAYE Plan during the second quarter of fiscal 2008.

        The Company also has adopted the Tyco Electronics Ireland Limited Irish Revenue Approved Profit Sharing Plan (the "Irish Bonus Plan"). Under the Irish Bonus Plan, eligible employees are offered the opportunity to acquire shares using a portion of their bonus. Such employees also have the opportunity to forego a portion of their basic salary to purchase additional shares. The Company expects to allow participation in the Irish Bonus Plan during the second quarter of fiscal 2008.

24. Consolidated and Combined Segment and Geographic Data

        The Company aggregates its operating segments into four reportable segments based upon the Company's internal business structure. See Note 1 for a description of the segments in which the Company operates. Segment performance is evaluated based on net sales and operating income. Generally, the Company considers all expenses to be of an operating nature, and, accordingly, allocates them to each reportable segment. Costs specific to a segment are charged to the segment. Corporate expenses, such as headquarters administrative costs, are allocated to the segments based on segment income from operations. Allocated class action settlement costs, net and separation costs incurred in fiscal 2007 were not allocated to the segments. Intersegment sales are not material and are recorded at selling prices that approximate market prices.

        Net sales and income from operations by business segment are presented in the following table for fiscal 2007, 2006, and 2005:

	Net Sales			Income from Operations
	Fiscal			Fiscal
	2007	2006	2005	2007	2006		2005
	(in millions)
Electronic Components	$10,111	$9,386	$8,757	$1,339	$1,404		$1,398
Network Solutions	1,897	1,740	1,526	231	268		225
Wireless Systems	887	874	871	77	(239	)(1)	92
Undersea Telecommunications	565	300	279	38	15		292	(2)
Allocated class action settlement costs, net and separation costs	—	—	—	(932)	—		—

Total	$13,460	$12,300	$11,433	$753	$1,448		$2,007

(1)
Includes goodwill impairment of $316 million in fiscal 2006. See Note 9 for additional information.

(2)
Includes gain on sale of the Tyco Global Network of $301 million in fiscal 2005. See Note 5 for additional information.

        No single customer accounted for a significant portion of sales in the years presented.

        As the Company is not organized by product or service, it is not practicable to disclose net sales by product or service.

        Depreciation and amortization and capital expenditures for fiscal 2007, 2006, and 2005 were as follows:

	Depreciation and Amortization			Capital Expenditures
	Fiscal			Fiscal
	2007	2006	2005	2007		2006	2005
	(in millions)
Electronic Components	$436	$396	$396	$521		$462	$419
Network Solutions	32	32	33	52		38	28
Wireless Systems	45	41	46	31		51	25
Undersea Telecommunications	22	15	15	288	(1)	4	4

Total	$535	$484	$490	$892		$555	$476

(1)
Includes $280 million related to the Company's exercise of its option to buy five cable-laying sea vessels in fiscal 2007. See Note 8 for additional information.

        Segment assets and a reconciliation of segment assets to total assets at fiscal year end 2007, 2006, and 2005 were as follows:

	Segment Assets
	Fiscal
	2007	2006	2005
	(in millions)
Electronic Components	$3,548	$3,320	$2,921
Network Solutions	699	592	498
Wireless Systems	331	314	345
Undersea Telecommunications	155	58	42

Total segment assets(1)	4,733	4,284	3,806
Other current assets	5,140	2,266	2,078
Non-current assets	13,815	12,541	12,589

Total assets	$23,688	$19,091	$18,473

(1)
Segment assets are comprised of accounts receivable and inventory.

        Net sales by geographic region for fiscal 2007, 2006, and 2005 and property, plant, and equipment, net by geographic area at fiscal year end 2007, 2006, and 2005 were as follows:

	Net Sales(1)			Property, Plant, and Equipment, Net
	Fiscal			Fiscal
	2007	2006	2005	2007		2006	2005
	(in millions)
United States	$4,409	$4,173	$4,047	$1,196		$1,199	$1,188
Other Americas	514	460	399	52		42	40
Europe/Middle East/Africa	4,858	4,310	4,094	1,331		1,176	1,107
Asia-Pacific	3,679	3,357	2,893	926	(2)	659	578

Total	$13,460	$12,300	$11,433	$3,505		$3,076	$2,913

(1)
Net sales from external customers is attributed to individual countries based on the legal entity that records the sale.

(2)
Includes the five cable-laying sea vessels that the Company exercised its option to buy in fiscal 2007. See Note 8 for additional information.

25. Quarterly Financial Data (Unaudited)

        Summarized quarterly financial data for the fiscal years ended September 28, 2007 and September 29, 2006 were as follows:

	Fiscal 2007
	First(1)	Second(2)	Third(3)	Fourth(4)
	(in millions, except per share data)
Net sales	$3,094	$3,335	$3,412	$3,619
Gross income	815	860	862	911
Income (loss) from continuing operations	240	285	(933)	264
Income (loss) from discontinued operations, net of income taxes	41	(8)	(435)	(8)
Net income (loss)	281	277	(1,368)	256
Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.48	$0.57	$(1.88)	$0.53
Income (loss) from discontinued operations, net of income taxes	0.09	(0.01)	(0.87)	(0.01)
Net income (loss)	0.57	0.56	(2.75)	0.52
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.48	$0.57	$(1.88)	$0.53
Income (loss) from discontinued operations, net of income taxes	0.09	(0.01)	(0.87)	(0.02)
Net income (loss)	0.57	0.56	(2.75)	0.51
Weighted-average number of shares outstanding:(5)
Basic	497	497	497	496
Diluted	497	497	497	500

(1)
Net income for the first quarter of fiscal 2007 includes $41 million of income, net of income taxes, from discontinued operations.

(2)
Net income for the second quarter of fiscal 2007 includes an $8 million loss, net of income taxes, from discontinued operations.

(3)
Loss from continuing operations for the third quarter of fiscal 2007 includes $891 million of allocated net class action settlement costs, $25 million of separation costs, $28 million of net restructuring and other charges, and $232 million of allocated loss on retirement of debt. Net loss includes a $435 million loss, net of income taxes, from discontinued operations.

(4)
Loss from continuing operations for the fourth quarter of fiscal 2007 includes $20 million of separation costs, $51 million of net restructuring and other charges, and $13 million of other income related to the accretion of interest on certain contingent tax liabilities relating to unresolved tax matters of legacy Tyco International. Net loss includes an $8 million loss, net of income taxes, from discontinued operations.

(5)
At Separation, on June 29, 2007, the Company had 497 million common shares outstanding. The same number of shares is being used for both diluted earnings per share and basic earnings per share for all periods prior to the date of Separation as no Tyco Electronics equity awards were outstanding prior to the Separation. The computation of diluted loss per share excludes non-vested restricted shares and stock options of 4 million for the quarter ending June 29, 2007 as their effect would have been anti-dilutive.

	Fiscal 2006
	First(1)	Second(2)	Third(3)	Fourth(4)
	(in millions, except per share data)
Net sales	$2,817	$3,029	$3,206	$3,248
Gross income	744	843	845	869
Income from continuing operations	241	318	305	324
(Loss) income from discontinued operations, net of income taxes	(9)	(16)	(7)	45
Cumulative effect of accounting change, net of income taxes	(8)	—	—	—
Net income	224	302	298	369
Basic and diluted earnings per share:
Income from continuing operations	$0.48	$0.64	$0.61	$0.65
(Loss) income from discontinued operations, net of income taxes	(0.02)	(0.03)	(0.01)	0.09
Cumulative effect of accounting change, net of income taxes	(0.01)	—	—	—
Net income	0.45	0.61	0.60	0.74
Weighted-average number of shares outstanding:(5)
Basic and diluted	497	497	497	497

(1)
Net income for the first quarter of fiscal 2006 includes a $9 million loss, net of income taxes, from discontinued operations as well as an $8 million loss, net of income taxes, related to the cumulative effect of accounting change recorded in conjunction with the adoption of FIN 47, "Accounting for Conditional Asset Retirement Obligation—an Interpretation of FASB Statement No. 143." See Note 2 for additional information.

(2)
Net income for the second quarter of fiscal 2006 includes a $16 million loss, net of income taxes, from discontinued operations.

(3)
Net income for the third quarter of fiscal 2006 includes a $7 million loss, net of income taxes, from discontinued operations.

(4)
Income from continuing operations for the fourth quarter of fiscal 2006 included a goodwill impairment charge of $316 million in the Wireless Systems segment related to the Integrated Wireless Products reporting unit. Net income includes $45 million of income, net of income taxes, from discontinued operations.

(5)
At Separation, on June 29, 2007, the Company had 497 million common shares outstanding. The same number of shares is being used for both diluted earnings per share and basic earnings per share for all periods prior to the date of Separation as no Tyco Electronics equity awards were outstanding prior to the Separation.

26. Subsequent Events

        In October 2007, the Company entered into a definitive agreement to sell its Power Systems business for $100 million in cash, subject to a final working capital adjustment. The Company expects to recognize a gain of approximately $40 million on this divestiture. The sale transaction is expected to close in the first or second quarter of fiscal 2008.

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

27. Tyco Electronics Group S.A.

        In December 2006, prior to the Separation, TEGSA, a wholly owned subsidiary of Tyco Electronics Ltd., was formed. TEGSA, a Luxembourg company, is a holding company that owns directly, or indirectly, all of the operating subsidiaries of Tyco Electronics Ltd. TEGSA is the borrower under the Company's revolving credit facility, as well as obligor under the Company's senior notes issued in September 2007 and bridge loan facility, all of which are fully and unconditionally guaranteed by its parent, Tyco Electronics Ltd. The following tables present condensed consolidating financial information for Tyco Electronics Ltd., TEGSA and all other subsidiaries that are not providing a guarantee of debt but which represent assets of TEGSA, using the equity method.

Consolidating Statement of Operations

For the Fiscal Year Ended September 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Net sales	$—	$—	$13,460	$—	$13,460
Cost of sales	—	—	10,012	—	10,012

Gross income	—	—	3,448	—	3,448
Selling, general, and administrative expenses	27	(34)	1,671	—	1,664
Allocated class action settlement costs, net	887	—	—	—	887
Separation costs	—	—	45	—	45
Restructuring and other charges, net	—	—	99	—	99

(Loss) income from operations	(914)	34	1,633	—	753
Interest income	—	11	42	—	53
Interest expense	—	(105)	(126)	—	(231)
Other (expense) income, net	—	(232)	13	—	(219)
Equity in net income of subsidiaries	770	955	—	(1,725)	—
Equity in net loss of subsidiaries held for sale	(410)	(410)	—	820	—
Intercompany interest and fees	—	107	(107)	—	—

(Loss) income from continuing operations before income taxes and minority interest	(554)	360	1,455	(905)	356
Income taxes	—	—	(494)	—	(494)
Minority interest	—	—	(6)	—	(6)

(Loss) income from continuing operations	(554)	360	955	(905)	(144)
(Loss) from discontinued operations, net of income taxes	—	—	(410)	—	(410)

Net (loss) income	$(554)	$360	$545	$(905)	$(554)

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Operations

For the Fiscal Year Ended September 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$12,300	$12,300
Cost of sales	—	8,999	8,999

Gross income	—	3,301	3,301
Selling, general, and administrative expenses	—	1,524	1,524
Restructuring and other charges, net	—	13	13
Goodwill impairment	—	316	316

Income from operations	—	1,448	1,448
Interest income	—	48	48
Interest expense	—	(256)	(256)

Income from continuing operations before income taxes and minority interest	—	1,240	1,240
Income taxes	—	(46)	(46)
Minority interest	—	(6)	(6)

Income from continuing operations	—	1,188	1,188
Income from discontinued operations, net of income taxes	—	13	13

Income before cumulative effect of accounting change	—	1,201	1,201
Cumulative effect of accounting change, net of income taxes	—	(8)	(8)

Net income	$—	$1,193	$1,193

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Operations

For the Fiscal Year Ended September 30, 2005

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Net sales	$—	$11,433	$11,433
Cost of sales	—	8,334	8,334

Gross income	—	3,099	3,099
Selling, general, and administrative expenses	—	1,403	1,403
Restructuring and other credits, net	—	(10)	(10)
Gain on divestiture	—	(301)	(301)

Income from operations	—	2,007	2,007
Interest income	—	44	44
Interest expense	—	(293)	(293)
Other expense, net	—	(365)	(365)

Income from continuing operations before income taxes and minority interest	—	1,393	1,393
Income taxes	—	(376)	(376)
Minority interest	—	(6)	(6)

Income from continuing operations	—	1,011	1,011
Income from discontinued operations, net of income taxes	—	122	122

Income before cumulative effect of accounting change	—	1,133	1,133
Cumulative effect of accounting change, net of income taxes	—	11	11

Net income	$—	$1,144	$1,144

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Balance Sheet

As of September 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$2	$—	$934	$—	$936
Accounts receivable, net	—	—	2,686	—	2,686
Inventories	—	—	2,047	—	2,047
Class action settlement escrow	928	—	—	—	928
Class action settlement receivable	2,064	—	—	—	2,064
Intercompany receivables	181	29	(84)	(126)	—
Prepaid expenses and other current assets	(2)	—	674	—	672
Deferred income taxes	—	—	325	—	325
Assets held for sale	—	—	215	—	215

Total current assets	3,173	29	6,797	(126)	9,873
Property, plant, and equipment, net	—	—	3,505	—	3,505
Goodwill	—	—	7,177	—	7,177
Intangible assets, net	—	—	554	—	554
Deferred income taxes	—	—	1,397	—	1,397
Investment in subsidiaries	11,324	13,517	—	(24,841)	—
Investment in subsidiaries held for sale	51	51	—	(102)	—
Intercompany loans receivable	—	6,267	5,024	(11,291)	—
Receivable from Tyco International Ltd. and Covidien Ltd.	—	—	844	—	844
Other assets	—	2	336	—	338

Total Assets	$14,548	$19,866	$25,634	$(36,360)	$23,688

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$5	$—	$5
Accounts payable	1	—	1,381	—	1,382
Class action settlement liability	2,992	—	—	—	2,992
Accrued and other current liabilities	61	3	1,386	—	1,450
Deferred revenue	—	—	191	—	191
Intercompany payables	29	181	(172)	(38)	—
Liabilities held for sale	—	—	165	—	165

Total current liabilities	3,083	184	2,956	(38)	6,185
Long-term debt and obligations under capital lease	—	3,283	90	—	3,373
Intercompany loans payable	88	5,024	6,267	(11,379)	—
Long-term pension and postretirement liabilities	—	—	607	—	607
Deferred income taxes	—	—	271	—	271
Income taxes	—	—	1,242	—	1,242
Other liabilities	—	—	618	—	618

Total Liabilities	3,171	8,491	12,051	(11,417)	12,296

Minority interest	—	—	15	—	15
Equity	11,377	11,375	13,568	(24,943)	11,377

Total Liabilities and Equity	$14,548	$19,866	$25,634	$(36,360)	$23,688

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Balance Sheet

As of September 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Assets
Current Assets:
Cash and cash equivalents	$—	$469	$469
Accounts receivable, net	—	2,434	2,434
Inventories	—	1,850	1,850
Prepaid expenses and other current assets	—	447	447
Deferred income taxes	—	368	368
Assets held for sale	—	982	982

Total current assets	—	6,550	6,550
Property, plant, and equipment, net	—	3,076	3,076
Goodwill	—	7,135	7,135
Intangible assets, net	—	576	576
Deferred income taxes	—	1,501	1,501
Other assets	—	253	253

Total Assets	$—	$19,091	$19,091

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$—	$291	$291
Accounts payable	—	1,251	1,251
Accrued and other current liabilities	—	1,307	1,307
Deferred revenue	—	155	155
Liabilities held for sale	—	145	145

Total current liabilities	—	3,149	3,149
Long-term debt and obligations under capital lease	—	3,371	3,371
Long-term pension and postretirement liabilities	—	491	491
Deferred income taxes	—	380	380
Income taxes	—	190	190
Other liabilities	—	334	334

Total Liabilities	—	7,915	7,915

Minority interest	—	16	16
Equity	—	11,160	11,160

Total Liabilities and Equity	$—	$19,091	$19,091

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Cash Flows

For the Fiscal Year Ended September 28, 2007

	Tyco Electronics Ltd.	Tyco Electronics Group S.A.	Other Subsidiaries	Consolidating Adjustments	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(74)	$(264)	$1,876	$—	$1,538
Net cash used in discontinued operating activities	—	—	(13)	—	(13)

Cash Flows From Investing Activities:
Capital expenditures	—	—	(892)	—	(892)
Proceeds from sale of property, plant, and equipment	—	—	72	—	72
Purchase accounting and holdback/earn-out liabilities	—	—	(3)	—	(3)
Class action settlement escrow	(928)	—	—	—	(928)
Proceeds from divestiture of discontinued operation, net of cash retained by business sold	—	—	227	—	227
Decrease in intercompany loans	—	2,011	—	(2,011)	—

Net cash (used in) provided by investing activities	(928)	2,011	(596)	(2,011)	(1,524)
Net cash used in discontinued investing activities	—	—	(4)	—	(4)

Cash Flows From Financing Activities:
Debt proceeds	—	5,676	—	—	5,676
Allocated debt activity	—	(3,743)	—	—	(3,743)
Repayment of debt	—	(2,393)	(62)	—	(2,455)
Net transactions with former parent	875	(2,956)	3,193	—	1,112
Changes in parent company equity	129	1,669	(1,798)	—	—
Transfers to discontinued operations	—	—	(181)	—	(181)
Loan borrowing from parent	—	—	(2,011)	2,011	—
Minority interest distributions paid	—	—	(7)	—	(7)
Other	—	—	5	—	5

Net cash provided by (used in) financing activities	1,004	(1,747)	(861)	2,011	407
Net cash provided by discontinued financing activities	—	—	24	—	24

Effect of currency translation on cash	—	—	46	—	46
Net increase in cash and cash equivalents	2	—	472	—	474
Less: net increase in cash and cash equivalents related to discontinued operations	—	—	(7)	—	(7)
Cash and cash equivalents at beginning of fiscal year	—	—	469	—	469

Cash and cash equivalents at end of fiscal year	$2	$—	$934	$—	$936

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Cash Flows

For the Fiscal Year Ended September 29, 2006

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$1,665	$1,665
Net cash used in discontinued operating activities	—	(2)	(2)

Cash Flows From Investing Activities:
Capital expenditures	—	(555)	(555)
Proceeds from sale of property, plant, and equipment	—	12	12
Acquisition of businesses, net of cash acquired	—	(23)	(23)
Purchase accounting and holdback/earn-out liabilities	—	(3)	(3)
Other	—	26	26

Net cash used in investing activities	—	(543)	(543)
Net cash used in discontinued investing activities	—	(96)	(96)

Cash Flows From Financing Activities:
Allocated debt activity	—	(731)	(731)
Repayment of debt	—	(113)	(113)
Net transactions with former parent	—	(74)	(74)
Transfers from discontinued operations	—	2	2
Minority interest distributions paid	—	(12)	(12)
Other	—	(4)	(4)

Net cash used in financing activities	—	(932)	(932)
Net cash provided by discontinued financing activities	—	104	104

Effect of currency translation on cash	—	(1)	(1)
Net increase in cash and cash equivalents	—	195	195
Less: net increase in cash and cash equivalents related to discontinued operations	—	(6)	(6)
Cash and cash equivalents at beginning of fiscal year	—	280	280

Cash and cash equivalents at end of fiscal year	$—	$469	$469

TYCO ELECTRONICS LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Consolidating Statement of Cash Flows

For the Fiscal Year Ended September 30, 2005

	Tyco Electronics Ltd.	Other Subsidiaries	Total
	(in millions)
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$1,546	$1,546
Net cash used in discontinued operating activities	—	(35)	(35)

Cash Flows From Investing Activities:
Capital expenditures	—	(476)	(476)
Proceeds from sale of property, plant, and equipment	—	23	23
Acquisition of businesses, net of cash acquired	—	(12)	(12)
Purchase accounting and holdback/earn-out liabilities	—	(8)	(8)
Proceeds from divestiture of business, net of cash retained by business sold	—	130	130
Other	—	61	61

Net cash used in investing activities	—	(282)	(282)
Net cash used in discontinued investing activities	—	(4)	(4)

Cash Flows From Financing Activities:
Allocated debt activity	—	(1,330)	(1,330)
Repayment of debt	—	(114)	(114)
Net transactions with former parent	—	85	85
Transfers to discontinued operations	—	(16)	(16)
Minority interest distributions paid	—	(12)	(12)
Other	—	(1)	(1)

Net cash used in financing activities	—	(1,388)	(1,388)
Net cash provided by discontinued financing activities	—	35	35

Effect of currency translation on cash	—	11	11
Net decrease in cash and cash equivalents	—	(117)	(117)
Less: net decrease in cash and cash equivalents related to discontinued operations	—	4	4
Cash and cash equivalents at beginning of fiscal year	—	$393	$393

Cash and cash equivalents at the end of fiscal year	$—	$280	$280

TYCO ELECTRONICS LTD.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Acquisitions, Divestitures and Other	Deductions	Balance at End of Year
	(in millions)
Fiscal 2007
Allowance for Doubtful Accounts Receivable	$59	$8	$4	$(11)	$60
Fiscal 2006
Allowance for Doubtful Accounts Receivable	69	2	1	(13)	59
Fiscal 2005
Allowance for Doubtful Accounts Receivable	66	17	6	(20)	69

ALL TENDERED OUTSTANDING NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

Deutsche Bank Trust Company Americas
By Mail:
DB Services Tennessee, Inc.
Reorganization Unit
P.O. Box 305050
Nashville, TN 37230
Fax: (615) 835-3701
 By Overnight Mail or Courier:
DB Services Tennessee, Inc.
Trust and Securities Services
Reorganization Unit
648 Grassmere Park Road
Nashville, TN 37211
Email: SPU-Reorg.Operations@db.com
Information (800) 735-7777

ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL

PART II.

Information Not Required in the Prospectus

Item 20.    Indemnification of Directors and Officers

        Under the bye-laws of Tyco Electronics Ltd., Tyco Electronics may indemnify directors or officers for any loss or liability attaching to them from negligence, default, breach of duty or breach of trust for which a director or officer may be liable, except that it may not indemnify for fraud or dishonesty, conscious, intentional or willful breaches of an obligation to act honestly or in good faith in our best interests or claims for recovery of any gain, personal profit or advantage to which the director or officer is not legally entitled. Bermuda law permits Tyco Electronics to maintain insurance to compensate for any liability incurred by a director or officer in their official capacity or to indemnify for loss or liability related to negligence, default, breach of duty or breach of trust.

Item 21.    Exhibits and Financial Statement Schedules

        The following documents are filed as exhibits hereto:

Exhibit Number	Description
2.1	Separation and Distribution Agreement among Tyco International Ltd., Covidien Ltd. and Tyco Electronics Ltd., dated as of June 29, 2007 (Incorporated by reference to Exhibit 2.1 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
3.1	Memorandum of Association of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to Tyco Electronics' Registration Statement on Form 10, filed June 5, 2007)
3.2	Certificate of Incorporation of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 3.2 to Tyco Electronics' Registration Statement on Form 10, filed January 18, 2007)
3.3	Amended and Restated Bye-Laws of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 3.1 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
4.1(a)
Indenture among Tyco Electronics Group S.A., Tyco Electronics Ltd. and Deutsche Bank Trust Company Americas, as trustee, dated as of September 25, 2007 (Incorporated by reference to Exhibit 4.1(a) to Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007)
4.1(b)
First Supplemental Indenture among Tyco Electronics Group S.A., Tyco Electronics Ltd. and Deutsche Bank Trust Company Americas, as trustee, dated as of September 25, 2007 (Incorporated by reference to Exhibit 4.1(b) to Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007)
4.1(c)
Second Supplemental Indenture among Tyco Electronics Group S.A., Tyco Electronics Ltd. and Deutsche Bank Trust Company Americas, as trustee, dated as of September 25, 2007 (Incorporated by reference to Exhibit 4.1(c) to Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007)
4.1(d)
Third Supplemental Indenture among Tyco Electronics Group S.A., Tyco Electronics Ltd. and Deutsche Bank Trust Company Americas, as trustee, dated as of September 25, 2007 (Incorporated by reference to Exhibit 4.1(d) to Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007)
4.2
Exchange and Registration Rights Agreement among Tyco Electronics Group S.A., Tyco Electronics Ltd. and Goldman, Sachs & Co. and UBS Securities LLC, as representatives of the purchasers, dated as of September 25, 2007 (Incorporated by reference to Exhibit 4.2 to Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007)

4.3	Form of Note (included in the Indenture filed as Exhibit 4.1(a) to this Registration Statement)
5.1	Opinion of Appleby (Incorporated by reference to Exhibit 5.1 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
5.2	Opinion of Allen & Overy Luxembourg (Incorporated by reference to Exhibit 5.2 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
5.3	Opinion of Gibson, Dunn & Crutcher LLP (Incorporated by reference to Exhibit 5.3 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
10.1
Tax Sharing Agreement among Tyco International Ltd., Covidien Ltd. and Tyco Electronics Ltd., dated as of June 29, 2007 (Incorporated by reference to Exhibit 10.1 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
10.2
364-Day Senior Bridge Loan Agreement among Tyco International Ltd., Tyco International Group S.A., Tyco Electronics Group S.A., Tyco Electronics Ltd., the lenders party thereto and Bank of America, N.A., as administrative agent, dated as of April 25, 2007 (Incorporated by reference to Exhibit 10.2 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
10.3
Amendment No. 1 to 364-Day Senior Bridge Loan Agreement among Tyco International Ltd., Tyco International Group S.A., Tyco Electronics Group S.A., Tyco Electronics Ltd., the lenders party thereto and Bank of America, N.A., as administrative agent, dated as of May 25, 2007 (Incorporated by reference to Exhibit 10.3 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
10.4
Guarantor Assumption Agreement between Tyco International Ltd. and Tyco Electronics Ltd., dated as of June 29, 2007 (Incorporated by reference to Exhibit 10.5 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
10.5
Amendment No. 2 to 364-Day Senior Bridge Loan Agreement among Tyco Electronics Group S.A., Tyco Electronics Ltd., the lenders party thereto and Bank of America, N.A., as administrative agent, dated as of August 31, 2007 (Incorporated by reference to Exhibit 10.1 to Tyco Electronics' Current Report on Form 8-K, filed August 31, 2007)
10.6
Five-Year Senior Credit Agreement among Tyco International Ltd., Tyco Electronics Group S.A., Tyco Electronics Ltd., the lenders party thereto and Bank of America, N.A., as administrative agent, dated as of April 25, 2007 (Incorporated by reference to Exhibit 10.4 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
10.7
Guarantor Assumption Agreement between Tyco International Ltd. and Tyco Electronics Ltd., dated as of June 29, 2007 (Incorporated by reference to Exhibit 10.6 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
10.8	Tyco Electronics Ltd. 2007 Stock and Incentive Plan (Incorporated by reference to Exhibit 10.1 to Tyco Electronics' Registration Statement on Form S-8, filed July 5, 2007)
10.9	Tyco Electronics Ltd. Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.2 to Tyco Electronics' Registration Statement on Form S-8, filed July 5, 2007)
10.10	Form of Founders' Grant Option Award Terms and Conditions (Incorporated by reference to Exhibit 10.7 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
10.11	Form of Option Award Terms and Conditions (Incorporated by reference to Exhibit 10.11 to Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007)

10.12	Form of Founders' Grant Restricted Unit Award Terms and Conditions (Incorporated by reference to Exhibit 10.8 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
10.13	Form of Restricted Unit Award Terms and Conditions (Incorporated by reference to Exhibit 10.13 to Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007)
10.14
Tyco Electronics Ltd. Change in Control Severance Plan for Certain U.S. Officers and Executives (Incorporated by reference to Exhibit 10.2 to Tyco Electronics' Current Report on Form 8-K, filed November 9, 2007)
10.15	Tyco Electronics Ltd. Severance Plan for U.S. Officers and Executives (Incorporated by reference to Exhibit 10.1 to Tyco Electronics' Current Report on Form 8-K, filed November 9, 2007)
10.16	Tyco Electronics Ltd. Deferred Compensation Plan for Directors (Incorporated by reference to Exhibit 10.16 to Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007)
10.17	Tyco Electronics Corporation Supplemental Savings and Retirement Plan (Incorporated by reference to Exhibit 10.3 to Tyco Electronics' Current Report on Form 8-K, filed November 9, 2007)
10.18
Employment Agreement between Tyco Electronics Logistics AG and Juergen Gromer, dated as of October 1, 1999 (Incorporated by reference to Exhibit 10.3 to Amendment No. 3 to Tyco Electronics' Registration Statement on Form 10, filed June 5, 2007)
10.19
Retention Agreement between Tyco Electronics Ltd. and Juergen Gromer, dated March 22, 2006 (Incorporated by reference to Exhibit 10.5 to Tyco Electronics' Registration Statement on Form 10, filed January 18, 2007)
10.20
Settlement Agreement between Tyco Electronics AMP GmbH, Tyco Electronics Logistics AG, Tyco International Ltd. and Juergen Gromer, dated April 10, 2007 (Incorporated by reference to Exhibit 10.9 to Amendment No. 1 to Tyco Electronics' Registration Statement on Form 10, filed April 20, 2007)
10.21
Employment Agreement between Tyco Electronics Ltd. and Terrence Curtin, dated November 14, 2006 (Incorporated by reference to Exhibit 10.5 to Amendment No. 3 to Tyco Electronics' Registration Statement on Form 10, filed June 5, 2007)
10.22	Tyco Electronics Ltd. UK Savings Related Share Plan (Incorporated by reference to Exhibit 10.23 to Tyco Electronics' Annual Report on Form 10-K for the fiscal year ended September 28, 2007)
10.23	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.9 to Tyco Electronics' Current Report on Form 8-K, filed July 5, 2007)
10.24
Consulting Agreement between Tyco Electronics Ltd. and Juergen Gromer, dated as of January 15, 2008 (Incorporated by reference to Exhibit 10.1 to Tyco Electronics' Current Report on Form 8-K, filed January 22, 2008)
10.25
Amendment to Tyco Electronics Ltd. Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.2 to Tyco Electronics' Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2007)
12.1	Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)

21.1	Subsidiaries of Tyco Electronics Ltd. (Incorporated by reference to Exhibit 21.1 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Appleby (included in Exhibit 5.1)
23.3	Consent of Allen & Overy Luxembourg (included in Exhibit 5.2)
23.4	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.3)
24.1	Power of Attorney with respect to Tyco Electronics Ltd. signatories (Incorporated by reference to Exhibit 24.1 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
24.2	Power of Attorney with respect to Tyco Electronics Group S.A. signatories (Incorporated by reference to Exhibit 24.2 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
25.1	Form T-1 Statement of Eligibility of Deutsche Bank Trust Company Americas (Incorporated by reference to Exhibit 25.1 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
99.1	Form of Letter of Transmittal (Incorporated by reference to Exhibit 99.1 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
99.2	Form of Notice of Guaranteed Delivery (Incorporated by reference to Exhibit 99.2 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
99.3
Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Incorporated by reference to Exhibit 99.3 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
99.4
Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Incorporated by reference to Exhibit 99.4 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)
99.5
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (Incorporated by reference to Exhibit 99.5 to Tyco Electronics' Registration Statement on Form S-4, filed March 3, 2008)

Item 22. Undertakings.

        The undersigned registrants hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; and

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant.

        (6)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents (including documents filed subsequent to the effective date of the registration statement through the date of responding to the request) by first class mail or other equally prompt means.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berwyn, Pennsylvania, on the 14th day of April, 2008.

TYCO ELECTRONICS LTD.
By:	/s/ ROBERT A. SCOTT Robert A. Scott Executive Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 14, 2008 in the capacities indicated below.

Signature	Title

* Thomas J. Lynch	Chief Executive Officer and Director and Authorized Representative in the United States (Principal Executive Officer)
* Terrence R. Curtin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Robert J. Ott	Senior Vice President and Corporate Controller (Principal Accounting Officer)
* Pierre R. Brondeau	Director
* Ram Charan	Director
* Juergen W. Gromer	Director
* Robert M. Hernandez	Director

* Daniel J. Phelan	Director
* Frederic M. Poses	Director, Chairman of the Board
* Lawrence S. Smith	Director
* Paula A. Sneed	Director
* David P. Steiner	Director
* Sandra S. Wijnberg	Director

*
The undersigned does hereby sign this Registration Statement on behalf of the above-indicated director or officer of Tyco Electronics Ltd. pursuant to a power of attorney executed by such director or officer.

/s/ ROBERT A. SCOTT Robert A. Scott	Executive Vice President and General Counsel

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on the 14th day of April, 2008.

TYCO ELECTRONICS GROUP S.A.
By:	/s/ MARIO CALASTRI
Mario Calastri Director (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 14, 2008 in the capacities indicated below.

Signature	Title

/s/ MARIO CALASTRI Mario Calastri	Director (Principal Executive Officer)
* Bryan Tidd	Director (Principal Financial and Accounting Officer)
* H. Gregory Barksdale	Director and Authorized Representative in the United States
* Juerg Frischknecht	Director
* Steve Greenwood	Director
* David Hasson	Director
* Gourang Shah	Director
* Christoph Zeyen	Director

*
The undersigned does hereby sign this Registration Statement on behalf of the above-indicated director of Tyco Electronics Group S.A. pursuant to a power of attorney executed by such director.

/s/ MARIO CALASTRI Mario Calastri	Director

QuickLinks

TABLE OF CONTENTS
MARKET AND INDUSTRY DATA
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
The Exchange Offer
Summary Terms of The New Notes
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELECTED FINANCIAL DATA
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations for the Quarters Ended December 28, 2007 and December 29, 2006
Results of Operations for Fiscal 2007, Fiscal 2006, and Fiscal 2005
Liquidity and Capital Resources
Backlog
Commitments and Contingencies
Off-Balance Sheet Arrangements
Critical Accounting Policies and Estimates
Accounting Pronouncements
Quantitative and Qualitative Disclosures About Market Risk
BUSINESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES AND THE GUARANTEE
DESCRIPTION OF OTHER INDEBTEDNESS
RELATIONSHIP WITH TYCO INTERNATIONAL AND COVIDIEN
MANAGEMENT OF TYCO ELECTRONICS
MANAGEMENT OF TEGSA
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OFFICER COMPENSATION
All Other Compensation
Summary of Tyco International Equity Award Conversion Methodology
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF TYCO ELECTRONICS
LUXEMBOURG, BERMUDA AND U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
ENFORCEMENT OF CIVIL LIABILITIES
LEGAL MATTERS
EXPERTS
TYCO ELECTRONICS LTD. INDEX TO INTERIM CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
INDEX TO ANNUAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
TYCO ELECTRONICS LTD. CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
TYCO ELECTRONICS LTD. CONDENSED CONSOLIDATED BALANCE SHEETS
TYCO ELECTRONICS LTD. CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
TYCO ELECTRONICS LTD. NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (UNAUDITED)
CONSOLIDATING STATEMENT OF OPERATIONS For the Quarter Ended December 28, 2007
CONSOLIDATING STATEMENT OF OPERATIONS For the Quarter Ended December 29, 2006
CONSOLIDATING BALANCE SHEET As of December 28, 2007
CONSOLIDATING BALANCE SHEET As of September 28, 2007
CONSOLIDATING STATEMENT OF CASH FLOWS For the Quarter Ended December 28, 2007
CONSOLIDATING STATEMENT OF CASH FLOWS For the Quarter Ended December 29, 2006
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TYCO ELECTRONICS LTD. CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005
TYCO ELECTRONICS LTD. CONSOLIDATED AND COMBINED BALANCE SHEETS As of September 28, 2007 and September 29, 2006
TYCO ELECTRONICS LTD. CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005
TYCO ELECTRONICS LTD. CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005
TYCO ELECTRONICS LTD. NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Consolidating Statement of Operations For the Fiscal Year Ended September 28, 2007
Consolidating Statement of Operations For the Fiscal Year Ended September 29, 2006
Consolidating Statement of Operations For the Fiscal Year Ended September 30, 2005
Consolidating Balance Sheet As of September 28, 2007
Consolidating Balance Sheet As of September 29, 2006
Consolidating Statement of Cash Flows For the Fiscal Year Ended September 28, 2007
Consolidating Statement of Cash Flows For the Fiscal Year Ended September 29, 2006
Consolidating Statement of Cash Flows For the Fiscal Year Ended September 30, 2005
TYCO ELECTRONICS LTD. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS Fiscal Years Ended September 28, 2007, September 29, 2006, and September 30, 2005
PART II. Information Not Required in the Prospectus
SIGNATURES
SIGNATURES